As filed with the Securities and Exchange Commission on July 15, 2005

Registration No. 333 –

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WARNER CHILCOTT HOLDINGS COMPANY III, LIMITED

WARNER CHILCOTT CORPORATION

(Exact Names of Registrants as Specified in Their Charters)

Bermuda Delaware (Primary States or Other Jurisdictions of Incorporation or Organization)	2834 2834 (I.R.S. Employer Standard Industrial Classification Code Nos.)	36215 11-3738429 (I.R.S. Employer Identification Nos.)

100 Enterprise Drive

Rockaway, New Jersey 07866

(973) 442-3200

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrants’ Principal Executive Offices)

Izumi Hara, Esq.

Warner Chilcott Corporation

100 Enterprise Drive

Rockaway, New Jersey 07866

(973) 442-3200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

See Table of Additional Registrants Below

Copies to:

Matthew D. Bloch, Esq.

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

(212) 310-8000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
8¾% Senior Subordinated Notes due 2015	$600,000,000	100%	$600,000,000	$70,620
Guarantees of 8¾% Senior Subordinated Notes due 2015	—	—	—	—(2)

(1)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended.
(2)	The Additional Registrants will guarantee the payment of the 8¾% Senior Subordinated Notes due 2015. Pursuant to Rule 457(n) of the Securities Act, no separate registration fee for the guarantees is payable.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

ADDITIONAL REGISTRANTS

Exact Names of Registrants as Specified in Their Charters	States or Other Jurisdictions of Incorporation or Organization	Primary Standard Industrial Classification Code Nos.	I.R.S. Employer Identification Nos.	Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrants’ Principal Executive Offices

Warner Chilcott Intermediate (Luxembourg) S.à r.l.	Luxembourg	2834	N/A	100 Enterprise Drive Rockaway, New Jersey 07866 (973) 442-3200

Warner Chilcott Company, Inc.	Puerto Rico	2834	66-0638938	Union Street, Km. 1.1 Fajardo, Puerto Rico 00738 (787) 863-1850

Warner Chilcott (US), Inc.	Delaware	2834	22-3426958	100 Enterprise Drive Rockaway, New Jersey 07866 (973) 442-3200

The name, address, including zip code, and telephone number, including area code, of agent for service for each of the Additional Registrants is:

Izumi Hara, Esq.

c/o Warner Chilcott Corporation

100 Enterprise Drive

Rockaway, New Jersey 07866

(973) 442-3200

EXPLANATORY NOTE

This Registration Statement covers the registration of an aggregate principal amount of $600,000,000 of new 8 3/4% Senior Subordinated Notes due 2015 of Warner Chilcott Corporation that may be exchanged for an equal principal amount of outstanding 8 3/4% Senior Subordinated Notes due 2015 of Warner Chilcott Corporation, which were issued on January 18, 2005. This Registration Statement also covers the resale of the registered notes by Credit Suisse First Boston LLC and J.P. Morgan Securities Inc. and their affiliates that are affiliates of the registrant in market making transactions. The complete prospectus to be used in the exchange offer follows immediately after this Explanatory Note. Following the exchange offer prospectus are certain pages of the prospectus relating solely to market making transactions that may be made by Credit Suisse First Boston LLC and J.P. Morgan Securities Inc., including alternate front and back cover pages, an additional risk factor entitled “You cannot be sure that an active trading market will develop for the exchange notes” and alternate sections entitled “Use of Proceeds,” “Legal Matters,” “Certain Material United States Federal Income Tax Considerations” and “Plan of Distribution.” The market making prospectus will not include the following captions (or the information set forth under those captions) in the exchange offer prospectus and will have a correspondingly modified Table of Contents: “Summary—Summary of the Terms of the Exchange Offer,” “Summary—Summary of the Terms of the Registered Notes,” “Risk Factors—Risks Related to the Exchange Offer” and “The Exchange Offer.” All other sections of the exchange offer prospectus will be included in the market making prospectus.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated July 15, 2005

PROSPECTUS

Warner Chilcott Corporation

Offer to exchange all of its outstanding

8 3/4% Senior Subordinated Notes due 2015

for

8 3/4% Senior Subordinated Notes due 2015

registered under the Securities Act of 1933

Warner Chilcott Corporation is offering to exchange the outstanding securities described above for the new, registered securities described above. The form and terms of the registered securities are substantially the same as the form and terms of the outstanding securities, except that the registered securities to be issued in the exchange offer have been registered under the Securities Act of 1933, or the Securities Act, and will not bear legends restricting their transfer. In this document we refer to the outstanding securities as the “old notes” and the new securities as the “registered notes” or “exchange securities.” We refer to the old notes and the registered notes together as the “notes.”

Material Terms of the Registered Notes

The registered notes bear interest at the rate of 8 3/4% per year, payable on February 1 and August 1 of each year. The registered notes will mature on February 1, 2015. Warner Chilcott Corporation may redeem some or all of the registered notes at any time prior to February 1, 2010 at a redemption price equal to the make-whole amount set forth in this prospectus. Warner Chilcott Corporation may also redeem some or all of the registered notes at any time on or after February 1, 2010 at the redemption prices set forth in this prospectus. In addition, Warner Chilcott Corporation may redeem up to 35% of the aggregate principal amount of the registered notes using net proceeds from certain equity offerings completed on or prior to February 1, 2008. There is no sinking fund for the registered notes. Upon a change of control, you will have the right to require Warner Chilcott Corporation to purchase your registered notes. See “Description of the Notes—Repurchase at the Option of the Holders—Change of Control.” The registered notes will be Warner Chilcott Corporation’s unsecured senior subordinated obligations and will rank junior to all its existing and future senior indebtedness, including indebtedness under its senior credit facility. The registered notes will be guaranteed on a senior subordinated basis by Warner Chilcott Holdings Company III, Limited (“Holdings”) and Warner Chilcott Intermediate (Luxembourg) S.à r.l. (“Luxco”) and by Holdings’ U.S. and Puerto Rican subsidiaries. The registered notes are not qualified for trading on any national exchange but are expected to be eligible for trading in the Private Offerings, Resales, and Trading through Automated Linkages Market commonly referred to as the PORTALSM Market.

Material Terms of the Exchange Offer

•	The exchange offer expires at , New York City time, on , 2005 unless extended.
•	The only conditions to completing the exchange offer are that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission, which we refer to as the SEC or the Commission, and that no injunction, order or decree has been issued that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer.
•	All old notes that are validly tendered and not validly withdrawn will be exchanged.
•	Tenders of old notes in the exchange offer may be withdrawn at any time prior to the expiration of the exchange offer.
•	We will not receive any cash proceeds from the exchange offer.

Each broker-dealer that receives exchange securities for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange securities. The letters of transmittal state that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange securities received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market making activities or other trading activities. For a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Consider carefully the “ Risk Factors” beginning on page 21 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2005

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

INDUSTRY AND MARKET DATA

Industry and market data used throughout this prospectus were obtained, (i) in the case of market size, market share and prescription data, through surveys, studies and reports of IMS Health Incorporated, or IMS, in particular, IMS Health, DataView, December 2004 and, where specifically provided in a footnote, such other IMS Health surveys, studies and reports as may be indicated therein and (ii) where indicated, through our own research and estimates based on our management’s extensive industry experience. While we believe that the surveys, studies and reports of IMS and our own research and estimates are reliable and appropriate, we have not independently verified such data. Unless otherwise indicated, all references to market share data appearing in this prospectus are for the twelve months ended December 31, 2004.

TRADEMARKS

We have proprietary rights to a number of trademarks used in this prospectus which are important to our business, including Doryx®, Duricef®, Estrace®, Estrostep®, femhrt®, Femring®, Femtrace™, Loestrin®, Moisturel®, Ovcon®, Sarafem® and Warner Chilcott®. Dovobet® and Daivobet® are registered trademarks of LEO Pharma A/S. Dovonex® is a registered trademark of Bristol-Myers Squibb Company. We have omitted the “®” and “™” trademark designations for such trademarks in this prospectus. Nevertheless, all rights to such trademarks named in this prospectus are reserved.

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It may not contain all the information that is important to you. You should read this entire prospectus carefully, including “Risk Factors,” the consolidated financial statements and the related notes thereto, before making an investment decision. Unless otherwise noted or the context otherwise requires, references in this prospectus to “Warner Chilcott,” “our company,” “we,” “us” or “our” for periods after January 5, 2005 refer to Warner Chilcott Holdings Company III, Limited, its parent companies and their direct and indirect subsidiaries (the “Successor”), following the consummation of the acquisition of Warner Chilcott PLC by Warner Chilcott Acquisition Limited on January 5, 2005 (the “Acquisition Date”) and the other transactions described in this prospectus under “The Transactions” and for periods prior to the Acquisition Date refer to the historical operations of Warner Chilcott PLC, the public company that was acquired in connection with the Transactions, together with its subsidiaries (the “Predecessor”). Unless otherwise noted, references to “pro forma” are to give effect to the Transactions and the other adjustments set forth under “Unaudited Pro Forma Consolidated Financial Statements.” All references in this prospectus to “fiscal year 2002,” “fiscal year 2003” or “fiscal year 2004” are to the twelve months ended September 30 of the year referenced and all references in this prospectus to “fiscal year 2005” are to the twelve months ending December 31, 2005.

Our Business

We are a U.S. specialty pharmaceutical company focused on marketing, developing and manufacturing branded prescription pharmaceutical products in two core therapeutic categories: women’s healthcare and dermatology. We have established strong franchises in our core therapeutic categories through our precision marketing techniques and specialty sales forces of approximately 400 representatives.

We have a portfolio of established branded products serving the hormonal contraceptive market (Ovcon and Estrostep), the hormone therapy, or HT, market (femhrt, Estrace Cream, Estrace Tablets and Femring), the premenstrual dysphoric disorder, or PMDD, market (Sarafem), the oral antibiotic market for acne, through Doryx, the leading branded oral antibiotic prescribed by dermatologists for the treatment of acne, and the psoriasis market, through Dovonex, a leading product for the treatment of psoriasis, which we currently promote for Bristol-Myers Squibb Company, or Bristol-Myers. We have the right, and intend, to acquire the exclusive U.S. sales and marketing rights to Dovonex from Bristol-Myers in January 2006 for $200.0 million plus a 5% royalty on net sales through 2007.

The U.S. pharmaceutical market generated sales of approximately $250.0 billion in 2004 and has grown at a compound annual growth rate of 12.3% since 1992, according to IMS. Large pharmaceutical companies have been consolidating and are increasingly focusing their research and development and sales and marketing capabilities on developing and marketing “blockbuster” drugs. This market dynamic creates opportunities for specialty pharmaceutical companies like us to profitably market products.

We believe that our focused promotion in the therapeutic categories of women’s healthcare and dermatology positions us well to grow revenues of our products in these areas. We believe that our sales forces represent one of the largest contingents of sales representatives dedicated to promoting and marketing branded women’s healthcare and dermatology products to obstetrician/gynecologists, or OB/GYNs, and dermatologists in the United States. These sales representatives specifically target physicians who are high prescribers of products in our therapeutic categories. Our experienced management team possesses significant expertise in this type of precision marketing of prescription pharmaceutical products and has an established track record of acquiring branded pharmaceuticals and developing line extensions. By engaging in focused research and development, or R&D, aimed at generating improvements and line extensions in our existing therapeutic categories, we are able to make modest investments in relatively low-risk projects that extend product life cycles.

Key Products and Markets

We offer a diversified, well-balanced portfolio of branded products. We compete primarily in six product categories, four of which relate to women’s healthcare, and two of which relate to dermatology. We also have an active pipeline of products in development, including six line extensions and new products in our key therapeutic categories.

The following chart presents our core therapeutic categories and the branded products we actively market, with revenues generated by such products for fiscal year 2004:

†	We do not currently own Dovonex. We currently co-promote Dovonex under an agreement with Bristol-Myers. Bristol-Myers has informed us that Dovonex generated net sales and gross profits in the U.S. market of approximately $136.5 million and $93.6 million, respectively, for Bristol-Myers for the twelve months ended December 31, 2004. We have the right, and intend, to acquire the exclusive U.S. sales and marketing rights to Dovonex from Bristol-Myers in January 2006 for $200 million plus a 5% royalty on net sales through 2007.

Women’s Healthcare

Hormonal Contraceptives. Hormonal contraceptives are the most common method of reversible birth control and in the United States have been used by 80% of all women born since 1945. The U.S. hormonal contraceptive market is estimated to have generated approximately $3.4 billion in sales for calendar year 2004, reflecting a compound annual growth rate of approximately 8.4% from calendar year 2002 through calendar year 2004. Ovcon and Estrostep are two of the few actively marketed branded hormonal contraceptives without generic equivalents in the market.

Ovcon	• The only branded 35 mcg. hormonal contraceptive without generic equivalent • Patent-protected line-extension, Ovcon 35 Chewable, approved by the FDA and expected to launch in early 2006
Estrostep	• The only graduated estrogen hormonal contraceptive • Growth of total prescription volume following increased promotion by our sales force beginning in January 2004

Hormone Therapy. The U.S. HT market is estimated to have generated approximately $1.8 billion in sales for calendar year 2004. Marketed in oral and other forms, HT is used for the treatment of symptoms associated with menopause, including hot flashes and vulval-vaginal atrophy. Our two leading products in the HT market are Estrace Cream and femhrt. In August 2004, we received FDA approval for Femtrace, a new estrogen therapy which we plan to introduce in the second half of 2005. In addition, to fulfill growing market demand for lower dose oral HT, we received FDA approval for and are planning to introduce a lower dose line extension of femhrt, femhrt 0.5/2.5 mcg. tablets, or femhrt Lo, in the fourth quarter of 2005. While the announcement in July 2002 by the National Institutes of Health, or NIH, of the early termination of a clinical trial, which was part of the Women’s Health Initiative, or the WHI, examining the long-term effect of combined estrogen-progestogen therapy, had a negative impact on the HT market, we believe that this market has shown signs of stabilization and that our products continue to be well-positioned in this market.

Estrace Cream	• #2 revenue and total prescription share in local estrogen therapy segment femhrt

•      #3 revenue and new prescription share in combination estrogen-progestogen therapy

•      Lower dose line extension, femhrt Lo, approved by FDA in January 2005 and expected to launch in the fourth quarter of 2005

Dermatology

Acne Therapy. The U.S. market for branded oral antibiotics for the treatment of acne is estimated to have generated approximately $188 million in sales for calendar year 2004, reflecting a compound annual growth rate of 21% from calendar year 2002 through calendar year 2004. Doryx is the leading branded oral antibiotic prescribed by dermatologists for the treatment of acne.

Doryx

•      Leading branded oral antibiotic prescribed by dermatologists for the treatment of acne

•      Unique dosage form with enteric coated doxycycline hyclate pellets in a capsule reduces stomach upset, a common side effect of the products containing doxycycline hyclate

•      Has increased branded prescription share from 20% to 38% from calendar year 2002 through calendar year 2004

•      Delayed-release Doryx tablets line extension approved by the FDA in May 2005

Psoriasis Therapy. The U.S. market for prescription drugs for the treatment of psoriasis is estimated to have generated approximately $911 million in sales for calendar year 2004,* reflecting a compound annual growth rate of 53.4% from calendar year 2002 through calendar year 2004. Psoriasis is a chronic skin disease which affects approximately 4.5 million people in the United States. Mild to moderate psoriasis, the most common condition, is treated with a range of therapies, the most common of which is a combination of the non-steroidal topical treatment, Dovonex, and a topical corticosteroid. Dovonex is the leading non-steroidal topical treatment for psoriasis.** We currently promote Dovonex for Bristol-Myers, and intend to exercise our option to acquire the exclusive U.S. sales and marketing rights to Dovonex from Bristol-Myers and complete that acquisition in January 2006. We have a license for the exclusive U.S. sales and marketing rights to Dovobet, a combination of the topical steroid betamethasone dipropionate and calcipotriene (the active ingredient found in Dovonex), subject to Food and Drug Administration, or FDA, approval. In March 2005, LEO Pharma A/S, or LEO Pharma, submitted a New Drug Application, or an NDA, for Dovobet to the FDA that was accepted for filing on May 9, 2005, and we expect to launch that product in the first half of 2006, subject to FDA approval. Dovobet is marketed by or on behalf of LEO Pharma in 57 countries, including the United Kingdom, Canada and France.

Dovonex	• #1 revenue and new prescription share for non-steroidal topical psoriasis treatments *,** • Only topical prescription drug in the market solely indicated for the treatment of psoriasis
Dovobet	• Convenient dosage form combining a topical steroid and calcipotriene, the active ingredient in Dovonex, in a single topical treatment • Strong performance in international markets

*	IMS Health, Retail and Hospital Provider Audit, NDTI and DataView, December 2004.

**	IMS Health, DataView/NDTI, December 2004.

Our Competitive Strengths

We believe that we possess the following competitive strengths:

•	Experienced management team. We have an experienced management team with extensive pharmaceutical industry expertise and a track record of identifying, developing and promoting specialty pharmaceutical products.

•	Significant sales and marketing expertise. We believe we have one of the largest contingents of sales representatives dedicated to calling on OB/GYNs and dermatologists in the United States.

•	Strong intellectual property portfolio. Several of our products that are not currently protected by current patents continue to enjoy exclusivity due to proprietary manufacturing technology and, for topical products that act locally, the challenges associated with conducting bioequivalence studies.

•	Substantial development pipeline. Our development effort is focused on expanding our product portfolio by capitalizing on our core knowledge of women’s healthcare and dermatological products. Recently, we received FDA approval for five of our products, Femring, Ovcon 35 Chewable, Femtrace, a new dosage form of our Doryx line of products, and femhrt Lo.

•	Well-positioned in attractive markets. We believe that our core therapeutic categories feature attractive long-term growth characteristics and that our products are well-positioned to capitalize on those growth trends.

•	Branded diversified product offering. We have an established portfolio of branded pharmaceutical products in the areas of women’s healthcare and dermatology.

•	Strong free cashflow generation. Our business generates strong free cash flow, as it benefits from modest capital expenditures, a low tax rate and minimal working capital requirements.

•	Principal shareholders with proven healthcare sector expertise. Our principal shareholders are investment funds affiliated with Bain Capital Partners LLC, DLJ Merchant Banking III, Inc., J.P. Morgan Partners, LLC and Thomas H. Lee Partners, L.P., each of which invests across a broad range of industries and has significant experience in the healthcare sector.

For a more detailed discussion of our competitive strengths, see “Business—Our Competitive Strengths.”

Our Strategy

We intend to continue to develop our specialty pharmaceutical products business by focusing on niche markets, driving internal growth through precision marketing, developing and marketing product line extensions and selectively acquiring complementary products that enhance our existing product portfolio. For a more detailed discussion of our strategy, see “Business—Strategy.”

The Transactions

On October 27, 2004, Warner Chilcott Acquisition Limited (formerly Waren Acquisition Limited) and Warner Chilcott PLC reached an agreement on the terms of a recommended acquisition of the entire issued and to-be-issued share capital of Warner Chilcott PLC. The acquisition was implemented on January 5, 2005 by way of a scheme of arrangement under Article 418 of The Companies (Northern Ireland) Order 1986, or the Scheme. Warner Chilcott Acquisition Limited was a new company indirectly controlled by funds managed or advised by Bain Capital Partners LLC, DLJ Merchant Banking III, Inc., J.P. Morgan Partners, LLC and Thomas H. Lee Partners, L.P. (we sometimes refer to these funds in this prospectus collectively as the “Sponsors”) and was established to implement the acquisition.

Under the terms of the Scheme and in accordance with the City Code on Takeovers and Mergers, Warner Chilcott PLC’s shareholders received 862 pence sterling (USD $16.17) in cash per ordinary share, valuing the aggregate entire share capital at $3,014 million, at the settlement date exchange rate of 1.88 USD/GBP. Warner Chilcott PLC’s board of directors (other than Roger Boissonneault, the chief executive officer who, in view of the nature of the acquisition, did not participate in the board’s deliberations) determined that the terms of the acquisition were fair and reasonable and unanimously recommended that Warner Chilcott PLC’s shareholders vote in favor of the Scheme. On December 10, 2004, the requisite majority of Warner Chilcott PLC’s shareholders voted to approve the Scheme. The Scheme was filed with the High Court of Justice in Northern Ireland, Chancery Division on December 10, 2004, was sanctioned by the Court on December 20, 2004, and became effective on January 5, 2005, whereupon the Sponsors, through Warner Chilcott Acquisition Limited, became the beneficial owners of 100% of Warner Chilcott PLC.

On January 18, 2005, we completed the funding of the Scheme. The source of the funding consisted of $150.3 million from cash on hand, $1,420.0 million from a senior credit facility, $600.0 million from the offering of the old notes and an equity investment of $1,282.4 million by the Sponsors, certain of their limited partners and certain members of our management.

In this prospectus we refer to our acquisition of Warner Chilcott PLC as the “Acquisition” and the Acquisition together with the related financings described herein as the “Transactions.”

Risk Factors

For a discussion of risks associated with our business, including risks related to our strategy, and risks related to an investment in the notes and participation in the exchange offer, see “Risk Factors” beginning on page 21 of this prospectus.

The following chart reflects our corporate structure following the Transactions and the completion of a series of internal restructuring transactions after the completion of the Acquisition. Guarantor references designate guarantors of the notes. Not all guarantors of our senior credit facility are shown:

†	The investment by the Sponsors, certain of their limited partners and certain members of our management was in equity interests in each of Warner Chilcott Holdings Company, Limited and Warner Chilcott Holdings Company II, Limited.

The issuer of the notes is Warner Chilcott Corporation. At the time of the funding of the Transactions, Warner Chilcott Holdings Company III, Limited (which we refer to in this prospectus as “Holdings”) was capitalized with $1,282.4 million of equity that was contributed to it, indirectly, by the Sponsors, certain of their limited partners and certain members of our management. Of that amount, $400.0 million was further contributed to the issuer of the notes. Following the completion of a series of internal restructuring transactions, Warner Chilcott Corporation became the direct 100% shareholder of Warner Chilcott (US), Inc. (our U.S. operating subsidiary which was previously a wholly-owned indirect subsidiary of Warner Chilcott PLC). The notes are guaranteed by Holdings, Warner Chilcott Intermediate (Luxembourg) S.à r.l., Warner Chilcott Company, Inc. and Warner Chilcott (US), Inc.

Warner Chilcott Corporation, Warner Chilcott Company, Inc. and Warner Chilcott Holdings Company III, Limited are each borrowers and cross-guarantors under our senior credit facility, and each other U.S. subsidiary and each foreign subsidiary of Warner Chilcott Holdings Company III, Limited are guarantors under that facility. See “Description of Other Indebtedness—Senior Credit Facility.”

Our Sponsors

Bain Capital

Bain Capital is a leading global investment firm managing over $26 billion in assets, including private equity, venture capital, high-yield debt and public equity. Bain Capital is unique in its industry given the strategy consulting and operations background of many of its investment professionals that enables the firm to provide its portfolio companies and management partners with significant strategic and operational guidance. Since its inception in 1984, Bain Capital has invested in more than 230 companies. Headquartered in Boston with additional offices in New York, London and Munich, Bain Capital has assembled one of the largest and most experienced investment teams in the world consisting of more than 160 investment professionals.

DLJ Merchant Banking

DLJ Merchant Banking is a leading private equity investor that has a 20-year record of investing in leveraged buyouts and related transactions across a broad range of industries. Since 1985, DLJ Merchant Banking has invested more than $9 billion in more than 140 portfolio companies. DLJ Merchant Banking has made its investment in our company through DLJ Merchant Banking Partners III, its $5.3 billion private equity fund. DLJ Merchant Banking is part of Credit Suisse First Boston’s Alternative Capital Division, Credit Suisse First Boston’s dedicated alternative asset platform.

JPMorgan Partners

J.P. Morgan Partners, LLC (JPMP) is a leading private equity firm with over $11 billion in capital under management as of June 30, 2005. Since its inception in 1984, JPMP has invested over $15 billion worldwide in consumer, media, energy, industrial, financial services, healthcare, hardware and software companies. JPMP has more than 80 investment professionals in five principal offices throughout the world. JPMP is a private equity division of JPMorgan Chase & Co.

Thomas H. Lee Partners

Thomas H. Lee Partners is a leading private equity firm based in Boston that manages several private equity funds, with aggregate capital commitments of approximately $12 billion. Thomas H. Lee Partners has invested in more than 80 businesses and is currently investing for Thomas H. Lee Equity Fund V, L.P., an equity fund with over $6.1 billion in committed capital. Founded in 1974, Thomas H. Lee Partners is focused on identifying and acquiring substantial ownership stakes in mid- to large- capitalization growth companies. Thomas H. Lee Partners invests in companies with leading market positions, proven and experienced management teams, recognized brand names and well-defined business plans, which include opportunities for growth and expansion in their core and related businesses.

Our Executive Offices

The address of the issuer’s executive offices is 100 Enterprise Drive, Rockaway, New Jersey 07866 and our telephone number is (973) 442-3200.

Summary of the Terms of the Exchange Offer

On January 18, 2005, we issued $600.0 million aggregate principal amount of our 8¾% senior subordinated notes due 2015, the old notes, in a transaction exempt from registration under the Securities Act of 1933. We refer to the issuance of the old notes in this prospectus as the “original issuance.”

At the time of the original issuance, we entered into an agreement in which we agreed to register new notes, with substantially the same form and terms of the old notes, and to offer to exchange the registered notes for the old notes. This agreement is referred to in this prospectus as the “registration rights agreement.”

Unless you are a broker-dealer and satisfy the conditions set forth below under “—Resales of the Registered Notes,” we believe that the registered notes to be issued to you in the exchange offer may be resold by you without compliance with the registration and prospectus delivery provisions of the Securities Act. You should read the discussions under the headings “The Exchange Offer” and “Description of the Notes” for further information regarding the registered notes.

Registration Rights Agreement

Under the registration rights agreement, we are obligated to offer to exchange the old notes for registered notes with terms identical in all material respects to the old notes. The exchange offer is intended to satisfy that obligation. After the exchange offer is complete, except as set forth in the next paragraph, you will no longer be entitled to any exchange or registration rights with respect to your old notes.

The registration rights agreement requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for your benefit if you would not receive freely tradeable registered notes in the exchange offer or you are ineligible to participate in the exchange offer and indicate that you wish to have your old notes registered under the Securities Act. See “The Exchange Offer—Procedures for Tendering.”

The Exchange Offer

We are offering to exchange $1,000 principal amount of our 8¾% senior subordinated notes due 2015, which have been registered under the Securities Act, for each $1,000 principal amount of our unregistered 8¾% senior subordinated notes due 2015 that were issued in the original issuance.

In order to be exchanged, an old note must be validly tendered and accepted. All old notes that are validly tendered and not validly withdrawn before the time of expiration will be accepted and exchanged.

Currently, there are $600.0 million aggregate principal amount of old notes outstanding.

We will issue the registered notes promptly after the time of expiration.

Resales of the Registered Notes

Except as described below, we believe that the registered notes to be issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and (except with respect to broker-dealers) prospectus delivery provisions of the Securities Act, but only if you meet the following conditions:

•	you are not an “affiliate” of ours, as that term is defined in Rule 405 under the Securities Act;

•	if you are a broker-dealer, you acquired the old notes which you seek to exchange for registered notes as a result of market making or other trading activities and not directly from us, and you comply with the prospectus delivery requirements of the Securities Act;

•	you are acquiring the registered notes in the ordinary course of your business;

•	you are not engaged in, and do not intend to engage in, a distribution of the registered notes; and

•	you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us. The staff has not considered the exchange offer in the context of a no-action letter, and we cannot assure you that the staff would make a similar determination with respect to the exchange offer.

If you do not meet the above conditions, you may not participate in the exchange offer or sell, transfer or otherwise dispose of any old notes unless (i) they have been registered for resale by you under the Securities Act and you deliver a “resale” prospectus meeting the requirements of the Securities Act or (ii) you sell, transfer or otherwise dispose of the registered notes in accordance with an applicable exemption from the registration requirements of the Securities Act.

Any broker-dealer that acquired the old notes as a result of market making activities or other trading activities, and receives registered notes for its own account in exchange for the old notes, must acknowledge that it will deliver a prospectus in connection with any resale of the registered notes. See “Plan of Distribution.” A broker-dealer may use this prospectus for an offer to resell or to otherwise transfer those registered notes for a period of 180 days after the time of expiration.

Time of Expiration

The exchange offer will expire at             , New York City time, on             , 2005, unless we decide to extend the exchange offer. We do not intend to extend the exchange offer, although we reserve the right to do so. We will not extend the exchange offer past             , 2005.

Conditions to the Exchange Offer

The only conditions to completing the exchange offer are that the exchange offer not violate any applicable law, regulation or applicable interpretation of the staff of the SEC and that no injunction, order or decree of any court or governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer shall be in effect. Except for the continued effectiveness of the registration statement of which this prospectus forms a part, no federal or state regulatory compliance or any federal or state regulatory approval is required in connection with the exchange offer. See “The Exchange Offer—Conditions.”

Procedures for Tendering Old Notes Held in the Form of Book Entry Interests

The old notes were issued as global notes in fully registered form without interest coupons. Beneficial interests in the old notes, held by direct or indirect participants in The Depository Trust Company, or DTC, are shown on, and transfers of those interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

If you hold old notes in the form of book-entry interests and you wish to tender your old notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the expiration date of the exchange offer either:

•	a computer-generated message transmitted by means of DTC’s Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal; or

•	a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, at the address set forth on the cover page of the letter of transmittal.

The exchange agent must also receive on or prior to the expiration of the exchange offer either:

•	a timely confirmation of book-entry transfer of your old notes into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfers described in this prospectus under the heading “The Exchange Offer—Book-Entry Transfer,” or

•	the documents necessary for compliance with the guaranteed delivery procedures described below.

A letter of transmittal for your notes accompanies this prospectus. By executing the letter of transmittal or delivering a computer-generated message through DTC’s Automated Tender Offer Program system, you will represent to us that, among other things:

•	you are not an affiliate of ours;

•	you are not a broker-dealer who acquired the old notes that you are sending to us directly from us;

•	the registered notes to be acquired by you in the exchange offer are being acquired in the ordinary course of your business;

•	you are not engaged in, and do not intend to engage in, a distribution of the registered notes; and

•	you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes.

Procedures for Tendering Certificated Old Notes

If you are a holder of book-entry interests in the old notes, you are entitled to receive, in limited circumstances, in exchange for your book-entry interests, certificated notes which are in equal principal amounts to your book-entry interests. See “Description of the Notes.” If you acquire certificated old notes prior to the expiration of the exchange offer, you must tender your certificated old notes in accordance with the procedures described in this prospectus under the heading “The Exchange Offer—Procedures for Tendering—Certificated Old Notes.”

Special Procedures for Beneficial Owners

If you are the beneficial owner of old notes and they are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal for your securities and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. See “The Exchange Offer—Procedures for Tendering—Procedures Applicable to All Holders.”

Guaranteed Delivery Procedures	If you wish to tender your old notes in the exchange offer and:

(1)	they are not immediately available;

(2)	time will not permit your old notes or other required documents to reach the exchange agent before the expiration of the exchange offer; or

(3)	you cannot complete the procedure for book-entry transfer on a timely basis,

you may tender your old notes in accordance with the guaranteed delivery procedures set forth in “The Exchange Offer—Procedures for Tendering—Guaranteed Delivery Procedures.”

Acceptance of Old Notes and Delivery of Registered Notes

Except under the circumstances described above under “The Exchange Offer—Conditions,” we will accept for exchange any and all old notes which are properly tendered prior to the time of expiration. The registered notes to be issued to you in the exchange offer will be delivered promptly following the time of expiration. See “The Exchange Offer—Terms of the Exchange Offer.”

Withdrawal

You may withdraw the tender of your old notes at any time prior to the time of expiration. We will return to you any old notes not accepted for exchange for any reason without expense to you promptly after withdrawal, rejection of tender or termination of the exchange offer.

Exchange Agent	Wells Fargo Bank, National Association, is serving as the exchange agent in connection with the exchange offer.

Consequences of Failure to Exchange

If you do not participate in the exchange offer for your old notes, upon completion of the exchange offer, the liquidity of the market for your old notes could be adversely affected. See “The Exchange Offer—Consequences of Failure to Exchange.”

United States Federal Income Tax Consequences of the Exchange Offer	The exchange of old notes for registered notes will not be a taxable event for United States federal income tax purposes. See “Certain Material United States Federal Income Tax Consequences.”

Summary of Terms of the Registered Notes

The form and terms of the registered notes are the same as the form and terms of the old notes, except that the registered notes will be registered under the Securities Act. As a result, the registered notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damages provisions contained in the old notes. The registered notes represent the same debt as the old notes. Both the old notes and the registered notes are governed by the same indenture.

The summary below describes the principal terms of the registered notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus contains a more detailed description of the terms and conditions of the notes.

Issuer	Warner Chilcott Corporation

Securities	$600,000,000 aggregate principal amount of 8¾% Senior Subordinated Notes due 2015 registered under the Securities Act. The notes will be issued under an indenture dated January 18, 2005.

Maturity	February 1, 2015.

Interest Payment Dates	February 1 and August 1 of each year, beginning August 1, 2005.

Guarantees

The registered notes will be guaranteed, jointly and severally, on a senior subordinated basis, by Warner Chilcott Holdings Company III, Limited and Warner Chilcott Intermediate (Luxembourg) S.à r.l. and by Holdings’ U.S. and Puerto Rican subsidiaries. See “Description of the Notes—Guarantees.”

Ranking	The notes and the guarantees will be our and our guarantors’ unsecured senior obligations. The notes will rank:

•	junior to all of our and our guarantors’ existing and future senior indebtedness, including borrowings under our senior credit facility;

•	equally in right of payment with all of our and our guarantors’ future unsecured senior subordinated indebtedness;

•	senior in right of payment to any of our or our guarantors’ future indebtedness that is expressly subordinated in right of payment to the notes; and

•	effectively junior to all of the existing and future indebtedness, including trade payables, of our subsidiaries that have not guaranteed the notes.

As of March 31, 2005 the notes and the guarantees ranked junior to:

•	$1,420 million of our senior indebtedness, all of which consisted of borrowings and guarantees under our senior credit facility; and

•	$43.7 million of total liabilities of our non-guarantor subsidiaries, including trade payables and accrual for taxes but excluding intercompany obligations and guarantees by them of borrowings under our senior credit facility.

At March 31, 2005, the subsidiaries of Holdings that are not guarantors accounted for approximately $413 million, or 13%, of our total assets and a nominal amount of revenues (after intercompany eliminations).

Optional Redemption

We may redeem some or all of the notes at any time prior to February 1, 2010 at a redemption price equal to the make-whole amount set forth under “Description of the Notes—Optional Redemption.” We may also redeem some or all of the notes at any time on or after February 1, 2010 at the redemption price listed under “Description of the Notes—Optional Redemption.”

In addition, on or before February 1, 2008, we may redeem up to 35% of the aggregate principal amount of the notes with the net proceeds of certain equity offerings, provided that at least 65% of the aggregate principal amount of the notes initially issued remain outstanding immediately after such redemption. See “Description of the Notes—Optional Redemption.”

Change of Control

If we experience a change of control (as defined in the indenture), we will be required to make an offer to repurchase the notes at a price equal to 101% of the principal amount thereof, plus accrued interest, if any, to the date of purchase. See “Description of the Notes—Repurchase at the Option of Holders—Change of Control.”

Restrictive Covenants	The indenture governing the notes will contain certain covenants that will, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur or guarantee additional indebtedness or issue preferred stock;

•	pay dividends or make distributions to our stockholders;

•	repurchase or redeem capital stock or subordinated indebtedness;

•	make investments;

•	create liens;

•	incur restrictions on the ability of our subsidiaries to pay dividends or to make other payments to us;

•	incur layered debt;

•	enter into transactions with our affiliates;

•	enter into other lines of business; and

•	merge or consolidate with other companies or transfer all or substantially all of our assets.

These limitations are subject to a number of exceptions and qualifications. See “Description of the Notes—Certain Covenants.”

Summary Historical Consolidated Financial and Other Data

The following table sets forth our summary historical consolidated financial and other data. Except for the data relating to the quarter ended March 31, 2005, all data below reflects the consolidated financial and other data of the Predecessor. The summary historical consolidated financial data as of September 30, 2003 and 2004 and for each of the three years in the period ended September 30, 2004 presented have been derived from our audited consolidated financial statements and related notes included elsewhere in this prospectus. The summary historical balance sheet data for fiscal year 2002 presented in this table are derived from our consolidated financial statements and related notes which are not included in this prospectus. Summary historical consolidated financial data as of December 31, 2004, and for the quarter ended December 31, 2004, have been derived from our audited consolidated financial statements and related notes included elsewhere in this prospectus. Summary historical condensed consolidated financial data as of March 31, 2005 and for the quarters ended March 31, 2005 and 2004 have been derived from our unaudited condensed consolidated financial statements and related notes included elsewhere in this prospectus.

The three months ended March 31, 2005 is our first reporting period following the Acquisition Date. The financial statements relating to this period treat the Acquisition as if the closing took place on January 1, 2005 and the operating results for the period January 1 through January 4, 2005 were those of the Successor. The period included only two business days and the impact on the results of operations during the period was not material. The Successor’s fiscal year ends on December 31.

The summary historical data included below and elsewhere in this prospectus are not necessarily indicative of future performance. This information is only a summary and should be read in conjunction with “Capitalization,” “Unaudited Pro Forma Consolidated Financial Statements,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto included elsewhere in this prospectus.

	Fiscal Year Ended September 30,			Transition Period Quarter Ended Dec. 31,	Unaudited Quarter Ended March 31,
	Predecessor			Predecessor	Predecessor	Successor
	2002	2003	2004	2004	2004	2005
			(dollars in thousands)
Statement of Operations Data:
Revenue(1)(2)	$172,231	$365,164	$490,248	$136,893	$126,109	$133,742
Costs and expenses:
Cost of sales(7)	19,366	42,042	53,488	34,529	14,480	41,531
Selling, general and administrative(7)	47,174	124,786	146,205	41,463	35,170	46,640
Research and development	16,000	24,874	26,558	4,608	5,537	4,943
Amortization of intangible assets(7)	18,252	38,106	52,374	21,636	13,034	61,300
Acquired in-process research and development(7)	—	—	—	—	—	280,700
Transaction costs(7)	—	—	—	50,973	—	35,975
Net interest expense(7)	18,916	7,686	9,256	1,214	4,238	28,648

Income (loss) before taxes	52,523	127,670	202,367	(17,530)	53,650	(365,995)
Provision (benefit) for income taxes	18,858	41,380	59,390	26,558	16,942	(4,356)

Income (loss) from continuing operations	33,665	86,290	142,977	(44,088)	36,708	(361,639)

Discontinued operations, net of tax(3)	111,511	9,865	8,711	—	1,156	—

Net income (loss)	$145,176	$96,155	$151,688	$(44,088)	$37,864	$(361,639)

Balance Sheet Data (at period end):
Cash and cash equivalents(4)(5)(7)	$315,571	$88,571	$186,251	$229,565	$137,548	$53,163
Total assets(4)(5)(7)	1,072,231	1,456,419	1,419,295	1,439,243	1,533,169	3,228,966
Long-term debt(5)(6)(7)	49,158	341,078	191,701	192,199	243,377	2,020,000
Shareholders’ equity(4)(7)	$909,007	$997,125	$1,126,640	$1,089,087	$1,090,309	$920,765
Other Data:
EBITDA from continuing operations(7)(8)	90,691	174,621	265,613	6,257	71,671	(275,519)
Capital expenditures	(17,301)	(6,164)	(10,079)	(650)	(3,478)	(578)
Cash flows provided by (used in):
Operating activities(7)	$71,539	$165,166	$174,957	$47,690	$41,026	$(41,057)
Investing activities(5)(7)	160,464	(670,677)	103,489	(7,850)	29,640	(2,930,285)
Financing activities(7)	(267,300)	282,154	(182,594)	2,603	(101,698)	3,024,505

(1)	The increase in product revenues from fiscal year 2002 to fiscal year 2003 and from fiscal year 2003 to fiscal year 2004 was in part attributable to product acquisitions. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Additional Factors Affecting Comparability of Results—Acquisitions.”
(2)	We sold the U.S. and Canadian rights to our then-marketed Loestrin products to Duramed Pharmaceuticals Inc. (“Duramed”), a subsidiary of Barr Laboratories, Inc., in March 2004. Following this sale, we continued to earn revenue from supplying Loestrin to Duramed under a supply agreement. Our total revenue for fiscal years 2004 and 2003, excluding revenue attributable to Loestrin product sales, were $464.0 million and $326.6 million, respectively.
(3)	Discontinued operations represented our pharmaceutical services business, which were Interactive Clinical Technologies, Inc. (sold in August 2002), our Clinical Trial Services business (sold in May 2002) and our Chemical Synthesis Services business (sold in December 2001). In addition, in December 2003, we sold our Pharmaceutical Development and Manufacturing Services business, in April 2004 we sold our U.K. Pharmaceutical Sales and Marketing business and in May 2004, we sold our U.K.-based sterile solutions business. We received $343.0 million of proceeds net of costs for the sale of these businesses. The high level of discontinued operations in 2002 is due to the gain on disposal of our above-mentioned pharmaceutical services business of $101.1 million net of taxes of $3.9 million. No business was divested in fiscal year 2003. The discontinued operations for fiscal year 2004 included a gain on disposal of $5.4 million net of a tax charge of $11.8 million on the sale of our Pharmaceutical Development and Manufacturing Services business, our U.K. Pharmaceutical Sales and Marketing business and our U.K.-based sterile solutions business.
(4)	Reflects the issuance of 26.5 million ordinary shares (6.6 million ADS equivalents) in relation to our July 2001 equity offering raising proceeds of approximately $268.0 million net of fees. In 2002, we repurchased 2 million ordinary shares (0.5 million ADS equivalents). In 2004, we repurchased 2.8 million ordinary shares (0.7 million ADS equivalents).
(5)	Reflects the acquisition of products for approximately $650.0 million in 2003, financed with cash on hand and $350.0 million in long-term debt.
(6)	Reflects the repayment of a total of $249.3 million in long-term debt in 2002.
(7)	Completing the Acquisition affected our financial condition, results of operations and cash flows in the following ways:
a.	In the quarter ended December 31, 2004 we incurred $50.9 million of transaction costs and $3.7 million of incremental selling, general and administrative costs directly related to the closing of the Acquisition; and
b.	During the quarter ended March 31, 2005 we completed the Acquisition for total consideration of $3,152.1 million, which was funded by $1,282.4 million of equity contributions, $1,420.0 million of senior secured debt, $600.0 million of 8 3/4% Senior Subordinated Notes and $150.3 million of cash on hand. We recorded adjustments to the fair value of our assets and liabilities as of the date of the Acquisition. In the quarter ended March 31, 2005 the following items were included in our operating results:
•	a charge of $22.4 million in cost of sales representing the write-off of the purchase price allocated to the fair value of our opening inventory,
•	$11.5 million of incremental selling, general and administrative costs directly related to the closing of the Acquisition,
•	a $1.2 million charge in selling, general and administrative expenses for the management fee to the Sponsors,
•	increased amortization expense resulting from the write-up of our identified intangible assets,
•	a $280.7 million write-off of acquired in-process research and development,
•	$36.0 million of transaction costs, and
•	increased interest expense from the indebtedness we incurred to complete the Acquisition.
(8)

We have provided information about our earnings before interest, taxes, depreciation and amortization (“EBITDA”) in this prospectus because we believe it provides investors with a useful measure of our performance, liquidity and ability to service our debt. EBITDA is not a presentation made in accordance with U.S. GAAP and our use of the term EBITDA may vary from others in our industry. EBITDA should not be considered as an alternative to net income as a measure of our operating performance or as an alternative to cash flows as a measure of our liquidity. EBITDA has important limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. For example, EBITDA:

•	does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

•	excludes tax payments that represent a reduction in cash available to us;

•	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; and

EBITDA from continuing operations is reconciled directly to net income from continuing operations as follows:

	Fiscal Year Ended September 30,				Transition Period Quarter Ended December 31,	Unaudited Quarter Ended March 31,
	Predecessor				Predecessor	Predecessor	Successor
	2002	2003		2004	2004	2004	2005
				(dollars in thousands)
Statement of Operations Data:
Net income (loss) from continuing operations	$33,665	$86,290		$142,977	$(44,088)	$36,708	$(361,639)
Net interest expense	18,916	7,686		9,256	1,214	4,238	28,648
Provision for income taxes	18,858	41,380		59,390	26,558	16,942	(4,356)
Depreciation	1,034	1,491		2,083	1,019	792	633
Amortization of intangible assets	18,252	38,106		52,374	21,636	13,034	61,300
Amortization of capital grants (a)	(34)	(332)		(467)	(82)	(43)	(105)

EBITDA from continuing operations	$90,691	$174,621	(b)	$265,613	$6,257	$71,671	$(275,519)

(a)	Represents the amortization of grants from the British government in connection with the purchase of fixed assets.
(b)	Excluding EBITDA from continuing operations attributable to Loestrin product sales, our EBITDA from continuing operations for fiscal year 2003 would have been $139.3 million.

EBITDA from continuing operations includes the following charges (credits) (unaudited):

	Fiscal Year Ended September 30,			Quarter Ended December 31,	Quarter Ended March 31,
	Predecessor			Predecessor	Predecessor	Successor
	2002	2003	2004	2004	2004	2005
			(dollars in thousands)
Transaction costs	$—	$—	$—	$50,973	$—	$35,975
Write-off of acquired in-process research and development	—	—	—	—	—	280,700
Non-cash charge in cost of sales relating to write-up of inventory in purchase accounting	—	—	—	—	—	22,381
Non-cash stock compensation charges	323	(1,301)	2,220	2,655	81	191
Loestrin profit	—	(35,360)	(24,474)	—	—	—
Management fee to Sponsors	—	—	—	—	—	1,181

Summary Pro Forma Consolidated Financial Data

The following table sets forth our summary pro forma consolidated financial and other data. The unaudited pro forma consolidated statements of operations data for fiscal year 2004 and the quarter ended December 31, 2004 give effect to the Transactions, including the offering of the notes, as if they occurred on October 1, 2003. The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. For a description of the adjustments reflected in the pro forma financial statements, see “Unaudited Pro Forma Consolidated Financial Statements.”

The summary pro forma data included below and elsewhere in this prospectus are not necessarily indicative of future performance. This information is only a summary and should be read in conjunction with “Capitalization,” “Unaudited Pro Forma Consolidated Financial Statements,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto included elsewhere in this prospectus.

	Unaudited Pro Forma
	Fiscal Year Ended September 30, 2004	Quarter Ended December 31, 2004
	(dollars in thousands)
Statement of Operations Data:
Revenue	$490,248	$136,893

Costs and expenses:
Cost of sales	53,941	34,144
Selling, general and administrative	151,205	42,713
Research and development	26,558	4,608
Amortization of intangible assets	208,900	59,425
Net interest expense	139,874	34,969

Income (loss) before taxes	(90,230)	(38,966)
Provision (benefit) for income taxes	15,033	13,894

Income (loss) from continuing operations	$(105,263)	$(52,860)

Other Data:
EBITDA from continuing operations (1)	$260,613	$55,980

(1)    See note (7) under “—Summary Historical Consolidated Financial and Other Data” for important information on how we calculate EBITDA from continuing operations and limitations on its usefulness. Pro forma EBITDA from continuing operations is reconciled directly to pro forma net income from continuing operations as follows:

	Unaudited Pro Forma
	Fiscal Year Ended September 30, 2004	Quarter Ended December 31, 2004
	(dollars in thousands)
Pro forma Statement of Operations Data:
Net income (loss) from continuing operations	$(105,263)	$(52,860)
Net interest expense	139,874	34,969
Provision for income taxes	15,033	13,894
Depreciation	2,536	634
Amortization of intangible assets	208,900	59,425
Amortization of capital grants (a)	(467)	(82)

Pro forma EBITDA from continuing operations	$260,613	$55,980

(a) Represents the amortization of grants from the British government in connection with the purchase of fixed assets.

Pro forma EBITDA from continuing operations includes the following charges (credits):
	Unaudited Pro Forma
	Fiscal Year Ended September 30, 2004	Quarter Ended December 31, 2004
	(dollars in thousands)
Non-cash stock compensation charges	$2,220	$2,655
Loestrin profit	(24,474)

RISK FACTORS

You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus before making an investment decision. Additional risks and uncertainties not currently known to us or those we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such cases, you may lose all or part of your original investment in the notes.

Risks Related to the Exchange Offer

Because there is no public market for the registered notes, you may not be able to resell your registered notes.

The registered notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market. As a result,

•	a liquid trading market may not develop;

•	the holders may not be able to sell their registered notes; and

•	the price at which the holders would be able to sell their registered notes may not be favorable.

If a trading market were to develop, the registered notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the number of holders of the notes, our financial performance, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors.

We understand that the initial purchasers of the old notes presently intend to make a market in the registered notes. However, they are not obligated to do so, and any market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act, and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. An active trading market may not exist for the registered notes and any trading market that does develop may not be liquid.

We are controlled by the Sponsors, including DLJ Merchant Banking Partners III and J.P. Morgan Partners, LLC, which are affiliates of Credit Suisse First Boston LLC and J.P. Morgan Securities Inc., respectively, each of which was an initial purchaser. As a result of this affiliate relationship, if either Credit Suisse First Boston LLC or J.P. Morgan Securities Inc. conducts any market making activities with respect to the exchange notes, it will be required to deliver a “market making” prospectus when effecting offers and sales of the exchange notes. For as long as a market making prospectus is required to be delivered, the ability of Credit Suisse First Boston LLC and J.P. Morgan Securities Inc. to make a market in the exchange notes may, in part, be dependent on our ability to maintain a current market making prospectus for their use. If we are unable to maintain a current market making prospectus, Credit Suisse First Boston LLC and J.P. Morgan Securities Inc. may be required to discontinue their market making activities without notice.

In addition, any holder who tenders in the exchange offer for the purpose of participating in a distribution of the registered notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For a description of these requirements, see “The Exchange Offer.”

Your old notes will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your old notes will continue to be subject to existing transfer restrictions and may become less liquid.

We will not accept your old notes for exchange if you do not follow the exchange offer procedures and satisfy the conditions described in this prospectus. We will issue registered notes as part of this exchange offer only after a timely receipt of your old notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you wish to tender your old notes, please allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities with respect to the tenders of outstanding old notes for exchange. Following the exchange offer, the old notes that you do not tender or that we do not accept will continue to be restricted securities. You may not offer or sell untendered old notes except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Because we anticipate that most holders of old notes will elect to exchange their old notes, we expect that the liquidity of the market for any old notes remaining after the completion of the exchange offer may be substantially limited.

Risks Related to the Notes

We have a substantial amount of indebtedness, which may adversely affect our cash flow and our ability to operate our business, remain in compliance with debt covenants and make payments on our indebtedness, including the notes.

As a result of the Transactions, we have a significant amount of indebtedness. As of March 31, 2005, we had total indebtedness of $2,020 million.

Our substantial level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay, when due, the principal of, interest on or other amounts due in respect of our indebtedness. Our substantial indebtedness, combined with our lease and other financial obligations and contractual commitments could have other important consequences to you as a holder of the notes. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to our indebtedness, including the notes, and any failure to comply with the obligations of any of our debt instruments, including financial and other restrictive covenants, could result in an event of default under the indenture governing the notes and the agreements governing such other indebtedness;

•	make us more vulnerable to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flows to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy or other purposes.

Any of the above listed factors could materially adversely affect our business, financial condition and results of operations. Furthermore, our interest expense could increase if interest rates increase because debt under our senior credit facility bears interest at our option at either adjusted LIBOR plus an applicable margin or the alternate base rate plus an applicable margin. See “Description of Other Indebtedness—Senior Credit Facility.” If we do not have sufficient earnings to service our debt, we may be required to refinance all or part of our existing debt, sell assets, borrow more money or sell securities, none of which we can guarantee we will be able to do.

In addition, the senior credit facility and the indenture governing the notes contain financial and other restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all our debt.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although the indenture governing the notes and the senior credit facility contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. Our senior credit facility and the indenture governing the notes permit the incurrence of additional borrowings of up to $240.0 million under our delayed-draw term loan facility to enable us to purchase Dovonex and Dovobet under existing contractual arrangements, and up to $150.0 million under our revolving credit facility, subject, in the case of our senior credit facility, to compliance with the covenants and conditions to borrowings under our senior credit facility. All of those borrowings would rank senior to the notes and the guarantees thereof. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they face would be increased. In addition, the indenture does not prevent us from incurring obligations that do not constitute indebtedness. Any additional borrowings could be senior to the notes and the related guarantees. If we incur additional debt above the levels that were in effect at the time of the closing of the Transactions, the risks associated with our substantial leverage will increase.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control, and any failure to meet our debt service obligations could harm our business, financial condition and results of operations.

Our estimated annual payment obligations for fiscal year 2004 with respect to our indebtedness, determined on a pro forma basis after giving effect to the Transactions, comprised $14.0 million of principal payments and approximately $140 million of interest payments. For the fiscal year ended September 30, 2004, determined on a pro forma basis giving effect to the Transactions, our earnings would have been insufficient to cover our fixed charges by approximately $90.2 million. Our ability to pay interest on and principal of the notes and to satisfy our other debt obligations principally will depend upon our future operating performance. As a result, prevailing economic conditions and financial, business and other factors, many of which are beyond our control, will affect our ability to make these payments.

If we do not generate sufficient cash flow from operations to satisfy our debt service obligations, including payments on the notes, we may have to undertake alternative financing plans, such as refinancing or restructuring our indebtedness, selling assets, reducing or delaying capital investments or seeking to raise additional capital. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of existing or future debt instruments, including the senior credit facility, and the indenture governing the notes offered hereby, may restrict us from adopting some of these alternatives. Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance our obligations at all or on commercially reasonable terms, would have an adverse effect, which could be material, on our business, financial condition and results of operations, as well as on our ability to satisfy our obligations in respect of the notes.

Repayment of our debt, including the notes, is dependent on cash flow generated by our subsidiaries.

All of Holdings, Luxco and Warner Chilcott Corporation are holding companies, and immediately following the Transactions, all of their operating assets have been owned by their subsidiaries. Repayment of our indebtedness, including the notes, is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the notes, our subsidiaries do not have any obligation to pay amounts due on the notes or to make funds available for that purpose. Our subsidiaries may not be able to, or be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each of our subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indenture governing the notes limits the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

Since each of Holdings and Luxco is a holding company with no significant operations, the guarantees by Holdings and Luxco provide little, if any, additional credit support for the notes and investors should not rely on these guarantees in evaluating an investment in the notes.

Only certain of the subsidiaries of Holdings guarantee the notes, and the assets of the non-guarantor subsidiaries may not be available to make payments on the notes.

Certain foreign subsidiaries of Holdings, other than Luxco and Warner Chilcott Company, Inc., do not guarantee the notes. As of March 31, 2005, the non-guarantor subsidiaries accounted for approximately $431 million, or 13%, of our total assets and a nominal amount of revenues (after intercompany eliminations). Certain of these non-guarantor subsidiaries are guarantors of the borrowers’ obligations under our new senior credit facility. In addition, the indenture permits these subsidiaries to incur additional amounts of indebtedness in the future. In the event that any non-guarantor subsidiary becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of its indebtedness and its trade creditors generally will be entitled to payment on their claims from the assets of that subsidiary before any of those assets are made available to us. Consequently, your claims in respect of the notes will be effectively subordinated to all of the liabilities of the non-guarantor subsidiaries, including their obligations under or in respect of our senior credit facility, trade payables, and the claims, if any, of third party holders of preferred equity interests in the non-guarantor subsidiaries.

The terms of our senior credit facility and the indenture governing the notes restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.

Our senior credit facility and the indenture governing the notes contain, and any future indebtedness of ours would likely contain, a number of restrictive covenants that impose significant operating and financial restrictions on Warner Chilcott Corporation, Holdings and the other restricted subsidiaries of Holdings, including restrictions on our ability to engage in acts that may be in our best long-term interests. Our senior credit facility includes financial covenants, including requirements that we:

•	maintain minimum interest coverage ratios; and

•	not exceed maximum total leverage ratios.

Our senior credit facility limits the ability of Warner Chilcott Corporation, Holdings and their restricted subsidiaries to make capital expenditures and requires that they use a portion of excess cash flow and proceeds of certain asset sales that are not reinvested in their business and other dispositions to repay indebtedness under the senior credit facility.

Our senior credit facility also includes covenants restricting, among other things, the ability of Warner Chilcott Corporation, Holdings and its restricted subsidiaries to:

•	incur liens;

•	incur or assume additional debt or guarantees or issue preferred stock;

•	pay dividends, or make redemptions and repurchases, with respect to capital stock;

•	prepay, or make redemptions and repurchases of, subordinated debt;

•	make loans and investments;

•	make capital expenditures;

•	engage in mergers, acquisitions, asset sales, sale/leaseback transactions and transactions with affiliates;

•	change the business conducted by us or our subsidiaries; and

•	amend the terms of subordinated debt.

The indenture relating to the notes also contains numerous covenants including, among other things, restrictions on Warner Chilcott Corporation’s, Holdings’ and the restricted subsidiaries of Holdings’ ability to:

•	incur or guarantee additional indebtedness or issue disqualified or preferred stock;

•	create liens;

•	pay dividends or make other equity distributions;

•	repurchase or redeem capital stock;

•	make investments or other restricted payments;

•	sell assets or consolidate or merge with or into other companies;

•	create limitations on the ability of our restricted subsidiaries to make dividends or distributions to us; and

•	engage in transactions with affiliates.

The operating and financial restrictions and covenants in these debt agreements and any future financing agreements may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. A breach of any of the restrictive covenants in the senior credit facility would result in a default under the senior credit facility. If any such default occurs, the lenders under the senior credit facility may elect to declare all outstanding borrowings, together with accrued interest and other fees, to be immediately due and payable, or enforce their security interest, any of which would result in an event of default under the notes. The lenders will also have the right in these circumstances to terminate any commitments they have to provide further borrowings.

Your right to receive payment on the notes and the guarantees are junior to the rights of the lenders under our senior credit facility and to all of our and the guarantors’ other senior indebtedness, including any of our or the guarantors’ future senior debt.

The notes and the guarantees rank in right of payment behind all of our and the guarantors’ existing senior indebtedness, including borrowings under our senior credit facility, and rank in right of payment behind all of our and the guarantors’ future borrowings, except any future indebtedness that expressly provides that it ranks equally or is junior in right of payment to the notes and the guarantees. See “Description of the Notes—Ranking.” As of March 31, 2005, the notes and the guarantees were contractually subordinated to approximately $1,420.0 million of senior debt. In addition, our senior credit facility and the indenture governing the notes permit us to incur up to $240.0 million on additional borrowings under a delayed-draw term loan facility to enable us to purchase the U.S. rights to Dovonex and Dovobet under existing contractual arrangements and up to $150.0 million in additional borrowings under our revolving credit facility (of which $20 million was outstanding as of March 31, 2005), subject, in the case of our senior credit facility, to compliance with the covenants and conditions to borrowings under the senior credit facility, which borrowings would be senior to the notes and the guarantees. We are also permitted to incur substantial additional indebtedness, including senior indebtedness, in the future.

We and the guarantors may not pay principal, premium, if any, interest or other amounts on account of the notes or the guarantees in the event of a payment default or certain other defaults in respect of certain of our senior indebtedness, including debt under the senior credit facility, unless the senior indebtedness has been paid in full or the default has been cured or waived. In addition, in the event of certain other defaults with respect to the senior indebtedness, we or the guarantors may not be permitted to pay any amount on account of the notes or the guarantees for a designated period of time. See “Description of the Notes—Ranking—Payment of Notes.” Because of the subordination provisions in the notes and the guarantees, in the event of a bankruptcy, liquidation, reorganization or similar proceeding relating to us or a guarantor, our or the guarantor’s assets will not be available to pay obligations under the notes or the applicable guarantee until we have, or the guarantor has, made all payments in cash on its senior indebtedness. Sufficient assets may not remain after all these payments have been made to make any payments on the notes or the applicable guarantee, including payments of principal or interest when due.

Pursuant to the subordination provisions of the indenture governing the notes, all payments on the notes and the guarantees will be blocked in the event of a payment default on designated senior debt and may be blocked for up to 179 consecutive days in the event of certain non-payment defaults on designated senior debt.

In addition, in the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors, holders of the notes will participate with trade creditors and all other holders of our and the guarantors’ senior subordinated indebtedness, as the case may be, in the assets, if any, remaining after we and the guarantors have paid all of the senior indebtedness. However, because the indenture requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior indebtedness instead, holders of the notes may receive less, ratably, than holders of trade payables or other unsecured, unsubordinated creditors in any such proceeding. In any of these cases, we and the guarantors may not have sufficient funds to pay all of our creditors, and holders of the notes may receive less, ratably, than the holders of senior indebtedness. See “Description of the Notes—Ranking.”

The notes are not secured by our assets and the lenders under our senior credit facility are entitled to remedies available to a secured lender, which gives them priority over you to collect amounts due to them.

In addition to being subordinated to all our and the guarantors’ existing and future senior debt, the notes and the guarantees are not secured by any of our or their assets. Loans under our senior credit facility are secured by a first priority security interest in substantially all of our, Holdings’, Warner Chilcott Company, Inc.’s and the subsidiary guarantors’ assets and in all of the capital stock held by us, Holdings, Warner Chilcott Company, Inc. and the subsidiary guarantors (but, other than in the case of Warner Chilcott Company, Inc., limited to 65% of the voting stock in the case of direct foreign subsidiaries and 0% in the case of indirectly held foreign subsidiaries). Loans under our senior credit facility are also secured by a non-recourse pledge of the capital stock of Holdings by its direct parent company, Warner Chilcott Holdings Company II, Limited. In addition, loans made to Holdings and Warner Chilcott Company, Inc. under the senior credit facility are also secured by a first priority security interest in substantially all the assets of our material foreign subsidiaries who guarantee loans under our senior credit facility. As of March 31, 2005, we had $1,420.0 million of senior secured indebtedness. If we become insolvent or are liquidated, or if payment under the senior credit facility or in respect of any other secured indebtedness is accelerated, the lenders under our senior credit facility or holders of other secured indebtedness will be entitled to exercise the remedies available to a secured lender under applicable law (in addition to any remedies that may be available under documents pertaining to our senior credit facility or other senior debt). Upon the occurrence of any default under our senior credit facility (and even without accelerating the indebtedness under our senior credit facility), the lenders may be able to prohibit the payment of the notes and the guarantees either by limiting our ability to access our cash flow or under the subordination provisions contained in the indenture governing the notes.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of certain change of control events, we will be required to offer to repurchase all notes that are outstanding at 101% of the principal amount thereof, plus any accrued and unpaid interest, and additional interest, if any. The senior credit facility provides that certain change of control events (including a Change of Control as defined in the indenture relating to the notes) constitute a default. Any future credit agreement or other agreements relating to senior indebtedness to which we become a party would likely contain similar provisions. If we experience a change of control that triggers a default under our senior credit facility, we could seek a waiver of such default or seek to refinance our senior credit facility. In the event we do not obtain such a waiver or refinance the senior credit facility, such default could result in amounts outstanding under our senior credit facility being declared due and payable. In the event we experience a change of control that results in our having to repurchase your notes, we may not have sufficient financial resources to satisfy all of our obligations under our senior credit facility and/or the notes. A failure to make the applicable change of control offer or to pay the applicable change of control purchase price when due would result in a default under the indenture.

In addition, the change of control covenant in the indenture governing the notes does not cover all corporate reorganizations, mergers or similar transactions and may not provide you with protection in a highly leveraged transaction. Furthermore, the definition of “Permitted Holders” under the indenture governing the notes includes a “group” in which the Sponsors, their affiliates and officers of our company collectively have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the voting stock of Holdings or any of its direct or indirect parent entities owned by such group. As a result, the Sponsors may be able to transfer a significant portion of their holdings in our company without triggering a change of control under the indenture. See “Description of the Notes—Certain Covenants,” “Description of the Notes—Repurchase at the Option of Holders—Change of Control” and “Description of the Notes—Certain Definitions—Permitted Holders.” The purchase offer requirements could also delay or make it more difficult for others to effect a change of control.

Federal and state statutes allow courts, under specific circumstances, to void the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and require note holders to return payments received from us or the guarantors.

A portion of the proceeds from the sale of the notes was applied, together with the equity investment made by the Sponsors, certain of their limited partners and certain members of our management and borrowings under our senior credit facility, to make payments to holders of capital stock and options of Warner Chilcott PLC in connection with the Scheme. Luxco, Holdings, Holdings’ U.S. subsidiaries and Warner Chilcott Company, Inc. have guaranteed our obligations under the notes. Our issuance of the notes and the issuance of the guarantees by the guarantors may be subject to review under state and federal laws if a bankruptcy, liquidation or reorganization case or a lawsuit, including in circumstances in which bankruptcy is not involved, were commenced at some future date by, or on behalf of, our unpaid creditors or the unpaid creditors of a guarantor. Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a court may void or otherwise decline to enforce the notes or a guarantor’s guaranty, or subordinate the notes or such guaranty to our or the applicable guarantor’s existing and future indebtedness. While the relevant laws may vary from state to state, a court might do so if it found that when we issued the notes or the applicable guarantor entered into its guaranty or, in some states, when payments became due under the notes or such guaranty, we or the applicable guarantor received less than reasonably equivalent value or fair consideration and either:

•	we or the applicable guarantor were or was insolvent, or rendered insolvent, by reason of such incurrence;

•	we or the applicable guarantor were or was engaged in a business or transaction for which our or the applicable guarantor’s remaining assets constituted unreasonably small capital; or

•	we or the applicable guarantor intended to incur, or believed that we or the applicable guarantor would incur, debts beyond our or such guarantor’s ability to pay such debts as they mature.

The court might also void the notes or a guaranty, without regard to the above factors, if the court found that we issued the notes or the applicable guarantor entered into its guaranty with actual intent to hinder, delay or defraud our or its creditors. In addition, any payment by us under the notes or by a guarantor pursuant to its guarantee could be voided and required to be returned to us, such guarantor or to a fund for the benefit of our or such guarantor’s creditors. In the event of a finding that a fraudulent conveyance occurred, you may not receive any payment on the notes.

A court would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or such guaranty if we or such guarantor did not substantially benefit directly or indirectly from the issuance of the notes or the applicable guarantee. Our use of proceeds from the Transactions, which included the distribution of a substantial portion of the proceeds from the offering of the notes to Warner Chilcott PLC’s shareholders, could increase the risk of such a finding. If a court were to void the notes or a guaranty, you would no longer have a claim against us or the applicable guarantor, as the case may be. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from us or any guarantor, as the case may be.

The measures of insolvency for purposes of these fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, an entity would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of its assets; or

•	if the present fair saleable value of its assets were less than the amount that would be required to pay the probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it cannot pay its debts as they become due.

To the extent a court voids the notes or, any of the guarantees as fraudulent transfers or holds the notes or any of the guarantees unenforceable for any other reason, holders of notes would cease to have any direct claim against us or the applicable guarantor. If a court were to take this action, our or the applicable guarantor’s assets would be applied first to satisfy our or the applicable guarantor’s liabilities, if any, before any portion of its assets could be applied to the payment of the notes.

Each guaranty (other than a guaranty by a company that is a direct or indirect parent of the issuer of the notes) will contain a provision intended to limit that guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guaranty to be a fraudulent transfer. This provision may not be effective to protect those guarantees from being voided under fraudulent transfer law, or may reduce that guarantor’s obligation to an amount that effectively makes its guaranty worthless.

Risks Relating to Our Business

If any generic products that compete with any of our branded pharmaceutical products are approved, sales of our products may be adversely affected.

Our branded pharmaceutical products are or may become subject to competition from generic equivalents because there is no proprietary protection for some of the branded pharmaceutical products we sell or because we lose proprietary protection due to the expiration of a patent. Ovcon, Estrace Tablets, Estrace Cream and Doryx are currently not protected by patents.

In addition, patents covering the following products will expire prior to the maturity of the notes:

Product	Patent Expires
Dovonex	December 2007
Sarafem	May 2008
Estrostep	April 2008
femhrt	May 2010

Patent expiration provides competitors with the first opportunity to introduce a generic equivalent. Although part of our strategy includes introducing line extensions that will extend our proprietary protection, other companies may attempt to compete with our original products that lose patent protection, and we may not be successful in having our line extensions approved by the FDA and prescribed by doctors.

Generic equivalents for some of our branded pharmaceutical products are sold by other pharmaceutical companies which claim that their products provide equivalent therapeutic benefits at a lower cost. For instance, Estrace Tablets face generic competition and currently experience a substitution rate of approximately 89%. Generic equivalents generally generate higher margins for drug retailers. Therefore, drug retailers have an incentive to substitute a generic equivalent when one is available. Typically, after the introduction of a generic equivalent, over a period of 2-3 years, up to 80% or more of the prescriptions written by authorized prescribers for the branded product may be filled with a generic at the pharmacy, resulting in a commensurate loss in sales of the branded product (substitution rates are generally significantly lower for hormonal contraceptives). In addition, under an agreement to settle patent claims against Barr Laboratories, Inc. (“Barr”), a subsidiary of Barr Pharmaceuticals, Inc., relating to our Estrostep oral contraceptive and our femhrt hormone therapy product, we granted Barr a non-exclusive license to launch generic versions of Estrostep and femhrt six months prior to patent expiration in 2008 and 2010, respectively. We cannot assure you what effect, if any, these activities will have on our results of operations. In addition, legislation enacted in the United States allows, or, in a few instances, in the absence of specific instructions from the prescribing physician mandates, the use of generic products rather than branded products where a generic equivalent is available. Competition from generic equivalents could have a material adverse impact on our sales, revenues, profitability and cash flows.

Because we rely on independent manufacturers for some of our products, any production or regulatory problems could affect our supply of products and results of operations.

Nearly all of our pharmaceutical products are currently manufactured for us under contracts with third parties. Accordingly, even with our recent acquisition of a manufacturing facility in Fajardo, Puerto Rico, we are currently dependent upon our contract manufacturers for the manufacture of most of our products. Our contract manufacturers may not be able to manufacture our products without interruption, may not comply with their obligations under our various supply arrangements, and we may not have adequate remedies for any breach. From time to time our contract manufacturers have been unable to meet all of our orders, which has led to the depletion of our safety stock and a shortage of promotional samples. In addition, we have experienced delays in launching new products due to contract manufacturers’ inability to validate the manufacturing processes in a timely fashion.

In addition, our contract manufacturers’ failure to comply with regulatory requirements could adversely affect their ability to supply products to us. All facilities and manufacturing techniques used for the manufacture of pharmaceutical products must be operated in conformity with current good manufacturing practices (“cGMPs”). In complying with cGMP regulations, manufacturers must continue to expend time, money and effort in production, record-keeping and quality control to ensure that the product meets applicable specifications and other requirements to ensure product safety and efficacy. Failure to comply with these statutory and regulatory requirements subjects the manufacturer to possible legal or regulatory action, which may adversely affect its ability to meet its obligations under its supply agreement with us. In addition, adverse experiences with the use of products must be reported to the FDA and could result in the imposition of market restrictions through labeling changes or in product removal.

The FDA must approve suppliers of certain active and inactive pharmaceutical ingredients and certain packaging materials used in our products as well as suppliers of finished products. The development and regulatory approval of our products are dependent upon our ability to procure these ingredients, packaging materials and finished products from FDA-approved sources. FDA approval of a new supplier would be required if, for example, a supplier breached its obligations to us, active ingredients, packaging materials or finished products were no longer available from the initially approved supplier or if that supplier had its approval from the FDA withdrawn. The qualification of a new supplier could potentially delay the manufacture of the drug involved. Furthermore, we may not be able to obtain active ingredients, packaging materials or finished products from a new supplier on terms that are at least as favorable to us as those agreed with the initially approved supplier or at reasonable prices.

The inability of any independent manufacturer for any reason to supply us with products in accordance with the terms of our supply agreement with such manufacturer could result in our inability to meet the demand for our products and adversely affect our revenues, financial condition and results of operations.

Delays and uncertainties in the government approval process for new products could result in lost market opportunities and hamper our ability to recoup costs associated with product development.

The clinical development, manufacture, marketing and sale of pharmaceutical products are subject to extensive national, state and local regulations. Before we begin marketing pharmaceutical products, we are required to obtain, as are other drug companies manufacturing or marketing drugs, approval from the FDA and other regulatory bodies based upon pre-clinical testing, manufacturing chemistry and control data, bioequivalence and other clinical data, including safety and efficacy, which we are required to generate prior to such approval. The generation of this required data is regulated by the FDA and other regulatory bodies. This process can be time-consuming and expensive without assurance that the data will be adequate to justify approval of proposed new products. If we are unable to obtain governmental approval for our products, we will not be able to recoup the costs associated with the generation of these data. These costs may be substantial and, if not recaptured, may have an adverse effect on our results of operations. Furthermore, even if we obtain regulatory approvals, the terms of any product approval, including labeling, may be more restrictive than desired and could affect the marketability of our products. In addition, several of the products sold by us are grandfathered products. Such products are not considered by the FDA to be “new” drugs and fall outside of the typical FDA pre-marketing approval process. The FDA has expressed the view that all prescription drugs should ultimately be subject to pre-market clearance requirements. If the FDA adopts this stance it could potentially affect products currently marketed as grandfathered drugs.

In addition, we are subject to review, periodic inspection and marketing surveillance by the FDA to determine our compliance with regulatory requirements for any product for which we obtained marketing approval. Following approval, our manufacturing processes, subsequent clinical data and promotional activities are subject to ongoing regulatory obligations. Non-compliance can result in fines and judicially imposed sanctions. In addition, administrative or judicial action can result in the recall of products and the total or partial suspension of manufacture and/or distribution. Any of these enforcement actions could affect our ability to commercially distribute our products and could materially and adversely affect our business.

We cannot predict the extent to which we may be affected by legislative and other regulatory actions and developments concerning various aspects of our operations, products and the healthcare field generally. New governmental regulation may adversely affect our operations or competitive position.

We may not be able to successfully identify, acquire or license new products that will provide additional revenue.

Any future growth through new product acquisitions will be dependent upon the continued availability of suitable acquisition candidates at favorable prices and upon advantageous terms and conditions. Even if such opportunities are present, we may not be able to successfully identify pharmaceutical products as candidates for potential acquisition, licensing, development or collaborative arrangements. Moreover, other companies, many of which may have substantially greater financial, marketing and sales resources, are competing with us for the right to acquire such products.

If an acquisition candidate is identified, the third parties with which we seek to cooperate may not select us as a potential partner or we may not be able to enter into arrangements on commercially reasonable terms or at all. Furthermore, we do not know if we will be able to finance the acquisition or integrate an acquired product into our existing operations. The negotiation and completion of potential acquisitions could cause significant diversion of management’s time and resources and potential disruption of our ongoing business. Future product acquisitions would likely result in the incurrence of debt and contingent liabilities and an increase in interest expense and amortization expenses as well as significant charges relating to integration costs. If we are unable to manage the challenges surrounding product acquisitions and integrate our acquisitions successfully, product acquisitions could have materially adverse effects on our business and results of operations.

We may face delays in qualifying our new manufacturing facility for the production of our products.

In May 2004, we purchased an approximately 194,000 sq. ft. pharmaceutical manufacturing facility located in Fajardo, Puerto Rico from Pfizer, Inc. (“Pfizer”). The Fajardo facility currently manufactures our Estrostep oral contraceptive, packages femhrt and Ovcon 35 and is being qualified to package delayed-release Doryx tablets. We anticipate that the Fajardo facility will become our primary site for manufacturing and packaging our oral dose products. Because the manufacture of pharmaceutical products requires precise and reliable controls, and due to significant compliance obligations imposed by laws and regulations, we may face delays in qualifying the Fajardo facility for the manufacture of new products or for our other products that are currently manufactured for us by third parties. In addition, failure to maintain compliance with statutory and regulatory requirements could subject the Fajardo facility to closer governmental scrutiny and oversight and require us to take costly corrective action, which could have a material adverse impact on our business, profitability and cash flows.

If we are not successful in managing the growth of our business or identifying, developing, acquiring, licensing and marketing new products, our business prospects could be harmed and our financial performance adversely affected.

In order to grow and achieve success in our business we must continually identify, develop, acquire and license new products that we can ultimately market. At each stage between developing or sourcing new products and marketing these products, there are a number of risks and uncertainties, and failure at any stage could have a material adverse effect on our ability to achieve commercial success with a product or to maintain or increase revenues, profits and cash flow.

Pricing pressures under government sponsored health systems and regulations relating to Medicare and Medicaid, healthcare reform, pharmaceutical reimbursement and pricing in general could decrease our revenues.

Our commercial success in producing, marketing and selling products depends, in part, on the availability of adequate reimbursement from third party healthcare payers, such as government bodies and agencies, private health insurers and managed care organizations for the cost of the products and related treatment. The market for our products may be limited by actions of third party payers. Recent reforms in Medicare added a prescription drug reimbursement beginning in 2006 for all Medicare beneficiaries. In the meantime, a temporary drug discount card program is being established for Medicare beneficiaries. The federal government, through its purchasing power under these programs, is likely to demand discounts from pharmaceutical companies that may implicitly create price controls on prescription drugs. These reforms may decrease our future revenues from products such as Dovonex that are covered by the Medicare drug benefit. Further, a number of other legislative and regulatory proposals aimed at changing the healthcare system have been proposed. While we cannot predict whether any such proposals will be adopted or the effect such proposals may have on our business, the existence of such proposals, as well as the adoption of any proposal, may increase industry-wide pricing pressures, thereby adversely affecting our results of operations.

Product liability claims and product recalls could harm our business.

The development, manufacture, testing, marketing and sale of pharmaceutical products entail significant risk of product liability claims or recalls. Our products are, in the substantial majority of cases, designed to affect important bodily functions and processes. Unforeseen side-effects caused by, or manufacturing defects inherent in, the products sold by us could result in exacerbation of a patient’s condition, further deterioration of the patient’s condition or even death. The occurrence of such an event could result in product liability claims and/or recall of one or more of our products. Claims may be brought by individuals seeking relief for themselves or, in certain jurisdictions, by groups seeking to represent a class. For example, approximately 360 product liability suits have been filed against us in connection with the HT products, femhrt and Estrace. The lawsuits appear to have been triggered by the July 2002 announcement by the NIH of the early termination of one of two large-scale randomized controlled clinical trials, which were part of the WHI (the “E&P Arm of the WHI Study”), examining the long-term effect (up to 8 1/2 years) of combined estrogen and progestogen therapy on the prevention of heart disease and osteoporosis, and any associated risk of breast cancer in postmenopausal women. In this trial, the safety monitoring board determined that the risks exceeded the benefits, when comparing estrogen and progestogen therapy to a placebo. The estrogen used in the E&P Arm of the WHI Study was conjugated equine estrogen (“CEE”) and the progestin was medroxyprogesterone acetate (“MPA”), the compounds found in Prempro™, a product marketed by Wyeth and used by more than six million women (at the inception of the E&P Arm of the WHI Study) in the United States each day. According to the article summarizing the principal results from the E&P Arm of the WHI Study in the July 17, 2002 issue of the Journal of the American Medical Association, despite a decrease in the incidence of hip fracture and colorectal cancer, there was an increased risk of invasive breast cancer, coronary heart disease, stroke, and blood clots in patients randomized to estrogen and progestogen therapy. See “Business—Legal Proceedings—Hormone Therapy Product Liability Litigation.”

Product liability insurance coverage is expensive, can be difficult to obtain and may not be available in the future on acceptable terms, if at all. Partly as a result of product liability lawsuits related to pharmaceuticals, product liability and other types of insurance have become more difficult and costly to obtain. Our product liability insurance may not cover all the future liabilities we might incur in connection with the development, manufacture or sale of our products. In addition, we may not continue to be able to obtain insurance on satisfactory terms or in adequate amounts.

A successful claim or claims brought against us in excess of available insurance coverage could subject us to significant liabilities and have a material adverse effect on our business and results of operations. Such claims could also harm our reputation and the reputation of our products, thereby adversely affecting our ability to market our products successfully. In addition, irrespective of the outcome of product liability claims, defending a lawsuit with respect to such claims could be costly and significantly divert management’s attention from operating our business. Furthermore, we could be rendered insolvent if we do not have sufficient financial resources to satisfy any liability resulting from such a claim or to fund the legal defense of such a claim.

Product recalls may be issued at our discretion or at the discretion of certain of our suppliers, the FDA, other government agencies and other entities that have regulatory authority for pharmaceutical sales. From time to time, we have recalled some of our products; however, none of these recalls have been significant. Product recalls may occur in the future. Any recall of a significant product could materially adversely affect our business by rendering us unable to sell that product for some time.

Our trademarks, patents and other intellectual property are valuable assets and if we are unable to protect them from infringement our business prospects may be harmed.

Due to our focus on branded products, we consider our trademarks to be valuable assets. Therefore, we actively manage our trademark portfolio, maintain long-standing trademarks and obtain trademark registrations for new brands. We also police our trademark portfolio against infringement. Our efforts to defend our trademarks may be unsuccessful against competitors or other violating entities and we may not have adequate remedies for any breach because, for example, a violating company may be insolvent.

We also rely on patents, trade secrets and proprietary knowledge to protect our products and generally seek to protect our proprietary rights by filing applications for patents on certain inventions, by entering into confidentiality, non-disclosure and assignment of invention agreements with our employees, consultants, licensees and other companies and enforcing our legal rights against third parties that we believe may infringe our intellectual property rights. We do not ultimately control whether we will be successful in enforcing our legal rights against third party infringers, whether our patent applications will result in issued patents, whether our confidentiality, non-disclosure and assignment of invention agreements will not be breached and whether we will have adequate remedies for any such breach, or that our trade secrets will not otherwise become known by competitors.

There has been substantial litigation in the pharmaceutical industry with respect to the manufacture, use and sale of new products that are the subject of conflicting patent rights, and in the past, as noted above, we have been involved in this type of litigation. These lawsuits relate to the validity and infringement of patents. The expense of bringing lawsuits against infringers or defending lawsuits brought against us could cause us not to continue these suits and abandon the affected products. The ultimate outcome of this type of litigation, if brought, may not be favorable and could adversely impact our business and results of operations.

The loss of the services of members of our senior management team or scientific staff or the inability to attract and retain other highly qualified employees could impede our ability to meet our strategic objectives and adversely affect our business.

Our success is dependent on attracting and retaining highly qualified scientific, sales and management staff, including our Chief Executive Officer, Roger Boissonneault. We face intense competition for personnel from other companies, academic institutions, government entities and other organizations. The loss of key personnel, or our failure to attract and retain other highly qualified employees, may impede our ability to meet our strategic objectives. Moreover, we do not carry key man life insurance that could compensate us in the event the services of our key personnel are lost.

Pursuant to our business strategy, we intend to develop proprietary product improvements as well as new products. This strategy may require us to hire additional employees with expertise in areas that relate to product development. We cannot fully anticipate or predict the time and extent to which we will need to hire this type of specialized personnel. As a result, we may not be successful in attracting and retaining the personnel necessary to pursue our business strategy fully. In addition, if competition continues to intensify, then our cost of attracting and retaining employees may escalate.

Changes in market conditions, including lower than expected cash flows or revenues for our branded pharmaceutical products, may result in our inability to realize the value of these products, in which case we may have to record an impairment charge.

The pharmaceutical industry is characterized by rapid product development and technological change, and as a result, our pharmaceutical products could be rendered obsolete or made uneconomical by the development of new technology or new pharmaceutical products to treat the conditions currently addressed by our products, technological advances that reduce the cost of production or marketing or pricing actions by one or more of our competitors. Some of the companies we compete against have significantly greater resources than we do, and therefore may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or devote greater resources to the promotion and sale of their products than we can. For example, since we acquired the U.S. sales and marketing rights to Sarafem, a number of additional selective seratonin reuptake inhibitors (“SSRIs”) have been approved for the treatment of PMDD, causing Sarafem’s prescription volume to decline. Our inability to compete successfully with respect to these or other factors may materially adversely affect our cash flows or revenues, may result in our inability to realize the value of our branded pharmaceutical products, including products acquired from third parties, and may require us to record an impairment charge.

Sales of our products may be adversely affected by the consolidation among wholesale drug distributors and the growth of large retail drug store chains.

The network through which we sell our products has undergone significant consolidation marked by mergers and acquisitions among wholesale distributors and the growth of large retail drugstore chains. As a result, a small number of large wholesale distributors control a significant share of the market, and the number of independent drug stores and small drugstore chains has decreased. For fiscal year 2004, three of these large distributors accounted for an aggregate of 62% of our net revenues. For the first quarter of fiscal year 2005, three of these large distributors accounted for an aggregate of 62% of our total revenues. See “Business—Customers.” Also, excess inventory levels at large distributors may lead to periodic unanticipated reductions in revenues and cash flows. We expect that consolidation of drug wholesalers and retailers, as well as any increased pricing pressure that those entities face from their customers, including the U.S. government, will increase pricing pressure and place other competitive pressures on drug manufacturers, including us.

The perceived health effects of estrogen and combined estrogen-progestogen hormone therapy products may affect the acceptability and commercial success of our products.

Three of our products, Estrace Tablets, Estrace Cream and Femring are estrogen therapy products, and one of our products, femhrt, is a combined estrogen-progestogen therapy product. These HT products are used by women to alleviate symptoms associated with menopause. Recent studies have analyzed the health effects of estrogen therapy and estrogen-progestogen therapy products and the American College of Obstetricians and Gynecologists has recently recommended that consumers use these products in the lowest possible dose for the shortest possible duration. We believe the publicity surrounding some of these studies resulted in a significant industry-wide decrease in the number of prescriptions being written for estrogen therapy and estrogen-progestogen therapy products, including femhrt. The ultimate outcome of these studies and any resulting changes in labeling for our products may further affect the acceptability of our products by patients, the willingness of physicians to prescribe our products for their patients or the duration of their therapy. In any such event, we may not achieve our anticipated revenue levels for these products and may not be able to recoup our investment in the development of our products and our overall rate of growth may be lower.

If we fail to comply with our reporting and payment obligations under the Medicaid rebate program or other governmental pricing programs, we could be subject to additional reimbursements, penalties, sanctions and fines which could have a material adverse effect on our business.

We participate in the federal Medicaid rebate program established by the Omnibus Budget Reconciliation Act of 1990, as well as several state supplemental rebate programs. Under the Medicaid rebate program, we pay a rebate to each state Medicaid program for our products that are reimbursed by those programs. The minimum amount of the rebate for each unit of product is set by law as 15.1% of the average manufacturer price (“AMP”) of that product, or if it is greater, the difference between AMP and the best price available from us to any customer. The rebate amount also includes an inflation adjustment, if necessary.

As a manufacturer currently of single source, innovator multiple source and non-innovator multiple source products, rebate calculations vary among products and programs. The calculations are complex and, in certain respects, subject to interpretation by us, governmental or regulatory agencies and the courts. The Medicaid rebate amount is computed each quarter based on our submission to the Centers for Medicare and Medicaid Services at the U.S. Department of Health and Human Services of our current AMP and best price for each of our products. The terms of our participation in the program impose an obligation to correct the prices reported in previous quarters, as may be necessary. Any such corrections could result in an overage or underage in our rebate liability for past quarters, depending on the direction of the correction. In addition to retroactive rebates (and interest, if any), if we are found to have knowingly submitted false information to the government, the statute provides for civil monetary penalties in the amount of $100,000 per item of false information. Governmental agencies may also make changes in program interpretations, requirements or conditions of participation, some of which may have implications for amounts previously estimated or paid.

Federal law requires that any company that participates in the Medicaid rebate program extend comparable discounts to qualified purchasers under the Public Health Services (“PHS”) pharmaceutical pricing program. The PHS pricing program extends discounts comparable to the Medicaid rebates to a variety of community health clinics and other entities that receive health services grants from the PHS, as well as hospitals that serve a disproportionate share of poor patients.

Our exercise of an option to acquire a five-year license to Barr’s ANDA, which references our Ovcon 35 oral contraceptive, is the subject of an ongoing Federal Trade Commission investigation.

In March 2004, for $1.0 million, Barr granted us an option to acquire a five-year exclusive license under Barr’s Abbreviated New Drug Application (“ANDA”) for which our Ovcon 35 oral contraceptive is the reference drug. In May 2004, we exercised this option for an additional payment of $19.0 million. At the same time, we entered into a finished-product supply agreement with Barr under which Barr agreed to provide us with our requirements for finished products throughout the term of the license. Barr has begun supplying Ovcon to us and will be our sole source of supply for this product.

We have received civil investigative demands and subpoenas from the Federal Trade Commission (“FTC”) that, although not alleging any wrongdoing, seek documents and testimony relating to this transaction. See “Business—Legal Proceedings—FTC Investigation Regarding Exercise of Option for a Five-Year Exclusive License to Barr’s ANDA Referencing Ovcon 35.” We cannot assure you that the FTC will not bring an administrative proceeding against us or seek injunctive relief from the federal courts, or, if brought, that we would prevail in such proceeding, or that the remedy sought and imposed by the FTC or courts would allow us to proceed with the terms of the option and related supply agreement. An adverse outcome to the FTC investigations could adversely affect our profits and cash flows by, for example, making future supply of Ovcon and the nature of future competition more uncertain.

Our controlling shareholders may have interests that conflict with yours.

We are controlled by the Sponsors. Circumstances may occur in which the interests of these shareholders may conflict with the interests of the holders of the notes. In addition, these shareholders may have an interest in pursuing acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment, even though such transactions may involve risks to the holders of the notes if the transactions result in our being more leveraged, or significantly change the nature of our business operations or strategy. In addition, if we encounter financial difficulties, or if we are unable to pay our debts as they mature, the interests of our shareholders may conflict with those of the holders of the notes. In that situation, for example, the holders of the notes might want us to raise additional equity from the Sponsors or other investors to reduce our leverage and pay our debts, while the Sponsors might not want to increase their investment in us or have their ownership diluted and instead choose to take other actions, such as selling our assets. Additionally, the Sponsors and certain of their affiliates are in the business of making investments in companies and currently hold, and may from time to time in the future acquire, interests in businesses that compete, directly or indirectly, with certain portions of our business or are suppliers or customers of ours. Furthermore, if the Sponsors pursue such acquisitions or make further investments in our industry, those acquisition and investment opportunities may not be available to us. So long as the Sponsors continue to indirectly own a significant amount of our equity, even if such amount is less than 50%, they will continue to be able to influence our decisions.

Our transfer pricing could be challenged.

Some of our products are or are expected to be manufactured or purchased by our foreign operating subsidiaries and sold to our U.S. subsidiary for resale in the United States. The pricing used in the transfer of products between related companies or in the performance of services by a company to a related company is subject to challenge by applicable tax authorities. While we believe our intercompany transfer pricing is reasonable, such pricing could be challenged by the applicable tax authorities and, following such challenge, our taxable income could be reallocated among our subsidiaries. Such reallocation could increase both our U.S. tax liability and our aggregate world-wide tax liability and adversely affect our profits.

Prescription drug importation from Canada could increase pricing pressure on certain of our products and could decrease our revenues and profit margins.

Under pre-existing U.S. law, U.S. individuals may import prescription drugs from Canada for their personal use under specified circumstances. Other imports, although illegal under U.S. law, also enter the country as a result of the resource constraints and enforcement priorities of the FDA and the U.S. Customs Service. In addition, in December 2003, the United States enacted the Medicare Prescription Drug, Improvement, and Modernization Act, which would permit pharmacists and wholesalers to import prescription drugs into the United States from Canada under specified circumstances. These additional import provisions will not take effect until the Secretary of Health and Human Services makes a required certification regarding the safety and cost savings of imported drugs and the FDA has promulgated regulations setting forth parameters for importation. If these provisions take effect, the volume of prescription drug imports from Canada could increase significantly. Even if these provisions do not take effect, the volume of prescription drug imports from Canada could increase due to a variety of factors, including proposals by certain state and local governments to facilitate Canadian imports. We currently sell femhrt in Canada. In addition, Estrace Tablets, Dovonex and Dovobet are sold in Canada by third parties. For fiscal year 2004, femhrt and Estrace Tablets accounted for 18.4% of our revenues and Dovonex is expected to account for a significant portion of our revenues once we acquire the exclusive U.S. sales and marketing rights to that product in January 2006. Due to government price regulation in Canada, these products are generally sold in Canada for lower prices than in the United States. As a result, if these drugs are imported into the United States from Canada, we may experience reduced revenue or profit margins.

We have recorded a significant amount of intangible assets, which may never generate the returns we expect.

Our acquisitions have resulted in significant increases in identifiable intangible assets and goodwill. Identifiable intangible assets, which include trademarks and trade names, license agreements and patents acquired in acquisitions, were $1,799 million at March 31, 2005, representing approximately 55.7% of our total assets. Goodwill, which relates to the excess of cost over the fair value of the net assets of the businesses acquired, was $1,164 million at March 31, 2005, representing 36.0% of our total assets.

Goodwill and identifiable intangible assets are recorded at fair value on the date of acquisition. Under Financial Accounting Standards Board Statement No. 142, goodwill is reviewed at least annually for impairment and definite-lived intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that their carrying value may not be recoverable. Impairment may result from, among other things, deterioration in the performance of the acquired business or product line, adverse market conditions and changes in the competitive landscape, adverse changes in applicable laws or regulations, including changes that restrict the activities of the acquired business or product line, and a variety of other circumstances. The amount of any impairment is recorded as a charge to the statement of operations. We may never realize the full value of our intangible assets. Any future determination requiring the write-off of a significant portion of intangible assets would have an adverse effect on our financial condition and results of operations.

We have identified certain “material weaknesses” in our disclosure controls and procedures, which we need to remediate. Also, we have not yet evaluated our internal controls over financial reporting with respect to compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

In connection with the preparation of our unaudited financial statements for the quarter ended March 31, 2005 and our quarterly report to the holders of the notes for that period, we carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures. Based on this evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were not effective as of March 31, 2005 due to three material weaknesses (within the meaning of the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 2), which were identified and communicated to the company and our audit committee by our independent auditors. We are addressing these deficiencies by expanding and enhancing our systems and controls, including establishing a reporting calendar designed to provide complete information to the Chief Executive Officer and Chief Financial Officer to allow timely decisions regarding disclosure, placing increased emphasis on timely review, documentation and evaluation of related account balances and reviewing our control policies for income tax accounting. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for details.

In addition, we are required to comply with the internal control evaluation and certification requirements of Section 404 of the Sarbanes-Oxley Act of 2002 by no later than the end of our 2006 fiscal year. We have only recently begun the process of determining whether our existing controls over financial reporting systems is compliant with Section 404. This process may take a long time to complete. If it is determined that we are not in compliance with Section 404, we may be required to implement new internal control procedures and reevaluate our financial reporting. We may experience higher than anticipated operating expenses as well as outside auditor fees during the implementation of these changes and thereafter. Further, we may need to hire additional qualified personnel in order for us to be compliant with Section 404.

Until our new systems are in place, it will be more difficult for us to assure compliance with Section 404 and prepare timely and accurate financial statements. In addition, if we are unable to implement these changes effectively or efficiently, our operations may suffer and we may be unable to obtain an unqualified report on internal controls from our independent auditors as required under the Sarbanes-Oxley Act. This, in turn, could have an adverse impact on trading prices for our securities, including the notes, and adversely affect our ability to access the capital markets.

FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements, including, without limitation, statements concerning the conditions in our industry, expected cost savings, our operations, our economic performance and financial condition, including, in particular, statements relating to our business and growth strategy and product development efforts. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements and information. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. These risks and uncertainties include, without limitation, those identified under “Risk Factors” and elsewhere in this prospectus.

The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements:

•	our substantial indebtedness;

•	competitive factors in the industries in which we operate;

•	production or regulatory problems with third party manufacturers;

•	government regulation affecting the development, manufacture, marketing and sale of pharmaceutical products, including the ability to obtain necessary regulatory approvals;

•	our ability to manage the growth of our business and the integration of new businesses and products;

•	pricing pressures from government sponsored health systems and importation of drugs from Canada;

•	our ability to implement our business strategy and achieve anticipated cost savings in a timely and effective manner;

•	customer acceptance of new products;

•	our ability to protect our intellectual property;

•	increase in litigation, including product liability claims and patent litigation;

•	the loss of key senior management or scientific staff;

•	the perceived health effects of hormone therapy products; and

•	the other factors described under “Risk Factors.”

We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus may not in fact occur. We undertake no obligation to publicly update or revise any forward- looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

THE TRANSACTIONS

On October 27, 2004, Warner Chilcott Acquisition Limited (formerly Waren Acquisition Limited) and Warner Chilcott PLC reached an agreement on the terms of a recommended acquisition of the entire issued and to-be-issued share capital of Warner Chilcott PLC. The acquisition was implemented on January 5, 2005 by way of a scheme of arrangement under Article 418 of The Companies (Northern Ireland) Order 1986 (the “Scheme”). Warner Chilcott Acquisition Limited was a new company indirectly controlled by funds managed or advised by Bain Capital Partners LLC, DLJ Merchant Banking III, Inc., J.P. Morgan Partners, LLC and Thomas H. Lee Partners, L.P. (we sometimes refer to these funds in this prospectus collectively as the “Sponsors”) and was established to implement the acquisition.

Under the terms of the Scheme and in accordance with the City Code on Takeovers and Mergers, Warner Chilcott PLC’s shareholders received 862 pence sterling (USD $16.17) in cash per ordinary share, valuing the aggregate share capital at $3,014 million, at the settlement date exchange rate of 1.88 USD/GBP. Warner Chilcott PLC’s board of directors (other than Roger Boissonneault, the chief executive officer who, in view of the nature of the acquisition, did not participate in the board’s deliberations) determined that the terms of the acquisition were fair and reasonable and unanimously recommended that Warner Chilcott PLC’s shareholders vote in favor of the Scheme. On December 10, 2004, the requisite majority of Warner Chilcott PLC’s shareholders voted to approve the Scheme. The Scheme was filed with the High Court of Justice in Northern Ireland, Chancery Division on December 10, 2004, was sanctioned by the Court on December 20, 2004, and became effective on January 5, 2005, whereupon the Sponsors, through Warner Chilcott Acquisition Limited, became the beneficial owners of 100% of Warner Chilcott PLC.

The funding for the Acquisition and related repayment of all of Warner Chilcott PLC’s and its subsidiaries’ existing debt occurred on January 18, 2005 and consisted of:

•	an equity investment made by the Sponsors, certain of their limited partners and certain members of our management of approximately $1,282.4 million;

•	senior secured loans aggregating $1,420.0 million;

•	the issuance of $600.0 million in aggregate principal amount of the old notes; and

•	cash on hand.

For additional information concerning the terms of the financing, see “Description of Other Indebtedness.” In this prospectus, we refer to the acquisition and related financings and other transactions as the “Transactions.”

THE EXCHANGE OFFER

Purpose and Effect

We issued the old notes on January 18, 2005, in a private placement to a limited number of qualified institutional buyers, as defined under the Securities Act, and to a limited number of persons outside the United States. In connection with this original issuance, we and the guarantors entered into an indenture and a registration rights agreement. The registration rights agreement requires that we file a registration statement under the Securities Act with respect to the registered notes to be issued in the exchange offer and, upon effectiveness of the registration statement, offer to you the opportunity to exchange your old notes for a like principal amount of registered notes. This prospectus is part of that registration statement. Except as set forth below, these registered notes will be issued without a restrictive legend and we believe, may be reoffered and resold by you without registration under the Securities Act. After we complete the exchange offer, our obligations with respect to the registration of the old notes and the registered notes will terminate, except as provided in the last paragraph of this section. Copies of the indenture relating to the notes and the registration rights agreement have been filed as exhibits to the registration statement on Form S-4 of which this prospectus forms a part.

Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties unrelated to us, we believe that the registered notes issued to you in the exchange offer may be offered for resale, resold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act, unless you are a broker-dealer that receives registered notes in exchange for old notes acquired by you as a result of market making or other trading activities. This interpretation, however, is based on your representation to us that:

•	the registered notes to be issued to you in the exchange offer are being acquired in the ordinary course of your business;

•	you are not engaged in and do not intend to engage in a distribution of the registered notes to be issued to you in the exchange offer; and

•	you have no arrangement or understanding with any person to participate in the distribution of the registered notes to be issued to you in the exchange offer.

If you have any of the disqualifications described above or cannot make any of the representations set forth above, you may not rely on this interpretation by the staff of the SEC referred to above. Under those circumstances, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a sale, transfer or other disposition of any notes unless you are able to utilize an applicable exemption from all of those requirements. Each broker-dealer that receives registered notes for its own account in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of those registered notes. See “Plan of Distribution.”

If you will not receive freely tradeable registered notes in the exchange offer or are not eligible to participate in the exchange offer, you may elect to have your old notes registered in a “shelf” registration statement on an appropriate form pursuant to Rule 415 under the Securities Act. If we are obligated to file a shelf registration statement, we will be required to keep the shelf registration statement effective until the earlier of (a) the time when the securities covered by the shelf registration statement may be sold pursuant to Rule 144, (b) two years from the date the securities were originally issued, or (c) the date on which all the securities registered under the shelf registration statement are disposed in accordance with the shelf registration statement. Other than as set forth in this paragraph, you will not have the right to require us to register your old notes under the Securities Act. See “—Procedures for Tendering.”

Consequences of Failure to Exchange

After we complete the exchange offer, if you have not tendered your old notes, you will not have any further registration rights, except as set forth above. Your old notes may continue to be subject to certain restrictions on transfer. Therefore, the liquidity of the market for your old notes could be adversely affected upon completion of the exchange offer if you do not participate in the exchange offer.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to the time of expiration. We will issue a principal amount of registered notes in exchange for the principal amount of old notes accepted in the exchange offer. You may tender some or all of your old notes pursuant to the exchange offer. However, old notes may be tendered only in integral multiples of $1,000 principal amount.

The form and terms of the registered notes are substantially the same as the form and terms of the old notes, except that the registered notes to be issued in the exchange offer have been registered under the Securities Act and will not bear legends restricting their transfer. The registered notes will be issued pursuant to, and entitled to the benefits of, the indenture which governs the old notes. The registered notes and old notes will be deemed a single issue of securities under the indenture.

As of the date of this prospectus, $600.0 million aggregate principal amount of old notes are outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders and to others believed to have beneficial interests in the old notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.

We will be deemed to have accepted validly tendered old notes when, as, and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as our agent for the tendering holders for the purpose of receiving the registered notes from us. If we do not accept any tendered old notes because of an invalid tender or the failure of any conditions to the exchange offer to be satisfied, we will return the unaccepted old notes, without expense, to the tendering holder promptly after the time of expiration. For the conditions of the exchange offer see “—Conditions.”

You will not be required to pay brokerage commissions or fees or, except as set forth below under “—Transfer Taxes,” transfer taxes with respect to the exchange of your old notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See “—Fees and Expenses” below.

Expiration; Amendments

The exchange offer will expire at             , New York City time, on             , 2005, unless we determine, in our sole discretion, to extend the exchange offer, in which case it will expire at the later date and time to which it is extended. We do not intend to extend the exchange offer, although we reserve the right to do so. If we do extend the exchange offer, we will give oral or written notice of the extension to the exchange agent and give each registered holder of old notes for which the exchange offer is being made notice by means of a press release or other public announcement of any extension prior to 9:00 a.m., New York City time, on the next business day after the scheduled expiration date of the exchange offer. We will not extend the exchange offer past             , 2005.

We also reserve the right, in our sole discretion,

•	subject to applicable law, to extend the offer and delay accepting any old notes or, if any of the conditions set forth below under “—Conditions” have not been satisfied or waived, to terminate the exchange offer by giving oral or written notice of the delay or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner by complying with Rule 14e-1(d) under the Exchange Act of the extent that rule applies.

We acknowledge and undertake to comply with the provisions of Rule 14e-1(c) under the Exchange Act, which requires us to return the old notes surrendered for exchange promptly after the termination or withdrawal of the exchange offer. We will notify you promptly of any extension, termination or amendment.

Procedures for Tendering

Book-Entry Interests

The old notes were issued as global notes in fully registered form without interest coupons. Beneficial interests in the global notes, held by direct or indirect participants in DTC, are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

If you hold old notes in the form of book-entry interests and you wish to tender your old notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the time of expiration either:

•	a computer-generated message transmitted by means of DTC’s Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal; or

•	a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other documents required by that letter of transmittal, to the exchange agent at the address set forth on the cover page of the letter of transmittal.

In addition, in order to deliver old notes held in the form of book-entry interests:

•	a timely confirmation of book-entry transfer of those old notes into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfers described below under “Book-Entry Transfer” must be received by the exchange agent prior to the time of expiration; or

•	you must comply with the guaranteed delivery procedures described below.

The method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the time of expiration. You should not send the letter of transmittal or old notes to us. You may request your broker, dealer, commercial bank, trust company or other nominee to effect the above transactions for you.

Certificated Old Notes

Only registered holders of certificated old notes may tender those notes in the exchange offer. If your old notes are certificated notes and you wish to tender those notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the time of expiration, a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other required documents, to the address set forth below under “Exchange Agent.” In addition, in order to validly tender your certificated old notes:

•	the certificates representing your old notes must be received by the exchange agent prior to the time of expiration; or

•	you must comply with the guaranteed delivery procedures described below.

Procedures Applicable to All Holders

If you tender an old note and you do not withdraw the tender prior to the time of expiration, you will have made an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

If your old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchange Medallion Program, each an “eligible institution,” unless:

•	old notes tendered in the exchange offer are tendered either:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special delivery Instructions” on the holder’s letter of transmittal; or

•	for the account of an eligible institution; and

•	the box entitled “Special Registration Instructions” on the letter of transmittal has not been completed.

If the letter of transmittal is signed by a person other than you, your old notes must be endorsed or accompanied by a properly completed bond power and signed by you as your name appears on those old notes.

If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, in this instance you must submit with the letter of transmittal proper evidence satisfactory to us of their authority to act on your behalf.

We will determine, in our sole discretion, all questions regarding the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes. This determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes; provided, however, that, in the event we waive any condition of tender for any noteholder, we will waive that condition for all noteholders. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

You must cure any defects or irregularities in connection with tenders of your old notes within the time period we determine unless we waive that defect or irregularity. Although we intend to notify you of defects or irregularities with respect to your tender of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give this notification. Your tender will not be deemed to have been made and your old notes will be returned to you if:

•	you improperly tender your old notes;

•	you have not cured any defects or irregularities in your tender; and

•	we have not waived those defects, irregularities or improper tender.

Unless otherwise provided in the letter of transmittal, the exchange agent will return your old notes as soon as practicable following the expiration of the exchange offer.

In addition, we reserve the right in our sole discretion to:

•	purchase or make offers for, or offer registered notes for, any old notes that remain outstanding subsequent to the expiration of the exchange offer;

•	terminate the exchange offer upon the failure of any condition to the exchange offer to be satisfied; and

•	to the extent permitted by applicable law, purchase notes in the open market, in privately negotiated transactions or otherwise.

The terms of any of these purchases or offers could differ from the terms of the exchange offer. By tendering in the exchange offer, you will represent to us that, among other things:

•	you are not an “affiliate” of us, as defined in Rule 405 under the Securities Act;

•	if you are a broker-dealer, you acquired the old notes which you seek to exchange for registered notes as a result of market making or other trading activities and not directly from us and you comply with the prospectus delivery requirements of the Securities Act;

•	the registered notes to be issued to you in the exchange offer are being acquired in the ordinary course of your business;

•	you are not engaging in and do not intend to engage in a distribution of the registered notes to be issued to you in the exchange offer; and

•	you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes to be acquired by you in the exchange offer.

In all cases, issuance of registered notes for old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for your old notes or a timely book-entry confirmation of your old notes into the exchange agent’s account at DTC, a properly completed and duly executed letter of transmittal and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than you desire to exchange, the unaccepted or non-exchanged old notes, or old notes in substitution therefor, will be returned without expense to you. In addition, in the case of old notes, tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described below, the non-exchanged old notes will be credited to your account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

Guaranteed Delivery Procedures

If you desire to tender your old notes and your old notes are not immediately available or one of the situations described in the immediately preceding paragraph occurs, you may tender if:

•	you tender through an eligible institution;

•	on or prior to the time of expiration, the exchange agent receives from an eligible institution, a written or facsimile copy of a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us; and

•	the certificates for all certificated old notes, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

The notice of guaranteed delivery may be sent by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery must set forth:

•	your name and address;

•	the amount of old notes you are tendering; and

•	a statement that your tender is being made by the notice of guaranteed delivery and that you guarantee that within three New York Stock Exchange trading days after the execution of the notice of guaranteed delivery, the eligible institution will deliver the following documents to the exchange agent:

•	the certificates for all certificated old notes being tendered, in proper form for transfer or a book-entry confirmation of tender;

•	a written or facsimile copy of the letter of transmittal, or a book-entry confirmation instead of the letter of transmittal; and

•	any other documents required by the letter of transmittal.

Book-Entry Transfer

The exchange agent will establish accounts with respect to book-entry interests at DTC for purposes of the exchange offer promptly after the date of this prospectus. You must deliver your book-entry interest by book-entry transfer to the account maintained by the exchange agent at DTC for the exchange offer. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of book-entry interests by causing DTC to transfer the book-entry interests into the relevant account of the exchange agent at DTC in accordance with DTC’s procedures for transfer.

If you are unable to:

•	deliver a book-entry confirmation of book-entry delivery of your book-entry interests into the relevant account of the exchange agent at DTC; or

•	deliver all other documents required by the letter of transmittal to the exchange agent prior to the time of expiration,

then you must tender your book-entry interests according to the guaranteed delivery procedures discussed above.

Withdrawal Rights

You may withdraw tenders of your old notes at any time prior to the time of expiration.

For your withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth below under “—Exchange Agent” prior to the time of expiration.

The notice of withdrawal must:

•	state your name;

•	identify the specific old notes to be withdrawn, including the certificate number or numbers and the principal amount of old notes to be withdrawn;

•	be signed by you in the same manner as you signed the letter of transmittal when you tendered your old notes, including any required signature guarantees, or be accompanied by documents of transfer sufficient for the exchange agent to register the transfer of the old notes into your name; and

•	specify the name in which the old notes are to be registered, if different from yours.

We will determine all questions regarding the validity, form and eligibility, including time of receipt, of withdrawal notices. Our determination will be final and binding on all parties. Any withdrawn tenders of old notes will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to you without cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “—Procedures for Tendering” above at any time on or prior to the time of expiration.

Conditions

Notwithstanding any other provision of the exchange offer and subject to our obligations under the registration rights agreement, we will not be required to accept for exchange, or to issue registered notes in exchange for, any old notes in the exchange offer and may terminate or amend the exchange offer, if at any time before the time of expiration of the exchange offer any of the following events occur:

•	any injunction, order or decree has been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer; or

•	the exchange offer violates any applicable law, regulation or interpretation of the staff of the SEC.

These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to them, subject to applicable law. We also may waive in whole or in part at any time and from time to time any particular condition to the exchange offer in our sole discretion. If we waive a condition, we may be required to extend the expiration of the exchange offer in order to comply with applicable securities laws. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of these rights, and these rights will be deemed ongoing rights which may be asserted at any time and from time to time (in the case of any condition involving governmental approvals necessary for the completion of the exchange offer) and at any time prior to the time of expiration (in the case of all other conditions).

In addition, we will not accept for exchange any old notes tendered, and no registered notes will be issued in exchange for any of those old notes, if at the time the old notes are tendered any stop order is threatened by the SEC or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

The exchange offer is not conditioned on any minimum principal amount of old notes being tendered for exchange.

Exchange Agent

We have appointed Wells Fargo Bank, National Association as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus, the letter of transmittal and other related documents should be directed to the exchange agent addressed as follows:

By Hand, Regular, Registered or Certified Mail or Overnight Courier:

Wells Fargo Bank, National Association

Corporate Trust Department

213 Court Street, Suite 703

Middletown, CT 06457

Attention: Joseph P. O’Donnell

By Facsimile:

Wells Fargo Bank, National Association

Fax No. 860-704-6219

For more information or confirmation by telephone please call 860-704-6217. Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.

Fees and Expenses

We will not pay brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail. Additional solicitations, however, may be made in person or by telephone by our officers and employees.

We will pay the cash expenses to be incurred in connection with the exchange offer.

Transfer Taxes

You will not be obligated to pay any transfer taxes in connection with a tender of your old notes for exchange unless you instruct us to register registered notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, in which event, the registered tendering holder will be responsible for the payment of any applicable transfer tax.

Accounting Treatment

We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expense of the exchange offer and the unamortized expenses related to the issuance of the old notes over the term of the registered notes under generally accepted accounting principles.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the registered notes. In consideration for issuing the registered notes as contemplated in this prospectus, we will receive, in exchange, an equal number of old notes in like principal amount. The form and terms of the registered notes are identical in all material respects to the form and terms of the old notes. The old notes surrendered in exchange for the registered notes will be retired and marked as cancelled and cannot be reissued.

The net proceeds from the offering of the old notes, after deducting the initial purchasers’ discounts and commissions and offering expenses payable by us, were approximately $582 million. We used the net proceeds from the offering of the old notes, together with the proceeds from borrowings under the senior credit facility, cash on hand and equity contributions from the Sponsors, certain of their limited partners and certain members of our management, to fund the Transactions, repay substantially all of Warner Chilcott PLC’s and its subsidiaries’ existing debt and pay the fees and expenses related thereto.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of March 31, 2005. You should read this table together with “Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes included elsewhere in this prospectus.

	As of March 31, 2005 (unaudited)
	(in millions)
Cash and cash equivalents	$53.2

Long-term indebtedness:
Senior secured revolving credit facility drawdowns	$20.0	(1)
Senior secured term loan	$1,400.0	(2)
Senior subordinated notes	600.0

Total long-term indebtedness	2,020.0

Total shareholder’s equity	920.8

Total capitalization	$2,994.0

(1)	Our senior credit facility includes a revolving credit facility providing for loans of up to $150.0 million. See “Description of Other Indebtedness—Senior Credit Facility.”
(2)	Our senior credit facility provides for term loans in an aggregate principal amount of $1,640.0 million, including a senior secured term loan in the amount of up to $1,400.0 million, all of which was drawn immediately prior to closing the Transactions, and a delayed-draw senior secured term loan in the amount of up to $240.0 million for purposes of acquiring the exclusive U.S. sales and marketing rights to Dovonex and Dovobet. Our senior credit facility also provides for an uncommitted incremental term loan facility in an aggregate principal amount of up to $250.0 million. See “Description of Other Indebtedness—Senior Credit Facility.”

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma consolidated financial statements have been derived by the application of pro forma adjustments to the historical consolidated financial statements of Warner Chilcott PLC appearing elsewhere in this prospectus, to give effect to the Transactions.

The unaudited pro forma consolidated statements of operations for the fiscal year ended September 30, 2004 and the quarter ended December 31, 2004 give effect to the Transactions as if they had occurred on October 1, 2003. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma consolidated financial statements.

The unaudited pro forma consolidated financial statements have been prepared giving effect to the acquisition of Warner Chilcott PLC, which has been accounted for as a purchase in accordance with SFAS 141, “Business Combinations.” Under purchase accounting, the total acquisition consideration was allocated to our assets and liabilities based on their estimated fair values as of the Acquisition Date. These allocations were determined by management taking into consideration valuation reports prepared for the Company by an independent third party appraisal firm as well as management’s assumptions related to the future cash flows expected to be generated from the assets.

The pro forma adjustments described in the accompanying notes have been made based on available information and, in the opinion of management, are reasonable. The pro forma consolidated financial information should not be considered indicative of actual results that would have been achieved or our actual financial condition had the Transactions occurred on the respective dates indicated and do not purport to indicate results of operations for any future period. We cannot assure you that the assumptions used in the preparation of the pro forma consolidated financial information will prove to be correct.

The unaudited pro forma consolidated financial statements should be read in conjunction with the information contained in “Selected Historical Consolidated Financial Data,” “The Transactions,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus.

Unaudited Pro Forma Consolidated Statement of Operations

For the Fiscal Year Ended September 30, 2004

(dollar amounts in thousands)

	Historical	Adjustments		Pro Forma
Revenue	$490,248	—		$490,248
Costs, expenses and other:
Cost of sales	53,488	453	(1)	53,941
Selling, general and administrative	146,205	5,000	(2)	151,205
Research and development	26,558			26,558
Amortization of intangible assets	52,374	156,526	(3)	208,900
Transaction expenses	—	—		—
Interest (income)	(1,772)	1,772	(5)	—
Interest expense	11,028	128,846	(6)	139,874

Income (loss) before taxes	202,367	(292,597)		(90,230)
Provision (benefit) for income taxes	59,390	(44,357	)(7)	15,033

Income (loss) from continuing operations	$142,977	$(248,240)		$(105,263)

See Notes to Unaudited Pro Forma Consolidated Financial Statements.

Unaudited Pro Forma Consolidated Statement of Operations

For the Quarter Ended December 31, 2004

(dollar amounts in thousands)

	Historical	Adjustments		Pro Forma
Revenue	$136,893	—		$136,893
Cost, expenses and other:
Cost of sales	34,529	(385	)(1)	34,144
Selling, general and administrative	41,463	1,250	(2)	42,713
Research and development	4,608			4,608
Amortization of intangible assets	21,636	37,789	(3)	59,425
Transaction expenses	50,973	(50,973	)(4)	—
Interest (income)	(650)	650	(5)	—
Interest expense	1,864	33,105	(6)	34,969

Loss before taxes	(17,530)	(21,436)		(38,966)
Provision (benefit) for income taxes	26,558	(12,664	)(7)	13,894

Loss from continuing operations	$(44,088)	$(8,772)		$(52,860)

See Notes to Unaudited Pro Forma Consolidated Financial Statements.

Notes to Unaudited Pro Forma Consolidated Statement of Operations

(dollar amounts in thousands)

The unaudited pro forma consolidated statements of operations do not include the following charges, which were incurred during the quarter ended March 31, 2005, since they are not expected to have a continuing impact on our operating results:

(i) A charge of $22,381 representing the allocation of purchase consideration to the fair value of acquired inventory and included in cost of sales in the quarter following the acquisition;

(ii) Transaction expenses totaling $35,975 including a commitment fee relating to a bridge loan facility necessary to complete the acquisition, the net costs of contracts purchased to hedge movements in the U.S. dollar versus the British pound sterling during the period leading up to the closing and $3,300 commitment fee relating to the delayed-draw term facility; and

(iii) A charge of $280,700 representing the write-off of the estimated fair value of acquired in-process product research and development projects.

(1) The following table shows the computation of the pro forma adjustment to depreciation expense resulting from the acquisition of Warner Chilcott PLC.

Fair Value
Property, plant and equipment	$31,053

Annual Expense
Historical depreciation expense year ended September 30, 2004	$2,083
Pro forma depreciation expense for full year	2,536

Pro forma adjustment for year ended September 30, 2004	$453

Quarterly Expense
Historical depreciation expense quarter ended December 31, 2004	$1,019
Pro forma depreciation expense for one quarter	634

Pro forma adjustment for quarter ended December 31, 2004	$(385)

Property, plant and equipment are depreciated over the useful lives, ranging from 3 to 20 years of the various categories of assets.

(2) Effective at the closing of the Transaction, we entered into an advisory services and monitoring agreement with the Sponsors (or their affiliates) under which we will pay the Sponsors (or their designees) an initial management fee equal to $5,000 per annum ($1,250 per quarter).

(3) The unaudited pro forma consolidated statements of operations have been prepared to reflect the application of purchase accounting under SFAS No. 141, “Business Combinations” for the acquisition of Warner Chilcott PLC assuming that the acquisition closed as of the first day of the period presented.

The adjustment represents the change in amortization expense resulting from the allocation of the acquisition consideration to the identified intangible assets based on the valuation as of the transaction closing date and the elimination of the historical amortization expense. The adjustment is composed of the following amounts:

	Useful Lives(a)	Fair Value
Finite lived intangible assets:
Product licenses, marketing rights and relationships	15 years	$811,100
Owned product lines	15 years	1,012,300

Total		$1,823,400

Pro forma year one amortization expense(a)		$208,900
Historical amortization expense year ended September 30, 2004		52,374

Pro forma adjustment for the year ended September 30, 2004		$156,526

Pro forma one-quarter amortization expense(b)		$59,425
Historical amortization expense quarter ended December 31, 2004		21,636

Pro forma adjustment for the quarter ended December 31, 2004		$37,789

(a)	All identified finite-lived intangible assets are amortized on a straight line or accelerated basis over 15 years. The annual amortization expense shown represents the pro forma amount of amortization in the first full period following the acquisition taking into consideration the application of accelerated amortization on certain of the identified intangible assets.
(b)	Includes amounts related to contingent purchase consideration paid during the quarter ended December 31, 2004 with respect to our products Estrostep and femhrt, the impact of which were included in our historical amortization expense for that period.

(4) Transaction expenses included in the historical statements of operations totaling $50,973 in the quarter ended December 31, 2004 consisting of advisory fees and other expenses directly related to the closing of the Acquisition have been eliminated from the pro forma statements of operations as such charges are not expected to have a continuing impact on our operating results.

(5) Historical interest income has been eliminated to reflect the reduction in cash balance arising from repayment of historical long-term debt using available cash.

(6) The pro forma adjustment to interest expense reflects the increase in interest expense resulting from the debt incurred in connection with the Transactions. The additional interest expense reflects interest expense and amortization of deferred financing costs related to $1,400,000 of borrowings under the term loan portion of our senior credit facility and $20,000 of borrowings under the revolving credit facility drawn at closing and issuance of $600,000 of the old notes offered. All outstanding indebtedness of Warner Chilcott PLC was prepaid in connection with the closing of the Transaction. The components to this adjustment to interest expense are as follows:

Description	Annual Interest Expense	Quarterly Interest Expense
Interest on $600,000 of 8.75% Senior Subordinated Notes	$52,500	$13,125
Interest on $1,400,000 of variable rate loans under the senior secured credit facility, interest at LIBOR +2.75%	74,900	18,725
Interest on $20,000 of variable rate borrowings under the $150,000 revolving credit facility, at LIBOR +2.50%	1,020	255
Commitment fee on the unused $130,000 portion of the $150,000 revolving credit facility at 0.5%	650	163
Amortization of $82,662 of deferred financing costs	10,804	2,701

Pro forma interest expense	$139,874	$34,969
Historical interest expense year ended September 30, 2004 and quarter ended December 31, 2004	11,028	1,864

Pro forma interest expense adjustment	$128,846	$33,105

LIBOR (90 day) during both pro forma periods was assumed to be 2.60%, the average rate on the Acquisition closing date.

(a)	A 0.125% change in the interest rates on our variable rate term borrowings and revolving credit facilities would change annual pro forma interest expense by $1,775. The pro forma weighted average interest rate of our borrowings under our senior credit facilities is 5.99%.
(b)	At closing, we drew $20,000 under the revolving credit facility to consummate the Transactions. No pro forma adjustment to interest expense was made for the interest on possible borrowings under our revolving credit facility in excess of $20,000.
(c)	Debt issuance costs are amortized over the estimated terms of the corresponding agreements ranging from 6 to 10 years.

(7) Tax impact on pro forma adjustments has been calculated at the statutory rates of the countries in which the benefit from the pro forma adjustments are expected to be realized.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth our selected historical consolidated financial and other data. Except for the data relating to the quarter ended March 31, 2005, all data below reflects the consolidated financial and other data of the Predecessor. The three months ended March 31, 2005 is our first reporting period following the Acquisition Date. The financial statements relating to this period treat the Acquisition as if the closing took place on January 1, 2005 and the operating results for the period January 1 through January 4, 2005 were those of the Successor. The period included only two business days and the impact on the results of operations during the period was not material. The Successor’s fiscal year ends on December 31.

The selected consolidated financial data as of September 30, 2003 and 2004 and for each of the three years in the period ended September 30, 2004 presented in this table have been derived from our audited consolidated financial statements and related notes included elsewhere in this prospectus. The selected consolidated financial data as of September 30, 2000, 2001 and 2002 and for the fiscal years ended September 30, 2000 and 2001 presented in this table are derived from our consolidated financial statements and related notes which are not included in this prospectus. The selected consolidated financial data as of December 31, 2003 and for the quarter ended December 31, 2003 presented in this table have been derived from our unaudited condensed consolidated financial statements and related notes for such period included elsewhere in this prospectus, and the selected consolidated financial data as of December 31, 2004 and for the quarter ended December 31, 2004 presented in this table have been derived from our audited consolidated financial statements and related notes for such period included elsewhere in this prospectus. The selected consolidated financial data as of March 31, 2004 and 2005 and for the each of the quarters ended March 31, 2004 and 2005 presented in this table have been derived from our unaudited condensed consolidated financial statements and related notes for such period included elsewhere in this prospectus.

The selected consolidated financial data set forth below should be read in conjunction with, and are qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto included elsewhere in this prospectus.

	Fiscal Year Ended September 30,					Transition Period Quarter Ended December 31,		Unaudited Quarter Ended March 31,
	Predecessor					Predecessor	Predecessor	Predecessor	Successor
	2000	2001	2002	2003	2004	2003	2004	2004	2005
						Unaudited
			(dollars in thousands, except per share amounts)
Statement of Operations Data:
Revenue(1)(2)	—	$117,323	$172,231	$365,164	$490,248	$124,789	$136,893	$126,109	$133,742
Costs and expenses:
Cost of sales(7)	—	18,417	19,366	42,042	53,488	11,408	34,529	14,480	41,531
Selling, general and administrative(7)	4	42,909	47,174	124,786	146,205	37,745	41,463	35,170	46,640
Research and development	5,516	8,808	16,000	24,874	26,558	6,692	4,608	5,537	4,943
Amortization of intangible assets(7)	—	24,474	18,252	38,106	52,374	13,185	21,636	13,034	61,300
Acquired in-process research and development(7)	—	—	—	—	—	—	—	—	280,700
Transaction costs(7)	—	—	—	—	—	—	50,973	—	35,975
Net interest expense(7)	—	16,788	18,916	7,686	9,256	3,152	1,214	4,238	28,648

Income (loss) before taxes	(5,520)	5,927	52,523	127,670	202,367	52,607	(17,530)	53,650	(365,995)
Provision (benefit) for income taxes	(1,656)	2,897	18,858	41,380	59,390	12,312	26,558	16,942	(4,356)

Income (loss) from continuing operations	(3,864)	3,030	33,665	86,290	142,977	40,295	(44,088)	36,708	(361,639)

Discontinued operations, net of tax(3)	(3,493)	13,396	111,511	9,865	8,711	2,405	—	1,156	—

Net income (loss)	$(7,357)	$16,426	$145,176	$96,155	$151,688	$42,700	$(44,088)	$37,864	$(361,639)

Balance Sheet Data (at period end):
Cash and cash equivalents(4)(5)(7)	$50,514	$281,354	$315,571	$88,571	$186,251	$167,500	$229,565	$137,548	$53,163
Total assets(4)(5)(7)	805,911	1,150,039	1,072,231	1,456,419	1,419,295	1,614,403	1,439,243	1,533,169	3,228,966
Long-term debt(5)(6)(7)	205,130	238,715	49,158	341,078	191,701	341,582	192,199	243,377	2,020,000
Shareholders’ equity(4)(7)	444,236	738,183	909,007	997,125	1,126,640	1,051,701	1,089,087	1,090,309	920,765

Other Data:
Cash flows provided by (used in):
Operating activities(7)	$18,810	$52,913	$71,539	$165,166	$174,957	$39,310	$47,690	$41,026	$(41,057)
Investing activities(5)(7)	15,743	(140,804)	160,464	(670,677)	103,489	31,669	(7,850)	29,640	(2,930,285)
Financing activities(7)	69,822	300,145	(267,300)	282,154	(182,594)	6,613	2,603	(101,698)	3,024,505
Capital expenditures	(22,525)	(23,568)	(17,301)	(6,164)	(10,079)	(1,806)	(650)	(3,478)	(578)
Ratio of earnings to fixed charges(7)(8)	(8)	1.2x	2.7x	11.8x	18.5x	14.7x	(8)	12.2x	(8)

(1)	The increase in product revenues from fiscal year 2002 to fiscal year 2003 and from fiscal year 2003 to fiscal year 2004 was in part attributable to product acquisitions. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Additional Factors Affecting Comparability of Results—Acquisitions.”
(2)	We sold the U.S. and Canadian rights to our then-marketed Loestrin products to Duramed in March 2004. Following this sale, we continued to earn revenue from supplying Loestrin to Duramed under a supply agreement. Our total revenue for fiscal years 2004 and 2003, excluding revenue attributable to Loestrin product sales, was $464.0 million and $326.6 million, respectively.
(3)	Discontinued operations represented our pharmaceutical services business, which were Interactive Clinical Technologies, Inc. (sold in August 2002), our Clinical Trial Services business (sold in May 2002) and our Chemical Synthesis Services business (sold in December 2001). In addition in December 2003, we sold our Pharmaceutical Development and Manufacturing Services business, in April 2004 we sold our U.K. Pharmaceutical Sales and Marketing business and in May 2004 we sold our U.K.-based sterile solutions business. We received $343.0 million of proceeds net of costs for the sale of these businesses. The high level of discontinued operations in 2002 is due to the gain on disposal of our above mentioned pharmaceutical services business of $101.1 million net of taxes of $3.9 million. No business was divested in fiscal year 2003. The discontinued operations for fiscal year 2004 included a gain on disposal of $5.4 million, net of a tax charge of $11.8 million on the sale of our Pharmaceutical Development and Manufacturing Services business, our U.K. Pharmaceutical Sales and Marketing business and our U.K.-based sterile solutions business.
(4)	Reflects the issuance of 26.5 million ordinary shares (6.6 million ADS equivalents) in relation to our July 2001 equity offering raising proceeds of approximately $268.0 million net of fees. In 2002, we repurchased 2 million ordinary shares (0.5 million ADS equivalents). In 2004, we repurchased 2.8 million ordinary shares (0.7 million ADS equivalents).
(5)	Reflects the acquisition of products for approximately $650.0 million in 2003, financed with cash on hand and $350.0 million in long term debt.
(6)	Reflects the repayment of a total of $249.3 million in long-term debt in 2002.
(7)	Completing the Acquisition affected our financial condition, results of operations and cash flows in the following ways:
a.	In the quarter ended December 31, 2004 we incurred $50.9 million of transaction costs and $3.7 million of incremental selling, general and administrative costs directly related to the closing of the Acquisition; and
b.	During the quarter ended March 31, 2005 we completed the Acquisition for total consideration of $3,152.1 million, which was funded by $1,282.4 million of equity contributions, $1,420.0 million of senior secured debt, $600.0 million of 8 3/4% Senior Subordinated Notes and $150.3 million of cash on hand. We recorded adjustments to the fair value of our assets and liabilities as of the date of the Acquisition. In the quarter ended March 31, 2005 the following items were included in our operating results:
•	a charge of $22.4 million in cost of sales representing the write-off of the purchase price allocated to the fair value of our opening inventory,
•	$11.5 million of incremental selling, general and administrative costs directly related to the closing of the Acquisition,
•	a $1.2 million charge in selling, general and administrative expenses for the management fee to the Sponsors,
•	increased amortization expense resulting from the write-up of our identified intangible assets,
•	a $280.7 million write-off of acquired in-process research and development,
•	$36.0 million of transaction costs, and
•	increased interest expense from the indebtedness we incurred to complete the Acquisition.
(8)	For purposes of these computations, earnings consist of income from continuing operations before income taxes plus fixed charges, plus the amortization of capitalized interest. Fixed charges include interest on indebtedness from both continuing and discontinued operations, amortization of debt issuance costs, capitalized interest and the portion of lease rental expense representative of interest. In the opinion of management, we estimate the interest component of lease rental expense to be one third of lease rental expense. For fiscal year 2000 and the quarters ended December 31, 2004 and March 31, 2005, our earnings were insufficient by $5.5 million, $17.5 million and $366.0 million, respectively, to cover our fixed charges for such periods.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read this discussion and analysis in conjunction with the consolidated financial statements and the notes to those consolidated financial statements included elsewhere in this prospectus. In addition, the following discussion and analysis does not include the results from our discontinued operations, unless otherwise indicated. This discussion and analysis contains forward-looking statements. See “Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. Please note that references to “us,” “we,” “our,” and “the Company” for the periods prior to consummation of the Transactions discussed in this section refer to the Predecessor. All references in this discussion and analysis to “fiscal year” are to the twelve months ended September 30 of the year referenced, except for “fiscal year 2005,” which refers to the twelve months ending December 31, 2005.

Overview

We are a specialty pharmaceutical company that develops, manufactures, markets and sells branded prescription pharmaceutical products focused on two therapeutic categories: women’s healthcare and dermatology. Our portfolio of pharmaceutical products are promoted by our sales and marketing organization in the United States. We also distribute a product in Canada.

The Acquisition and Related Financing

We began commercial operations on January 5, 2005 when we acquired the Predecessor. The financial statements included in this prospectus and this discussion and analysis reflect the Acquisition as if the closing took place on January 1, 2005 and the operating results for the period January 1 through January 4, 2005 were those of the Successor. The period included only two business days and the impact on the results of operations during the period was not material. The consolidated financial statements presented for periods ended on or before December 31, 2004 (including the results from operations for the quarter ended March 31, 2004) include the accounts of the Predecessor and all of its wholly-owned subsidiaries.

On October 27, 2004, a company now controlled by the Sponsors reached an agreement on the terms of a recommended acquisition of Warner Chilcott PLC. The Acquisition became effective on January 5, 2005 and thereafter, following a series of transactions, we acquired 100% of the share capital of Warner Chilcott PLC.

To complete the Acquisition, the Sponsors, certain of their limited partners and certain members of our management, indirectly, funded equity contributions to Holdings, the proceeds of which were used by Holdings to purchase 100% of the Company’s share capital for $1,282.4 million. On January 18, 2005, the Company borrowed an aggregate $2,020.0 million consisting of an initial drawdown of $1,420.0 million under a $1,790.0 million senior secured credit facility and $600.0 million of 8.75% Senior Subordinated Notes due 2015.

The proceeds from the acquisition financings together with cash on hand at Warner Chilcott PLC were used: to pay selling stockholders $3,014.4 million, $70.4 million to retire all of the Predecessor’s outstanding share options, to pay $67.3 million of transaction expenses, to pay debt issuance costs of $82.7 million and to retire all of the Predecessor’s previously outstanding funded indebtedness totaling $195.0 million. The balance of the proceeds were used to fund $36.0 million of transaction costs incurred by the Company and expensed in the quarter ended March 31, 2005 and the remainder was held as cash for working capital purposes.

The Acquisition was accounted for as a purchase in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations.” The total purchase price, including direct costs of acquisition, of approximately $3,152.1 million was allocated to the acquired assets and liabilities based on their estimated fair values at the Acquisition Date. These allocations were determined by management taking into consideration valuation reports prepared for us by an independent third party appraisal firm. The excess of the purchase price over the underlying assets acquired and liabilities assumed was allocated to goodwill, which is not deductible for tax purposes.

Factors Affecting Our Results

Revenue

We generate two types of revenue: revenue from product sales and co-promotion revenue.

Product sales. We promote a portfolio of branded prescription pharmaceutical products primarily in the women’s health and dermatology segments of the U.S. pharmaceutical market. To generate demand for our products our sales representatives make face-to-face promotional and educational presentations to physicians who are likely to prescribe our products to their patients. By informing these physicians of the attributes of our products and the types of patients who can most benefit from them, we generate demand for our products with physicians, who in turn write prescriptions for our products for their patients, who in turn go to the pharmacy where the prescription is filled. Pharmacies buy our products either directly from us (some national retail chains) or through wholesalers/distributors. We sell our products to national retail chain stores and wholesalers/distributors and recognize revenue when title passes to our customers. Sales are recorded when title passes to our customers, generally free on board (“FOB”), destination.

When our unit sales to customers in any period exceed consumer demand (as measured by filled prescriptions in units), our sales in excess of demand must be absorbed before our customers begin to order again. We refer to the amount of inventory held by our customers, generally measured in the number of days demand on hand, as “pipeline inventory”. Pipeline inventories expand and contract in the normal course of business. When comparing reported product sales between periods, it is important to consider whether estimated pipeline increased or decreased during each period.

We generate our revenue primarily from the sale of branded pharmaceutical products in the U.S. market, including our hormonal contraceptives (Ovcon and Estrostep), our hormone therapy products (femhrt, Estrace Tablets, Estrace Cream and Femring), our treatment for premenstrual dysphoric disorder (Sarafem) and our oral antibiotic for the treatment of acne (Doryx). Our revenue from sales of these products consists primarily of sales invoiced (less returns and other deductions).

Included in net sales are amounts earned under contract manufacturing agreements. These activities are by-products of our May 2004 acquisition of the Fajardo, Puerto Rico manufacturing facility from a subsidiary of Pfizer and the March 2004 sale of rights to two Loestrin products to a unit of Barr. Under these agreements, we agreed to manufacture certain products for Pfizer and Barr for specified periods. Contract manufacturing is not an area of strategic focus for the Company and these contracts produce profit margins significantly below the margins realized on sales of distributed products. We expect to phase out the manufacturing of Pfizer products over the next two years as we transfer the manufacture of more of our own products to the Fajardo facility.

Co-promotion revenue. We generate revenue from a co-promotion agreement with Bristol-Myers for the psoriasis product Dovonex. Under this agreement, we earn revenue based on Bristol-Myers’ net sales (as defined in the agreement) of the product. We do not record Dovonex product sales or cost of goods sold and the selling and marketing expenses related to co-promotion revenue are included in our selling, general and administrative expenses. We expect our co-promotion revenue under this contract to increase in 2005 in comparison with 2004, and be replaced by Dovonex sales beginning in January 2006 when we intend to exercise our option to acquire the exclusive U.S. sales and marketing rights to that product.

Revenue Trends for Certain Product Categories

Hormonal Contraceptives. Revenues from our branded hormonal contraceptive Ovcon have grown over the periods covered in this discussion due to the increased promotion of these products by our sales force as well as overall growth of this product category. Estrostep has experienced revenue growth since our sales force began actively promoting it in the second quarter of fiscal year 2004. We believe that hormonal contraceptives are increasingly being prescribed to older reproductive women and are increasingly prescribed for benefits in addition to contraception. We also believe that Estrostep is well-positioned to capitalize on these attractive market trends in the future. We believe that future growth in this product category is likely to be driven by the continued promotion of Estrostep and Ovcon and planned line extensions, including Ovcon 35 Chewable which we expect to launch in early 2006.

Hormone Therapy. In our oral HT products, our revenues from femhrt have grown, while revenues from Estrace Tablets declined, over the periods covered by this discussion. We believe prescriptions for these products have been negatively affected by the announcement in July 2002 of the early termination of the E&P Arm of the WHI Study. Despite the overall decrease in the market and a decrease in femhrt prescription volume, femhrt’s share of total prescriptions in the oral estrogen-progestogen therapy segment has increased over the three years following the early termination of the E&P Arm of the WHI Study. With new prescriptions in the oral estrogen-progestogen therapy segment showing signs of stabilization, we believe that demand for these products is likely to improve in the future.

In contrast to the decline of our oral HT products, prescriptions of our local HT therapy, Estrace Cream, have experienced modest growth since July 2002. We believe that strong physician loyalty and high brand awareness has enabled Estrace Cream to achieve sales growth without active promotion other than the provision of samples by our sales force and a sample budget of approximately $0.4 million per year. We also believe that local hormone therapies generally, and Estrace Cream in particular, are well positioned in the market for HT products as doctors look for alternatives to oral HT therapy.

Acne Therapy. Our revenues from Doryx, which is the leading branded oral antibiotic prescribed by dermatologists for the treatment of acne, grew over the periods covered by this discussion. We believe that future growth in this product category is likely to be driven by Doryx as well as by the psoriasis treatment Dovonex, exclusive U.S. sales and marketing rights to which we intend to acquire from Bristol-Myers in January 2006, and Dovobet, for which we have a license from LEO Pharma and which we expect to launch in 2006, depending on the timing of FDA approval. See “Business—Dovonex and Dovobet Transactions.”

Premenstrual Dysphoric Disorder Therapy. Revenues from Sarafem, an SSRI prescribed for the treatment of premenstrual dysphoric disorder, declined over the periods covered by this discussion primarily due to therapeutic substitution and the discontinuation of promotion to primary care physicians after we acquired the product from Lilly. While we are exploring opportunities to develop a line extension for Sarafem, we do not foresee significant changes in Sarafem’s performance over the short term.

Factors Affecting Our Revenues

Changes in revenue from sales of our branded pharmaceutical products from period to period are affected by the following factors:

•	changes in the level of competition faced by our products, including the launch of new products by competitors and the introduction of generic equivalents upon the expiration of patents associated with our products;

•	changes in the level of promotional or marketing support for our products and the size of our sales force;

•	our ability to successfully develop and launch line extensions and new products, including products we acquire from third parties;

•	changes in the level of demand for our products, such as the decreases in demand experienced by our oral HT products following the announcement of the early termination of the E&P Arm of the WHI Study; and

•	long-term growth of our core therapeutic categories of women’s healthcare and dermatology.

Cost of Sales

We currently contract with third parties to manufacture most of our products. Our supply agreements with these third party manufacturers may include minimum purchase requirements and may provide that the price we pay for the products we sell can be increased based on inflation, increased fixed costs or other factors.

For products that we manufacture (at present, Estrostep and Femring), our direct material costs include the costs of purchasing raw materials and packaging materials. Direct labor costs for these products consist of payroll costs (including benefits) of employees engaged in production, packaging and quality control in our manufacturing plants at Fajardo, Puerto Rico and Larne, Northern Ireland. The largely fixed indirect production costs at our manufacturing plants consist of production, overhead and laboratory costs.

Due to the fact that most of our products are manufactured by third parties, the main factors that influence the cost of sales as a percentage of revenue are the terms of these supply agreements. We expect that cost of sales, as a percentage of revenues, will increase beginning in 2006 as a result of the royalties and supply prices that we will pay to LEO Pharma for Dovonex and Dovobet.

Gross Profit

Our gross profit, which excludes amortization costs, has increased in line with increases in our revenues over the periods discussed and our gross margins have remained approximately the same. Our sales from contract manufacturing generate gross margins lower than those earned on our distributed products. Contract manufacturing sales are expected to have a negative impact on our gross margin percentage in fiscal year 2005 in comparison with fiscal year 2004. We expect that our planned acquisitions of exclusive U.S. sales and marketing rights to Dovonex and Dovobet will have a negative impact on our weighted average gross margins for the reasons described above under “—Cost of Sales.”

Selling, General and Administrative

Selling, general and administrative expenses consist of all expenditures incurred in connection with the sales and marketing of our products, including distribution and warehousing costs. The major items included in sales and marketing expenses are:

•	costs associated with employees in the field sales forces, sales force management and marketing departments, including both fixed salaries and bonuses typically based on agreed targets;

•	promotional and advertising costs; and

•	distribution and warehousing costs reflecting the transportation and storage associated with transferring products from our manufacturing facilities to our distribution contractors and on to our customers.

Changes in sales and marketing expenses as a percentage of our revenue may be affected by a number of factors, including:

•	changes in sales volumes, as higher sales volumes enable us to spread the fixed portion of our sales and marketing expenses over higher sales;

•	changes in the mix of products we sell, as some products require more intensive promotion than others;

•	changes in the composition, focus and number of our sales force, such as when we establish or expand our sales force to market a new product; and

•	new product launches in existing and new markets, as these launches typically involve intense promotion activities over an extended period of time.

Administrative expenses consist of management salary and payroll costs, rent and miscellaneous administration and overhead costs. In addition, during fiscal year 2004 and the quarter ended December 31, 2004, we incurred exceptional administrative costs relating to fees and expenses of preparing for the Transactions and costs relating to litigation. We incurred significant administrative costs in 2005 resulting from the execution and completion of the Transactions and expect ongoing litigation expenses, which we expect to be offset in part by the elimination of our U.S. and U.K. securities listings and, in the United Kingdom, related reporting and compliance functions. See “The Transactions” and “Business—Legal Proceedings.”

Research and Development

Since we conduct very little early-stage exploratory research, research and development expenses comprise mainly development costs. These development costs are typically associated with:

•	developing line extensions of our existing products;

•	developing new products based on different formulations of well-known active substances; and

•	supporting and conducting late-stage clinical trials and subsequent registration of products we develop internally or license from third parties.

Development costs also include payments to third party licensors when products that we have licensed from them reach milestones (such as FDA approval). These payments, which we refer to as “milestone payments,” are usually recognized as expenses, unless they meet the criteria of an intangible asset, as described below under “—Critical Accounting Policies and Estimates—Impairment of Definite Lived Intangible Assets,” in which case they are capitalized and amortized over their useful lives.

The level of development costs is related to the number of products in development and the stage of their development process. Development costs for any particular product may increase progressively in the development process, with Phase III clinical trials accounting for a significant part of the total development costs of a product.

Depreciation and Amortization

Depreciation costs relate to the depreciation of property, plant and equipment and are included in our statement of operations primarily in cost of sales. Depreciation is calculated on a straight-line basis over the expected useful life of each class of asset. No depreciation is charged on land.

Amortization costs relate to the amortization of intangible assets, which consist primarily of intellectual property rights. Amortization is calculated on either an accelerated or a straight-line basis, over the expected useful life of the asset, with each identifiable asset assessed individually. Patents and other intellectual property rights are amortized over periods not exceeding 15 years. See “ —Additional Factors Affecting Comparability of Results—The Transactions” for information regarding future increases in amortization expense as a result of the Transactions.

Interest Income and Interest Expense

Interest income consists primarily of interest income earned on our cash balances. Interest expense consists of interest on outstanding indebtedness and the amortization of financing costs. See “—Additional Factors Affecting Comparability of Results—The Transactions” for information regarding future increases in interest expense as a result of the Transactions.

Income Tax Expenses

Income tax expense consists of current corporation tax expense, deferred tax expense and any other accrued tax expense. For periods prior to December 31, 2004 our parent was a United Kingdom company and our composite tax rate reflected the rates in four tax jurisdictions: the United Kingdom, the United States, the Republic of Ireland and Puerto Rico. Our effective tax rate was 29% in fiscal year 2004. In connection with the Acquisition, the Company was reorganized and has a more tax-efficient structure with a Bermudian parent company and substantial operations in Puerto Rico and the United States. We expect to enter into a tax agreement with the Puerto Rican tax authorities, whereby our earnings in Puerto Rico, which are a large component of our overall earnings, will be subject to only a 2.0% income tax for a period of 15 years. We expect our effective tax rate in 2005 to be substantially less than the rates for the periods prior to the Acquisition.

In 2004 the Predecessor transferred certain intangible assets between entities in different tax jurisdictions. The potential tax impacts of these transfers were recorded in the Predecessor’s income tax provisions and associated balance sheet accounts based on assumptions regarding the values of the transferred assets, including consideration of third party valuation reports. The tax year in which the transfers occurred has not yet been subject to audit by taxing authorities. Although the outcome of possible future challenges of the value at which the transfers took place cannot be predicted with certainty, we believe that any possible liability in connection with the transfers would not have a material adverse effect on our operating results or financial position but could be material to our cash flows in any one accounting period.

Additional Factors Affecting Comparability of Results

The Transactions

The Acquisition of Warner Chilcott PLC on January 5, 2005, the application of purchase accounting adjustments related thereto, and the related financing transactions has had an impact on our recent financial results and will affect our future results of operations. In particular:

•	the substantial indebtedness that was incurred to finance the Acquisition has and will increase our interest expense for future periods significantly;

•	the significant adjustment to intangible assets recorded in connection with the Acquisition in respect of patents and other intellectual property rights will lead to a significant increase in amortization expense in future periods and the possibility that goodwill recorded in connection with the Transactions may be impaired in the future;

•	the purchase accounting adjustment relating to inventory results in a non-recurring charge of $22.4 million being reflected in our income statement, as the inventory on hand at the Acquisition date is sold to customers. This impact and the related effect on gross and operating margins was reflected in our income statement in the quarter ended March 31, 2005.

For information regarding the nature and pro forma effect of these adjustments on our results for fiscal year 2004 and the quarter ended December 31, 2004, see “Unaudited Pro Forma Consolidated Financial Statements.”

Acquisitions

•	During the periods covered by this discussion, we acquired the following products:

•	In January 2003, we acquired the U.S. sales and marketing rights to Sarafem from Eli Lilly Company (“Lilly”) for cash consideration of approximately $295 million and paid an additional $10.0 million in 2004 to exercise our option to make the license of the U.S. rights exclusive;

•	In March 2003, we acquired Estrostep and Loestrin from Pfizer for an initial cash consideration of approximately $197 million. Further cash consideration of up to a maximum of $55 million is payable by us in quarterly installments in arrears so long as Estrostep retains market exclusivity during the life of its patent (such quarterly payments to end upon patent expiration); and

•	In April 2003, we acquired femhrt from Pfizer for an initial cash consideration of approximately $162 million. Further contingent cash consideration of up to a maximum of approximately $69 million is payable by us in quarterly installments in arrears so long as femhrt retains market exclusivity during the life of its patent (such quarterly payments to end upon patent expiration).

A consequence of the Transactions and our other recent acquisitions is that our results of operations may not be comparable to prior year periods.

Dispositions

During the periods covered by this discussion, we disposed of our Chemical Synthesis Services (“CSS”) business in December 2001, our Clinical Trial Services (“CTS”) business in May 2002, our Interactive Clinical Technologies, Inc. (“ICTI”) business in August 2002, our PDMS business in December 2003, our U.K.

Pharmaceutical Sales and Marketing business in April 2004 and our U.K.-based sterile solutions business in May 2004. The following discussion does not include the results from these discontinued businesses unless otherwise indicated.

We sold the exclusive U.S. and Canadian sales and marketing rights to our then-marketed Loestrin products to Duramed in March 2004. Loestrin is not accounted for as a discontinued business due to our ongoing supply agreement with Duramed.

Critical Accounting Policies and Estimates

In the ordinary course of business, we make a number of estimates and assumptions relating to the reporting of results of operations and financial condition in the preparation of our financial statements in conformity with accounting principles generally accepted in the United States. Actual results could differ significantly from those estimates and assumptions. We believe that the following discussion addresses our most critical accounting policies, which are those that are most important to the portrayal of our financial condition and results and require management’s judgment about the effect of matters that are uncertain.

On an ongoing basis, management evaluates its estimates and assumptions, including those related to revenue recognition, recoverability of long-lived assets, continued value of goodwill and intangibles and pension and other postretirement benefits. Management bases its estimates and assumptions on historical experience and on various other factors that are believed to be reasonable at the time the estimates and assumptions are made. Actual results may differ from these estimates and assumptions under different circumstances or conditions.

Revenue Recognition

Revenue from product sales are recognized when title to the product transfers to our customers, generally FOB, destination. We warrant products against defects and for specific quality standards, permitting the return of products under certain circumstances. Product revenues are recorded net of trade discounts, sales returns, rebates, value-added tax and similar taxes, and fee for service arrangements with certain distributions. Included in net sales are amounts earned under contract manufacturing agreements. Under these agreements, we agreed to manufacture certain products for third parties for specified periods.

Revenue under co-promotion agreements from the sale of products developed or owned by other companies, such as our arrangement with Bristol-Myers to co-promote Dovonex, is recorded as “Other revenue”, which is included in “Total revenue.” Co-promotion revenue is based on a percentage of the co-promotion party’s net sales (as defined in the agreements) of the promoted product. There is no cost of goods sold associated with co-promotion revenue, and the selling and marketing expenses related to co-promotion revenue are included in selling, general and administrative expenses.

We establish accruals for rebates, trade discounts, returns and fee for service arrangements with distributors in the same period we recognize the related sales. The accruals reduce revenues and are included in accrued expenses. Accrued rebates include amounts due under Medicaid, managed care rebates and other commercial contractual rebates. We estimate accrued rebates based on a percentage of selling price determined from historical experience. These accruals reduce revenues and are included as a reduction of accounts receivable or as accrued expenses. Returns are accrued based on historical experience. In all cases, judgment is required in estimating these reserves, and actual claims for rebates and returns could be different from the estimates.

Impairment of Goodwill

We periodically evaluate acquired goodwill for potential impairment indicators. Our judgments regarding the existence of impairment indicators are based on legal factors, market conditions and operational performance of our business. We carry out an annual impairment review of goodwill unless events occur which trigger the need for an earlier impairment review. Future events could cause us to conclude that impairment indicators exist and that goodwill associated with our business is impaired. Any resulting impairment could affect our financial condition and results of operations. We will complete our next annual test during the quarter ending December 31, 2005.

Impairment of Definite Lived Intangible Assets

We assess the impairment of definite lived intangible assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors that could trigger an impairment review include, but are not limited to: (i) significant negative industry or economic trends; and (ii) current, historical or projected losses with the expectation of continuing losses. When we determine that there is an indicator that the carrying value of definite lived intangible assets may not be recoverable, we measure impairment based on estimates of future cashflow. These estimates include assumptions about future conditions within the Company and the industry. If actual cashflows differ from those projected by management, additional write-offs may be required.

Acquired In-Process Research and Development

We allocated $280.7 million of the Acquisition purchase price to the estimated fair value of product development projects that, as of the Acquisition Date, were not approved by the U.S. Food and Drug Administration (“FDA”) for promotion and sale in the U.S. and had no alternative future use (in-process research and development or “IPR&D”). Accordingly, this amount was immediately expensed and is included in our condensed consolidated statement of operations for the quarter ended March 31, 2005. The estimated fair value of the acquired IPR&D was comprised of the following projects:

Value of Acquired IPR&D
(dollars in thousands)
Estrostep® (oral contraceptive)	$182,700
Loestrin® 24 (oral contraceptive)	30,000
Dovobet® (combination product for psoriasis)	68,000

Total	$280,700

We determined the estimated fair value of these projects based on a discounted cash flow model using a discount rate of 13.0%. For each project, the estimated after-tax cash flows were probability weighted to take into account the stage of completion and the risks surrounding the successful development, obtaining FDA approval and commercialization.

The projects, which were in various stages of development, are expected to reach completion at various dates ranging from 2006 through 2008. The major risks and uncertainties associated with the timely and successful completion of these projects consists of the ability to confirm the safety and efficacy of the products based on data from clinical trials and obtaining necessary regulatory approvals.

Litigation and Contingencies

We are subject to litigation and contingencies in the ordinary course of business. Legal fees and other expenses related to litigation and contingencies are accrued when they are deemed probable of being incurred and the amounts are reasonably estimable. Additionally, we, in consultation with our counsel, assess the need to record a liability for litigation and contingencies on a case-by-case basis. Accruals are recorded when we determine that a loss related to a matter is both probable and reasonably estimable, based on existing information. These accruals are adjusted periodically as assessment efforts progress or as additional information becomes available. We self-insure for liability not covered by product liability insurance based on an estimate of potential product liability claims. We develop such estimates in conjunction with our insurance consultants and outside counsel.

Results of Operations

Three months ended March 31, 2005 (Successor) and March 31, 2004 (Predecessor)

The three months ended March 31, 2005 is the first reporting period for the Company following the Acquisition Date. The financial statements relating to this period treat the Acquisition as if the closing took place on January 1, 2005 and the operating results for the period January 1 through January 4, 2005 were those of the

Successor. The period included only two business days and the impact on the results of operations during the period was not material.

During the quarter ended March 31, 2005 we recorded a number of expenses directly related to the closing of the Transactions including transaction related expenses of $36.0 million, $5.9 million of incremental operating expenses resulting from the Transactions that are included in selling, general and administrative expense, $280.7 million representing the write-off of the estimated fair value of acquired in-process research and development projects and $22.4 million representing the increased value of our opening inventory recorded through the allocation of the Transactions purchase price and reflected in cost of sales in the quarter.

Included in our results for the quarter ended March 31, 2004 were $13.5 million of revenue and $12.2 million of profit before taxes from sales of certain Loestrin brand oral contraceptive products in the U.S. and Canada. The U.S. and Canadian rights to two Loestrin products were sold to a unit of Barr on March 24, 2004. The Loestrin revenue and profits were not classified as discontinued operations as the Company supplies Barr with its requirements of Loestrin product through April 2008. Revenue from the sale of Loestrin products to Barr is included in net sales.

Revenue. The following table sets forth our unaudited revenue for the quarters ended March 31, 2005 and 2004 and the change in the 2005 period compared with the prior year:

	Quarter Ended March 31,		Increase (Decrease)
	2005	2004	Dollars	Percent
	(dollars in millions)
Oral contraception
Ovcon	$22.8	$17.4	5.4	30.8%
Estrostep	19.2	15.9	3.3	20.2%
Loestrin (U.S. and Canada)	—	13.5	(13.5)	(100.0)%

Total	42.0	46.8	(4.8)	(10.3)%

Hormone therapy
Estrace Cream	13.0	13.9	(0.9)	(6.9)%
femhrt	16.4	18.2	(1.8)	(9.5)%
Femring	3.4	2.0	1.4	74.8%
Estrace Tablets	3.9	3.0	0.9	31.8%

Total	36.7	37.1	(0.4)	(0.7)%

Dermatology
Doryx	24.2	18.9	5.3	28.0%

PMDD
Sarafem	12.2	14.1	(1.9)	(13.1)%

Other Product Sales
Other products	6.6	8.4	(1.8)	(22.4)%
Contract manufacturing	6.6	—	6.6	n.m.

Total product net sales	$128.3	$125.3	3.0	2.4%

Other revenue
Dovonex co-promotion	$5.4	$0.8	4.6	n.m.

Total revenue	$133.7	$126.1	7.6	6.1%

Revenue in the quarter ended March 31, 2005 was $133.7 million, an increase of 6.1% over the same quarter last year. Excluding the $6.6 million of non-strategic and low margin contract manufacturing revenue from the 2005 quarter and the $13.5 million in sales of the divested Loestrin products in the 2004 quarter, our revenue growth was 12.8%.

Our oral contraceptive products, Ovcon and Estrostep, have been the primary focus of our sales forces since early 2004 and that promotional effort has produced strong growth in demand for both products. Ovcon revenue growth of 30.8% versus the prior year quarter was driven primarily by growth in filled prescriptions (unit growth) combined with the impact of price increases. The 20.2% increase over the prior year quarter in Estrostep sales was driven by a combination of strong growth in filled prescriptions and the impact of price increases, offset by a modest expansion of Estrostep pipeline inventory in the quarter ending March 31, 2004.

Sales of our hormone therapy products continue to be affected by the general decline in the hormone therapy markets that began in July 2002 following the NIH’s early termination of the E&P Arm of the WHI Study. The market decline has slowed, but we have decreased our promotional emphasis on hormone therapy products in favor of products with greater market potential, especially our oral contraceptives. Our hormone therapy product sales decreased $0.4 million or 0.7% in the quarter ended March 31, 2005 compared with the prior year quarter, with sales of both femhrt and Estrace Cream declining and sales of Estrace Tablets and Femring increasing. Despite decreased promotion, unit demand for Estrace Cream (measured by filled prescriptions) was essentially flat compared with the prior year. The decrease in Estrace Cream revenue reflects a modest decrease in the level of pipeline inventory held by our customers during the March 2005 quarter relative to the prior year quarter. We do not actively promote Estrace Tablets as the product faces significant generic competition. Filled prescriptions for Estrace Tablets continue to decline at a predictable rate and we have taken price increases to offset a portion of that decline. The increase in our reported revenue from Estrace Tablets reflects a slight expansion of pipeline inventory in the current year quarter compared with a larger reduction in the prior year quarter.

In dermatology, our oral antibiotic Doryx had revenue growth of $5.3 million or 28.0% in the quarter ended March 31, 2005 over the prior year quarter. Market demand for Doryx (as measured by filled prescriptions) declined slightly versus the prior year quarter. The decrease in unit demand was offset by the impact of price increases. A modest increase in Doryx pipeline inventory during the quarter accounted for a portion of the growth in revenue versus the prior year quarter.

During the quarter ended March 31, 2005 we recorded $5.4 million of revenue relating to our co-promotion with Bristol-Myers for Dovonex compared with $0.8 million in the prior year. We were compensated at a higher rate, as a percentage of Dovonex net sales, under the agreement in the March 2005 quarter than in the prior year quarter.

Sarafem, our product used to treat pre-menstrual dysphoric disorder (PMDD), had sales of $12.2 million in the quarter ended March 31, 2005, a 13.1% decrease versus the prior year quarter. The decline in comparison with the prior year quarter would have been greater but sales in the prior year quarter were low relative to market demand as Sarafem pipeline inventories contracted during the period. Sales in the quarter ended March 31, 2005 were consistent with market demand. We believe that Sarafem, which is patent protected until May 2008, is facing significant indirect competition from generic fluoxetine, the active ingredient in Sarafem. Efforts to slow the decline of filled prescriptions have, to date, been unsuccessful. We continue to pursue means to optimize revenue from Sarafem.

In the quarter ended March 31, 2005 we recorded revenues of approximately $6.6 million from contract manufacturing activities in our facility in Fajardo, Puerto Rico. We had no such activities in the three months ended March 31, 2004 as the Fajardo facility was purchased in May 2004.

Gross profit on product net sales. Gross profit decreased $24.0 million to $86.9 million in the quarter ended March 31, 2005 from $110.9 million in the quarter ended March 31, 2004. Our reported gross profit margin in the quarter was 67.7% compared to a gross margin in the prior year quarter of 88.4%. Cost of sales in the quarter ended March 31, 2005 included $22.4 million representing the increased value of our opening inventory recorded through the allocation of the Transactions purchase price and flowing through cost of sales in the quarter. Excluding the impact of the increased value of our opening inventory, our adjusted gross profit decreased $1.6 million or 1.5% over the prior year quarter. The gross profit margin, similarly adjusted, declined from 88.4% to 85.1% mainly due to the addition of $6.6 million of lower margin contract manufacturing revenue in the current year quarter with no such revenue in the prior year.

Selling, general and administration expenses. Selling, general and administrative expenses for the quarter ended March 31, 2005 were $46.6 million, an increase of $11.5 million, or 32.6% from $35.2 million in the quarter ended March 31, 2004. This increase is mainly due to operating expenses totaling $5.9 million that we incurred in connection with the closing of the Transactions in January 2005. These costs related to mainly employee retention compensation. Excluding the transaction related expenses, selling, general and administrative increased $5.6 million due to increases in field force costs and general and administrative costs. The increase in general and administrative costs includes $1.2 million from the initiation of a $5.0 million per year management fee payable to the Sponsors under a management agreement entered into in connection with the Transactions.

Research and Development. Research and development costs were $4.9 million for the quarter ended March 31, 2005, a decrease of $0.6 million or 10.7% compared with the quarter ended March 31, 2004. In both years our expenditures were primarily for work on our oral contraceptive line extensions and line extensions for Doryx. The decrease in research and development costs compared with the prior year quarter reflects the timing of expenses for product development projects. Our planned investment in research and development for the full year 2005 is expected to be consistent with the investment we made in 2004.

Amortization. Amortization expense in the quarter ended March 31, 2005 was $61.3 million, an increase of $48.3 million from $13.0 million in the quarter ended March 31, 2004. This increase is due to the increased carrying value of the Company’s definite-lived intangible assets due to the Transactions.

Acquired in-process research and development. We allocated $280.7 million of the purchase price paid to complete the Transactions to the fair value of product development projects that, as of the acquisition date, were not approved by the FDA for promotion and sale in the U.S. and had no alternative future use (in-process research and development or “IPR&D”). This amount was immediately expensed and is included in the Company’s condensed consolidated statement of operations for the quarter ended March 31, 2005.

Transaction costs. During the quarter ended March 31, 2005 we incurred $36.0 million of expenses representing mainly (1) fees related to bridge financing necessary to complete the Transactions and (2) the net cost of contracts purchased to hedge movements in the U.S. dollar versus the British pound sterling during the period leading up to the closing of the Transactions. These costs were directly related to the Transactions but were not considered part of the purchase price. These costs are shown in a separate line item in our statement of operations. There were no such costs in the quarter ended March 31, 2004.

Interest income and interest expense. Interest income in the quarter ended March 31, 2005 was $0.3 million, an increase of $0.1 million from $0.2 million in the quarter ended March 31, 2004. Interest expense in the quarter ended March 31, 2005 was $28.9 million, an increase of $24.5 million from $4.5 million in the quarter ended March 31, 2004. This increase is the result of increased debt service relating to the Company borrowing $1,400.0 million under bank term credit facilities, issuing $600.0 million of 8.75% senior subordinated notes and borrowing varying amounts under a revolving credit facility to fund the Transactions in January 2005.

Provision for income taxes. The Company’s effective tax rate for the quarter ended March 31, 2005 was a benefit of 1.2% versus a provision of 32% in the prior year quarter. The change in the effective rate is principally the result of non-deductible acquired in-process research and development costs recorded in connection with the Transactions. There is a valuation allowance related to U.K. deferred tax assets recorded for loss carryforwards in the current quarter since the Company currently believes it is more likely than not that these losses will not be realized in the future.

Additionally, the effective tax rate is impacted by changes to the Company’s organization and structure implemented at the closing of the Transactions. The Company is a Bermuda holding company with significant operating subsidiaries in the United States, Puerto Rico, Ireland and the United Kingdom. The Predecessor was a U.K. domiciled entity. We expect our effective tax rate in 2005 to be substantially less than the rates for periods prior to the Transactions.

Discontinued Operations. Our discontinued operations for the quarter ended March 31, 2004 represented our former U.K. pharmaceutical products business sold in April 2004 and our U.K. based sterile solutions business sold in May 2004. In March 2004 we sold the exclusive sales and marketing rights to certain Loestrin products to Duramed Pharmaceuticals, Inc. (“Duramed”), a subsidiary of Barr, for the U.S. and Canada. Loestrin revenue and profits were not classified as discontinued operations for periods prior to the sale date, including for the quarter ended March 31, 2004, because we have an ongoing agreement to supply Duramed with its requirements of Loestrin products through April 2008. Revenues from the sale of Loestrin products to Duramed are included in net sales. In the quarter ended March 31, 2004, the income from discontinued operations was $1.2 million net of a tax charge of $0.5 million.

Net Income. Due to the factors described above, we reported net loss of $361.6 million in the quarter ended March 31, 2005 compared with $37.9 million of net income in the same quarter in the prior year.

Three months ended December 31, 2004 (Predecessor) and December 31, 2003 (Predecessor)

During the quarter ended December 31, 2004 we recorded a number of expenses directly related to the closing of the Acquisition including transaction related expenses of $51.0 million and $3.7 million of incremental operating expenses resulting from the Acquisition that are included in selling, general and administrative expense.

Included in the Predecessor’s results for the quarter ended December 31, 2003 was $12.5 million of revenue and $11.6 million of profit before taxes from sales of certain Loestrin brand oral contraceptive products in the United States and Canada. The U.S. and Canadian rights to two Loestrin products were sold to a unit of Barr on March 24, 2004. The Loestrin revenue and profits were not classified as discontinued operations as the Company supplies Barr with its requirements of Loestrin product through April 2008. Revenue from the sale of Loestrin products to Barr is included in net sales.

Revenue. The following table sets forth our unaudited revenue for the quarters ended December 31, 2004 and 2003 and the change in the 2004 period compared with the prior year:

	Quarter Ended December 31,		Increase (Decrease)
	2004	2003	Dollars	Percent
	(dollars in millions)
Oral Contraception
Ovcon	$22.3	$16.2	6.1	37.3%
Estrostep	17.7	12.9	4.8	37.5%
Loestrin (U.S. and Canada)	—	12.5	(12.5)	n.m.

Total	40.0	41.6	(1.6)	(3.8)%

Hormone therapy
Estrace Cream	16.1	13.0	3.1	24.2%
Femhrt	16.3	17.2	(0.9)	(5.0)%
Femring	3.7	0.8	2.9	358.6%
Estrace Tablets	3.6	2.0	1.6	73.5%

Total	39.7	33.0	6.7	20.3%

Dermatology
Doryx	18.8	15.7	3.1	20.1%

PMDD
Sarafem	13.0	24.6	(11.6)	(47.0)%

Other product sales
Other products	7.8	9.2	(1.4)	(15.2)%
Contract manufacturing	11.4	—	11.4	n.m.

Total product net sales	$130.7	$124.1	6.6	5.3%

Other revenue
Dovonex co-promotion	6.2	0.7	5.5	n.m.

Total revenue	$136.9	$124.8	12.1	9.7%

Revenue in the quarter ended December 31, 2004 was $136.9 million, an increase of 9.7% over the same quarter in the prior year. Excluding $12.7 million of non-strategic and low margin contract manufacturing revenue from the 2004 quarter and $12.5 million sales of the divested Loestrin products in the 2003 quarter, our revenue growth was 11.8%.

Our oral contraceptive products, Ovcon and Estrostep, have been the primary focus of our sales forces since early 2004 and that promotional effort has produced strong growth in demand for both products. Ovcon revenue growth of 37.3% and Estrostep growth of 37.5% versus the prior year quarter were driven by growth in filled prescriptions (unit growth) combined with the impact of price increases and modest expansions in the levels of wholesaler pipeline inventories of both products during the quarter.

Sales of our hormone therapy products were affected by the general decline in the hormone therapy markets that began in July 2002 following the NIH’s early termination of the E&P Arm of the WHI Study. The market decline began to slow in the quarter ended December 31, 2004, but we decreased our promotional emphasis on hormone therapy products in favor of products with greater market potential, especially our oral contraceptives. Our hormone therapy product sales increased by $6.7 million or 20.3% in the quarter ended December 31, 2004 compared with the prior year quarter, with sales of Estrace Tablets, Estrace Cream and Femring all increasing while sales of femhrt declined. Despite decreased promotion, unit demand for Estrace Cream (measured by filled prescriptions) was essentially flat compared with the prior year. We do not actively promote Estrace Tablets as the product faces significant generic competition. Filled prescriptions for Estrace Tablets continue to decline at a predictable rate and we have taken aggressive price increases to offset a portion of that decline. Pipeline inventories of Estrace Tablet were substantially reduced during the prior year quarter, which had the effect of reducing our sales during the period. This accounts for a large part of the increase in Estrace Tablet sales in the December 2004 quarter in comparison with the December 2003 quarter.

In dermatology, our oral antibiotic Doryx had revenue growth of $3.1 million or 20.1% in the quarter ended December 31, 2004 over the prior year quarter. Market demand for Doryx (as measured by filled prescriptions) increased slightly versus the prior year quarter and the company benefited from the impact of price increases. A modest increase in pipeline inventories of Doryx during the quarter accounted for a portion of the growth in revenue versus the prior year quarter.

During the quarter ended December 31, 2004 we recorded $6.2 million of revenue relating to our co-promotion with Bristol-Myers for Dovonex compared with $0.7 million in the prior year. We were compensated at a higher rate, as a percentage of Dovonex net sales, under the agreement in the December 2004 quarter than in the prior year quarter.

Sarafem, our product used to treat pre-menstrual dysphoric disorder (PMDD), had sales of $13.0 million in the quarter ended December 31, 2004, a 47.0% decrease versus the prior year quarter. Unit demand, as measured by filled prescriptions, declined more than 30%. Net sales of Sarafem in the prior year quarter were high relative to unit demand as Sarafem pipeline inventories expanded considerably during the period. Pipeline inventories contracted modestly during the December 2004 quarter. We believe that Sarafem, which is patent protected until May 2008, is facing significant indirect competition from generic fluoxetine, the active ingredient in Sarafem. Efforts to slow the decline of filled prescriptions have, to date, been unsuccessful.

In the quarter ended December 31, 2004 we recorded revenues of $11.4 million from contract manufacturing activities in our facility in Fajardo, Puerto Rico. We had no such activities in the quarter ended December 31, 2003 as the Fajardo facility was purchased in May 2004.

Gross profit on product net sales. Gross profit on product sales decreased $16.5 million to $96.2 million in the quarter ended December 31, 2004 from $112.7 million in the prior year quarter. Our gross profit margin on product net sales was 73.6% compared to a gross margin in the prior year quarter of 90.8%. The decrease in our gross profit margin in comparison with the prior year quarter was the result of several factors. Certain Loestrin products, which were divested in March 2004, accounted for $12.5 million of high profit margin sales in the prior year quarter. Adding to the relative decline, our December 2004 quarter included $11.4 million of sales from low margin contract manufacturing activities with no such revenue in the prior year quarter.

Selling, general and administration expenses. Selling, general and administrative expenses for the quarter ended December 31, 2004 were $41.5 million, an increase of $3.8 million, or 9.9% from $37.7 million in the quarter ended December 31, 2003. This increase is mainly due to operating expenses totaling $3.7 million that we incurred in connection with the closing of the Acquisition in January 2005. These costs related mainly to amounts accrued by the Predecessor to cover payments required to be made to an executive under change of control provisions of an employment agreement.

Research and Development. Research and development costs were $4.6 million for the quarter ended December 31, 2004; a decrease of $2.1 million or 31.1% compared with the quarter ended December 31, 2003. In both years our expenditures were primarily for work on our oral contraceptive line extensions and line extensions for Doryx. The decrease in research and development costs compared with the prior year quarter reflects the timing of expenses for product development projects.

Amortization. Amortization expense in the quarter ended December 31, 2004 was $21.6 million, an increase of $8.4 million from $13.2 million in the quarter ended December 31, 2003. This increase is due to the impact of contingent payments made to Pfizer with respect to our purchase of the Estrostep and femhrt product lines and increased amortization related to our purchase of rights to Barr Laboratories’ ANDA for which our Ovcon 35 is the reference product.

Transaction costs. During the quarter ended December 31, 2004 we incurred $51.0 million of expenses comprised mainly of fees to advisors in the period leading up to the Acquisition. These costs are shown in a separate line item in our statement of operations. There were no such costs in the quarter ended December 31, 2003.

Interest income and interest expense. Interest income in the quarter ended December 31, 2004 was $0.7 million, an increase of $0.4 million from $0.3 million in the prior year quarter. Interest expense in the quarter was $1.9 million, a decrease of $1.5 million from $3.4 million in the quarter ended December 31, 2003. We had significantly less debt outstanding in the December 2004 quarter than during the prior year quarter.

Provision for income taxes. We generated a loss before income taxes of $17.5 million in the quarter ended December 31, 2004 and a tax provision of $26.6 million. A number of expenses recorded in connection with the Acquisition are not deductible in the tax jurisdictions where they were incurred. During 2004 we transferred certain intangible assets between entities in different tax jurisdictions. Potential tax impacts of these transfers were recorded in our income tax provisions and associated balance sheet accounts during the quarter ended December 31, 2004 based on assumptions regarding the values of the transferred assets, including consideration of third party valuation reports.

Discontinued Operations. Our discontinued operations for the quarter ended December 31, 2003 represented our former U.K. pharmaceutical products business sold in April 2004. In March 2004 we sold the exclusive sales and marketing rights to certain Loestrin products to Duramed, a subsidiary of Barr, for the United States and Canada. Loestrin revenue and profits were not classified as discontinued operations for periods prior to the sale date, including for the quarter ended December 31, 2003, because we have an ongoing agreement to supply Duramed with its requirements of Loestrin products through April 2008. Revenues from the sale of Loestrin products to Duramed are included in net sales.

Net Income. Due to the factors described above, we reported net loss of $44.1 million in the quarter ended December 31, 2004 compared with $40.3 million of net income in the same quarter in the prior year.

Years Ended September 30, 2004 and 2003

Revenue. The following table sets forth our revenues (in millions) for fiscal year 2004 from our continuing business:

($s in millions)	Year Ended September 30, 2004
Oral Contraception:
Ovcon	$71.5
Estrostep	61.7
Loestrin (U.S. and Canada)	26.2

159.4
Hormone therapy:
Estrace Cream	58.1
femhrt	70.5
Femring	8.3
Estrace Tablets	14.7

151.6
Dermatology:
Doryx	69.5

PMDD:
Sarafem	59.5

Other product sales:
Other products	34.0
Contract manufacturing	8.3

Total product net sales	$482.3

Other revenue:
Dovonex co-promotion	7.8
Royalty income	0.1

Total Revenue	$490.2

For fiscal year 2004, total revenue from continuing operations were $490.2 million, an increase of $125.0 million, or 34.2% from $365.2 million in fiscal year 2003. Estrostep, femhrt and Sarafem were all purchased during fiscal year 2003, and therefore 2004 represented the first full year of sales of these products under our control. We therefore do not yet have year on year growth rates for these products. Of our existing products for which we do have comparable data, Ovcon, Estrace Cream and Doryx showed year on year revenue growth of 22.0%, 29.7% and 28.5%, respectively. However, Sarafem showed a decrease of $0.4 million for fiscal year 2004, compared with the nine months ended September 30, 2003, resulting from additional competition from branded SSRIs that are increasingly targeting the PMDD market and the discontinuation of promotion to primary care physicians after we acquired the product from Lilly. In addition, revenues from Estrace Tablets showed a decrease of $7.8 million, or 34.7%, for fiscal year 2004 compared to fiscal year 2003, as a result of the continued erosion of market share resulting from generic substitution, the lack of promotional support and the impact of the controversy surrounding the E&P Arm of the WHI Study on oral HT products. See “Business—Legal Proceedings.” Revenues from femhrt, another oral HT product, were $70.5 million in fiscal year 2004. Although we do not have comparable annual data, revenues from femhrt in quarterly periods in 2004 have increased compared to corresponding periods in fiscal year 2003 following our acquisition of this product despite declining prescription volumes.

Also included in product net sales are revenues of approximately $8.3 million from contract manufacturing activities in our recently acquired facility in Fajardo, Puerto Rico. We expect this revenue to decline over the next two years as we phase out the manufacturing of Pfizer products and transfer more of our own products to the Fajardo facility.

Our product revenues for fiscal year 2004 include revenues of $24.0 million in the United States and $2.2 million in Canada attributable to sales of Loestrin prior to the licensing of the then-marketed Loestrin products to Duramed in March 2004 and after that time, $2.7 million of revenues from our supply agreement with Duramed. Our product revenues for fiscal year 2004, excluding revenues attributable to Loestrin product sales, were $464.0 million.

During fiscal year 2004, we recorded revenues of $7.8 million in co-promotion fees relating to Dovonex, a product used to treat psoriasis. These fees are included in other revenue in the above table.

Gross profit on product net sales. Gross profit on product net sales of $428.9 million for fiscal year 2004 increased $106.3 million, or 33.0%, from $322.6 million in fiscal year 2003 primarily as a result of increased revenues, including those from newly acquired products. Our gross margin on product net sales was 89% in both fiscal years 2004 and 2003.

Selling, general and administrative expenses. Selling, general and administrative expenses for fiscal year 2004 were $146.2 million, an increase of $21.4 million, or 17.1%, from $124.8 million in fiscal year 2003. This increase reflects the continued expansion of our sales force which began in 2003, the increased costs of which are reflected for a full year in 2004. The average number of representatives on our sales force in fiscal year 2004 was 384, an increase of 17% compared to the fiscal year 2003 average of 328. As of September 30, 2004, we had 401 full-time sales representatives and approximately 295 contract sales representatives (whose promotional activities for us equal the work of approximately 55 full-time contract employees) who promoted our products on a part-time basis at a cost of $3.2 million for fiscal year 2004. The increase in selling, general and administrative expenses was partly offset by a decrease in the promotional expense in connection with the launch of Femring to $10.3 million, including incremental direct-to-consumer advertising of $5.1 million, in fiscal year 2004 from $21.4 million in fiscal year 2003. We do not intend to engage in further direct-to-consumer advertising for Femring and do not have any present intention to engage in direct-to-consumer advertising for our other products.

Research and development. Research and development expenses for fiscal year 2004 were $26.6 million, an increase of $1.7 million, or 6.8%, from $24.9 million in fiscal year 2003.

In women’s healthcare, we have ongoing projects in contraception, hormone therapy, PMDD and female sexual dysfunction. In fiscal year 2004, we received final FDA approval for our new Ovcon 35 Chewable tablet product and our estradiol acetate tablet Femtrace. A supplemental New Drug Application (an “sNDA”) for femhrt Lo (a low dose version of femhrt) was accepted for filing in May 2004. An Investigational New Drug application (“IND”) was submitted to the FDA for Loestrin 24, a 24-day regimen hormonal contraceptive, in December 2003. In addition, we initiated Phase III development for another 24-day hormonal contraceptive (Estrostep 24) in May and amended our IND for Estrostep in connection with the product in development. In dermatology, we developed a new dosage form of Doryx, for which we submitted an NDA in April 2004.

Depreciation and amortization. Depreciation expense in fiscal year 2004 was $2.1 million, an increase of $0.6 million, or 40.0%, from $1.5 million in fiscal year 2003. This increase resulted from investments in property, plant and equipment in the ordinary course. Amortization expense in fiscal year 2004 was $52.4 million, an increase of $14.3 million, or 37.5%, from $38.1 million in fiscal year 2003. This increase was primarily due to the amortization of products that we acquired during fiscal year 2003.

Interest income and interest expense. Interest income in fiscal year 2004 was $1.8 million, a decrease of $1.3 million, or 41.9%, from $3.1 million in fiscal year 2003. This decrease resulted from average cash on hand in fiscal year 2004 being significantly lower than the average cash on hand during fiscal year 2003, as a result of our new product acquisitions in fiscal year 2003 being funded in part with cash on hand. Interest expense in fiscal year 2004 was $11.0 million, a slight increase of $0.2 million from $10.8 million in fiscal year 2003. In the second quarter of fiscal year 2003, we put in place a credit facility of $450.0 million, of which we drew down approximately $350 million in fiscal year 2003 to fund product acquisitions. By the end of fiscal year 2004, $192.0 million of this balance was outstanding. In the second quarter of fiscal year 2004, we redeemed all of the remaining Warner Chilcott (US), Inc. 12.625% Senior Notes (the “12.625% Notes”) outstanding, for a total of $48.3 million. A cost of $1.2 million was associated with the early retirement of the 12.625% Notes.

Provision for income taxes. Taxes in fiscal year 2004 were $59.4 million, an increase of $18.0 million, or 43.5%, from $41.4 million in fiscal year 2003. This increase was a result of an increase in our taxable income, and was partially offset by a decrease in the composite tax rate of the countries in which we operate. We operated in primarily four tax jurisdictions: the United Kingdom, the United States, the Republic of Ireland and Puerto Rico. In the United Kingdom, the tax rate was 30% for both fiscal years 2004 and 2003. In the United States, the tax rate was 40% for both fiscal years 2004 and 2003. In the Republic of Ireland, the tax rate was 12.5% for both fiscal years 2004 and 2003. In Puerto Rico, the tax rate for fiscal year 2004 was 2%. We did not operate in Puerto Rico in fiscal year 2003. Our effective tax rate was 29% in fiscal year 2004 and 32% in fiscal year 2003. The decrease is primarily due to changes in the revenue mix as a result of generating a higher percentage of our revenues in fiscal year 2004 in jurisdictions having lower effective tax rates.

Discontinued Operations. Our discontinued operations represented our U.K. and Ireland operations sold in fiscal year 2004. We sold our PDMS contract manufacturing business in December 2003, our U.K. Pharmaceutical products business in April 2004 and our U.K.-based sterile solutions business in May 2004. In addition, we sold the exclusive sales and marketing rights for the U.S. and Canada to the then-marketed Loestrin products to Duramed in March 2004, however, we do not account for Loestrin as a discontinued business due to our ongoing supply agreement with Duramed. In fiscal year 2003, our income from discontinued operations was $9.9 million, representing results for PDMS, U.K. Sales and Marketing and our U.K.-based sterile solutions business. In fiscal year 2004, our income from discontinued operations was $3.3 million, representing results for our U.K. and Ireland operations. We also recorded a gain on disposal of discontinued operations of $5.4 million in fiscal year 2004, net of a tax charge of $11.8 million.

Net Income. Due to the factors set forth above, we reported net income of $151.7 million in fiscal year 2004, an increase of $55.5 million, or 57.7%, from $96.2 million in fiscal year 2003. Our discontinued operations, including the gain on disposal, accounted for $8.7 million and $9.9 million of our net income, in fiscal years 2004 and 2003, respectively.

Years Ended September 30, 2003 and 2002

Revenue. The following table sets forth our revenues (in millions) for fiscal year 2003 from our continuing business:

($s in millions)	Year Ended September 30, 2003
Oral Contraception:
Ovcon	$58.6
Estrostep	26.5
Loestrin (U.S. and Canada)	38.6

123.7
Hormone therapy:
Estrace Cream	44.8
femhrt	22.6
Femring	2.3

69.7
Dermatology:
Doryx	54.1

PMDD:
Sarafem	59.9

Other product sales:
Other products	57.3
Contract manufacturing	—

Total product net sales	$364.7

Other revenue:
Royalty income	0.5

Total revenue	$365.2

For fiscal year 2003, total revenue from continuing operations were $365.2 million, an increase of $193.0 million, or 112.1%, from $172.2 million in fiscal year 2002. Our continuing operations represent our pharmaceutical products business, which includes the development, promotion and sale of branded prescription products in the United States. A significant part of the increase in our revenue from continuing operations was the result of our newly acquired products.

Although revenue from our newly acquired products significantly contributed to our increased revenue in fiscal year 2003, revenues from our existing products promoted by our sales force increased as well. Revenues from Ovcon, Estrace Cream and Doryx increased by 26.8% compared to fiscal year 2002. In January 2003, we acquired the exclusive U.S. sales and marketing rights to Sarafem from Lilly. In March 2003, we acquired two hormonal contraceptives, Estrostep and Loestrin, from Pfizer. In April 2003, we acquired femhrt from Pfizer. No revenue for these newly acquired products was recorded in fiscal year 2002. In June 2003, we launched Femring, our vaginal ring for estrogen therapy.

Our product revenues for fiscal year 2003 include revenues of $34.9 million in the United States and $3.7 million in Canada attributable to sales of Loestrin which we acquired from Pfizer in March 2003. In May 2004, we licensed our then-marketed Loestrin products to Duramed. However, we do not account for Loestrin as a discontinued business due to our ongoing supply agreement with Duramed. Our product revenues for fiscal year 2003 excluding revenues attributable to Loestrin were $326.6 million.

Gross profit on product net sales. Gross profit on product net sales of $322.6 million for fiscal year 2003 increased $172.7 million, or 115.2%, from $149.9 million in fiscal year 2002. This increase was primarily the result of increased revenues, including those from newly acquired products. Our gross margin was 89% in both fiscal years 2003 and 2002.

Selling, general and administrative expenses. Selling, general and administrative expenses for fiscal year 2003 were $124.8 million, an increase of $77.6 million, or 164.4%, from $47.2 million in fiscal year 2002. This increase was primarily the result of increased selling, advertising and promotion costs incurred as we expanded our sales force and increased spending on promoting our broadened product portfolio. Included in the increase in our promotion and advertising costs is $21.4 million associated with our June 2003 U.S. launch of Femring. The average number of representatives on our sales force in fiscal year 2003 was 328, an increase of 26% compared to the fiscal year 2002 average of 261. As of September 30, 2003, we had approximately 390 full-time sales representatives and approximately 260 contract sales representatives (whose promotional activities for us equal the work of approximately 25 full-time contract employees) who promoted our products on a part-time basis at a cost of $1.3 million for fiscal year 2003.

Research and development. Research and development expenses for fiscal year 2003 were $24.9 million, an increase of $8.9 million, or 55.6%, from $16.0 million in fiscal year 2002, reflecting our ongoing investment in our pipeline of products. During fiscal year 2003, we filed an NDA for our oral estradiol acetate product, Femtrace, which received final FDA approval for the treatment of the symptoms of menopause in August 2004.

Depreciation and amortization. Depreciation expense in fiscal year 2003 was $1.5 million, an increase of $0.5 million, or 50.0%, from $1.0 million in fiscal year 2002. This increase resulted from investments in property, plant and equipment in the ordinary course. Amortization expense in fiscal year 2003 was $38.1 million, an increase of $19.8 million, or 108.2%, from $18.3 million in fiscal year 2002. This increase was primarily due to the amortization of Estrostep (acquired in March 2003), femhrt (acquired in April 2003), the U.S. sales and marketing rights to Sarafem (acquired in January 2003) and Duricef and Moisturel (acquired in March 2002).

Interest income and interest expense. Interest income in fiscal year 2003 was $3.1 million, a decrease of $7.7 million, or 71.3%, from $10.8 million in fiscal year 2002, as a result of cash on hand being significantly less during fiscal year 2003 as a result of our new product acquisitions. Interest expense in fiscal year 2003 was $10.8 million, a decrease of $18.9 million, or 63.6%, from $29.7 million in fiscal year 2002. This decrease was primarily due to the inclusion in our results for fiscal year 2002 of net costs of $13.2 million, associated with our early retirement of $111.3 million principal amount of the 12.625% Notes acquired as part of our acquisition of

Warner Chilcott Limited as well as decreased interest paid on the 12.625% Notes in fiscal year 2003 as a result of such retirement. In fiscal year 2003, we purchased an additional $2.9 million principal amount of 12.625% Notes in privately negotiated transactions, and recorded net costs of $0.2 million. The average principal amount of the 12.625% Notes outstanding during fiscal year 2002 was $111.4 million, compared to a balance of $48.2 million during fiscal year 2003. The reduction in interest charges related to our purchase of the 12.625% Notes was partly offset by the interest expense associated with our fiscal year 2003 incurrence of approximately $350 million in debt under our March 2003 credit facility.

Provision for income taxes. Taxes in fiscal year 2003 were $41.4 million, an increase of $22.5 million, or 119.0%, from $18.9 million in fiscal year 2002, due to higher revenues resulting from our fiscal year 2003 acquisitions. In fiscal year 2003, we operated primarily in three tax jurisdictions: the United Kingdom, the United States and the Republic of Ireland. In the United Kingdom, the tax rate was 30% in both fiscal years 2003 and 2002. In the United States, the tax rate was 40% in both fiscal years 2003 and 2002. In the Republic of Ireland, the tax rate in fiscal year 2003 was 12.5% and 17% in fiscal year 2002. Our effective tax rate was 32% in fiscal year 2003, compared to 36% in fiscal year 2002. The decrease is primarily due to an increase in the percentage of our revenues that were generated in the Republic of Ireland (which has a lower effective tax rate than the other jurisdictions in which we operate) as a result of acquisitions in fiscal year 2003.

Discontinued operations. Our discontinued operations represented our pharmaceutical services businesses, which were ICTI (sold as of August 23, 2002), CTS (sold as of May 31, 2002) and CSS (sold as of December 31, 2001). In fiscal year 2002, we reported a gain of $101.1 million, net of a tax charge of $3.9 million, representing the sale of these businesses. Also included in our fiscal year 2002 results was income from discontinued operations of $10.4 million, net of taxes of $3.0 million, representing results for ICTI, CTS, CSS, PDMS, the U.K. Sales and Marketing and our U.K.-based sterile solutions business. In fiscal year 2003, our income from discontinued operations was $9.9 million, representing results for PDMS, U.K. Sales and Marketing, and our U.K.-based sterile solutions business.

Net income. Due to the factors set forth above, we reported net income of $96.2 million in fiscal year 2003, as compared to $145.2 million in fiscal year 2002. Our discontinued operations, including the gain on disposal, accounted for $111.5 million of our net income for fiscal year 2002. We paid a final dividend of 2.4 pence per ordinary share in fiscal year 2003, a 20% increase over fiscal year 2002, resulting in a total dividend of 3.6 pence per ordinary share in fiscal year 2003, compared to 3.0 pence per ordinary share in fiscal year 2002.

Financial Condition, Liquidity and Capital Resources

As of March 31, 2005 and for the three months then ended

Cash. At March 31, 2005, our cash on hand was $53.2 million, as compared to $229.6 million at December 31, 2004 (Predecessor). As of March 31, 2005 our debt, net of cash, was $1,966.8 million and consisted of $1,420.0 million of borrowings under our senior secured credit facility plus $600.0 million in the Notes, less $53.2 million cash on hand.

The following table summarizes our net increase/(decrease) in cash and cash equivalents (in millions):

	Successor	Predecessor
	Quarter Ended March 31, 2005	Quarter Ended March 31, 2004
Net cash provided by (used in) operating activities	$(41.1)	$41.0
Net cash provided by (used in) investing activities	(2,930.2)	29.6
Net cash provided by (used in) financing activities	3,024.5	(101.6)

Net increase (decrease) in cash and cash equivalents	$53.2	$(31.0)

Our net cash used in operating activities for the quarter ended March 31, 2005 decreased by $82.1 million compared to the same period in 2004, reflecting primarily the acquisition related costs and higher interest expense as a result of the Transactions financing. Our working capital at March 31, 2005 decreased by $41.0 million from December 31, 2004 to $24.3 million, due mainly to the fact that cash on hand was used to repay predecessor debt on the date of the Transactions.

Our net cash used in investing activities was $2,930.2 million, consisting primarily from the Transactions and related fees, net of cash acquired.

Our net cash provided by financing activities was $3,024.5 million, principally consisting of advances under our senior secured credit facility, funds from the Notes (net of debt issuance costs) and proceeds from the issuance of shares from our Sponsors offset by repayment of debt of the Predecessor of $195.0 million.

Capital Expenditures and Purchased Intangibles. For the quarter ended March 31, 2005, capital expenditures and purchased intangibles for the continuing business were $7.8 million. The principal items were contractual payments for maintaining exclusivity for two products purchased.

Senior Secured Credit Facility. On January 18, 2005, we entered into a $1,790.0 million senior secured credit facility with Credit Suisse First Boston as administrative agent and other lenders. The facility consists of a $150.0 million revolving credit facility, a $1,400.0 million single-draw term loan and a $240.0 million deferred draw term loan. At closing of the Transactions, we borrowed an aggregate $1,400.0 million under the term loan with the proceeds, net of issuance expenses of approximately $55.4 million, used to fund a portion of our acquisition of Warner Chilcott PLC. The $240.0 million delayed draw facility is available to fund the Company’s intended January 2006 exercise of its right to acquire Bristol-Myers’s U.S. rights to the prescription pharmaceutical product Dovonex for $200.0 million and a $40.0 million milestone payment due to LEO Pharma upon FDA approval of the prescription pharmaceutical product Dovobet. As of March 31, 2005 there was $20.0 million outstanding under the revolving credit facility.

The credit facility also contemplates up to three uncommitted tranches of term loans up to an aggregate $250.0 million which may be incurred under the Acquisition term loan or under a separate term facility. However, the lenders under the senior secured credit facility are not committed to provide these additional tranches.

The term facilities mature on January 18, 2012, with scheduled quarterly prepayments beginning June 30, 2005 (totaling $14.0 million annually). The revolving credit facility matures on January 18, 2011. The Company is also required to make mandatory prepayments of term loans in amounts equal to 100% of net asset sale proceeds, 100% of net proceeds from issuance of debt, other than permitted debt under the credit facility, and up to 50% (with reductions based on leverage) of excess cash flow. Optional prepayments may be made at any time without premium or penalty.

The most restrictive financial covenant contained in the senior secured credit agreement requires that the ratio of our total indebtedness to EBITDA (both as defined in the agreement) not exceed certain levels. The senior secured credit agreement also contains a financial covenant that requires us to maintain a minimum ratio of EBITDA to interest expense and other covenants that, among other things, limit our ability to incur additional indebtedness, pay dividends, incur liens, prepay subordinated debt, make loans and investments, merge or consolidate, sell assets, change our business or amend the terms of our subordinated debt. The agreement contains customary events of defaults, subject to grace periods, as appropriate.

The interest rates on borrowings under the revolving credit facility accrue, at the Company’s option, at LIBOR plus 2.50% or Adjusted Base Rate (“ABR”) plus 1.50%. The Company also pays a commitment fee initially set at 0.5% of the unused portion of the revolving credit facility ($130.0 million unused as of March 31, 2005). The interest rate spreads for revolving credit loans and the revolving credit commitment fee may decline based on reductions in the Company’s leverage ratio.

Borrowings under the senior secured credit facility are either incurred or guaranteed on a senior basis by our subsidiary, Warner Chilcott Corporation, certain of its direct and indirect parent entities, including Warner Chilcott Holdings Company III, Limited, and each of its existing and future domestic subsidiaries. Borrowings under the senior secured credit facility are secured by a first priority security interest in substantially all of the borrowers’ and guarantors’ assets, including a pledge of all of the outstanding capital stock of Warner Chilcott Holdings Company III, Limited.

Interest on term loan borrowings, including any future borrowings under the delayed-draw facility, accrue, at the Company’s option, at LIBOR plus 2.75% or ABR plus 1.75%. The Company also pays a commitment fee of 1.375% of the unused portion of the delayed draw facility ($240.0 million unused as of March 31, 2005).

In May 2005, the Company entered into interest rate swap contracts covering $450 million notional principal amount of its variable rate debt. The Company was required under the terms of its credit agreement to fix or otherwise limit its interest costs on at least 50% of its funded indebtedness. By entering into these swap contracts the Company satisfied this requirement. The Company entered into the interest rate swaps specifically to hedge a portion of the Company’s exposure to potentially adverse movements in variable interest rates. The swaps are accounted for in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities and SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities

8¾% Senior Subordinated Notes due 2015. On January 18, 2005, Warner Chilcott Corporation issued $600.0 million principal amount of the Notes. The Notes are guaranteed on a senior subordinated basis by Warner Chilcott Holdings Company III, Limited, Warner Chilcott Intermediate (Luxembourg) S.a.r.l., the U.S. operating subsidiary (Warner Chilcott (US), Inc.) and the Puerto Rican operating subsidiary (Warner Chilcott Company, Inc.). Interest payments on the Notes are due semi-annually in arrears on each February 1 and August 1 beginning August 1, 2005. Proceeds from the issuance of the Notes, net of issuance expenses of $27.2 million, were used to fund a portion of the Transactions. The note issuance costs are being amortized to interest expense over the ten-year term of the Notes. The Notes are unsecured senior subordinated obligations and rank junior to all existing and future senior indebtedness, including indebtedness under our senior secured credit facility.

We may redeem all or some of the Notes at any time prior to February 1, 2010 at a redemption price equal to par plus a “make-whole” premium. If the Company were to undergo a change of control, each Note holder would have the right to require the Company to repurchase the Notes at a purchase price equal to 101% of the principal amount. The Note indenture contains restrictive covenants that, among other things, limit our ability to incur or guarantee additional debt, as well as pay dividends or distributions on, or redeem or repurchase, capital stock.

Our ability to make scheduled payments of principal, or to pay the interest or additional interest if any, on, or to refinance our indebtedness, or to fund planned capital expenditures will depend on our future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based upon the current level of operations, we believe that cash flow from operations, available cash and short-term investments, together with borrowings available under our senior credit facility, will be adequate to meet our future liquidity needs throughout calendar 2005. Our assumptions with respect to future costs may not be correct, and funds available to us from the sources discussed above may not be sufficient to enable us to service our indebtedness, including the Notes, or cover any shortfall in funding for any unanticipated expenses. In addition, to the extent we make future acquisitions, we may require new sources of funding including additional debt, or equity financing or some combination thereof. We may not be able to secure additional sources of funding on favorable terms or at all.

Contractual Commitments as of March 31, 2005

The following table summarizes our financial commitments as of March 31, 2005:

	Cash Payments due by Period
	Total	Less than 1 Year	1 to 3 Years	3 to 5 Years	More than 5 Years
	(Dollars in millions)
Long-term debt
Senior secured credit facility	$1,420.0	$14.0	$28.0	$28.0	$1,350.0
8.75% Senior Subordinated Notes due 2015	600.0	—	—	—	600.0
Supply agreement obligations	46.0	30.1	9.9	6.0	—
Operating lease obligations	9.8	3.9	4.5	1.2	0.2

Total Contractual Obligations	$2,075.8	$48.0	$42.4	$35.2	$1,950.2

Supply agreement obligations consist of outstanding commitments for raw materials and commitments under non-cancelable minimum purchase requirements.

The tables above do not include additional future purchase consideration we may owe to Pfizer in connection with our acquisitions of femhrt and Estrostep. These payments are contingent on the products maintaining market exclusivity through the expiration dates of certain patents. Assuming we maintain such exclusivity for the remaining duration of the patents, we would pay Pfizer up to an aggregate of $42.5 million for femhrt and $58.0 million for Estrostep in quarterly installments. These payments are expected to be made as follows: $28.8 million in less than one year, $48.5 million in one to three years and $23.2 million in three to five years. The tables also do not reflect (i) additional payments we will owe and related anticipated borrowings in connection with our planned acquisitions of the exclusive U.S. sales and marketing rights to Dovonex and Dovobet in 2006, (ii) payments owed to affiliates of the Sponsors under the advisory services and management agreement ($5.0 million annually), or (iii) estimated annual interest payments on our indebtedness (excluding amortization of deferred financing costs) which would total approximately $140.0 million per year based on our debt balances and interest rates as of March 31, 2005.

Off-Balance Sheet Arrangements as of March 31, 2005

We did not have any off-balance sheet arrangements as of March 31, 2005.

As of December 31, 2004 and for the three months then ended

Cash. At December 31, 2004, our cash on hand was $229.6 million, as compared to $186.3 million at September 30, 2004. As of December 31, 2004 our debt outstanding was $192.2 million consisting entirely of variable rate term loans under a $450.0 million credit facility. These loans were fully repaid and the credit facility terminated in January 2005 in connection with the Acquisition.

The following table summarizes our net increase/(decrease) in cash and cash equivalents (in millions):

	Quarter Ended December 31, 2004	Quarter Ended December 31, 2003
Net cash provided by (used in) operating activities	$47.7	$39.3
Net cash provided by (used in) investing activities	(7.9)	31.7
Net cash provided by (used in) financing activities	2.6	6.6

Net increase (decrease) in cash and cash equivalents	$42.4	$77.6

Despite a net loss of $44.1 million, our net cash provided by operating activities for the quarter ended December 31, 2004 increased by $8.4 million compared to the same period in 2003 reflecting primarily acquisition costs accrued but unpaid as of the end of the period.

Our net cash used in investing activities was $7.9 million consisting primarily of contingent payments made to Pfizer during the quarter with respect to our purchase of the Estrostep and femhrt product lines.

Our net cash provided by financing activities was $2.6 million, principally consisting of proceeds received from the issuance of shares during the quarter, net of issuance expenses.

Capital Expenditures and Purchased Intangibles. For the quarter ended December 31, 2004, capital expenditures and purchased intangibles for the continuing business were $7.9 million. The principal items were contractual payments for maintaining exclusivity for two products purchased.

As of September 30, 2004 and for the year then ended

Cash. At the end of fiscal year 2004, our cash on hand was $186.3 million, as compared to $89.1 million and $313.0 million at the end of fiscal years 2003 and 2002, respectively. During fiscal year 2004, we licensed the rights to Barr’s ANDA for Ovcon 35 for $19.0 million and acquired the manufacturing facility in Fajardo, Puerto Rico for $4.0 million. These transactions were financed from cash on hand.

During fiscal year 2003, we acquired femhrt, Estrostep, Loestrin and the U.S. sales and marketing rights for Sarafem for a total of approximately $654 million. The transactions in fiscal year 2003 were financed from cash on hand and the drawdown of approximately $350 million in senior debt of a $450 million credit facility put in place during fiscal year 2003.

The following table summarizes our net (decrease)/increase in cash and cash equivalents:

	For the Years Ended September 30,
	2002	2003	2004
	(in thousands)
Net cash provided by operating activities	$71,539	$165,166	$174,957
Net cash provided by/(used in) investing activities	160,464	(670,677)	103,489
Net cash (used in)/provided by financing activities	(267,300)	282,154	(182,594)

Net (decrease)/increase in cash and cash equivalents	$(35,297)	$(223,357)	$95,852

Our net cash provided by operating activities in fiscal year 2004 increased by $9.8 million compared to fiscal year 2003, reflecting primarily our increased operating results from continuing operations generated from our recent product acquisitions and growth in existing promoted products. Our working capital for fiscal year 2004 increased by $26.2 million from fiscal year 2003, as a result of our expanded product portfolio and increased revenues. As of September 30, 2004, our net debt was $5.4 million, and consisted of $191.7 million in term loans, less $186.3 million in cash on hand.

Our net cash provided by operating activities increased by $93.6 million in fiscal year 2003 compared to fiscal year 2002 primarily reflecting our increased operating results from continuing operations generated from our recent product acquisitions and growth in existing promoted products. Our working capital for fiscal year 2003 decreased by $11.4 million from fiscal year 2002 as a result of an increased level of payables.

In fiscal year 2004 net cash provided by investing activities was $103.5 million, consisting of $159.4 million from the divestment of assets in the period offset by cash payments of $55.9 million to purchase assets in the period in connection with our fiscal year 2004 dispositions and acquisitions.

In fiscal year 2003 net cash used in investing activities was $670.7 million, principally consisting of $670.4 million to purchase assets in the period in connection with our fiscal year 2003 acquisitions.

In fiscal year 2004 the net cash used in financing activities was $182.6 million, principally consisting of repayment of debt of $104.5 million, repayment of 12.625% Notes of $46.4 million, share repurchases of $31.7 million and dividends paid of $13.1 million, offset by $12.9 million proceeds from the issue of share capital.

In fiscal year 2003, the net cash provided by financing activities was $282.2 million, principally consisting of $293.7 million of long-term debt obtained, offset by dividends paid of $9.2 million and loans notes repaid of $2.9 million.

Capital Expenditures. For fiscal year 2004, capital expenditures for the continuing business were $9.9 million. The principal items were the $4.0 million purchase of the Fajardo facility and construction in our Larne, Northern Ireland site to provide additional laboratory and vaginal ring manufacture capacity.

In fiscal year 2003, capital expenditures for the continuing business were $3.0 million. The principal items were construction on our Larne site to increase our vaginal ring manufacturing capacity and to add our R&D facilities; we also incurred professional fees relating to the proposed construction of a manufacturing facility in Ardee, Republic of Ireland.

In fiscal year 2002, capital expenditures for the continuing business were $5.3 million. The principal items were professional fees related to the construction of our vaginal ring manufacturing facility in Larne and the proposed construction of our Ardee facility.

Senior Credit Facility. On March 5, 2003, we, along with certain other subsidiaries of Warner Chilcott, entered into a $450.0 million credit facility with ABN AMRO Bank N.V., Barclays Bank PLC and Bank of Ireland. In connection with the Transactions, we retired this credit facility and replaced it with a senior credit facility. See “Description of Other Indebtedness.”

Senior Notes. During fiscal year 2004 we redeemed the balance of the 12.625% Notes at a redemption price of 106.3125%, for a total cost of $48.3 million, including redemption premium expenses of $1.2 million. We funded this redemption using cash on hand.

Quantitative and Qualitative Disclosures about Market Risk

The principal market risk (i.e., the risk of loss arising from adverse changes in market rates and prices) to which we are exposed is interest rates on debt. We had no foreign currency option contracts at March 31, 2005.

The following risk management discussion and the estimated amounts generated from analytical techniques are forward-looking statements of market risk assuming certain market conditions occur. Actual results in the future may differ materially from these projected results due to actual developments in the global financial markets.

Interest Rates

We manage debt and overall financing strategies centrally using a combination of short and long term loans with either fixed or variable rates. We were required by our new credit facility to enter into certain interest rate hedges. This obligation was fulfilled in May 2005 when we entered into interest rate swaps creating hedges on $450.0 million of our variable rate debt.

Based on variable rate debt levels of $1,420.0 million as of March 31, 2005 and without taking into consideration the interest rate swaps referred to above a 1.0% change in interest rates would impact net interest expense by approximately $3.6 million per quarter on $14.2 million per annum.

Inflation

Inflation had no material impact on our operations during the years ended September 30, 2004, 2003 and 2002.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123R. This Statement replaces SFAS No. 123, “Accounting for Stock Compensation,” and supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS No. 123R requires that new, modified and unvested share-based compensation arrangements with employees, such as stock options and restricted stock grants, be measured at fair value and recognized as compensation expense over the vesting period. The Company adopted SFAS 123R, effective January 1, 2005, using the modified prospective method of transition. As of the adoption date, we did not have any unvested awards outstanding as all options under the Predecessor’s plans were settled in cash effective on the Acquisition Date. The new options issued and restricted shares granted during the quarter ended March 31, 2005 were accounted for under SFAS 123R. The expense recognized under SFAS 123R was $0.2 million for the quarter ended March 31, 2005 and had no effect on cash flows for the period.

In December 2004, the FASB issued SFAS 153, “Exchanges of Nonmonetary Assets—an amendment of APB Opinion 29” (“SFAS 153”). The guidance in APB Opinion 29, “Accounting for Nonmonetary Transactions” (“Opinion 29”) is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in Opinion 29, however, included certain exceptions to that principle. SFAS 153 amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. We do not anticipate that SFAS 153 will have a material impact on our results and financial position.

In November 2004 the FASB issued SFAS No. 151, Inventory Costs—an amendment of ARB No. 43, Chapter 4 (SFAS No. 151). This Statement amends and clarifies the accounting guidance for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage). The Statement requires that these items be recognized as current period charges regardless of whether they meet the criterion of “abnormal” as mentioned in ARB No. 43, Chapter 4, Inventory Pricing. In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We do not anticipate that the adoption of this Statement will have a material impact on our financial position or results of operations.

BUSINESS

Business Overview

We are a U.S. specialty pharmaceutical company focused on marketing, developing and manufacturing branded prescription pharmaceutical products in two core therapeutic categories: women’s healthcare and dermatology. We develop, manufacture, supply and market branded prescription pharmaceutical products, predominantly in the United States. Our strategy comprises four elements: focus on niche markets, continue organic growth of our pharmaceutical business, develop new proprietary products and acquire products that complement and strengthen our existing product portfolio. We have established strong franchises in our core therapeutic categories through our precision marketing techniques and specialty sales forces of approximately 400 representatives.

The U.S. pharmaceutical market generated sales of approximately $250.0 billion in 2004 and has grown at a compound annual growth rate of 12.3% since 1992, according to IMS. Large pharmaceutical companies have been consolidating and are increasingly focusing their research and development and sales and marketing capabilities on developing and marketing “blockbuster” drugs. This market dynamic creates opportunities for specialty pharmaceutical companies like us to profitably market products.

We believe that our focused promotion in the therapeutic categories of women’s healthcare and dermatology positions us well to grow revenues of our products in these areas. We believe that our sales forces represent one of the largest contingents of sales representatives dedicated to promoting and marketing branded women’s healthcare and dermatology products to OB/GYNs and dermatologists in the United States. These sales representatives specifically target physicians who are high prescribers of products in our therapeutic categories. Our experienced management team possesses significant expertise in this type of precision marketing of prescription pharmaceutical products and has an established track record of acquiring branded pharmaceuticals and developing line extensions. By engaging in focused R&D aimed at generating improvements and line extensions in our existing therapeutic categories, we are able to make modest investments in relatively low-risk projects that extend product life cycles.

Our principal products include:

Product	Indication	Active Ingredient	Expiration of Patent
Hormonal Contraceptives
Ovcon 35 and Ovcon 50	Prevention of pregnancy	Norethindrone and ethinyl estradiol	Patent expired
Estrostep	Prevention of pregnancy and treatment of moderate acne in women who desire oral contraception	Norethindrone acetate and ethinyl estradiol	April 2008

Oral Hormone Therapy
femhrt	Treatment of moderate to severe vasomotor symptoms and urogenital symptoms associated with menopause	Norethindrone acetate and ethinyl estradiol	May 2010
Estrace Tablets	Treatment of moderate to severe vasomotor symptoms and urogenital symptoms associated with menopause	17 (beta) estradiol	Patent expired

Other Hormone Therapy
Estrace Cream	Vaginal cream for treatment of vaginal and vulval atrophy	17 (beta) estradiol	Patent expired
Femring	Treatment of moderate to severe vasomotor symptoms and urogenital symptoms associated with menopause	Estradiol acetate	December 2015

Premenstrual Dysphoric Disorder (PMDD)
Sarafem	Treatment of premenstrual dysphoric disorder, a severe form of premenstrual syndrome	Fluoxetine hydrochloride	May 2008

Dermatology
Doryx	Adjunct therapy for severe acne	Doxycycline hyclate	Patent expired
Dovonex(1)	Treatment of psoriasis	Calcipotriene	December 2007

(1)	We do not currently own Dovonex. We currently co-promote Dovonex under an agreement with Bristol-Myers. Bristol-Myers has informed us that Dovonex generated net sales and gross profits in the U.S. market of approximately $136.5 million and $93.6 million, respectively, for Bristol-Myers for the twelve months ended December 31, 2004. We have the right, and intend, to acquire the exclusive U.S. sales and marketing rights to Dovonex from Bristol-Myers in January 2006 for $200.0 million plus a 5% royalty on net sales through 2007.

Strategy

We intend to continue to develop our specialty pharmaceutical products business through focusing on niche markets, driving organic growth through precision marketing, developing and marketing product line extensions and selectively acquiring complementary products that enhance our existing product portfolio.

Focus on Niche Markets. While large pharmaceutical companies are primarily focusing on developing “blockbuster” drugs, we concentrate our efforts on branded products in niche markets (or high concentration of prescribing by few physicians) which can be more effectively targeted by our sales force of approximately 400 representatives. We currently market a range of established specialty pharmaceutical products in two core therapeutic categories: women’s healthcare and dermatology. In women’s healthcare, our primary areas of concentration are hormonal contraceptives and hormone therapy. In the dermatology category, we promote treatments for acne and psoriasis. Given the niche nature of our markets, our sales representatives are able to target the primary prescription writers of these products, OB/GYNs and dermatologists. The OB/GYNs and dermatologists to whom we promote our products account for a large percentage of the total prescriptions written in those markets.

Drive Organic Growth. We will continue to drive organic growth of our core women’s healthcare and dermatology product franchises through precision marketing (targeting high-prescribing OB/GYNs and dermatologists), sales force monitoring and compensation, and product pricing.

By analyzing prescription data, we are able to identify and track high-volume prescribing OB/GYNs and dermatologists in our two core therapeutic categories. These high-prescribing physicians are covered by our sales force with high frequency product promotion and sampling. Our sales representatives also seek to build strong professional relationships with their target physicians to maximize the impact of our selling efforts and promote loyalty to our brands. Our sales force’s compensation is tied to market share (prescription) growth.

Our product pricing growth is in-line with pricing growth of competing branded products and reviewed regularly by management. We believe that prices for branded products in our sectors are likely to continue to rise over time on a steady and sustainable basis, in line with historical trends.

Develop and Market Product Line Extensions. Our development efforts focus primarily on extending proprietary protection of our products through product line extensions, rather than undertaking the costly, high-risk new drug discovery usually associated with large pharmaceutical and biotechnology companies. We have an experienced development team of scientists and technicians with proven expertise in the development of line extensions and formulations and have consistently demonstrated our ability to commercialize our development efforts. Since March 2003, we have received approval from the FDA for five of our products. In addition to Femring, which was approved in March 2003, we received FDA approval for Ovcon 35 Chewable, a line extension with patent protection through June 2021, Femtrace, a new estrogen only hormone therapy available in three dosages, a new dosage form of our Doryx line of acne treatment that was approved on May 6, 2005 and femhrt Lo, a low dose combination hormone therapy approved on January 14, 2005. In addition, we expect to receive FDA approval in 2006 for Estrostep Chewable, a chewable form of our Estrostep product and Loestrin 24, an oral contraceptive with a 24-day regimen. By targeting our R&D efforts on our existing therapeutic categories, we believe we will be able to leverage the professional relationships our sales force has built with high-prescribing specialist physicians. We have also recently signed letters of intent with LEO Pharma regarding potential Dovonex and Dovobet line extensions and a right of first refusal for LEO’s other potential products in dermatology.

Selectively Acquire Complementary Products that Enhance Our Existing Product Portfolio. We intend to continue to evaluate opportunities to expand our pharmaceutical product portfolio by selectively purchasing and licensing established branded products which complement our strategic focus on women’s healthcare and dermatology and can benefit from our sales force of approximately 400 representatives. During the past five years, we have acquired a number of products, including Ovcon and Estrostep, and increased market share and revenue for these products. We intend to acquire the exclusive U.S. sales and marketing rights to Dovonex, a leading psoriasis treatment, from Bristol-Myers in January 2006 for $200.0 million plus a 5% royalty on net sales through 2007. Our sales force currently promotes Dovonex for Bristol-Myers, and therefore the 2006 acquisition of the Dovonex rights will not require any significant launch costs or any significant increase in the size of our sales force. In addition, we have licensed from LEO Pharma, subject to FDA approval, the exclusive U.S. sales and marketing rights to Dovobet, a combination-therapy psoriasis treatment that combines calcipotriene, the active ingredient in Dovonex, with a corticosteroid into a single topical treatment. The NDA for Dovobet was accepted for filing on May 9, 2005 and we expect to launch this product in the first half of 2006. A final milestone payment of $40.0 million will be payable to LEO Pharma upon FDA approval.

Our Competitive Strengths

Experienced Management Team. We have an experienced management team with extensive pharmaceutical industry expertise and a track record of identifying, developing and promoting specialty pharmaceutical products. Roger Boissonneault, Chief Executive Officer, Carl Reichel, President—Pharmaceuticals and Anthony Bruno, Executive Vice President—Corporate Development and General Counsel, have over 75 years of combined experience in the pharmaceutical industry, including tenures at the Parke-Davis division of Warner-Lambert. While at Warner-Lambert, Mr. Boissonneault led its successful women’s healthcare division from 1991 to 1995. In addition, our new Executive Vice President and Chief Financial Officer, Paul Herendeen, has extensive experience as a chief financial officer in the pharmaceutical industry.

Leading Sales and Marketing Expertise. We believe we have one of the largest contingents of sales representatives dedicated to calling on OB/GYNs and dermatologists in the United States. We employ precision marketing strategies to target specific physicians who are high prescribers of products in our therapeutic categories. Our marketing success is enhanced by the professional relationships our sales force has built with these prescribers. With compensation tied to new prescription growth, our sales force is highly motivated to increase our market share.

Strong Intellectual Property Portfolio. Many of our products are protected by patents. Our strategy is to extend exclusivity by developing improvements to our products with strong intellectual property protection. Such launches are currently planned for several of our product franchises, including Ovcon, Doryx and Estrostep. Additionally, several of our products that are not currently protected by current patents continue to enjoy exclusivity due to proprietary manufacturing technology and, for topical products that act locally, the challenges associated with conducting bioequivalence studies.

Substantial Development Pipeline of Branded Women’s Healthcare and Dermatological Products. Our development effort is focused on expanding our product portfolio by capitalizing on our core knowledge of women’s healthcare and dermatological products. We have an experienced development team of scientists and technicians with proven expertise in the development of line extensions and formulations. We have consistently demonstrated our ability to obtain FDA approvals for our products. Recently, we received FDA approval for five of our products, Femring, Ovcon 35 Chewable, Femtrace, a new dosage form of our Doryx line of products, and femhrt Lo.

Well-Positioned in Attractive Markets. We believe that our core therapeutic categories feature attractive long-term growth characteristics and that our products are well-positioned to capitalize on those growth trends. For example, the market for hormonal contraceptives, which are being increasingly prescribed for their benefits beyond contraception, has experienced a compound annual growth rate of 4.9% in new prescriptions from calendar year 2002 through calendar year 2004. In the HT market, treatment regimens are increasingly focused on lower dose products, and we expect to launch femhrt Lo in late 2005 to fulfill growing market demand for lower dose therapies. Due to new therapy options and price increases, sales in the psoriasis and the oral antibiotic acne medication markets have increased by approximately 135%* and 29%, respectively, from calendar year 2002 through calendar year 2004. In the psoriasis market, we plan to capitalize on the leading market position of Dovonex with the introduction of Dovobet, contingent on FDA approval.

*	IMS Health, Retail and Hospital Provider Audit, NDTI and Data View, December 2004.

Branded Diversified Product Offering. We have an established portfolio of branded pharmaceutical products in the areas of women’s healthcare and dermatology. The following chart presents a breakdown of our products by percentage share of our total revenues for fiscal year 2004 (and does not include anticipated contributions from our planned acquisitions of the exclusive U.S. sales and marketing rights to Dovonex and Dovobet and revenues attributable to Loestrin product sales):

Strong Free Cash Flow Generation. Our business generates strong free cash flow, as it benefits from modest capital expenditures, a low tax rate and minimal working capital requirements. Over the three years ended September 30, 2004, capital expenditures (including the $4.0 million acquisition of our manufacturing facility in Fajardo, Puerto Rico) averaged $6.1 million and 3.4% of EBITDA from continuing operations. We have requested and expect to enter into a tax agreement with the tax authorities in Puerto Rico, whereby our earnings in Puerto Rico, which are a large component of our overall earnings, will be subject to a 2.0% income tax for a period of 15 years, thereby reducing our overall tax rate. We believe our strong free cash flow will enable us to adequately service debt and will provide us with financial flexibility to invest in our business.

Principal Shareholders With Proven Healthcare Sector Expertise. Our principal shareholders are investment funds affiliated with Bain Capital Partners LLC, DLJ Merchant Banking III, Inc., J.P. Morgan Partners, LLC and Thomas H. Lee Partners, L.P., who are among the world’s largest private equity firms. Each invests across a broad range of industries and has significant experience in the healthcare sector. Their prior healthcare investments include Barrier Therapeutics, Inc., Charles River Laboratories, Inc., Eyetech Pharmaceuticals, Inc., Fisher Scientific International Inc., Myogen, Inc., Nyco Holdings ApS, Physio-Control International Corporation, Pri-Med Healthcare, Inc., Seattle Genetics, Inc., Stericycle, Inc., Wesley Jessen Visioncare, Inc. and Wilson Greatbatch Technologies, Inc.

History and Development of the Company

We began commercial operations on January 5, 2005 when we acquired the Predecessor. On October 27, 2004, the Sponsors reached an agreement on the terms of a recommended acquisition of the Predecessor. The Acquisition became effective on January 5, 2005 and thereafter, following a series of transactions, we acquired 100% of the share capital of the Predecessor. See “The Transactions.”

Our company has been built through acquisition and divestitures. The Predecessor was founded in 1968 as a sales and marketing organization focused on branded pharmaceutical products in Northern Ireland, but in October 2000 expanded into the U.S. pharmaceuticals market through the acquisition, for $325.5 million, of a U.S. pharmaceutical business that marketed Ovcon and Estrace Cream.

Between 2000 and 2004, the Predecessor disposed of its pharmaceutical services businesses and focused its strategy on strengthening its pharmaceutical products business, specifically in the areas of women’s healthcare and dermatology. In fiscal year 2002, the Predecessor sold CSS, CTS and ICTI for aggregate consideration of approximately $235 million. In December 2003, the Predecessor sold the PDMS business for $34.0 million. In March 2004, the Predecessor granted Duramed an exclusive license in the United States and Canada to market, distribute and sell its then-marketed Loestrin and Minestrin hormonal contraceptive products for a cash consideration of $45.0 million. In April 2004, it sold its U.K. pharmaceutical products business for $72.0 million, and in May 2004, it sold its U.K.-based sterile solutions business for $4.5 million.

Product and Related Acquisitions

We have strengthened our pharmaceutical products business since expanding into the U.S. market in September 2000 through the following product acquisitions:

•	In June 2001, we acquired Estrace Tablets, a branded estrogen therapy product, from Bristol-Myers for approximately $95 million.

•	In March 2002, we acquired Duricef, a cephalosporin antibiotic, and Moisturel, a skin moisturizing cream, from Bristol-Myers for approximately $40 million.

•	In January 2003, we acquired the U.S. sales and marketing rights for Sarafem from Lilly for approximately $295 million and paid an additional $10.0 million in 2004 to exercise our option to make the license of those rights exclusive. Sarafem is a prescription treatment for PMDD, a severe form of premenstrual syndrome.

•	In March and April 2003, we acquired the hormonal contraceptives Loestrin and Estrostep and an oral continuous combined estrogen-progestogen hormone therapy, femhrt, from Pfizer for approximately $359 million, with up to an additional cash consideration of approximately $125 million payable, depending on how long market exclusivity for Estrostep and femhrt is maintained. In March 2004, we granted Duramed an exclusive license in the United States and Canada to market, distribute and sell our then-marketed Loestrin and Minestrin hormonal contraceptive products for a cash consideration of $45.0 million.

•	In March 2004, for $1.0 million, Barr granted us an option to acquire a five-year exclusive license under Barr’s ANDA for which Ovcon 35 oral contraceptive is the reference drug. In May 2004, we exercised this option for an additional payment of $19.0 million. Once Barr is able to validate the manufacturing process for the ANDA product, the related supply arrangement will provide us with an alternative source for the supply of this key product.

•	In May 2004, we purchased a pharmaceutical manufacturing facility in Fajardo, Puerto Rico from Pfizer for approximately $4.0 million. This will enable us over time to reduce our near total dependence on third-party manufacturing, although we anticipate that we will continue to outsource the manufacturing of some products to third parties. The facility has the capacity to accommodate the development and manufacture of additional products.

Dovonex and Dovobet Transactions

Beginning in April 2003, the Predecessor entered into a major strategic alliance in dermatology with LEO Pharma, the owner of the patents covering Dovonex and Dovobet, and Bristol-Myers, the exclusive licensee of Dovonex in the United States.

Dovonex is a leading non-steroidal topical treatment for psoriasis. Under our co-promotion agreement with Bristol-Myers, we have agreed to promote Dovonex until December 31, 2007. Under the agreement, we are compensated by Bristol-Myers for achieving sales of Dovonex above agreed levels. We also entered into an agreement giving us the option to purchase Bristol-Myers’ rights to Dovonex under pre-negotiated terms in January 2006, which we intend to exercise, for a purchase price of $200.0 million plus a 5% royalty on net sales of Dovonex through 2007. Once we have acquired Bristol-Myers’ rights to Dovonex, our license and supply agreement with LEO Pharma will become effective. Under this license and supply agreement, we will pay LEO Pharma a supply fee for Dovonex equal to 20% of net sales and a royalty equal to 10% of net sales (which will be reduced to 5% if a generic equivalent is introduced).

Dovobet is a combination of the topical steroid betamethasone dipropionate and calcipotriene (the active ingredient found in Dovonex). Under our agreements with LEO Pharma for Dovonex and Dovobet, we paid LEO Pharma $2.0 million in December 2001, an additional $10.0 million in April 2003 and are obligated to make a final milestone payment of $40.0 million at the time Dovobet receives final FDA approval. Upon final FDA approval and the satisfaction of other conditions (including the completion of our acquisition of Bristol-Myers’ rights to Dovonex) we will become the exclusive licensee of Dovobet in the United States, subject to the terms of a pre-negotiated license and supply agreement with LEO Pharma. Under the terms of this license and supply agreement, we will pay LEO Pharma a supply fee for Dovobet ranging from 20% to 25% of net sales and royalties ranging from 10% to 15% of net sales. We have also recently signed letters of intent with LEO Pharma regarding potential Dovonex and Dovobet line extensions and a right of first refusal for LEO Pharma’s other potential products in dermatology.

Our Products

Our pharmaceutical business develops, supplies and markets branded prescription pharmaceutical products, predominantly in the United States.

Women’s Healthcare

We develop and market products for a number of segments in the women’s healthcare therapeutic category, including hormonal contraceptives, hormone therapy and therapy for premenstrual dysphoric disorder.

Principal Products.

Hormonal Contraceptives

Ovcon 35 and Ovcon 50. Ovcon, an oral contraceptive, was introduced in the late 1970s. We acquired the rights to the Ovcon products from Bristol-Myers in February 2000. Ovcon is the only branded 35 mcg. oral contraceptive without a generic equivalent in the market. Ovcon revenue for the quarter ended March 31, 2005 increased 30.8% over the prior year quarter.

We received final approval from the FDA in November 2003 for the Ovcon 35 Chewable tablet. Ovcon 35 Chewable is protected by a newly-issued U.S. patent covering chewable hormonal contraceptives running through June 2021. We intend to launch Ovcon 35 Chewable in early 2006.

Estrostep. Estrostep was introduced by Warner-Lambert in 2000 and was acquired by us in March 2003. We believe that hormonal contraceptives are increasingly being prescribed to older reproductive women and are increasingly prescribed for their benefits in addition to contraception. To take advantage of these market trends, our sales force commenced active promotion of Estrostep in the second quarter of fiscal year 2004. This product experienced a 20.2% increase in revenue in the quarter ended March 31, 2005 over the prior year quarter.

Oral Hormone Therapy

femhrt. We acquired femhrt, a continuous estrogen-progestogen therapy that was introduced in 2000, from Pfizer in April 2003. During calendar year 2004, femhrt enjoyed the #3 market share in terms of revenues and new prescriptions in the oral estrogen-progestogen therapy segment. Despite the overall decrease in the market and a decrease in femhrt prescription volume, femhrt’s share of total prescriptions in the oral estrogen-progestogen therapy segment increased over the three years following the early termination of the E&P Arm of the WHI Study.

We believe that following the early termination of the E&P Arm of the WHI Study, lower dose oral hormone therapies have experienced increased demand. We received FDA approval of our sNDA for femhrt Lo in January 2005 and expect to launch this product in late 2005. We believe that femhrt Lo will position us well to fulfill growing market demand for lower dose therapies in the HT market.

Estrace Tablets; Femtrace. Estrace Tablets are available in three dosages and were introduced in 1975. We acquired this product from Bristol-Myers in June 2001. In August 2004, we received FDA approval for Femtrace, a proprietary second generation tablet which contains estradiol acetate, and we plan to launch this product in the second half of 2005.

Other Hormone Therapy

Estrace Cream. Estrace Cream, an estrogen therapy for the treatment of local symptoms of menopause, was introduced in 1984. We acquired the rights to this product from Bristol-Myers in February 2000. The local hormone therapy segment, unlike oral hormone therapies, was not adversely affected by the early termination of the E&P Arm of the WHI Study.

Femring. We received final approval from the FDA in March 2003 and launched Femring in June 2003. Femring is a vaginal ring containing a core of estradiol acetate.

Premenstrual Dysphoric Disorder

Sarafem. Sarafem, which contains the active ingredient fluoxetine, was introduced in 2000 and is available in two dosages: 10 mg. and 20 mg. Sarafem is a treatment for PMDD, a severe form of premenstrual syndrome. We purchased the U.S. sales and marketing rights to Sarafem from Lilly in January 2003. Sarafem is the only brand of SSRI that is exclusively indicated for treatment of PMDD and is indicated for intermittent, rather than continuous, dosing. We believe that this allows Sarafem to be a preferred treatment option for patients who wish to avoid any stigma associated with being treated with an antidepressant. We believe revenues from Sarafem have been adversely affected by increased therapeutic substitution and the discontinuation of promotion to primary care physicians after we acquired the product from Lilly. As a result of this increasingly competitive environment, Sarafem has experienced lower prescription volumes over the last two fiscal years.

Dermatology

Principal Products.

Acne

Doryx. Doryx is the leading branded oral antibiotic prescribed by dermatologists for the treatment of acne in terms of prescription volume. We acquired the rights to distribute Doryx in the United States from Warner-Lambert in June 1997 and in September 1999 repositioned the product for the dermatology market. We believe that the success of this product has been attributable in part to its dosage form of unique enterically coated doxycycline hyclate pellets in a capsule which reduces stomach upset, a common side effect of products containing doxycycline hyclate. We received FDA approval for delayed-release Doryx tablets on May 6, 2005.

Psoriasis

Dovonex. Dovonex is the leading non-steroidal topical treatment for psoriasis. For each quarter over the last four fiscal years, Dovonex has had the #1 share of both revenues and prescriptions in the non-steroidal topical treatment segment. Often prescribed as a combination therapy with a topical corticosteroid, we believe that Dovonex enjoys wide brand recognition and acceptance among dermatologists as a leading treatment for mild to moderate psoriasis. In April 2003, we entered a co-promotion agreement with Bristol-Myers for Dovonex in the United States. Under the co-promotion agreement, we agreed to promote Dovonex for Bristol-Myers, the exclusive licensee of Dovonex, until December 31, 2007. Under the agreement, we are compensated by Bristol-Myers for achieving sales of Dovonex above agreed levels. We have an option to acquire the exclusive U.S. sales and marketing rights to Dovonex from Bristol-Myers under pre-negotiated terms in January 2006, which we intend to exercise, for a purchase price of $200.0 million plus a 5% royalty on net sales of Dovonex through 2007.

Research and Development

Our research and development activity is focused on the development of proprietary products that are complementary to our product lines, particularly line extensions of our existing branded products and new products in our core therapeutic categories. Our strategy is to pursue products that represent improvements to existing pharmaceuticals rather than create new chemical entities. Improvements to existing products generally involve less development and regulatory risk and shorter time lines from concept to market.

During fiscal year 2004, we invested $26.6 million in R&D activities, a 7% increase over our prior fiscal year investment of $24.9 million, reflecting the activities associated with our efforts to obtain regulatory approval for Loestrin 24, femhrt Lo, delayed-release Doryx tablets and Femtrace as well as advancing our research and development portfolio. We received FDA approval for Femtrace in August 2004 and plan to launch this product in the second half of 2005. Our research and development investment in fiscal year 2002 totaled $16.0 million. As of March 31, 2005, our research and development team consisted of 45 professionals. Our in-house expertise in product development and regulatory affairs allows us to prepare and submit NDAs with the FDA and other regulatory authorities for our own products.

Research and Development Portfolio

New Therapy

Dovobet. In April 2003, we entered into agreements with LEO Pharma relating to the development and U.S. commercialization of Dovobet. LEO Pharma’s NDA for Dovobet was accepted for filing by the FDA on May 9, 2005. Dovobet (also known in some countries as Daivobet) has been approved and is currently marketed by or behalf of LEO Pharma in 57 countries, including the United Kingdom, Canada and France. Under the terms of our agreements with LEO Pharma (and in addition to other payments we have made under these agreements), we paid $5.0 million in relation to R&D associated with Dovobet. We are obligated to make a final milestone payment of $40.0 million due at the time Dovobet receives final FDA approval. Thereafter, under the terms of a license and supply agreement, we will pay LEO Pharma certain supply fees and royalty payments. See “—Dovonex and Dovobet Transactions.” We expect to launch Dovobet in the first half of 2006.

Line Extensions and New Products

Ovcon 35 Chewable. In November 2003, we received approval from the FDA for our oral contraceptive product Ovcon 35 Chewable. Ovcon 35 Chewable is protected by a newly-issued U.S. patent covering chewable oral contraceptives through June 2021. We plan to launch Ovcon 35 Chewable in early 2006.

Estrostep 24. We initiated Phase III development of a 24-day oral contraceptive, Estrostep 24, in May 2004 and amended our IND for Estrostep in connection with the product during development. We plan to submit an NDA for this product in the second half of 2006.

Estrostep Chewable. Estrostep Chewable will be a chewable version of our Estrostep product. We plan to submit an NDA for this product in the second half of 2005.

Loestrin 24. Loestrin 24 is a 24-day regimen oral contraceptive. A NDA for this product was submitted to the FDA on April 15, 2005 and was accepted by the FDA for filing on June 17, 2005.

femhrt Lo. We plan to introduce a lower dose version of femhrt (femhrt 0.5/2.5 mcg. tablets) in late 2005. The NDA for femhrt Lo was approved by the FDA on January 14, 2005.

Femtrace. In August 2004, we received approval from the FDA for Femtrace tablets, our proprietary follow-on product for Estrace Tablets. We plan to introduce 0.45 mg., 0.9 mg. and 1.8 mg. doses of Femtrace in the second half of 2005.

Doryx. We submitted an NDA with the FDA for delayed-release Doryx tablets in April 2004. We received FDA approval on May 6, 2005.

Sales and Marketing

In fiscal year 2005, we reorganized our three U.S. sales forces to permit our sales forces to focus promotional efforts by therapeutic category. We now have a Women’s Healthcare sales force that promotes oral contraceptives to OB/GYNs, a Specialty sales force that promotes dermatology products to dermatologists and the Chilcott sales force that promotes hormone therapy products and Sarafem to OB/GYNs. We believe we have one of the largest contingents of sales representatives dedicated to calling on OB/GYNs and dermatologists in the United States. As of March 31, 2005, we employed 406 sales representatives.

We employ precision marketing strategies to target specific physicians who are high prescribers of products in our categories. The execution of these strategies require comprehensive internal analysis of actual prescription data to determine the most effective allocation of our sales and marketing resources and enable us to expand market share in targeted markets. Our precision marketing team, together with their sales and marketing colleagues, analyze prescription data and develop strategies and tactics to maximize growth in our sales and market share. By employing these marketing techniques, we have been able to sustain product growth, revitalize acquired products and successfully launch new products.

Customers

While the ultimate end-users of our products are the individual patients to whom our products are prescribed by physicians, our direct customers include certain of the nation’s leading wholesale pharmaceutical distributors, such as McKesson Corporation, Cardinal Health, Inc., AmerisourceBergen Corporation and other major drug retailers. During the last three fiscal years, the following distributors each accounted for more than 10% of our net revenues:

Customer	First Quarter Fiscal Year 2005	Fiscal Year 2004	Fiscal Year 2003	Fiscal Year 2002
McKesson	26%	31%	32%	24%
Cardinal	20%	17%	20%	16%
AmerisourceBergen	16%	14%	14%	13%

Competition

The pharmaceutical industry is highly competitive. Our branded products compete with brands marketed by other pharmaceutical companies including large, fully integrated concerns with financial, marketing, legal and product development resources substantially greater than ours.

Our principal competitors are in the United States and include:

•	Hormonal Contraceptives—Johnson & Johnson (Ortho Tri-Cyclen® Lo, Ortho Evra®), Schering A.G./Berlex Laboratories, Inc. (Yasmin®), Akzo Nobel N.V./Organon (Nuvaring®) and Barr Pharmaceuticals, Inc. (Seasonale®);

•	Hormone Therapy—Wyeth (Premarin®, Premarin® Low Dose, Premarin® Vaginal Cream, Prempro™, Prempro® Low Dose, Premphase®), Pfizer Inc. (Estring®), Schering A.G./Berlex Laboratories, Inc. (Climara®, Menostar®) and Barr Pharmaceuticals, Inc. (Cenestin®);

•	Doryx—Medicis Pharmaceutical Corporation (Dynacin®), Bradley Pharmaceutical (Adoxa®) and CollaGenex Pharmaceuticals, Inc. (Periostat®);

•	Dovonex—Allergan, Inc. (Tazorac®) and Connetics Corporation (Olux Foam® and Soriatane®).

Our branded pharmaceutical products are or may become subject to competition from generic equivalents because there is no proprietary protection for some of the branded pharmaceutical products we sell or because we lose proprietary protection due to the expiration of a patent. Ovcon, Estrace Tablets, Estrace Cream and Doryx are currently not protected by patents. Generic equivalents for some of our branded pharmaceutical products are sold by other pharmaceutical companies which claim that their products provide equivalent therapeutic benefits at a lower cost. For instance, Estrace Tablets currently face generic competition and, although the product accounts for about 14% of oral estrogen therapy products prescribed in the United States according to IMS, currently experiences a substitution rate of approximately 89%. Generic equivalents generally generate higher margins for drug retailers. Therefore, drug retailers have an incentive to substitute a generic equivalent when one is available. Typically, after the introduction of a generic equivalents, up to 90% of the prescriptions written by authorized prescribers for the branded product may be filled with a generic at the pharmacy, resulting in a commensurate loss in sales of the branded product (substitution rates are generally significantly lower for hormonal contraceptives). In addition, under an agreement to settle patent claims against Barr relating to our Estrostep oral contraceptive and our femhrt hormone therapy, we granted Barr a non-exclusive license to launch generic versions of Estrostep and femhrt six months prior to patent expiration in 2008 and 2010, respectively. We cannot assure you what effect, if any, these activities will have on our results of operations. In addition, legislation enacted in the United States allows, or, in a few instances, in the absence of specific instructions from the prescribing physician, mandates the use of generic products rather than brand name products where a generic equivalent is available. The availability of generic equivalent products may cause a material decrease in revenue from our branded pharmaceutical products.

As the pharmaceutical industry is characterized by rapid product development and technological change, our pharmaceutical products could be rendered obsolete or made uneconomical by the development of new pharmaceuticals to treat the conditions addressed by our products, technological advances affecting the cost of production, or marketing or pricing actions by one or more of our competitors. Our business, results of operations and financial condition could be materially adversely affected by any one or more of these developments. Our competitors may also be able to complete the regulatory process for new products before we are able to do so and, therefore, may begin to market their products in advance of our products. We believe that competition among both branded and generic pharmaceuticals aimed at the markets identified by us will be based on, among other things, product efficacy, safety, reliability, availability and price.

Manufacturing, Supply and Raw Materials

In May 2004, we purchased an approximately 194,000 sq. ft. pharmaceutical manufacturing facility located in Fajardo, Puerto Rico from Pfizer. Adjacent to the facility is an approximately 24,000 sq. ft. warehouse and 102,000 sq. ft. parking lot, both of which we lease from third parties. The Fajardo facility currently manufactures our Estrostep oral contraceptive, packages femhrt and Ovcon 35 and is being qualified to package delayed-release Doryx tablets. We anticipate that the Fajardo facility will become our primary site for the manufacture and packaging of our oral dose products. However, while we transfer these manufacturing activities to the Fajardo facility, we will continue to be dependent upon third-party contract manufacturers for the manufacture of many of our products. To ensure their compliance, we conduct quality assurance audits of our contract manufacturers’ sites and records to determine compliance with the relevant regulatory requirements.

In May 2004, we entered into a supply agreement with Barr for Ovcon 35 oral contraceptive under which Barr agreed to provide us with our requirements for finished product through 2009. Bristol-Myers no longer manufactures Ovcon 35 but will be supplying Ovcon 35 Chewable product for us, Bristol-Myers manufactures Estrace Cream under a long-term supply agreement that runs through February 2009. Estrace Tablets are also manufactured for us by Bristol-Myers under a supply agreement that runs through July 2006. Duricef is manufactured for us by Bristol-Myers under a supply agreement that runs through March 2007. Doryx is supplied to us by FH Faulding & Co Limited under a license and distribution arrangement that runs through 2009 and is renewable thereafter. Sarafem is manufactured by Lilly pursuant to a three-year manufacturing agreement which may, under certain circumstances, be extended for one additional year. femhrt is manufactured under an agreement between Warner-Lambert and Duramed which has been assigned to us by Warner-Lambert. These products accounted for a significant percentage of our product sales in fiscal year 2004. In the event that a supplier suffers an event that caused it to be unable to manufacture our product requirements for a sustained period the resulting shortages of inventory could have a material adverse effect on our business. See Note 19 to our Predecessor’s Consolidated Financial Statements for the three years ended September 30,

2004, Note 18 to our Predecessor’s Consolidated Financial Statements for the quarter ended December 31, 2004 and Note 15 to our Consolidated Financial Statements for the quarter ended March 31, 2005 appearing elsewhere in this prospectus for information concerning supplier concentration.

In the United States, the FDA must approve suppliers of certain ingredients for our products and of finished product. The development and regulatory approval of our products is dependent on our ability to procure active ingredients, packaging materials and finished product from FDA-approved sources. If pharmaceutical ingredients, packaging materials or finished products were no longer available from an FDA-approved source, we would be required to obtain FDA approval to change the supplier of that material or product. The qualification of a new supplier could potentially disrupt the manufacture, and therefore our supply of products for sale. Although we consider our sources of supply to be adequate, there can be no assurance that we will continue to be able to obtain materials and finished products as required.

Trademarks, Patents and Proprietary Rights

Protection of intellectual property, such as trademarks and patents, is a key part of our strategy through which we seek the freedom to continue to manufacture and sell our products and operate in our strategic areas without interferences by third parties, and to prevent others from obtaining patent protection limiting our freedom to operate within our strategic areas.

Patents, Trade Secrets and Proprietary Knowledge

We rely on patents, trade secrets and proprietary knowledge to protect our products. We seek to protect our proprietary rights by enforcing our legal rights against third parties that we believe may infringe our intellectual property rights. For example, we have been involved in legal proceedings against Teva for alleged infringement of our patent on our Sarafem product, in which we have received a favorable judgment which has been affirmed on appeal. See “—Legal Proceedings—Sarafem.” We also generally seek to protect our proprietary rights by filing applications for patents on certain inventions, and entering into confidentiality, non-disclosure and assignment of invention agreements with our employees, consultants, licensees and other companies. We do not ultimately control whether we will be successful in enforcing our legal rights against third party infringers, whether our patent applications will result in issued patents, whether our confidentiality, non-disclosure and assignment of invention agreements will not be breached and whether we will have adequate remedies for any such breach, or that our trade secrets will not otherwise become known by competitors. In addition, some of our key products are not protected by patents and proprietary rights and therefore are or may become subject to competition from generic equivalents. However, for some of these products, we have maintained market exclusivity because it is difficult to produce a generic equivalent for them. For example, because of the difficulty in demonstrating bio-equivalence in topical products, Estrace Cream currently has no generic competition despite the expiration of our patent in 2002. For a further discussion of our competition, see “ —Competition.”

Patents covering the following products will expire prior to maturity of the notes:

Product	Patent Expires
Dovonex	December 2007
Sarafem	May 2008
Estrostep	April 2008
femhrt	May 2010

Patent expiration provides competitors with the first opportunity to introduce a generic equivalent. Although part of our strategy includes introducing line extensions that will extend our proprietary protection, other companies may attempt to compete with our original products losing patent protection, and we may not be successful in having our line extensions approved by the FDA and prescribed by doctors. In addition, under an agreement to settle patent claims against Barr relating to our Estrostep oral contraceptive and our femhrt hormone therapy, we granted Barr a non-exclusive license to launch generic versions of Estrostep and femhrt six months prior to patent expiration in 2008 and 2010, respectively.

Trademarks

Due to our branded product focus, we consider our trademarks to be valuable assets. Therefore, we actively manage our trademark portfolio, maintain long-standing trademarks and obtain trademark registrations for new brands in all jurisdictions in which we operate. The names indicated below are certain of our key registered trademarks, some of which may not be registered in all jurisdictions:

Doryx	Loestrin
Estrace	Ovcon
Estrostep	Sarafem
femhrt	Warner Chilcott
Femring

We also police our trademark portfolio against infringement. However, our efforts may be unsuccessful against competitors or other violating entities and we may not have adequate remedies for any breach because, for example, a violating company may be insolvent.

Government Regulation

FDA and other Regulatory Requirements

The pharmaceutical industry is subject to regulation by regional, country, state and local agencies. The research, development and commercial activities relating to prescription pharmaceutical products are subject to extensive regulation by the FDA. The Federal Food, Drug, and Cosmetic Act (“FDCA”), the Public Health Services Act, other federal and state statutes and regulations govern to varying degrees the testing, approval, production, labeling, distribution, post-market surveillance, advertising, dissemination of information, and promotion of pharmaceutical products. In addition, manufacturers of approved drugs must comply with current Good Manufacturing Practices, or cGMP. Manufacture and disposal of pharmaceutical products in the United States is also regulated by the Environmental Protection Agency.

All pharmaceutical marketers are directly or indirectly (through third parties) subject to regulations that cover the manufacture, testing, storage, labeling, documentation/record keeping, approval, advertising, promotion, sale, warehousing, and distribution of pharmaceutical drug products. We are required to obtain, as are other drug companies manufacturing or marketing drugs, approval from the FDA and other regulatory bodies based upon pre-clinical testing, manufacturing chemistry and control data, bioequivalence and other clinical data which we are required to generate prior to gaining regulatory approval necessary to begin marketing most new drug products. The generation of this required data is regulated by the FDA and other regulatory bodies. The process of clinical testing, data analysis, manufacturing development, and regulatory review necessary for required governmental approvals can be costly. Non-compliance can result in fines and judicially imposed sanctions. In addition, administrative or judicial actions can result in the recall of products and the total or partial suspension of manufacture and/or distribution. The government can also refuse to approve pending applications or supplements to approved applications.

FDA approval is required before any drug, including a generic equivalent of a previously approved drug, can be marketed. Certain drugs are not considered by the FDA to be “new” drugs and fall outside of the typical FDA pre-marketing approval process. These drugs, referred to as “grandfathered” products, generally were in use prior to the enactment of the FDCA. Several of the products sold by us are grandfathered products. The FDA has expressed the view that all prescription drugs should ultimately be subject to pre-market clearance requirements. If the FDA adopts this stance it could potentially affect products currently, or proposed to be, marketed as grandfathered drugs.

The FDA regulations require post-marketing reporting of adverse drug events of the drug product. The FDA may, at any time, take action to modify and restrict the drug’s product labeling or withdraw approval of the product should new information come to light about the safety of the drug product.

The FDA also regulates post-approval advertising and promotional activities to assure that these activities are being conducted in conformity with statutory and regulatory requirements. Failure to adhere to these requirements could result in regulatory actions.

The FDA’s Quality Systems Regulations mandate that drugs be manufactured, packaged and labeled in conformity with cGMP. In complying with cGMP regulations, manufacturers must continue to expend time, money and effort in production, record keeping and quality control to ensure that the product meets applicable specifications and other requirements to ensure product safety and efficacy. The FDA periodically inspects drug manufacturing facilities to ensure compliance with applicable cGMP requirements. Failure to comply with the statutory and regulatory requirements subjects the manufacturer to possible legal or regulatory action. Adverse experiences with the use of products must be reported to the FDA and could result in the imposition of market restrictions through labeling changes or in product removal. Product approvals may be withdrawn if compliance with regulatory requirements is not maintained or if problems concerning safety or efficacy of the product occur following approval. Such legal or regulatory action could materially adversely affect our business, financial condition and results of operations.

Other Regulation

The distribution of pharmaceutical products is subject to the Prescription Drug Marketing Act, or (“PDMA”), which regulates such activities at both the federal and state level. Under the PDMA and its implementing regulations, states are permitted to require registration of manufacturers and distributors who provide pharmaceuticals even if such manufacturers or distributors have no place of business within the state. PDMA imposes requirements and limitations upon drug sampling and prohibits states from licensing wholesale distributors of prescription drugs unless the state licensing program meets certain federal guidelines that include, among other things, minimum standards for storage, handling and record keeping. The PDMA also sets forth civil and criminal penalties for violations of these and other provisions. The FDA and the states are still implementing various sections of the PDMA.

We are also subject to the jurisdiction of various other federal and state regulatory and enforcement departments and agencies, such as the Federal Trade Commission (“FTC”), the Department of Justice and the Department of Health and Human Services. We are, therefore, subject to possible administrative and legal proceedings and actions by those organizations. Such actions may result in the imposition of civil and criminal sanctions, which may include fines, penalties and injunctive or administrative remedies.

In recent years, Congress and some state legislatures have considered a number of proposals and have enacted laws that could effect major changes in the health care system, either nationally or at the state level. On December 8, 2003, new Medicare legislation was enacted that provides prescription drug reimbursement beginning in 2006 for all Medicare beneficiaries. In the meantime a temporary drug discount card program is being established for Medicare beneficiaries. The federal government, through its purchasing power under these programs, is likely to demand discounts from pharmaceutical companies that may implicitly create price controls on prescription drugs.

We also participate in the Federal Medicaid rebate program established by the U.S. Omnibus Budget Reconciliation Act of 1990, as well as several state supplemental rebate programs. Under the Medicaid rebate program, we pay a rebate to each state Medicaid program for our products that are reimbursed by those programs. The Medicaid rebate amount is computed each quarter based on our submission to the Centers for Medicare and Medicaid Services at the U.S. Department of Health and Human Services of our current AMP and best price for each of our products. The terms of our participation in the program impose an obligation to correct the prices reported in previous quarters, as may be necessary. Any such corrections could result in an overage or underage in our rebate liability for past quarters, depending on the direction of the correction. In addition to retroactive rebates (and interest, if any), if we are found to have knowingly submitted false information to the government, the statute provides for civil monetary penalties in the amount of $100,000 per item of false information. Governmental agencies may also make changes in program interpretations, requirements or conditions of participation, some of which may have implications for amounts previously estimated or paid.

Based upon our past practice and experience, to the extent that we were required to correct prices reported in previous quarters, we would not expect such corrections to have a material adverse effect on us.

In addition, the Medicare Prescription Drug, Improvement, and Modernization Act allows for the importation of less expensive prescription drugs from Canada under specified circumstances. These additional import provisions will not take effect until the Secretary of Health and Human Services makes a required certification regarding the safety and cost savings of imported drugs and the FDA has promulgated regulations setting forth parameters for importation. In the absence of such regulations, importation of prescription drugs from Canada generally remains illegal. We currently sell femhrt in Canada. In addition, Estrace Tablets, Dovonex and Dovobet are sold in Canada by third parties. For fiscal year 2004, femhrt and Estrace Tablets accounted for 17.4% of our sales. For the first quarter of fiscal year 2005, femhrt and Estrace Tablets accounted for 14.5% of our sales. Due to government price regulation in Canada, these products are generally sold in Canada for lower prices than in the United States.

Products marketed outside of the United States that are manufactured in the United States are subject to certain FDA regulations, as well as regulation by the country in which the products are sold. While we do not currently have plans to market any of our U.S. products in other countries, except the sale of femhrt in Canada, we may do so from time to time.

Regulation in the United Kingdom

Though we have divested our businesses in the United Kingdom, we are still subject to regulation in certain areas by the U.K. Medicines and Healthcare products Regulatory Agency (the “MHRA”). For example, our facility in Larne, Northern Ireland is approved and regularly inspected by the MHRA. The United Kingdom Medicines Act 1968, which governs applications for marketing authorizations for human use in the United Kingdom, imposes additional burdens on manufacturers and promoters of pharmaceuticals sold in the United Kingdom. We contract manufacture Menoring (known as Femring in the United States) for Nelag Limited in the United Kingdom.

Seasonality

The results of operations of our pharmaceutical products business are minimally affected by seasonality.

Property, Plant and Equipment

In May 2004, we purchased an approximately 194,000 sq. ft. pharmaceutical manufacturing facility located in Fajardo, Puerto Rico from Pfizer. The Fajardo facility currently manufactures our Estrostep oral contraceptive, packages femhrt and Ovcon 35 and is being qualified to package delayed-release Doryx tablets. The Fajardo facility will become our primary site for the manufacture of our oral dose products. For a discussion of our Fajardo facility, see “Manufacturing, Supply and Raw Materials.”

We also have a 106,000 sq. ft. FDA approved facility in Larne, Northern Ireland, 43,000 sq. ft. of which is leased to the purchaser of our sterile products business. The remainder is dedicated to the manufacture of our vaginal rings, research and product development as well as development of analytical methods. We lease approximately 42,000 sq. ft. of office space in Rockaway, New Jersey, where our U.S. operations are headquartered.

Employees

As of March 31, 2005, we had approximately 986 employees, an increase of 33 from September 30, 2004, which reflects the addition of sales representatives and the expansion of our workforce at the Fajardo manufacturing facility. The employees of our production, stores and engineering departments, located at our facility in Larne, Northern Ireland are covered by a labor agreement that may be terminated any time after January 2006. We believe that our employee relations are satisfactory.

Environmental Matters

Our operations and facilities are subject to U.S. and foreign environmental laws and regulations, including those governing air emissions, water discharges, the management and disposal of hazardous substances and wastes, and the cleanup of contaminated sites. We could incur substantial costs, including cleanup costs, fines and civil or criminal sanctions, or third party property damage or personal injury claims, in the event of violations or liabilities under these laws and regulations, or non-compliance with the environmental permits required at our facilities. Potentially significant expenditures could be required in order to comply with environmental laws that may be adopted or imposed in the future.

We acquired our Fajardo, Puerto Rico facility from Pfizer in 2004. Under the purchase agreement, Pfizer retained certain liabilities relating to preexisting contamination and indemnified us, subject to certain limitations, for other potential environmental liabilities. While we are not aware of any material claims or obligations relating to this site, other current or former manufacturing sites, or any off-site location where we sent hazardous wastes for disposal, the discovery of additional contaminants or the imposition of additional cleanup obligations at Fajardo or at other sites, or the failure of any other party to meet its financial obligations to us, could result in significant liability.

Legal Proceedings

Sarafem

Lilly initiated legal proceedings in 2002 against Teva for patent infringement in response to an abbreviated new drug application filed by Teva to market a generic version of Sarafem. Since acquiring the U.S. sales and marketing rights to Sarafem from Lilly in January 2003, we have continued to pursue these claims vigorously. The suit asserted that the commercial manufacture, use, sale or offer to sell in the United States, or importation into the United States of Teva’s generic product would infringe the patent-in-suit. Teva contended that the patent-in-suit was invalid, unenforceable or would not be infringed by Teva’s commercial manufacture, use, sale or offer to sell in the United States, or importation into the United States of Teva generic products. In July 2004, the U.S. District Court for the District of Indiana ruled in our favor upholding the validity of our Sarafem patent and holding that the patent-in-suit was both valid and infringed by Teva. On July 13, 2005, the United States Court of Appeals for the Federal Circuit affirmed the decision of the district court. The patent expires in May 2008.

Hormone Therapy Product Liability Litigation

Approximately 360 product liability suits have been filed against us in connection with the HT products, femhrt and Estrace. The cases pending against us are in the very early stages of litigation and we are still analyzing and conducting investigations of the individual complaints.

The lawsuits appear to have been triggered by the July 2002 announcement by the NIH of the early termination of one of two large-scale randomized controlled clinical trials, which were part of the WHI, examining the long-term effect (up to 8½ years) of hormone therapy on the prevention of heart disease and osteoporosis, and any associated risk for breast cancer in postmenopausal women. In the E&P Arm of the WHI Study, the safety monitoring board determined that the risks exceeded the benefits, when comparing combined estrogen and progestogen therapy to a placebo. The estrogen used in this trial was CEE and the progestin was MPA, the compounds found in Prempro®, a Wyeth product used by more than six million women (at the inception of the trial) in the United States each day. According to the article summarizing the principal results from the E&P Arm of the WHI Study in the July 17, 2002 issue of the Journal of the American Medical Association, despite a decrease in the incidence of hip fracture and colorectal cancer, there was an increased risk of invasive breast cancer, coronary heart disease, stroke and blood clots in patients randomized to the estrogen and progestogen therapy. Numerous lawsuits were filed against Wyeth, as well as against other manufacturers of HT products, after the publication of the summary of the principal results of the E&P Arm of the WHI Study.

Approximately 66% of the complaints filed against us do not specify the HT drug that allegedly caused the plaintiff’s injuries. These complaints broadly allege that the plaintiff suffered injury as a result of an HT product. We have sought and continue to seek dismissal of lawsuits that, after further investigation, do not actually involve any of our products. We have successfully reduced the number of HT suits we will have to defend. Of the approximately 360 suits that were filed, approximately 23 have been dismissed and approximately 37 involving Estrace have been successfully tendered to Bristol-Myers’ defense counsel pursuant to an indemnification provision in the asset purchase agreement pursuant to which we acquired Estrace. The purchase agreement included an indemnification agreement whereby Bristol-Myers indemnified us for product liability exposure associated with Estrace products that were shipped prior to June 2001. We have forwarded agreed upon dismissal motions in another 126 cases to plaintiffs’ counsel.

We have product liability insurance that covers liability in excess of $10 million and up to $30 million. We self-insure for liability in excess of $30 million and up to $40 million, and have additional insurance coverage for liability from $40 million to $50 million and co-insurance from $50 million to up to $100 million, above which we are again self-insured. This insurance may not apply to damages or defense costs related to any claim arising out of HT products with labeling that does not conform completely with FDA hormone replacement therapy communications to manufacturers of HT products. Currently, labeling changes for Estrace Tablets that conform to such communication are pending before the FDA. Although we cannot assure you when the cases will be decided or what the potential scope of our liability will be, based upon our experience with these cases to date, which as noted above, are still in the preliminary stages, we believe that the likelihood of any material liability arising is remote.

FTC Investigation Regarding Exercise of Option for a Five-Year Exclusive License to Barr’s ANDA Referencing Ovcon 35

In March 2004, for $1.0 million, Barr granted us an option to acquire a five-year exclusive license under Barr’s ANDA for which our Ovcon 35 oral contraceptive is the reference drug. In May 2004, we exercised this option for an additional payment of $19.0 million. At the same time, we entered into a finished product supply agreement with Barr under which Barr agreed to provide us with our requirements for finished Ovcon products throughout the term of the license. Barr has begun supplying Ovcon and will be the Company’s sole source of supply for this product.

We have received civil investigative demands and subpoenas from the FTC that, although not alleging any wrongdoing, seek documents and testimony relating to this transaction. We cannot assure you that the FTC will not bring an administrative proceeding against us or seek injunctive relief from the federal courts, or if brought, that we will prevail in such proceedings, or that the remedy sought and imposed by the FTC will allow us to proceed with the terms of the option and related supply agreement. An unfavorable outcome of the FTC investigations could adversely affect our profits and cash flows by making future supply of Ovcon and the nature of future competition more uncertain.

General Matters

In addition to the matters discussed above, we are involved in various legal proceedings of a nature considered normal to our business including product liability and other matters. In the event of adverse outcomes of these proceedings (except as discussed above), we believe that resulting liabilities are either covered by insurance, established reserves, or would not have a material adverse effect on our financial condition or our results of operations.

MANAGEMENT

The directors and executive officers of Warner Chilcott Corporation, their positions and their ages as of July 15, 2005, are as follows:

Name	Age	Position
Roger M. Boissonneault	57	Chief Executive Officer and Director
Todd M. Abbrecht	36	Director
David F. Burgstahler	36	Director
John P. Connaughton	39	Director
John A. King, Ph.D.	56	Director*
Stephen P. Murray	42	Director
Carl Reichel	46	President, Pharmaceuticals
Anthony D. Bruno	49	Executive Vice President, Corporate Development
Paul Herendeen	49	Executive Vice President and Chief Financial Officer
Leland H. Cross	48	Senior Vice President, Technical Operations
Herman Ellman, M.D.	57	Senior Vice President, Clinical Development
Izumi Hara	45	Senior Vice President, General Counsel and Corporate Secretary
William J. Poll	53	Senior Vice President, Finance
Tina M. deVries, Ph.D.	45	Vice President, Pharmaceutics
David T. Domzalski	38	Vice President, Specialty Sales & Marketing
Luis Gandara	51	Vice President, Quality
Claire Gilligan, Ph.D.	43	Vice President, Operations, Warner Chilcott, U.K.
Alvin D. Howard	51	Vice President, Regulatory Affairs
Kathryn L. MacFarlane	40	Vice President, Women’s Healthcare Sales & Product Planning
A. Dominick Musacchio	61	Vice President, New Business Development and Sales Operations
Jose Negroni	54	Vice President, Manufacturing
Raymond G. Steitz	47	Vice President, Human Resources & Training

*	Director of Warner Chilcott Holdings Company, Limited only.

Roger M. Boissonneault, Chief Executive Officer and Director, was appointed Chief Executive Officer for the Predecessor in September 2000. He previously served as President and Chief Operating Officer of Warner Chilcott PLC (acquired by the Predecessor in September 2000) from 1996 to 2000, serving as a director since 1998. From 1976 to 1996 Mr. Boissonneault served in various capacities with Warner-Lambert, including Vice President, Female Healthcare, Director of Corporate Strategic Planning, and Director of Obstetrics/Gynecology Marketing.

Todd M. Abbrecht, Director, is a Managing Director with Thomas H. Lee Partners, L.P. Prior to joining Thomas H. Lee Partners in 1992, Mr. Abbrecht was in the Mergers and Acquisitions department of Credit Suisse First Boston. Mr. Abbrecht serves on the board of National Waterworks, Inc., Simmons Company and Michael Foods, Inc.

David F. Burgstahler, Director, is a Partner of Avista Capital Partners, L.P. Prior to joining Avista Capital Partners in 2005, Mr. Burgstahler was a Partner with DLJ Merchant Banking Partners, the private equity investment arm of Credit Suisse First Boston. Mr. Burgstahler joined Credit Suisse First Boston in 2000 when it merged with Donaldson, Lufkin & Jenrette. Mr. Burgstahler joined Donaldson, Lufkin & Jenrette in 1995. Mr. Burgstahler serves on the board of Visant Corporation, Focus Diagnostics, Inc., Target Media Partners and WRC Media, Inc.

John P. Connaughton, Director, has been a Managing Director of Bain Capital Partners, LLC since 1997 and a member of the firm since 1989. Prior to joining Bain Capital, Mr. Connaughton was a consultant at Bain & Company, Inc., where he worked in the consumer products and business services industries. Mr. Connaughton serves as a director of Loews Cineplex Entertainment Corporation, M/C Communications, LLC, ProSiebenSat.1 Media AG, Warner Music Group and several private medical, media and charitable institutions.

John A. King, Ph.D., who became a Director of Warner Chilcott Holdings Company, Limited in June 2005, is a private investor. Dr. King served in positions of increasing responsibility with the Predecessor for 26 years, most recently as Executive Chairman, a position he held from 2000 until the Acquisition Date.

Stephen P. Murray, Director, is the head of JPMP’s buyout and growth equity investment activity. In addition, Mr. Murray focuses on investments in consumer, retail and services; financial services; and healthcare infrastructure. Prior to joining JPMP in 1989, Mr. Murray was a Vice President with the Middle-Market Lending Division of Manufacturers Hanover. Currently, he serves on the board of directors of AMC Entertainment, Cabela’s (beginning in November 2005), ERisk, Jetro Cash & Carry, La Petite Academy, MedQuest Associates, National Surgical Care, National Waterworks, Pinnacle Foods, Strongwood Holdings, USA.NET and Zoots.

Carl Reichel, President, Pharmaceuticals, joined the Predecessor in October 2000 after nearly 20 years of experience at Parke-Davis, a division of Warner-Lambert (now a part of Pfizer), where he, together with Mr. Boissonneault, was a pioneer in the pharmaceutical marketing methods currently employed by us. Most recently, he held the position of President, U.K./British Isles at Warner-Lambert.

Anthony D. Bruno, Executive Vice President, Corporate Development, joined the Predecessor on March 1, 2001 following approximately 17 years of experience with Warner-Lambert. His most recent position with Warner-Lambert was Vice President and Associate General Counsel, Pharmaceuticals, where he was responsible for all legal matters relating to Warner-Lambert’s pharmaceutical business worldwide.

Paul Herendeen, Executive Vice President and Chief Financial Officer, joined Warner Chilcott on April 1, 2005 and is responsible for our finance, accounting, treasury and management information system functions. Prior to joining Warner Chilcott, Mr. Herendeen was Executive Vice President and Chief Financial Officer of MedPointe Inc. From 1998 through March 2001, Mr. Herendeen served as Executive Vice President and Chief Financial Officer of the Predecessor. Mr. Herendeen also served as a director of the Predecessor from October 2000 through March 2001.

Leland H. Cross, Senior Vice President, Technical Operations, joined the Predecessor on September 1, 2001 and is responsible for our technical operations worldwide. Prior to joining the Predecessor, Mr. Cross was part of the Global Manufacturing group at Warner-Lambert (which became part of Pfizer in June 2000) for seven years, where most recently he was General Manager of Pfizer Ireland Pharmaceuticals, responsible for Pfizer’s dosage manufacturing operations in Ireland. Prior to joining Warner-Lambert, Mr. Cross managed a manufacturing operation for Merck & Co. Inc.

Herman Ellman, M.D., Senior Vice President, Clinical Development, joined the Predecessor in June 2000. Dr. Ellman is responsible for clinical development and medical affairs activities. Prior to joining the Predecessor, Dr. Ellman held the position of Medical Director for Women’s Healthcare of Berlex Laboratories.

Izumi Hara, Senior Vice President, General Counsel and Corporate Secretary, joined the Predecessor in June 2001 and is responsible for the legal matters of the Company. Prior to joining the Predecessor, Ms. Hara held positions of increasing responsibility at Warner-Lambert where her most recent position was Vice President and Associate General Counsel, Corporate Affairs, where she was responsible for all legal matters relating to Warner-Lambert’s acquisitions, divestitures, alliances and other transactions in all lines of business worldwide.

William J. Poll, Senior Vice President, Finance, joined the Predecessor in 1996. Mr. Poll is responsible for financial reporting and planning for the pharmaceutical business and pharmaceutical trade relations in the United States. Prior to joining the Predecessor in 1996, Mr. Poll held the position of Director of Financial Information Services at Warner-Lambert.

Tina M. deVries, Ph.D., Vice President, Pharmaceutics, joined the Predecessor in 1996. Dr. deVries is responsible for pharmaceutical development projects undertaken in the United States and clinical pharmacokinetics. Dr. deVries joined the Predecessor after seven years in the research and development area with Warner-Lambert.

David T. Domzalski, Vice President, Specialty Sales & Marketing, joined the Predecessor in December 2003 and is responsible for managing the Specialty sales force. Mr. Domzalski started his career in the pharmaceutical industry as a sales representative for the Parke-Davis division of Warner-Lambert Company where he held positions of increasing responsibility and was most recently National Sales Director in the Women’s Healthcare Group. After leaving Parke-Davis in 2000 and prior to joining the Predecessor, Mr. Domzalski served as Area Vice President for Sanofi-Synthelabo and Vice President, Global Sales for Dendrite International.

Luis Gandara, Vice President, Quality, joined the Predecessor in June 2004 when we acquired the Fajardo manufacturing facility from Pfizer. Prior to that, Mr. Gandara held positions at Warner-Lambert (which became part of Pfizer in June 2000) beginning in 1995, most recently as Quality Operations Director/Team Leader—Fajardo. Prior to that time, Mr. Gandara served in the quality group of Bristol-Myers.

Claire Gilligan, Ph.D., Vice President, Operations, Warner Chilcott, U.K., joined the Predecessor in July 1994 as Regulatory Affairs Manager and has held positions of increasing responsibility until her appointment to Vice President Operations, Warner Chilcott, U.K. in December 2004. Dr. Gilligan is responsible for analytical development, formulation development, regulatory affairs, manufacturing, quality and all associated support functions carried out in the United Kingdom.

Alvin D. Howard, Vice President, Regulatory Affairs, joined the Predecessor on February 5, 2001 and is responsible for the worldwide registration of all of our products. Prior to joining, Mr. Howard was Vice President, Worldwide Regulatory Affairs at Roberts Pharmaceuticals.

Kathryn L. MacFarlane, Pharm.D., Vice President, Women’s Healthcare Sales & Product Planning, joined the Predecessor in February 2001, and is responsible for managing the Women’s Health sales force as well as the market preparation for all pipeline brands. Prior to joining the Predecessor, Dr. MacFarlane was with the Parke-Davis division of Warner-Lambert, where she held positions of increasing responsibility in marketing and sales, including the Director of Marketing for Cardiovascular and Sr. Director of Marketing for CNS.

A. Dominick Musacchio, Vice President, New Business Development and Sales Operations, joined the Predecessor in 1996. Mr. Musacchio is responsible for developing and maintaining Warner Chilcott’s target physician databases and sales operations. Prior to joining the Predecessor, Mr. Musacchio spent 25 years at Warner-Lambert in positions of increasing responsibility, most recently as Director, Sales and Marketing, Warner Chilcott Division.

Jose Negroni, Vice President, Manufacturing, joined the Predecessor in June 2004 when we acquired the Fajardo manufacturing facility from Pfizer. Prior to that time, Mr. Negroni held positions at Pfizer beginning in November 2001. He was an independent consultant from November 1999 to October 2001, and served as a plant manager at Medtronics from February 1998 to October 1999. He has also held positions at MOVA Pharmaceutical, SmithKline and Merck.

Raymond G. Steitz, Vice President, Human Resources & Training, joined the Predecessor in 2001 and is responsible for company-wide human resources and sales training initiatives and programs. Prior to joining the Predecessor, he worked for Unilever Bestfoods North America for 12 years where he served as the Director Human Resources, Supply Chain and Industrial Relations. Mr. Steitz also worked for Philips Electronics in various human resources roles for eight years prior to joining Unilever.

Board Committees

Our board of directors has established an audit committee and a compensation committee. The committees each consist of Messrs. Abbrecht, Burgstahler, Connaughton and Murray. The audit committee, which is chaired by Mr. Abbrecht, recommends the annual appointment of auditors with whom the audit committee reviews the scope of audit and non-audit assignments and related fees, and reviews accounting principles we will use in financial reporting, internal auditing procedures and the adequacy of our internal control procedures. The compensation committee, which is chaired by Mr. Murray, reviews and approves the compensation and benefits for our employees, directors and consultants, administers our employee benefits plans, authorizes and ratifies stock option and/or restricted stock grants and other incentive arrangements, and authorizes employment and related agreements.

Director Compensation

All members of our board of directors are reimbursed for their usual and customary expenses incurred in connection with attending all board and other committee meetings.

Executive Compensation

The following table sets forth information concerning the compensation of our chief executive officer and each of our four most highly compensated executive officers during each of the last three fiscal years. The bonuses set forth below include amounts earned in the year shown but paid in the subsequent year. We have not presented information concerning stock options and other equity-based awards because all such items were cashed out and cancelled in connection with the Transactions.

Summary Compensation Table

Annual Compensation
Name and Principal Position (1)	Fiscal Year	Salary ($)	Bonus ($)	Other ($)	Total ($)
Roger M. Boissonneault(2) Chief Executive Officer	2004 2003 2002	800,000 726,000 532,597	800,000 726,000 354,375	46,992 39,160 14,542	1,646,992 1,491,160 901,514

Carl Reichel(2) President, Pharmaceuticals	2004 2003 2002	375,000 337,600 320,000	215,625 194,120 176,000	44,086 37,049 14,042	606,586 568,769 510,042

Anthony D. Bruno(2) Executive Vice President, Corporate Development	2004 2003 2002	340,000 300,000 265,000	195,500 172,500 87,450	41,822 9,000 5,500	551,822 481,500 357,950

Leland H. Cross Senior Vice President, Technical Operations	2004 2003 2002	260,000 237,375 225,000	89,700 81,895 74,250	21,672 20,134 14,042	359,672 339,404 313,292

Herman Ellman, M.D Senior Vice President, Clinical Development	2004 2003 2002	250,968 242,481 234,281	86,584 72,744 70,284	23,922 21,634 14,542	350,180 336,859 319,107

(1)	As of April 1, 2005, Paul Herendeen commenced employment as Chief Financial Officer. His base salary for fiscal year 2005 is $375,000, and he is eligible to receive an annual cash bonus in an amount equal to 50% of his base salary.
(2)	This table does not include certain one-time retention bonuses of $3,048,000, $880,663 and $798,469 paid in connection with the Transactions to Messrs. Boissonneault, Reichel and Bruno, respectively.

Employment Arrangements

The following is a description of the executive employment and related arrangements that are currently in effect with our chief executive officer and each of our four most highly compensated executive officers.

Employment Agreement with Roger M. Boissonneault

On March 28, 2005, Warner Chilcott (US), Inc. entered into a new employment agreement with Roger M. Boissonneault pursuant to which Mr. Boissonneault agreed to serve as Chief Executive Officer of Warner Chilcott Holdings Company, Limited and Warner Chilcott (US), Inc. Under this agreement, Mr. Boissonneault will be a member of the Board of Directors of Warner Chilcott Holdings Company, Limited until a public offering of equity securities of Warner Chilcott Holdings Company, Limited and, after such a public offering, he must be included in any slate of director nominees as long as he is Chief Executive Officer. Mr. Boissonneault’s employment agreement is terminable by either party for any reason but Mr. Boissonneault must give at least 90 days advance written notice of any resignation of his employment.

Mr. Boissonneault currently receives a base salary of $800,000 plus a target bonus of 85% of base salary, up to a maximum amount equal to 100% of base salary dependent on the achievement of performance goals set by the Board of Directors of Warner Chilcott Holdings Company, Limited. Mr. Boissonneault’s benefits include reimbursement for reasonable business expenses. Certain payments received by Mr. Boissonneault in connection with the Transactions were subject to an excise tax imposed under the US Internal Revenue Code, for which Mr. Boissonneault was paid a gross-up payment of approximately $3,700,000 pursuant to the terms of his employment agreement. If any payments received by Mr. Boissonneault in connection with a future change in control are subject to an excise tax, Mr. Boissonneault will be entitled to a gross-up payment.

If Mr. Boissonneault’s employment is terminated by Warner Chilcott (US), Inc. without cause or as a result of disability, or by Mr. Boissonneault for good reason, he is entitled to a severance payment equal to 200% of his base salary in effect at the time of termination plus 200% of the cash bonus paid to him in the prior calendar year, accrued salary and benefits, and continued health and welfare benefits for 12 months following termination. Any severance payments are generally paid over 24 months unless the termination event is in connection with, or within two years of, a change in control, in which case it is payable in a lump sum. If Mr. Boissonneault is terminated for cause or if Mr. Boissonneault resigns without good reason, he is entitled to receive only accrued salary and benefits.

If Mr. Boissonneault’s employment terminates, he has agreed not to provide similar or competing services, or solicit customers or employees, of Warner Chilcott (US), Inc., Warner Chilcott Holdings Company, Limited, or any of their subsidiaries, for (i) 24 months in the case of termination by Warner Chilcott (US), Inc. without cause or because of disability, or by Mr. Boissonneault for good reason, (ii) six months if Mr. Boissonneault resigned without good reason (which increases to 12 months if Warner Chilcott (US), Inc. elects to pay Mr. Boissonneault 12 months severance (base salary and bonus)), or (iii) six months in the case of termination by Warner Chilcott (US), Inc. for cause.

Other Executive Employment Agreements

On March 28, 2005, Warner Chilcott (US), Inc. entered into new employment agreements with Anthony D. Bruno and Carl Reichel. On April 1, 2005, Warner Chilcott (US), Inc. entered into an employment agreement with Paul Herendeen. Each of these three employment agreements have substantially similar terms, except for applicable positions, annual base salary amounts and retention bonuses paid to each of Messrs. Bruno, Reichel and Herendeen.

Each employment agreement is terminable by either party for any reason but generally speaking the executive must give twelve months advance written notice of any resignation of his employment. Each of Mr. Bruno and Mr. Herendeen currently receive a base salary of $375,000, and Mr. Reichel currently receives a base salary of $391,406. Each of Messrs. Bruno, Herendeen and Reichel are eligible for an annual bonus of 50% of base salary based on terms set by the Board of Directors of Warner Chilcott Holdings Company, Limited. The benefits for each executive include reimbursement for reasonable business expenses. If any payments received by Mr. Bruno or Reichel in connection with the Transactions are subject to an excise tax imposed under the US Internal Revenue Code, such executive would be entitled to a gross-up payment. In addition, if any payments received by Messrs. Bruno, Herendeen or Reichel in connection with a future change in control are subject to an excise tax, the executive will be entitled to a gross-up payment.

Under each employment agreement, if the executive’s employment is terminated by Warner Chilcott (US), Inc. without cause or as a result of disability, or by the executive for good reason, the executive is entitled to a severance payment equal to 200% of his base salary in effect at the time of termination plus 200% of the cash bonus paid to him in the prior calendar year and accrued salary and benefits. Any payments are generally paid over 24 months unless the termination event is in connection with, or within two years of, a change in control, in which case they are payable in a lump sum. If the executive is terminated for cause or if the executive resigns without good reason, he is entitled to receive only accrued salary and benefits.

If the executive’s employment terminates, he has agreed not to provide similar or competing services, or solicit customers or employees, of Warner Chilcott (US), Inc., Warner Chilcott Holdings Company, Limited, or any of their subsidiaries, for (i) 24 months in the case of termination by Warner Chilcott (US), Inc. without cause or because of disability, or by the executive for good reason, (ii) six months if the executive resigned without good reason (which increases to 12 months if Warner Chilcott (US), Inc. elects to pay the executive 12 months severance (base salary and bonus)), or (iii) six months in the case of termination by Warner Chilcott (US), Inc. for cause.

Executive Severance Agreements

On March 28, 2005, Warner Chilcott (US), Inc. entered into severance agreements with each of Leland H. Cross and Herman Ellman, M.D. Each severance agreement replaced such executive’s prior employment agreement. The terms of each severance agreement have substantially similar terms. The agreements provide that the executive’s benefits include reimbursement for reasonable business expenses. In addition, if any payments received by Messrs. Cross or Ellman in connection with the Transactions are subject to an excise tax imposed under the US Internal Revenue Code, such executive would be entitled to a gross-up payment.

Under each severance agreement, if the executive’s employment is terminated by Warner Chilcott (US), Inc. without cause or as a result of disability, or by the executive for good reason, the executive is entitled to a severance payment equal to one year’s base salary in effect at the time of termination, accrued salary and benefits, and continued health and welfare benefits for the severance period. However, if the termination is within twelve months of a change in control, the severance payment is equal to the executive’s base salary for eighteen months plus 150% of the annual cash bonus paid for the prior year. Any severance payments are generally paid over the term of the severance period. If the executive is terminated for cause or if the executive resigns without good reason, he is entitled to receive only accrued salary and benefits.

If the executive’s employment terminates, he has agreed not to provide similar or competing services, or solicit customers or employees, of Warner Chilcott (US), Inc., Warner Chilcott Holdings Company, Limited, or any of their subsidiaries, for (i) the severance period (12 or 18 months) in the case of termination by Warner Chilcott (US), Inc. without cause or because of disability, or by the executive for good reason, (ii) 6 months if the executive resigned without good reason (which increases to 12 months if Warner Chilcott (US), Inc. elects to pay the executive 12 months severance (base salary and bonus)), or (iii) 6 months in the case of termination by Warner Chilcott (US), Inc. for cause.

Purchases and Other Issuances to Management

Between March 28, 2005 and April 6, 2005, the seventeen executive officers listed above, including Messrs. Boissonneault, Bruno, Reichel, Herendeen, Cross and Ellman, purchased a total of 74,011 Class L shares and 612,808 Class A shares of Warner Chilcott Holdings Company, Limited, and 2,805 Preferred shares of

Warner Chilcott Holdings Company II, Limited, for a total purchase price of $8,933,008. These purchases were made at the same prices per share as those of the Sponsors in connection with the Transactions. All the purchased shares of an executive may be repurchased by Warner Chilcott Holdings Company, Limited or Warner Chilcott Holdings Company II, Limited, as the case may be, if the executive’s employment is terminated.

On March 28, 2005, Warner Chilcott Holdings Company, Limited and Warner Chilcott Holdings Company II, Limited granted to sixteen of the seventeen executive officers listed above (being all the executive officers except Mr. Herendeen), an aggregate of 43,130 Class L shares and 357,113 Class A shares of Warner Chilcott Holdings Company, Limited, and 1,635 Preferred shares of Warner Chilcott Holdings Company II, Limited, with a total value of $5,205,700. These shares are subject to certain vesting requirements until January 18, 2006, and the shares of an executive may be repurchased by Warner Chilcott Holdings Company, Limited or Warner Chilcott Holdings Company II, Limited, as the case may be, if the executive’s employment is terminated.

Equity Incentive Plan

On March 28, 2005, Warner Chilcott Holdings Company, Limited adopted the Warner Chilcott Holdings Company, Limited 2005 Equity Incentive Plan, pursuant to which a maximum of 7,670,880 Class A shares of Warner Chilcott Holdings Company, Limited may be issued to employees in connection with incentive awards. As of the date of this prospectus, incentive awards with respect to 6,712,020 Class A shares have been awarded under the plan, and 958,860 Class A shares are reserved for future awards under the plan. All awards granted to an employee under the plan may be repurchased by Warner Chilcott Company, Limited if the employee’s employment is terminated.

Between March 28, 2005 and April 1, 2005:

•	Warner Chilcott Holdings Company, Limited granted 4,794,300 restricted Class A shares under the plan to the seventeen executive officers above, including Messrs. Boissonneault, Bruno, Reichel, Herendeen, Cross and Ellman. All these restricted shares are subject to three different types of vesting: one third are subject to time vesting through 2009, one third are subject to performance vesting based on the achievement of certain EBITDA targets, and the remaining one third vest are subject to performance vesting based on the Sponsors achieving certain targets on the return of their invested capital.

•	Warner Chilcott Holdings Company, Limited granted options under the plan to Messrs. Boissonneault, Bruno, Reichel and Herendeen to purchase 1,917,720 Class A shares at an exercise price of $22.98. These options vest over approximately four years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Warner Chilcott Holdings Company III, Limited is a direct wholly-owned subsidiary of Warner Chilcott Holdings Company II, Limited, which is a direct wholly-owned subsidiary of Warner Chilcott Holdings Company, Limited. The Sponsors and certain members of our management, indirectly by their holdings of Class A Shares and Class L Shares of Warner Chilcott Holdings Company, Limited and of Preferred Shares of Warner Chilcott Holdings Company II, Limited as reflected in the table below, together with certain of the Sponsors’ limited partners are the beneficial owners of all of the outstanding common stock of Warner Chilcott Holdings Company III, Limited.

	Securities Beneficially Owned
Name and Address	Class A Shares	Percentage of Class A Shares	Class L Shares	Percentage of Class L Shares	Preferred Shares	Percentage of Preferred Shares
Principal Securityholders:
Bain Capital Partners LLC (1)	19,275,013.57	20.69%	2,327,900.19	21.81%	88,225.146	21.81%
DLJ Merchant Banking III, Inc. (2)	19,275,013.57	20.69%	2,327,900.19	21.18%	88,225.146	21.81%
J.P. Morgan Partners, LLC (3)	19,275,013.57	20.69%	2,327,900.19	21.81%	88,225.146	21.81%
Thomas H. Lee Partners, L.P. (4)	19,275,013.57	20.69%	2,327,900.19	21.81%	88,225.146	21.81%
Directors and Executive Officers:
Roger M. Boissonneault	219,850.54	*	26,552.00	*	1,006.295	*
Todd M. Abbrecht (4)	19,275,013.57	20.69%	2,327,900.19	21.81%	88,225.146	21.81%
David F. Burgstahler (2)	19,275,013.57	20.69%	2,327,900.19	21.81%	88,225.146	21.81%
John P. Connaughton (1)	19,275,013.57	20.69%	2,327,900.19	21.81%	88,225.146	21.81%
John A. King (5)	686,003.90	*	82,850.71	*	3,139.958	*
Stephen P. Murray (3)	19,275,013.57	20.69%	2,327,900.19	21.81%	88,225.146	21.81%
Carl Reichel	50,708.14	*	6,124.17	*	232.100	*
Anthony D. Bruno	13,515.05	*	1,632.25	*	61.861	*
Paul Herendeen	34,300.19	*	4,142.54	*	156.998	*
Leland H. Cross	68,600.39	*	8,285.07	*	313.996	*
Herman Ellman	23,921.09	*	2,889.02	*	109.491	*
Izumi Hara	21,275.22	*	2,569.47	*	97.380	*
William J. Poll	29,465.04	*	3,558.58	*	134.867	*
Tina M. deVries	34,300.19	*	4,142.54	*	156.998	*
David T. Domzalski	4,482.71	*	541.39	*	20.518	*
Luis Gandara	3,841.61	*	463.96	*	17.584	*
Claire Gilligan	3,675.48	*	443.90	*	16.823	*
Alvin D. Howard	17,150.09	*	2,071.27	*	78.499	*
Kathryn L. MacFarlane	11,255.72	*	1,359.39	*	51.519	*
A. Dominick Musacchio	34,253.39	*	4,136.88	*	156.784	*
Jose Negroni	28,492.85	*	3,441.17	*	130.417	*
Raymond G. Steitz	13,720.08	*	1,657.01	*	62.799	*
All directors and named executive officers as a group (22 persons)	82,864,275.11	88.95%	9,428,740.95	88.35%	357,340.08	88.35%

*	Less than 1%.

(1)	Includes interests owned by each of Bain Capital Integral Investors II, L.P., BCIP Trust Associates III, BCIP Trust Associates III-B and BCIP Associates – G. Each of the Bain Capital entities is an affiliate of Bain Capital Partners LLC. Bain Capital Partners LLC disclaims beneficial ownership of such shares.

John P. Connaughton is a Managing Director of Bain Capital Partners LLC. Mr. Connaughton disclaims any beneficial ownership of any shares beneficially owned by the Bain Capital entities. The address of Mr. Connaughton and each of the Bain entities is c/o Bain Capital, LLC 111 Huntington Avenue, Boston, Massachusetts 02199.

(2)	Includes interests owned by each of DLJMB Overseas Partners III, C.V., DLJ Offshore Partners III, C.V., DLJ Offshore Partners III-1, C.V., DLJ Offshore Partners III-2, C.V., Millennium Partners II, L.P., MBP III Plan Investors, L.P., and DLJ MB Partners III GmbH & Co. KG.

David F. Burgstahler is a Partner of Avista Capital Partners and the director designee of the DLJ Merchant Banking entities pursuant to a consulting arrangement. Mr. Burgstahler disclaims beneficial ownership of any shares beneficially owned by the DLJ Merchant Banking entities. The address of Mr. Burgstahler is c/o

Avista Capital Partners, 466 Lexington Avenue, 17th Floor, New York, New York 10017 and the address of each of the DLJ Merchant Banking entities is c/o DLJ Merchant Banking III, Inc., 11 Madison Avenue, New York, New York 10010, except that the address of the Offshore Partners entities is John B. Gorsiraweg 14, Willemstad, Curacao, Netherlands Antilles.

(3)	Includes interests owned by J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors A, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P., J.P. Morgan Partners Global Investors (Cayman) II, L.P., J.P. Morgan Partners Global Investors (Cayman) III, L.P., J.P. Morgan Partners Global Investors (Selldown), L.P., J.P. Morgan Partners Global Investors (Cayman/Selldown) III, L.P. and JPMP Co-invest (BHCA).

Stephen P. Murray is a Partner of J.P. Morgan Partners, LLC. Mr. Murray disclaims any beneficial ownership of any shares beneficially owned by the JPMorgan Partners entities. The address of Mr. Murray and the JPMorgan Partners entities is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, 39th Floor, New York, New York 10020

(4)	Includes interests owned by each of Thomas H. Lee (Alternative) Fund V, L.P., Thomas H. Lee Parallel (Alternative) Fund V, L.P., Thomas H. Lee Equity (Cayman) Fund V, L.P., Thomas H. Lee Investors Limited Partnership, Putnam Investments Holdings, LLC, Putnam Investments Employees’ Securities Company I LLC and Putnam Investments Employees’ Securities Company II LLC. Thomas H. Lee (Alternative) Fund V, L.P. and Thomas H. Lee Parallel (Alternative) Fund V, L.P. are Delaware limited partnerships, whose general partner is THL Equity Advisors V, LLC, a Delaware limited liability company. Thomas H. Lee Equity (Cayman) V, L.P. is an exempted limited partnership formed under the laws of the Cayman Islands, whose general partner is THL Equity Advisors V, LLC, a Delaware limited liability company registered in the Cayman Islands as a foreign company. Thomas H. Lee Advisors, LLC, a Delaware limited liability company, is the general partner of Thomas H. Lee Partners, a Delaware limited partnership, which is the sole member of THL Equity Advisors V, LLC. Thomas H. Lee Investors Limited Partnership (f/k/a THL-CCI Limited Partnership) is a Massachusetts limited partnership, whose general partner is THL Investment Management Corp., a Massachusetts corporation.

Todd M. Abbrecht is a Managing Director of Thomas H. Lee Advisors, LLC. As Managing Director of Thomas H. Lee Advisors, LLC, Mr. Abbrecht has shared voting and investment power over, and therefore, may be deemed to beneficially own shares held of record by Thomas H. Lee (Alternative) Fund V, L.P., Thomas H. Lee Parallel (Alternative) Fund V, L.P., Thomas H. Lee Equity (Cayman) Fund V, L.P. and Thomas H. Lee Investors Limited Partnership. Mr. Abbrecht disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Mr. Abbrecht and the Thomas H. Lee entities is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, 35th Floor, Boston, Massachusetts 02110.

Putnam Investments Holdings, LLC, Putnam Investments Employees’ Securities Company I LLC and Putnam Investments Employees’ Securities Company II LLC are co-investment entities of Thomas H. Lee Partners and each disclaims beneficial ownership of any shares other than the shares held directly by such entity. The address for the Putnam entities is c/o Putnam Investment, Inc., One Post Office Square, Boston, Massachusetts 02109.

(5)	Includes interests owned by Highberry Investments Limited acquired in April 2005. The address of Dr. King is c/o Warner Chilcott Corporation, 100 Enterprise Drive, Rockaway, New Jersey 07866.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationships and Related Party Transactions between the Company and the Sponsors and their Affiliates

Sponsor Shareholders Agreement

On January 18, 2005, Warner Chilcott Holdings Company, Limited, Warner Chilcott Holdings Company II, Limited and Warner Chilcott Holdings Company III, Limited, and certain of their respective shareholders (“Shareholders”), including the Sponsors, entered into a shareholders agreement (“Shareholders Agreement”) which include the following key terms:

Board of Directors. The boards of directors of Warner Chilcott Holdings Company, Limited, Warner Chilcott Holdings Company II, Limited and Warner Chilcott Holdings Company III, Limited shall initially comprise five directors, with the Chief Executive Officer being one director and each Sponsor appointing one director. In addition, each Sponsor shall have the right to appoint one additional director. In the event that a Sponsor ceases to beneficially own shares of Warner Chilcott Holdings Company, Limited and Warner Chilcott Holdings Company II, Limited (collectively referred to as “Shares”) representing 50% of its shares beneficially owned at closing (“Initial Shares”), but continues to beneficially own at least 25% of such Sponsor’s Initial Shares, such Sponsor shall have the right to appoint one director; should a Sponsor cease to beneficially own Shares representing at least 25% of its Initial Shares, such Sponsor shall no longer have the right to appoint any directors. The Shareholders Agreement will provide that all Shareholders agree to vote for the election of the Chief Executive Officer and the directors designated by the Sponsors as described above.

Matters Requiring Sponsors’ Consent. Warner Chilcott Holdings Company, Limited shall not (and shall not permit any of its subsidiaries to) take any of the actions listed below without the consent of a “Sponsor Majority.” For the purposes hereof, a “Sponsor Majority” means a majority of the Sponsors who continue to own at least 50% of its Initial Shares; provided, however, if Sponsors who continue to own at least 50% of its or their respective Initial Shares do not own, in the aggregate, a majority of the Shares owned by Sponsors as of closing, then Sponsor Majority shall refer to Sponsors owning a majority of the total Shares owned by Sponsors as of the date of calculation.

•	amend (including by way of merger or otherwise, other than as part of a drag-along sale (described below)) or waive any material provisions of the organizational documents;

•	change the number of directors;

•	declare or pay dividends;

•	enter into or effect a transaction involving the repurchase, redemption or acquisition of Shares of Warner Chilcott Holdings Company, Limited or in connection with any management incentive program other than (i) those related to Shares of a specific class of Shares from Shareholders holding Shares of such class on a pro rata basis, or (ii) repurchases from, or payments to, employees of Warner Chilcott Holdings Company, Limited or its subsidiaries up to an aggregate dollar amount;

•	purchase, exchange or acquire Shares of any other person having a fair market value in excess of a specified aggregate dollar amount, other than the acquisition of Shares of a subsidiary;

•	issue equity (including in an initial public offering);

•	enter into an agreement with respect to or consummate a change of control;

•	sell, lease, license or dispose of assets having a fair market value in excess of a specified aggregate dollar amount;

•	purchase, rent, license, exchange or acquire any assets for consideration having a fair market value in excess of a specified aggregate dollar amount;

•	incur any indebtedness or guarantee or become liable for the obligations of any other person, in each case in an aggregate amount in excess of a specified aggregate dollar amount;

•	enter into any material joint venture, partnership or similar agreement that has an aggregate value in excess of a specified aggregate dollar amount;

•	undertake any bankruptcy, liquidation, dissolution or recapitalization or reorganization of Warner Chilcott Holdings Company, Limited;

•	establish or amend any material term of any severance or management equity program and/or compensation and benefits for senior executives;

•	enter into transactions with any officer, director, employee or Shareholder, other than with respect to the payment of certain advisory services and monitoring fees, customary directors’ fees and expenses and non-executive employment and compensation arrangements, provided that any interested Sponsor shall be excluded for purposes of determining the Sponsor Majority;

•	appoint or remove independent auditors;

•	hire or remove certain senior management; and

•	make any material change in the business strategy or operations.

Transfer and Transfer of Rights. A Shareholder may not transfer its Shares, other than to permitted transferees prior to the second anniversary of the closing of the acquisition (“Lock-Up Period”). Following the Lock-Up Period, a Shareholder may not transfer its Shares, except as follows:

•	subject to the right of first offer and tag along rights (each described below);

•	pursuant to the drag-along rights (described below); and

•	to permitted transferees.

Rights of First Offer of Shares. Following the Lock-Up Period, if a Shareholder desires to transfer or sell any of its Shares to a third party (other than to permitted transferees), such Shareholder will first offer to sell such Shares to each other Shareholder on a pro rata basis (based on the number of Shares held by each Shareholder) at a stated price per share (“Offer Price”). If the offer is not accepted in whole by the other Shareholders, the selling Shareholder will be free to sell the ordinary Shares at a price equal to at least 90% of the Offer Price during a limited period of time.

Tag-Along Rights. Following the Lock-Up Period, if a Shareholder proposes to sell any of its Shares (other than to permitted transferees), and the provisions of rights of first offer described above have been complied with, each other Shareholder will have the right to participate pro rata (based on the number of securities held by each Shareholder) in the sale, provided, however, that no such tag-along rights will apply to sales to permitted transferees of the selling Shareholder.

Drag-Along Rights. In the event that the Sponsor Majority (“Drag Investors”) proposes to sell all of its Shares in a bona fide third party sale, the Drag Investors will be able to compel the other Shareholders to participate in the sale on the same terms and conditions as applicable to the Drag Investors. In the event the sale is structured as a merger, the other Shareholders agree to approve the merger.

Preemptive Rights. Prior to an initial public offering (an “IPO”), Warner Chilcott Holdings Company, Limited will not issue any equity securities (including convertibles), unless, prior to such issuance, it offers such securities to each Shareholder to purchase its respective pro rata share of the offered securities at the offering price. Such preemptive rights will be subject to certain customary exemptions, such as issuances of equity securities (i) pursuant to existing or new management incentive plans, (ii) upon exercise, conversion or exchange of Shares outstanding as of the date of the Shareholders Agreement or which, when issued, were subject to or exempt from the preemptive rights, (iii) distributed or set aside ratably to all holders of a specified class of Shares on a per share equivalent basis, (iv) in connection with, an IPO, a merger of Waren Holdings Company, Limited with or into another person or an acquisition by Warner Chilcott Holdings Company, Limited of another person or substantially all the assets of another person or (v) as “equity kickers” in third party debt financing transactions.

Registration Rights. The Shareholders Agreement provides for (i) customary demand registration rights following the six month anniversary of the IPO, (ii) customary piggy-back registrations rights (other than with respect to the IPO) and (iii) shelf demand registration rights at any time after the 12 month anniversary of an IPO whereby Warner Chilcott Holdings Company, Limited becomes eligible to use a registration statement on Form S-3.

Expenses and Indemnification. Each of Warner Chilcott Holdings Company, Limited, Warner Chilcott Holdings Company II, Limited and Warner Chilcott Holdings Company III, Limited shall indemnify Shareholders with respect to the Shareholders Agreement, including with respect to registrations made pursuant to the above mentioned registration rights, and transactions to which either entity is a party or any other circumstances with respect to either entity, or operations of, or services provided by any of the Shareholders to either entity from time to time. Both entities agree to pay or reimburse each Shareholder for reasonable costs and expenses incurred in connection with any amendment, supplement, modification or waiver of or to any provisions of the Shareholders Agreement, and for all costs and expenses of such Shareholder incurred in connection with the above mentioned registration rights, consent to any departure by either entity from the terms of any provision of the Shareholders Agreement and the enforcement by such Shareholder of any right granted to it in the Shareholders Agreement.

Termination. Except with respect to registration rights, the Shareholders Agreement will terminate upon the earlier to occur of (i) the IPO, (ii) a change of control of Warner Chilcott Holdings Company, Limited, and (iii) the bankruptcy, liquidation, dissolution or winding-up of Warner Chilcott Holdings Company, Limited.

Advisory Services and Monitoring Agreement

On January 18, 2005, Warner Chilcott Corporation, Warner Chilcott Holdings Company III, Limited and Warner Chilcott Company, Inc. entered into an advisory services and monitoring agreement with each of the Sponsors (or their affiliates), pursuant to which the Sponsors (or their affiliates) will provide us with business monitoring and transaction advisory services. We will pay the Sponsors (or their designees), collectively, an initial annual management fee of $5.0 million (the aggregate amount to be reduced if Sponsor ownership percentages are reduced below certain thresholds) and will be obligated to reimburse them for reasonable out-of-pocket expenses incurred in connection with the provision of such management services or the enforcement of remedies under the agreement.

In addition, each Sponsor (or their designees) received a fee of $12.5 million in connection with services provided by them related to, and payable upon the completion of, the Transactions, and Warner Chilcott Holdings Company III, Limited paid DLJ Merchant Banking III, Inc. (or its designees) a fee of $12.0 million in consideration of its original commitment amount of the total equity required to fund the Transactions at the time of the original announcement of the recommended offer by Warner Chilcott Acquisition Limited, then known as Waren Acquisition Limited, to acquire the entire issued capital stock of Warner Chilcott PLC.

The advisory services and monitoring agreement also provides that the Sponsors (or their designees) may receive fees for services they provide in connection with certain subsequent transactions (proposed or consummated), such as tender offers, acquisitions, sales, mergers, financings, exchange offers, recapitalizations and restructurings, in an amount to be determined by the board of directors at the time of such subsequent transactions.

The initial term of the advisory services and monitoring agreement is seven years, but the agreement will renew each year (subject to early termination) such that the remaining term of the agreement in effect at any time will always be between six and seven years.

Prior to the consummation of an IPO, any Sponsor may terminate the advisory services and monitoring agreement with respect to itself. Upon the consummation of an IPO, the advisory services and monitoring agreement will automatically terminate and we will be obligated to pay each Sponsor (or its designee), a termination fee equal to the net present value of the aggregate annual management fee that would have been payable to such Sponsor during the remainder of the term of the advisory services and monitoring agreement, calculated using the treasury rate of a ten-year treasury note on the date of such termination.

The advisory services and monitoring agreement also includes customary indemnification provisions in favor of the Sponsors and their affiliates.

Transactions with Management

Management Shareholders Agreement and Related Matters

Warner Chilcott Holdings Company, Limited, Warner Chilcott Holdings Company II, Limited, Holdings, the Sponsors and the seventeen executive officers listed above are parties to a management shareholders agreement dated as of March 28, 2005. The terms of this agreement, which has substantially similar terms as the Sponsor Shareholders Agreement, include (i) restrictions on transfer of the shares of Warner Chilcott Holdings Company, Limited and Warner Chilcott Holdings Company II, Limited held by the executives or their permitted transferees, and (ii) various rights of the executive officers, including tag-along rights, drag-along rights, preemptive rights and piggyback registration rights. In addition, the agreement includes provisions regarding the rights of Warner Chilcott Holdings Company, Limited and Warner Chilcott Holdings Company II, Limited to repurchase shares of an executive (whether held by the executive or his or her permitted transferees) if the executive’s employment terminates.

In addition, as noted above, (i) the seventeen executive officers have purchased shares of Warner Chilcott Holdings Company, Limited and Warner Chilcott Holdings Company II, Limited, (ii) sixteen of the seventeen executive officers have been granted shares of Warner Chilcott Holdings Company, Limited and Warner Chilcott Holdings Company II, Limited, and (iii) under the Warner Chilcott Holdings Company, Limited 2005 Equity Incentive Plan, the seventeen executive officers have been granted restricted Class A shares of Warner Chilcott Holdings Company, Limited and four executive officers have been granted options to purchase Class A shares of Warner Chilcott Holdings Company, Limited.

Historical Transactions with Warner Chilcott PLC’s Affiliates

Our executive officers who owned equity interests in Warner Chilcott PLC received the same consideration for their holdings in the Transactions as other Warner Chilcott PLC shareholders. At September 30, 2004, Roger M. Boissonneault owned ADSs representing 20,792 Warner Chilcott PLC ordinary shares, and options and share awards (at varying exercise prices) granted under several plans covering an aggregate of 572,253 shares. Certain members of management received payments in connection with the Transactions, some of which was invested in equity of our parent companies.

In December 2003, Warner Chilcott PLC sold the manufacturing facility of its PDMS business, which formed part of Warner Chilcott PLC’s contract manufacturing business, to a company controlled by Dr. Allen McClay, the founder, former President, former executive director of the Predecessor and a significant shareholder. As part of the agreement, the acquiring company entered into a supply agreement with Warner Chilcott PLC to manufacture, supply and distribute a number of Warner Chilcott PLC products for the U.K. and Irish markets. Warner Chilcott PLC received a cash consideration of $36,000,000 for the sale of this facility. On April 28, 2004, Warner Chilcott PLC sold to Nelag Limited, a company controlled by Dr. McClay, the companies, businesses and assets that comprised Warner Chilcott PLC’s UK pharmaceutical product sales and marketing business. Consideration for the sale was $71,800,000.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Credit Facility

Overview

In connection with the acquisition, Warner Chilcott Corporation, together with Holdings and Warner Chilcott Company, Inc. (collectively, the “Borrowers”), entered into a senior credit facility. The senior credit facility consists of:

•	a single draw term loan facility (the “Acquisition Term Facility”) in an aggregate principal amount of $1,400.0 million, which term loans will be made available to each Borrower in separate tranches in various agreed-upon amounts;

•	a delayed-draw term loan facility (the “Delayed-Draw Term Facility” and together with the Acquisition Term Facility, the “Term Facilities”) in an aggregate principal amount of $240.0 million;

•	a revolving facility in an aggregate principal amount of up to $150.0 million (the “Revolving Credit Facility” and, together with the Term Facilities, the “Senior Credit Facility”), $30.0 million and $15.0 million of which will be available for letters of credit and swing line loans, respectively, to be made available to Warner Chilcott Corporation and to Warner Chilcott Company, Inc.; and

•	up to three uncommitted additional tranches of term loans (the “Additional Term Loans”) in an aggregate principal amount for all Borrowers of up to $250.0 million, which may be incurred by any Borrower under the Acquisition Term Facility or under a new term facility to be included in the Term Facilities.

Each of the Borrowers guarantees the obligations of the other Borrowers under the Senior Credit Facility. The Senior Credit Facility is also guaranteed by us, Luxco, Holdings, and each of our and Holdings’ existing and future domestic subsidiaries. In addition, the obligations of Holdings and Warner Chilcott Company, Inc. are also guaranteed by Holdings’ existing and future material foreign subsidiaries.

Loans under the Senior Credit Facility are secured by a first priority security interest in substantially all of our, Holdings’, Warner Chilcott Company, Inc.’s and the subsidiary guarantor’s assets and in all of the capital stock held by us, Holdings, Warner Chilcott Company, Inc.’s and the subsidiary guarantors (but, other than in the case of Warner Chilcott Company, Inc., limited to 65% of the voting stock in the case of direct foreign subsidiaries and 0% in the case of indirectly held foreign subsidiaries). Loans under the Senior Credit Facility are also secured by a non-recourse pledge of the capital stock of Holdings by its direct parent company Warner Chilcott Holdings Company II, Limited. In addition, loans made to Holdings and Warner Chilcott Company, Inc. under the Senior Credit Facility are also secured by a first priority security interest in substantially all the foreign subsidiary guarantors’ assets and in all the capital stock held by the foreign subsidiary guarantors.

Warner Chilcott Corporation and Warner Chilcott Company, Inc. are entitled to draw amounts under the Revolving Credit Facility for general corporate purposes. At closing, Warner Chilcott Corporation drew $20.0 million under the Revolving Credit Facility to consummate the Transactions, which amount was outstanding as of March 31, 2005. The Revolving Credit Facility will mature in January 2011.

The Term Facilities will mature in January 2012.

Availability

•	$1,400.0 million of the Acquisition Term Facility was drawn in a single drawing on the Closing Date to (i) finance, in part, the purchase of Warner Chilcott PLC shares pursuant to the Scheme; (ii) refinance certain existing debt of Warner Chilcott PLC and its subsidiaries and (iii) pay the fees and expenses related to the Transactions. Amounts borrowed under the Acquisition Term Facility that are repaid or prepaid may not be reborrowed.

•	Loans under the Delayed-Draw Term Facility are available in two separate drawings. The first drawing, not to exceed $200.0 million, will be used to finance our acquisition of the exclusive U.S. sales and marketing rights to Dovonex. The second drawing, not to exceed $40.0 million, will be used to finance the deferred product payment in respect of the Dovobet acquisition. The loans under the Delayed-Draw Term Facility must be drawn on or prior to January 31, 2006 (in the case of the loans to finance the Dovonex acquisition) or June 30, 2006 (in the case of the loans to finance the Dovobet acquisition). Amounts repaid under the Delayed-Draw Term Facility may not be reborrowed.

•	Loans and letters of credit under the Revolving Credit Facility are available at any time prior to the final maturity of the Revolving Credit Facility, in minimum principal amounts specified in the Senior Credit Facility. Amounts repaid under the Revolving Credit Facility may be reborrowed.

Interest Rates

Borrowings under the Revolving Credit Facility bear interest, at our option, at the following rates per annum:

•	Adjusted LIBOR plus 2.50% or ABR plus 1.50%.

Borrowings under the Term Facility bear interest, at our option, at the following rates per annum:

•	Adjusted LIBOR plus 2.75% or ABR plus 1.75%.

The Senior Credit Facility contains provisions under which, from and after the date of delivery of our financial statements for the fiscal quarter ending June 30, 2005, interest rates under the Revolving Credit Facility will be subject to change in increments based upon a leverage-based pricing grid.

Under the Senior Credit Facility, we may elect interest periods of 1, 2, 3 or 6 months (or, if available to all relevant Lenders, 9 or 12 months) for Adjusted LIBOR borrowings. Calculation of interest is on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the prime rate) and interest is payable at the end of each interest period and, in any event, at least every 3 months.

ABR is the Alternate Base Rate, which is the higher of Credit Suisse First Boston’s prime rate and the Federal Funds Effective Rate plus  1/2 of 1% per annum.

Adjusted LIBOR at all times includes statutory reserves.

Mandatory and Voluntary Prepayments

We are required to make mandatory prepayments with respect to certain proceeds of asset sales, casualty events and the incurrence of additional debt, as well as with a certain percentage of “excess cash flow” from the previous fiscal year.

The foregoing mandatory prepayments will be applied: (i) first, to the scheduled installments of principal of the Term Facilities due within 24 months of the prepayment, and (ii) then pro rata to the remaining scheduled installments of principal payments under the Term Facilities.

The Senior Credit Facility provides that we may from time to time make voluntary prepayments of loans in whole or in part without penalty, subject to minimum prepayment amounts and reimbursement of the breakage costs in the case of prepayment of loans bearing interest at Adjusted LIBOR prior to the end of the then-current interest period. All optional prepayments of loans under the Senior Credit Facility will be applied to the remaining amortization payments thereof at the relevant Borrower’s direction.

Covenants

The Senior Credit Facility contains affirmative and negative covenants and requirements affecting Holdings and its restricted subsidiaries. In general, the affirmative covenants provide for, among other requirements, delivery of financial statements and other financial information to the lenders and notice to the lenders upon the occurrence of certain events. The affirmative covenants also include customary covenants relating to the operation of Warner Chilcott Corporation, Holdings’ and its other subsidiaries’ business.

The senior credit agreement also contains negative covenants and restrictions on actions by Warner Chilcott Corporation, Holdings and its other restricted subsidiaries including, without limitation, incurrence of additional indebtedness, restrictions on dividends and other restricted payments, prepayments of subordinated debt, liens, sale-leaseback transactions, loans and investments, hedging arrangements, mergers, transactions with affiliates, changes in business, asset sales, amendments of the terms of our subordinated debt and capital expenditures. The Senior Credit Facility requires that Holdings and its subsidiaries meet maximum leverage ratios and minimum interest coverage ratios.

Events of Default

The Senior Credit Facility specifies certain customary events of default including, without limitation, non-payment of principal or interest, violation of covenants, inaccuracy of representations and warranties in any material respect, cross default or cross acceleration of certain other material indebtedness, bankruptcy and insolvency events, material judgments and liabilities, certain ERISA events, invalidity of guarantees and security documents under the Senior Credit Facility and change of control.

Fees and Expenses

We are required to pay certain on-going fees in connection with the Senior Credit Facility, including:

•	letter of credit fees,

•	agency fees, and

•	commitment fees.

Commitment fees are payable quarterly in arrears, initially at a rate per annum of 0.50% on the average daily unused portion of the Revolving Credit Facility and at a rate of 1.375% per annum on the average daily unused portion of the Delayed-Draw Term Facility. After the date of delivery of our financial statements for the fiscal quarter ending June 30, 2005, commitment fees under the Revolving Credit Facility will be subject to change in increments based upon a leveraged-based pricing grid.

DESCRIPTION OF THE NOTES

You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” In this description, the term “Company” refers only to Warner Chilcott Corporation and not to any of its Subsidiaries and the term “Holdings” refers only to Warner Chilcott Holdings Company III, Limited and not to any of its Subsidiaries.

The Company issued the old notes, and will issue the registered notes, under an indenture (the “Indenture”) among itself, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The old notes and the registered notes will be identical in all material respects, except that the registered notes have been registered under the Securities Act. The terms of the old notes and the registered notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the Indenture; all material information regarding the Notes and the rights of the holders of the Notes are summarized herein. The following description does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Notes. Copies of the Indenture may be obtained from the Company upon request. Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the Indenture.

The registered holder of any Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

Brief Description of the Notes and the Guarantees

The Notes:

•	are general unsecured obligations of the Company;

•	are subordinated in right of payment to all existing and future Senior Debt; and

•	are pari passu in right of payment with any future Senior Subordinated Indebtedness of the Company.

The Guarantees:

•	are general unsecured obligations of each Guarantor;

•	are subordinated in right of payment to all existing and future Guarantor Senior Debt of such Guarantor; and

•	are pari passu in right of payment with any future Senior Subordinated Indebtedness of such Guarantor.

As of the date of this prospectus, all of the Subsidiaries of Holdings, including the Company, are “Restricted Subsidiaries.” Under the circumstances described under the caption “—Certain Covenants—Restricted Payments” and the definition of “Unrestricted Subsidiary,” Holdings is permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries are not subject to the restrictive covenants of the Indenture. Unrestricted Subsidiaries do not guarantee the Notes.

Principal, Maturity and Interest

The Company issued Notes in an aggregate principal amount of $600.0 million. The Indenture governing the Notes provides for the issuance of additional Notes having identical terms and conditions to the Notes (the “Additional Notes”), subject to compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the Notes and will vote on all matters with the Notes. Such Additional Notes will be identical in all material respects to the Notes, except that Notes offered in the future will have different issuance dates and may have different issuance prices. The Notes will mature on February 1, 2015.

The Notes were issued in denominations of $1,000 and integral multiples of $1,000. Interest on the Notes accrues at the rate of 8 3/4% per annum and will be payable semi-annually in arrears on February 1 and August 1, commencing on August 1, 2005. The Company will make each interest payment to the holders of record of the Notes on the immediately preceding January 15 in the case of the February 1 payment and July 15 in the case of the August 1 payment.

Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder has given wire transfer instructions to the Company at least three Business Days prior to the applicable payment date, the Company, through the paying agent or otherwise, will pay all principal, interest and premium on that holder’s Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York, unless the Company elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The Company will maintain one or more paying agents (each, a “paying agent”) for the Notes.

The Company will also maintain one or more registrars (each, a “registrar”) and a transfer agent. The Trustee will serve as initial registrar and transfer agent at its corporate trust office. The registrar and the transfer agent in New York will maintain a register reflecting ownership of Notes outstanding from time to time and will make payments on and facilitate transfer of Notes on behalf of the Company.

The Company may change the paying agents, the registrars or the transfer agents without prior notice to the holders. The Company or any of its Restricted Subsidiaries may act as a paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Ranking

Senior Debt versus Notes

The payment of principal, interest, premium, if any, and Additional Interest, if any, on, and other obligations with respect to the Notes and the payment of any Guarantee will be subordinated in right of payment to the prior payment in full of all Senior Debt, or the Guarantor Senior Debt of the relevant Guarantor, as the case may be, including, without limitation, the obligations of the Company and such Guarantor under the Credit Agreement and under any Senior Debt or any Guarantor Senior Debt incurred after the Issue Date.

As of March 31, 2005, which includes the impact of the Transactions:

(1) Senior Debt was $1,420 million, which consisted of secured indebtedness under the Credit Agreement, excluding potential additional borrowings of $240 million under the delayed-draw term facility, $130 million under the revolving credit facility and $250 million under the uncommitted incremental term loan facility, in each case constituting part of the Credit Agreement, any of which would constitute Senior Debt if and when borrowed; and

(2) Guarantor Senior Debt was $1,420 million, all of which represents the Guarantors’ Guarantee of indebtedness under the Credit Agreement, excluding the Guarantees of the potential additional borrowings under the delayed-draw term facility, the revolving credit facility or the uncommitted incremental term loan facility, in each case constituting part of the Credit Agreement, any of which Guarantees would constitute Guarantor Senior Debt if and when granted.

Although the Indenture contains limitations on the amount of additional Indebtedness that the Company, and the Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Debt or Guarantor Senior Debt, as applicable. See “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

Liabilities of Subsidiaries versus Notes

All of the operations of Holdings, Luxco and the Company are conducted through their respective Subsidiaries. Some of the Subsidiaries of Holdings are not Guaranteeing the Notes, and, as described below under “—Guarantees,” Guarantees of Subsidiaries may be released under certain circumstances. In addition, future Subsidiaries of Holdings may not be required to Guarantee the Notes. Claims of creditors of any Subsidiaries that are not Guarantors, including trade creditors and creditors holding indebtedness or guarantees issued by such Subsidiaries, and claims of preferred stockholders of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Company, including holders of the Notes, even if such claims do not constitute senior debt of such Subsidiaries. Accordingly, the Notes and each Guarantee will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such Subsidiaries that are not Guarantors.

Certain Subsidiaries of Holdings that are not Guarantors guarantee the obligations of Holdings and Warner Chilcott Company, Inc., a Puerto Rican corporation and a Guarantor, under the Credit Agreement. The Subsidiaries of Holdings that are not Guarantors accounted for $8 million, or 2%, of total revenues of Holdings for the twelve months ended September 30, 2004, for a nominal amount of revenue for the quarter ended March 31, 2005 and $413 million, or 13%, of total assets as of March 31, 2005, in each case after elimination of intercompany amounts. Although the Indenture limits the incurrence of Indebtedness and preferred stock by Holdings and certain of its Subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such Subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

Other Senior Subordinated Indebtedness versus Notes

Only Indebtedness of the Company or any Guarantor that is Senior Debt or Guarantor Senior Debt, as applicable, ranks senior to the Notes and the relevant Guarantee in accordance with the provisions of the Indenture. The Notes and each Guarantee in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company and the relevant Guarantor, respectively.

The Company and the Guarantors have agreed in the Indenture that it and they will not incur any Indebtedness that is subordinate or junior in right of payment to Senior Debt or Guarantor Senior Debt, unless such Indebtedness is Senior Subordinated Indebtedness of the Company or the Guarantors, as applicable, or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of the Company or the Guarantors, as applicable. The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (2) Senior Debt or Guarantor Senior Debt as subordinated or junior to any other Senior Debt or Guarantor Senior Debt merely because it has a junior priority with respect to the same collateral.

Payment of Notes

The holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of such Senior Debt (including interest accruing after the commencement of any bankruptcy proceeding at the rate provided for in the documentation with respect to the applicable Senior Debt, whether or not such interest is an allowed or allowable claim under applicable law) before the holders of Notes will be entitled to receive any payment with respect to the Notes, in the event of any distribution to creditors of the Company:

(1) in a liquidation or dissolution of the Company;

(2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property;

(3) in an assignment for the benefit of creditors; or

(4) in any marshaling of the Company’s assets and liabilities.

The Company also may not make any payment in respect of the Notes (except that holders may receive and retain Permitted Junior Securities or payments pursuant to the provisions described under the sections entitled “—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge,” if the subordination provisions described in this section were not violated at the time the applicable amounts were deposited in trust or with the Trustee, as applicable, pursuant to such sections) if:

(1) a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

(2) any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity without further notice (except such notice as may be required to effect such acceleration) and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from the Representative of that series of Designated Senior Debt.

Payments on the Notes may and will be resumed:

(1) in the case of a payment default, upon the date on which such default is cured or waived; and

(2) in the case of a nonpayment default, upon the earliest of (x) the date on which such nonpayment default is cured or waived, (y) 179 days after the date on which the applicable Payment Blockage Notice is received and (z) the date the Trustee receives notice from the Representative for such Designated Senior Debt rescinding the Payment Blockage Notice, unless the maturity of any Designated Senior Debt has been accelerated.

No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.

If the Trustee or any holder of the Notes receives a payment or distribution in respect of the Notes (except that holders may receive and retain Permitted Junior Securities or payments pursuant to the provisions described under the sections entitled “—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge,” if the subordination provisions described in this section were not violated at the time the applicable amounts were deposited in trust or with the Trustee, as applicable, pursuant to such sections) when the payment or distribution is prohibited by the subordination provisions of the Indenture, then the Trustee or the holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the Trustee or the holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper Representative.

The Company must promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default.

A Guarantor’s obligations under its Guarantee are senior subordinated obligations. As such, the rights of holders of the Notes to receive payment by a Guarantor pursuant to its Guarantee will be subordinated in right of payment to the rights of holders of Guarantor Senior Debt of such Guarantor. The terms of the subordination and payment blockage provisions described above with respect to the Company’s obligations under the Notes apply equally to a Guarantor and the obligations of such Guarantor under its Guarantee.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of the Company, holders of Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. See “Risk Factors—Risks Related to the Notes—Your right to receive payment on the notes and the guarantees will be junior to the rights of the lenders under our senior credit facility and to all of our and the guarantors’ other senior indebtedness, including any of our or the guarantors’ future senior debt.”

Optional Redemption

At any time prior to February 1, 2008, the Company may on one or more occasions redeem in the aggregate up to 35% of the aggregate principal amount of the Notes issued under the Indenture (calculated after giving effect to any issuance of additional Notes), with the net cash proceeds of one or more Equity Offerings, at a redemption price of 108.750% of the principal amount of the Notes, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date (provided that if the Equity Offering is an offering by Holdings or any of its direct or indirect parent corporations, a portion of the net cash proceeds thereof equal to the amount required to redeem any such Notes is contributed to the equity capital of the Company); provided, however, that:

(1) at least 65% of the aggregate principal amount of the Notes (calculated after giving effect to any issuance of additional Notes) must remain outstanding immediately after the occurrence of each such redemption (excluding in such calculation Notes held by Holdings and its Subsidiaries); and

(2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

The Notes may be redeemed, in whole or in part, at any time prior to February 1, 2010, at the option of the Company upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

On or after February 1, 2010, the Company may redeem all or a part of the Notes at its option, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the Notes to be redeemed to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on February 1 of the years indicated below:

Year	Percentage
2010	104.375%
2011	102.917%
2012	101.458%
2013 and thereafter	100.000%

The Company may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Guarantees

The Guarantors jointly and severally guarantee the Company’s obligations under the Indenture and the Notes on a senior subordinated, full and unconditional basis. Each Guarantee is subordinated to the applicable Guarantor Senior Debt on the same basis as the Notes are subordinated to Senior Debt. The obligations of each Guarantor (other than a company that is a direct or indirect parent of the Company) under its Guarantee are limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. In addition, since each of Holdings and Luxco is a holding company with no significant operations, the Guarantees by Holdings and Luxco provide little, if any, additional credit support for the Notes and investors should not rely on these Guarantees in evaluating an investment in the Notes.

Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor without limitation, or with, into or to any other Persons upon the terms and conditions set forth in the Indenture. See “—Certain Covenants—Merger, Consolidation or Sale of Assets.” The Guarantee of a Guarantor will be released in the event that:

(a) (x) the sale, disposition or other transfer (including through merger or consolidation) of all of the Capital Stock (or any sale, disposition or other transfer of Capital Stock following which the applicable Guarantor is no longer a Restricted Subsidiary), or all or substantially all the assets, of the applicable Guarantor, in each case other than Holdings or a Subsidiary of Holdings, if such sale, disposition or other transfer is made in compliance with the provisions of the Indenture described under “—Repurchase at the Option of Holders—Asset Sales” and (y) such Guarantor is released from its guarantee, if any, of, and all pledges and security, if any, granted in connection with the Credit Agreement and any other Indebtedness of Holdings or any Restricted Subsidiary,

(b) Holdings designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the provisions of the Indenture described under “—Certain Covenants—Restricted Payments” and the definition of “Unrestricted Subsidiary,”

(c) in the case of any Restricted Subsidiary which after the Issue Date is required to guarantee the Notes pursuant to the covenant described under “—Certain Covenants—Additional Subsidiary Guarantees,” the release or discharge of the guarantee by such Restricted Subsidiary of Indebtedness of Holdings or any Restricted Subsidiary or the repayment of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the Notes;

(d) if the Company exercises its legal defeasance option or its covenant defeasance option as described under “—Legal Defeasance and Covenant Defeasance” or if its obligations under the Indenture are discharged in accordance with the terms of the Indenture; or

(e) such Guarantor is also a guarantor or borrower under the Credit Agreement as in effect on the Issue Date and, at the time of release of its Guarantee, (x) has been released from its guarantee of, and all pledges and security, if any, granted in connection with the Credit Agreement, (y) is not an obligor under any Indebtedness (other than Indebtedness permitted to be incurred pursuant to clause (7), (9), (10) or (15) of the second paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”) and (z) does not guarantee any Indebtedness of the Company or any of the other Guarantors.

Subject to certain exceptions, if a Guarantor that is a Foreign Subsidiary or is a Puerto Rican corporation is required by applicable law or by the interpretation or administration thereof to withhold or deduct any amount for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (“Taxes”) imposed or levied by or on behalf of the government of the jurisdiction of organization or incorporation of such Guarantor or any political subdivision or any authority or agency therein or thereof having power to tax, or within any other jurisdiction in which such Guarantor is resident for tax purposes or any jurisdiction from or through which payment under its Guarantee is made, such Guarantor will be required to pay under its Guarantee such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by holders of the Notes (including Additional Amounts) after such withholding or deduction will not be less than the amount that holders of the Notes would have received if such Taxes had not been withheld or deducted.

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to offer to purchase Notes as described under the captions “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales.” The Company may at any time and from time to time purchase Notes in the open market or otherwise.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, unless the Company at such time has given notice of redemption under the second or third paragraph under the caption “—Optional Redemption” with respect to all outstanding Notes, each holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the Notes repurchased, to the date of purchase. Within 30 days following any Change of Control, unless the Company at such time has given notice of redemption under the second or third paragraph under the caption “—Optional Redemption” with respect to all outstanding Notes, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The paying agent will promptly mail to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $1,000 or an integral multiple of $1,000. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer. A Change of Control Offer may be made in advance of a Change of Control or conditional upon the occurrence of a Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The Credit Agreement prohibits the Company from purchasing Notes, and will also provide that the occurrence of certain change of control events with respect to Holdings would constitute a default thereunder. Prior to complying with any of the provisions of this “Change of Control” covenant under the Indenture governing the Notes, but in any event within 90 days following a Change of Control, to the extent required to permit the Company to comply with this covenant, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt. If the Company does not repay such Senior Debt or obtain such consents, the Company will remain prohibited from purchasing Notes in a Change of Control, which after appropriate notice and lapse of time would result in an Event of Default under the Indenture, which would in turn constitute a default under the Credit Agreement. In such circumstance, the subordination provisions of the Indenture would likely restrict payment to the holders of Notes.

Future indebtedness that Holdings or its Subsidiaries may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase their Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on Holdings. Finally, the Company’s ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by its then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of Holdings or its Subsidiaries and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between Holdings, the Company and the initial purchasers of the Notes. Holdings or the Company have no present intention to engage in a transaction involving a Change of Control, although it is possible that they could decide to do so in the future. Subject to the limitations discussed below, Holdings or its Subsidiaries could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the capital structure of Holdings or its credit ratings. Restrictions on the ability of Holdings and its Subsidiaries to incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”. Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Holdings and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Holdings and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

Holdings will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Holdings (or such Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) in the case of Asset Sales involving consideration in excess of $10.0 million, the fair market value is determined in good faith by Holdings’ Board of Directors; and

(3) except for any Permitted Asset Swap, at least 75% of the consideration received in the Asset Sale by Holdings or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

For purposes of clause (3) above, the amount of (i) any liabilities (as shown on Holdings’ or the applicable Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of Holdings or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or the Guarantees) that are assumed by the transferee of any such assets and from which Holdings and all Restricted Subsidiaries have been validly released by all creditors in writing, (ii) any securities received by Holdings or such Restricted Subsidiary from such transferee that are converted by Holdings or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale and (iii) any Designated Noncash Consideration received by Holdings or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by the Board of Directors of Holdings), taken together with all other Designated Noncash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of (x) $75.0 million and (y) $75.0 million plus or minus, as applicable, an amount equal to 6% of Consolidated Net Income of Holdings for the period (taken as one accounting period) from January 1, 2005 to the end of Holding’s most recently ended fiscal quarter prior to the date on which such Designated Noncash Consideration is received (with the fair market value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value), shall be deemed to be cash for purposes of this paragraph and for no other purpose.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Holdings may apply those Net Proceeds at its option:

(1) to permanently reduce Obligations under Senior Debt (and to correspondingly reduce commitments with respect thereto) or Indebtedness that ranks pari passu with the Notes (provided that if Holdings shall so reduce Obligations under Indebtedness that ranks pari passu with the Notes, it will equally and ratably reduce Obligations under the Notes by causing the Company to make an offer (in accordance with the procedures set forth below for an Asset Sale Offer (as defined below)) to all holders of Notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, on the pro rata principal amount of Notes) or Indebtedness of a Restricted Subsidiary that (x) is a Subsidiary of the Company and (y) is not a Guarantor, in each case other than Indebtedness owed to Holdings or an Affiliate of Holdings;

(2) to an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in Holdings or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that such business constitutes a Restricted Subsidiary, (B) capital expenditures or (C) other assets, in each of (A), (B) and (C), used or useful in a Permitted Business; and/or

(3) to an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and it results in Holdings or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that such business constitutes a Restricted Subsidiary, (B) properties or (C) assets that, in each of (A), (B) and (C), replace the businesses, properties and assets that are the subject of such Asset Sale.

Any Net Proceeds from an Asset Sale not applied or invested in accordance with the preceding paragraph within 365 days from the date of the receipt of such Net Proceeds shall constitute “Excess Proceeds,” provided that if during such 365-day period Holdings or a Restricted Subsidiary enters into a definitive binding agreement committing it to apply such Net Proceeds in accordance with the requirements of clause (2) or (3) of the immediately preceding paragraph after such 365th day, such 365-day period will be extended with respect to the amount of Net Proceeds so committed for a period not to exceed 180 days until such Net Proceeds are required to be applied in accordance with such agreement (or, if earlier, until termination of such agreement).

When the aggregate amount of Excess Proceeds exceeds $20.0 million, Holdings, or the applicable Restricted Subsidiary (including the Company), will make an offer (an “Asset Sale Offer”) to all holders of Notes and Indebtedness that ranks pari passu with the Notes and contains provisions similar to those set forth in the Indenture with respect to offers to purchase with the proceeds of sales of assets to purchase, on a pro rata basis, the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash.

Pending the final application of any Net Proceeds, Holdings, or the applicable Restricted Subsidiary (including the Company), may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

If any Excess Proceeds remain after consummation of an Asset Sale Offer, Holdings, or the applicable Restricted Subsidiary (including the Company), may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Holdings, or the applicable Restricted Subsidiary (including the Company), will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, Holdings, or the applicable Restricted Subsidiary (including the Company), will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2) if the Notes are not listed on any national securities exchange, on a pro rata basis to the extent practicable.

No Notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of that Note upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Book-Entry

The Notes were initially issued in the form of one or more Global Securities registered in the name of The Depository Trust Company (“DTC”) or its nominee. DTC or its nominee has credited the accounts of Persons holding through it with the respective principal amounts of the Notes represented by such Global Security purchased by such Persons in the original issuance. Ownership of beneficial interests in a Global Security will be limited to Persons that have accounts with DTC (“participants”) or Persons that may hold interests through participants. Any Person who acquired an interest in a Global Security through an offshore transaction in reliance on Regulation S of the Securities Act may hold such interest through Clearstream Banking, S.A. or Euroclear Bank S.A./N.V., as operator of the Euroclear System. Ownership of beneficial interests in a Global Security is shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC

(with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in such Global Security other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

Payment of principal of and interest on Notes represented by a Global Security will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole Holder represented thereby for all purposes under the Indenture. The Company has been advised by DTC that upon receipt of any payment of principal of or interest on any Global Security, DTC will immediately credit, on its book entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security as shown on the records of DTC. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in “street name” and will be the sole responsibility of such participants.

A Global Security may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC or to DTC. A Global Security is exchangeable for certificated Notes only if:

(1) DTC notifies the Company that it is unwilling or unable to continue as a depositary for such Global Security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act;

(2) the Company in its discretion at any time determines not to have all the Notes represented by such Global Security; or

(3) there shall have occurred and be continuing a Default or an Event of Default with respect to the Notes represented by such Global Security.

Any Global Security that is exchangeable for certificated Notes pursuant to the preceding sentence will be exchanged for certificated Notes in authorized denominations and registered in such names as DTC or any successor depositary holding such Global Security may direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a Global Security becomes exchangeable for certificated Notes,

(1) certificated Notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof;

(2) payment of principal of, and premium, if any, and interest on, the certificated Notes will be payable, and the transfer of the certificated Notes will be registrable, at the office or agency of the Company maintained for such purposes; and

(3) no service charge will be made for any registration of transfer or exchange of the certificated Notes, although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

So long as DTC or any successor depositary for a Global Security, or any nominee, is the registered owner of such Global Security, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or Holder represented by such Global Security for all purposes under the Indenture and the Notes. Except as set forth above, owners of beneficial interests in a Global Security will not be entitled to have the Notes represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes in definitive form and will not be considered to be the owners or holders of any Notes under such Global Security. Accordingly, each Person owning a beneficial interest in a Global Security must rely on the procedures of DTC or any successor depositary, and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, in the event that requests any action of holders are requested or that an owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has advised the Company that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations some of whom (or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Securities among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee has any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certain Covenants

Restricted Payments

Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(a) declare or pay any dividend or make any other distribution on account of Holdings’ or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation (other than (A) dividends or distributions by Holdings payable in Equity Interests (other than Disqualified Stock) of Holdings or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Stock), (B) dividends or distributions by a Restricted Subsidiary payable solely to Holdings or any other Restricted Subsidiary or (C), in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, pro rata dividends or distributions to minority stockholders of such Restricted Subsidiary (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation) provided that Holdings or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(b) purchase, redeem or otherwise acquire or retire for value any Equity Interests of Holdings or any direct or indirect parent entity of Holdings held by any Person (other than by a Restricted Subsidiary), including in connection with any merger or consolidation;

(c) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness (other than (x) Indebtedness permitted under clauses (7) and (8) of the definition of “Permitted Debt” or (y) the purchase, repurchase or other acquisition or retirement of Indebtedness subordinated or junior in right of payment to the Notes purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, acquisition or retirement); or

(d) make any Restricted Investment (all such payments and other actions set forth in these clauses (a) through (d) being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) Holdings would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Holdings and the Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (8), (10), (11), (12), (13), (16), (17) and (18) of the next succeeding paragraph), is less than the sum, without duplication, of

(a) 50% of the Consolidated Net Income of Holdings for the period (taken as one accounting period) from January 1, 2005 to the end of Holdings’ most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(b) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors of Holdings, of property and marketable securities received by Holdings after the Issue Date from the issue or sale of (x) Equity Interests of Holdings (including Retired Capital Stock (as defined below) but excluding (i) cash proceeds received from the sale of Equity Interests of Holdings and, to the extent actually contributed to Holdings, Equity Interests of Holdings’ direct or indirect parent corporations to members of management, directors or consultants of Holdings, any direct or indirect parent corporation of Holdings and the Subsidiaries of Holdings after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph, (ii) cash proceeds received from the sale of Refunding Capital Stock (as defined below) to the extent such amounts have been applied to Restricted Payments made in accordance with clause (2) of the next succeeding paragraph, (iii) Designated Preferred Stock, (iv) the Cash Contribution Amount and (v) Disqualified Stock) or (y) debt securities of Holdings that have been converted into such Equity Interests of Holdings (other than Refunding Capital Stock or Equity Interests or convertible debt securities of Holdings sold to a Restricted Subsidiary or Holdings, as the case may be, and other than Disqualified Stock or Designated Preferred Stock or debt securities that have been converted into Disqualified Stock or Designated Preferred Stock), plus

(c) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Board of Directors of Holdings, of property and marketable securities contributed to the capital of Holdings after the Issue Date (other than (i) by a Restricted Subsidiary, (ii) any Excluded Contributions, (iii) any Disqualified Stock, (iv) any Refunding Capital Stock, (v) any Designated Preferred Stock, (vi) the Cash Contribution Amount and (vii) cash proceeds applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph), plus

(d) without duplication of any amounts included in clause (4) of the paragraph below and to the extent not already included in Consolidated Net Income, 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Board of Directors of Holdings, of property and marketable securities received after the Issue Date by means of (A) the sale or other disposition (other than to Holdings or a Restricted Subsidiary) of Restricted Investments made by Holdings or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from Holdings or its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments of Holdings or its Restricted Subsidiaries or (B) the sale (other than to Holdings or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (10) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary, plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into Holdings or a Restricted Subsidiary or the transfer of assets of an Unrestricted Subsidiary to Holdings or a Restricted Subsidiary, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Board of Directors of Holdings in good faith at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or transfer of assets (other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (10) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment), plus

(f) $25.0 million.

The preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2) (A) the redemption, repurchase, retirement or other acquisition of any Equity Interests of Holdings or any direct or indirect parent corporation of Holdings (“Retired Capital Stock”) or Indebtedness subordinated to the Notes in exchange for or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary or Holdings) of Equity Interests of Holdings or contributions to the equity capital of Holdings (in each case, other than Disqualified Stock and the Cash Contribution Amount) (“Refunding Capital Stock”) and (B) the declaration and payment of dividends on the Retired Capital Stock out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Holdings or to an employee stock ownership plan or any trust established by Holdings or any of its Subsidiaries) of Refunding Capital Stock;

(3) the redemption, repurchase or other acquisition or retirement of Indebtedness subordinated to the Notes made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the borrower thereof which is incurred in compliance with the covenant “ —Incurrence of Indebtedness and Issuance of Preferred Stock” so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount of the Indebtedness subordinated to the Notes being so redeemed, repurchased, acquired or retired for value plus related fees and expenses and the amount of any reasonable premium required to be paid under the terms of the instrument governing the Indebtedness subordinated to the Notes being so redeemed, repurchased, acquired or retired, (B) such new Indebtedness is subordinated to the Notes and any Guarantees thereof at least to the same extent as such Indebtedness subordinated to such Notes so redeemed, repurchased, acquired or retired, (C) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Indebtedness subordinated to such Notes being so redeemed, repurchased, acquired or retired and (D) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Indebtedness subordinated to such Notes being so redeemed, repurchased, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of common Equity Interests of Holdings or any of its direct or indirect parent corporations held by any future, present or former employee, director or consultant of Holdings, any of its Subsidiaries or any of its direct or indirect parent corporations (or their permitted transferees, assigns, estates or heirs) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, provided, however, that the aggregate amount of Restricted Payments made under this clause (4) does not exceed in any calendar year $7.5 million (with unused amounts in any calendar year being carried over to the two immediately succeeding calendar years); and provided, further, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of Holdings and, to the extent contributed to Holdings, Equity

Interests of any of its direct or indirect parent corporations, in each case to members of management, directors or consultants of Holdings, any of its Subsidiaries or any of its direct or indirect parent corporations that occurs after the Issue Date plus (B) the amount of any cash bonuses otherwise payable to members of management, directors or consultants of Holdings or any of its Subsidiaries or any of its direct or indirect parent corporations in connection with the Transactions that are foregone in return for the receipt of Equity Interests of Holdings or any of its direct or indirect parent corporations pursuant to a deferred compensation plan of such corporation plus (C) the cash proceeds of “key man” life insurance policies received by Holdings or its Restricted Subsidiaries after the Issue Date (provided that Holdings may elect to apply all or any portion of the aggregate increase contemplated by clauses (A), (B) and (C) above in any calendar year) less (D) the amount of any Restricted Payments previously made pursuant to clauses (A), (B) and (C) of this clause (4);

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Holdings or any Restricted Subsidiary issued or incurred in accordance with this covenant to the extent such dividends are included in the definition of Fixed Charges for such entity;

(6) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date and the declaration and payment of dividends to any direct or indirect parent corporation of Holdings the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent corporation of Holdings issued after the Issue Date; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions thereon) on a pro forma basis, Holdings would have had a Fixed Charge Coverage Ratio of at least 2.0 to 1 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by Holdings from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(7) Intentionally omitted;

(8) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(9) the payment of dividends on Holdings’ common stock following the first public offering of Holdings’ common stock or the common stock of any of its direct or indirect parent corporations after the Issue Date, of up to 6.0% per annum of the net cash proceeds received by or contributed to Holdings after the Issue Date in any such public offering, other than public offerings with respect to Holdings’ common stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(10) Investments that are made with Excluded Contributions;

(11) other Restricted Payments in an aggregate amount not to exceed $50.0 million;

(12) cash dividends or other distributions on Holdings’ or any Restricted Subsidiary’s Capital Stock used to, or the making of loans, the proceeds of which will be used to, fund the payment of fees and expenses incurred in connection with the Transactions or this offering, in each case to the extent permitted (to the extent applicable) by the covenant described under “—Transactions with Affiliates;”

(13) distributions or payments of Securitization Fees and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing;

(14) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to provisions similar to those described under the captions “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales;” provided that a Change of Control Offer or Asset Sale Offer, as applicable, has been made and all Notes tendered by holders of the Notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(15) Intentionally omitted;

(16) the payment of the consideration to shareholders and holders of options and warrants of Warner Chilcott PLC in connection with the scheme of arrangement constituting part of the Transactions;

(17) the declaration and payment of dividends to, or the making of loans to, a direct or indirect parent corporation of Holdings in amounts required for such Person to pay, without duplication:

(A) franchise taxes and other fees, taxes and expenses required to maintain its corporate existence;

(B) income taxes to the extent such income taxes are attributable to the income of Holdings and the Restricted Subsidiaries and, to the extent of the amount actually received from the Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of the Unrestricted Subsidiaries, provided, however, that in each case the amount of such payments in any fiscal year does not exceed the amount of income taxes that Holdings and the Restricted Subsidiaries would be required to pay for such fiscal year were Holdings and the Restricted Subsidiaries to pay such taxes as a stand-alone taxpayer;

(C) customary salary, bonus, severance and other benefits payable to officers and employees of such direct or indirect parent corporation of Holdings to the extent such salaries, bonuses, severance and other benefits are attributable to the ownership or operation of Holdings and its Restricted Subsidiaries;

(D) general corporate overhead expenses for such direct or indirect parent corporation of Holdings to the extent such expenses are attributable to the ownership or operation of Holdings and its Restricted Subsidiaries; and

(E) reasonable fees and expenses incurred in connection with any unsuccessful debt or equity offering by such direct or indirect parent corporation of Holdings;

(18) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of Holdings; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors of Holdings); or

(19) the payment of dividends and other distributions to any direct or indirect parent corporation of Holdings in an amount equal to any reduction in taxes actually realized by Holdings and its Restricted Subsidiaries in the form of refunds or from deductions when applied to offset income or gain as a direct result of (i) transaction fees, (ii) commitment and other financing fees or (iii) severance, change in control and other compensation expense incurred in connection with the repurchase or rollover of stock options or transaction bonuses, in each case in connection with the Transactions;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (2), (5), (6), (9), (11), (13), (14) and (19) above, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Holdings or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined in good faith by the Board of Directors of Holdings. Such determination must be based upon an opinion or appraisal issued by an Independent Financial Advisor if the fair market value exceeds $30.0 million.

As of the Issue Date, all of Holdings’ Subsidiaries will be Restricted Subsidiaries. Holdings will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of Unrestricted Subsidiary. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding investments by Holdings and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the second paragraph of the definition of Investments. Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time under this covenant or the definition of Permitted Investments and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants described in this summary.

Incurrence of Indebtedness and Issuance of Preferred Stock

Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively “incur”) any Indebtedness (including Acquired Debt) and will not permit any of its Restricted Subsidiaries (other than the Company) to issue any shares of Preferred Stock; provided, however, that the Company, Holdings and any Restricted Subsidiary that is a Guarantor may incur Indebtedness (including Acquired Debt) and any Restricted Subsidiary that is a Guarantor may issue Preferred Stock if the Fixed Charge Coverage Ratio of Holdings for its most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Preferred Stock is issued would have been at least 2.0 to 1 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following (collectively, “Permitted Debt”):

(1) the incurrence by the Company or a Guarantor of Indebtedness under the Credit Agreement together with the incurrence by Holdings or any Restricted Subsidiary of the guarantees thereunder and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount, of $1,790 million outstanding at any one time, less the amount of all mandatory principal payments (with respect to revolving borrowings and letters of credit, only to the extent revolving commitments are correspondingly reduced) actually made by the borrower thereunder in respect of Indebtedness thereunder with Net Proceeds from Asset Sales;

(2) the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes (including any Guarantee thereof) issued on the Issue Date and the incurrence by the Company and the Guarantors of Indebtedness represented by the Exchange Notes issued in exchange for the Notes issued on the Issue Date (including any Guarantee thereof);

(3) Existing Indebtedness (other than Indebtedness described in clauses (1) or (2));

(4) Indebtedness (including Capitalized Lease Obligations) incurred by Holdings or any Restricted Subsidiary to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Permitted Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (4), does not exceed the greater of (x) $25.0 million and (y) $25.0 million plus or minus, as applicable, an amount equal to 2% of Consolidated Net Income of Holdings for the period (taken as one accounting period) from January 1, 2005 to the end of Holding’s fiscal quarter most recently ended prior to the date on which such Indebtedness is incurred;

(5) Indebtedness incurred by Holdings or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(6) Indebtedness arising from agreements of Holdings or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (A) such Indebtedness is not reflected on the balance sheet of Holdings or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by Holdings and any Restricted Subsidiaries in connection with such disposition;

(7) Indebtedness of Holdings owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by Holdings or any other Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to Holdings or a Restricted Subsidiary) shall be deemed, in each case, to constitute the incurrence of such Indebtedness by the issuer thereof and (B) if the Company or a Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated in right of payment to all obligations of the Company or such Guarantor with respect to the Notes;

(8) shares of Preferred Stock of a Restricted Subsidiary issued to Holdings or a Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to Holdings or a Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock;

(9) Hedging Obligations of Holdings or any Restricted Subsidiary (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting (A) interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding or (B) exchange rate risk with respect to any currency exchange;

(10) obligations in respect of performance and surety bonds and performance and completion guarantees provided by Holdings or any Restricted Subsidiary or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business or consistent with past practice;

(11) Indebtedness of the Company or any Guarantor or Preferred Stock of any Restricted Subsidiary that is a Guarantor not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness and Preferred Stock then outstanding and incurred pursuant to this clause (11), does not at any one time outstanding exceed $125.0 million;

(12) (x) any guarantee by the Company or a Guarantor of Indebtedness or other obligations of any Restricted Subsidiary (other than the Company) so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Guarantee of such Restricted Subsidiary or Holdings, as applicable, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor’s Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or the Guarantee of such Restricted Subsidiary or Holdings, as applicable, (y) any guarantee by a Restricted Subsidiary that is not a Guarantor of Indebtedness of another Restricted Subsidiary that is not a Guarantor incurred in accordance with the terms of the Indenture, and (z) any guarantee by a Guarantor of Indebtedness of the Company incurred in accordance with the terms of the Indenture;

(13) the incurrence by Holdings or any Restricted Subsidiary of Indebtedness or Preferred Stock that serves to refund or refinance any Indebtedness incurred as permitted under the first paragraph of this covenant and clauses (2), (3) and (4) above, this clause (13) and clauses (14) and (21) below or any Indebtedness issued to so refund or refinance such Indebtedness including additional Indebtedness incurred to pay premiums and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness (A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced, (B) to the extent such Refinancing Indebtedness refinances Indebtedness subordinated or pari passu to the Notes or the Guarantees, such Refinancing Indebtedness is subordinated or pari passu to the Notes or the Guarantees at least to the same extent as the Indebtedness being refinanced or refunded, (C) shall not include (x) Indebtedness or Preferred Stock of a Subsidiary that is not a Guarantor that refinances Indebtedness or Preferred Stock of the Company or a Guarantor or (y) Indebtedness or Preferred Stock of Holdings or a Restricted Subsidiary that refinances Indebtedness or Preferred Stock of an Unrestricted Subsidiary, (D) shall not be in a principal amount in excess of the principal amount of, premium, if any, accrued interest on, and related fees and expenses of, the Indebtedness being refunded or refinanced and (E) shall not have a stated maturity date prior to the Stated Maturity of the Indebtedness being refunded or refinanced; and provided further, that subclauses (A), (B) and (E) of this clause (13) will not apply to any refunding or refinancing of any Senior Debt;

(14) Indebtedness or Preferred Stock of a Person incurred and outstanding on or prior to the date on which such Person was acquired by Holdings or any Restricted Subsidiary or merged into Holdings or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that such Indebtedness or Preferred Stock is not incurred in connection with or in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, such acquisition or merger; and provided further, that after giving effect to such incurrence of Indebtedness either (A) Holdings would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant or (B) such Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition;

(15) Indebtedness arising from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five business days of its incurrence;

(16) Indebtedness of Holdings or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to the Credit Agreement in a principal amount not in excess of the stated amount of such letter of credit;

(17) Indebtedness incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse to Holdings or any of its Restricted Subsidiaries, other than a Securitization Subsidiary (except for Standard Securitization Undertakings);

(18) Indebtedness incurred by a Foreign Subsidiary, provided, however, that the aggregate principal amount of Indebtedness incurred under this clause (18) which, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (18), does not exceed the greater of (x) $20.0 million and (y) $20.0 million plus or minus, as applicable, an amount equal to 2% of Consolidated Net Income of the Foreign Subsidiaries of Holdings for the period (taken as one accounting period) from January 1, 2005 to the end of Holdings’ fiscal quarter most recently ended prior to the date on which such Indebtedness is incurred;

(19) Indebtedness consisting of promissory notes issued by the Company or any Guarantor to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings or any of its direct or indirect parent corporations permitted by the covenant described under the caption “—Restricted Payments;”

(20) Contribution Indebtedness;

(21) Indebtedness of the Company or a Guarantor incurred in connection with or in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the acquisition by the Company or such Guarantor of property used or useful in a Permitted Business (including a Product) (whether through the direct purchase of assets or the purchase of Capital Stock of, or merger or consolidation with, any Person owning such assets); provided that the Fixed Charge Coverage Ratio of Holdings for its most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Indebtedness is incurred, determined on a pro forma basis as if such Indebtedness had been incurred and the application of proceeds therefrom had occurred at the beginning of such four-quarter period, (A) would have been at least 1.75 to 1 and (B) would have been greater than such Fixed Charge Coverage Ratio immediately prior to such acquisition or merger; and

(22) Non-Recourse Product Financing Indebtedness; provided, however that the aggregate principal amount of any such Indebtedness, when taken together with all other Indebtedness of Holdings or any Restricted Subsidiary incurred pursuant to this clause (22) and then outstanding, does not exceed $100.0 million.

For purposes of determining compliance with this “—Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (22) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Holdings will be permitted to classify and later reclassify such item of Indebtedness in any manner that complies with this covenant, and such item of Indebtedness will be treated as having been incurred pursuant to only one of such categories. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant. Notwithstanding the foregoing, Indebtedness under the Credit Agreement outstanding on the Issue Date will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt and Holdings shall not be permitted to reclassify all or any portion of such Indebtedness.

For purposes of determining compliance with any U.S. dollar restriction on the incurrence of Indebtedness where the Indebtedness incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a currency agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such currency agreement. The principal amount of any refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the U.S. Dollar Equivalent of the Indebtedness being refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a currency agreement, in which case the refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such refinancing Indebtedness is incurred. The maximum amount of Indebtedness that Holdings and its Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies.

Limitation on Layering

The Indenture governing the Notes provides that Holdings will not, and will not permit the Company or any Restricted Subsidiary that is a Guarantor to, directly or indirectly, incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) contractually subordinated or junior in right of payment to any Senior Debt (including Acquired Debt) or Guarantor Senior Debt (including Acquired Debt) of Holdings or such other Guarantor, as the case may be, unless such Indebtedness is either:

(1) Senior Subordinated Indebtedness; or

(2) subordinate in right of payment to the Notes or the Guarantees, as the case may be.

Liens

Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien that secures obligations under any Indebtedness ranking pari passu with or subordinated to the Notes or a related Guarantee on any asset or property of Holdings or any Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Indebtedness subordinated to the Notes or the Guarantees, the Notes and any related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the Notes and any related Guarantees are equally and ratably secured,

except that the foregoing shall not apply to:

(i) Liens existing on the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

(ii) Liens securing the Notes and the related Guarantees and the Exchange Notes (including Exchange Notes issued in exchange for Additional Notes issued and secured by a Lien in each case in accordance with the terms of the Indenture) and the related Guarantees;

(iii) Liens securing Senior Debt or Guarantor Senior Debt and the related guarantees of such Senior Debt or Guarantor Senior Debt; and

(iv) Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries

Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to Holdings or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to Holdings or any of its Restricted Subsidiaries;

(2) make loans or advances to Holdings or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to Holdings or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect (x) pursuant to the Credit Agreement or related documents as in effect on the Issue Date or (y) on the Issue Date, including, without limitation, pursuant to Existing Indebtedness and related documentation;

(2) the Indenture, the Notes and the Guarantees (including any Exchange Notes with respect to the Notes and related Guarantees);

(3) purchase money obligations or other obligations described in clause (4) of the second paragraph of “—Incurrence of Indebtedness and Issuance of Preferred Stock” for property acquired in the ordinary course of business that in each case impose restrictions of the nature discussed in clause (3) above in the first paragraph of this covenant on the property so acquired;

(4) applicable law or any applicable rule, regulation or order;

(5) any agreement or other instrument of a Person acquired by Holdings or any Restricted Subsidiary in existence at the time of such acquisition (but not created in connection therewith or in contemplation thereof or to provide all or a portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(6) contracts for the sale of assets, including without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(7) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under the captions “—Incurrence of Indebtedness and Issuance of Preferred Stock” and “—Liens” that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(8) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9) other Indebtedness or Preferred Stock (i) of Holdings, the Company or any Restricted Subsidiary that is a Guarantor, in each case that is incurred subsequent to the Issue Date pursuant to the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) that is incurred by a Foreign Subsidiary of Holdings subsequent to the Issue Date pursuant to clauses (1), (4) or (16) of the second paragraph of the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(10) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(11) customary provisions contained in leases, subleases, licenses or asset sale agreements and other agreements; and

(12) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of the first paragraph above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (11) above; provided that the encumbrances or restrictions imposed by such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Holdings’ Board of Directors, not materially less favorable to the holders of the Notes than encumbrances and restrictions contained in such predecessor agreements and do not affect the Company’s and Guarantor’s ability, taken as a whole, to make payments of interest and scheduled payments of principal in respect of the Notes, in each case as and when due; provided further, however, that with respect to agreements existing on the Issue Date, any refinancings or amendments thereof contain such encumbrances or restrictions that are not materially less favorable to the holders of the Notes than the encumbrances or restrictions contained in such agreements as in effect on the Issue Date.

Merger, Consolidation or Sale of Assets

The Company or Holdings may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company or Holdings, as applicable, is the surviving corporation); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of the Company and its Subsidiaries or Holdings and its Subsidiaries, as applicable, taken as a whole, in one or more related transactions, to another Person; unless:

(1) either: (a) the Company or Holdings, as applicable, is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company or Holdings, as applicable) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is, in the case of the Company, a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia or, in the case of Holdings, a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia or Bermuda or the Grand Duchy of Luxembourg (the Company, Holdings or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company (if other than the Company or Holdings, as applicable) assumes all the obligations of the Company or Holdings, as applicable, under the Notes, the Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if the same had occurred at the beginning of the applicable four-quarter period, either (a) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (b) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for Holdings and its Restricted Subsidiaries immediately prior to such transaction.

The Indenture also provides for similar provisions relating to any consolidation, merger or sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of the properties or assets of a Guarantor (other than Holdings), excluding clause (4) above. See “—Guarantees.”

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of Holdings, including the Company, which properties and assets, if held by Holdings instead of such Restricted Subsidiaries, would constitute all or substantially all of the properties and assets of Holdings on a consolidated basis, shall be deemed to be the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of Holdings.

The Predecessor will be released from its obligations under the Indenture and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company or Holdings, as the case may be, under the Indenture, but, in the case of a lease of all or substantially all its assets, the Predecessor will not be released from the obligation to pay the principal of and interest on the Notes.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

This “—Merger, Consolidation or Sale of Assets” covenant will not apply to a sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Holdings and its Restricted Subsidiaries. Notwithstanding the foregoing, clauses (3) and (4) will not be applicable to (a) any Restricted Subsidiary consolidating with, merging into or selling, assigning, transferring, conveying, leasing or otherwise disposing of all or part of its properties and assets to Holdings or to another Restricted Subsidiary and (b) Holdings or the Company merging with an Affiliate solely for the purpose and with the sole effect of reincorporating the Company or Holdings, as the case may be, in another jurisdiction so long as the amount of Indebtedness of Holdings and its Restricted Subsidiaries is not increased thereby.

Transactions with Affiliates

Holdings will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, assign, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”) involving aggregate consideration in excess of $5.0 million, unless:

(1) the Affiliate Transaction is on terms that are no less favorable to Holdings or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Holdings or such Restricted Subsidiary with an unrelated Person; and

(2) (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, a majority of the disinterested members of the Board of Directors of Holdings have determined in good faith that the criteria set forth in the immediately preceding clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors of Holdings; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $75.0 million, the Board of Directors of Holdings shall also have received a written opinion as to the fairness to Holdings and its Restricted Subsidiaries of such Affiliate Transaction from a financial point of view issued by an Independent Financial Advisor.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any transaction with Holdings, a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because Holdings or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(2) Restricted Payments and Permitted Investments (other than pursuant to clauses (3) and (10) of the definition thereof) permitted by the Indenture;

(3) the payment to the Sponsors, any of their Affiliates, and officers of Holdings or any of its Restricted Subsidiaries, of management, consulting, monitoring and advisory fees, termination payments and related reasonable expenses pursuant to (A) the Advisory Services and Monitoring Agreement or any amendment thereto (so long as any such amendment is not less advantageous to the holders of the Notes in any material respect than the Advisory Services and Monitoring Agreement) or (B) other agreements as in effect on the Issue Date that are (x) entered into in connection with the Transactions and (y) as described in this prospectus or any amendment thereto (so long as any such amendment is not less advantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Issue Date);

(4) the payment of reasonable and customary compensation and fees to, and indemnities provided on behalf of (and entering into related agreements with) officers, directors, employees or consultants of Holdings, any of its direct or indirect parent corporations, or any Restricted Subsidiary, as determined in good faith by the Board of Directors of Holdings or senior management thereof;

(5) payments made by Holdings or any Restricted Subsidiary to the Sponsors and any of their Affiliates for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the disinterested members of the Board of Directors of Holdings in good faith;

(6) transactions in which Holdings or any Restricted Subsidiary delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to Holdings or such Restricted Subsidiary from a financial point of view;

(7) payments or loans (or cancellations of loans) to employees or consultants of Holdings or any of its direct or indirect parent corporations or any Restricted Subsidiary which are approved by the Board of Directors of Holdings and which are otherwise permitted under the Indenture, but in any event not to exceed $10.0 million in the aggregate outstanding at any one time;

(8) payments made or performance under any agreement as in effect on the Issue Date or described in the prospectus (other than the Advisory Services and Monitoring Agreement and Shareholders Agreement, but including, without limitation, each of the other agreements entered into in connection with the Transactions);

(9) the existence of, or the performance by Holdings or any of its Restricted Subsidiaries of its obligations under the terms of, the Shareholders Agreement (including any registration rights agreement or purchase agreements related thereto to which it is a party on the Issue Date and any similar agreement that it may enter into thereafter); provided, however, that the existence of, or the performance by Holdings or any of its Restricted Subsidiaries of its obligations under, any future amendment to the Shareholders Agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to holders of the Notes in any material respect than the original agreement as in effect on the Issue Date;

(10) the Transactions and the payment of all transaction, underwriting, commitment and other fees and expenses incurred in connection with the Transactions;

(11) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture that are fair to Holdings or its Restricted Subsidiaries, in the reasonable determination of the members of the Board of Directors of Holdings or the senior management thereof, or are on terms at least as favorable as would reasonably have been entered into at such time with an unaffiliated party; and

(12) if otherwise permitted hereunder, the issuance of Equity Interests (other than Disqualified Stock) of Holdings to any Permitted Holder, any director, officer, employee or consultant of Holdings or its Subsidiaries or any other Affiliates of Holdings (other than a Subsidiary).

Business Activities

Holdings will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Holdings and its Subsidiaries taken as a whole.

Payments for Consent

Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Additional Guarantees

After the Issue Date, Holdings will cause (i) each of its Domestic Subsidiaries (other than the Company or any Unrestricted Subsidiary) that incurs any Indebtedness (other than Indebtedness permitted to be incurred pursuant to clause (7), (9), (10) or (15) of the second paragraph of the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock”) and (ii) each Restricted Subsidiary (other than the Company) that guarantees any Indebtedness of the Company or any of the Guarantors (other than a Foreign Subsidiary that guarantees Indebtedness of another Foreign Subsidiary, Holdings or any Restricted Subsidiary that is incorporated in Puerto Rico), in each case, at the same time, to execute and deliver to the Trustee a Guarantee pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any and interest on the Notes and all other obligations under the Indenture on the same terms and conditions as those set forth in the Indenture.

Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Guarantee shall be released in accordance with the provisions of the Indenture described under “—Guarantees.”

Reports

Whether or not required by the Commission, so long as any Notes are outstanding, if not filed electronically with the Commission through the Commission’s Electronic Data Gathering, Analysis, and Retrieval System (or any successor system), Holdings will furnish to the holders of Notes, within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K (or Form 20-F if Holdings is a “foreign private issuer” as such term is defined under the rules and regulations of the Commission), other than the Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2004, if Holdings were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by Holdings’ certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if Holdings were required to file such reports.

In addition, whether or not required by the Commission, after the consummation of the Exchange Offer or the effectiveness of the Shelf Registration Statement, Holdings will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, Holdings has agreed that, for so long as any Notes remain outstanding, it will furnish to the holders of the Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Under the Indenture, an Event of Default is defined as any of the following:

(1) the Company defaults in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes, whether or not such payment is prohibited by the subordination provisions of the Indenture;

(2) the Company defaults in the payment when due of interest or Additional Interest, if any, on or with respect to the Notes and such default continues for a period of 30 days, whether or not such payment is prohibited by the subordination provisions of the Indenture;

(3) Holdings or the Company defaults in the performance of, or breaches any covenant, warranty or other agreement contained in, the Indenture (other than a default in the performance or breach of a covenant, warranty or agreement which is specifically dealt with in clauses (1) or (2) above) and such default or breach continues for a period of 60 days after the notice specified below;

(4) a default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by Holdings or any Restricted Subsidiary or the payment of which is guaranteed by Holdings or any Restricted Subsidiary (other than Indebtedness owed to Holdings or a Restricted Subsidiary), whether such Indebtedness or guarantee now exists or is created after the Issue Date, if (A) such default either (1) results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (2) relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and (B) the principal amount of such Indebtedness, together with the principal amount of any other such

Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $40.0 million (or its foreign currency equivalent) or more at any one time outstanding;

(5) certain events of bankruptcy affecting the Company, Holdings or any Significant Subsidiary;

(6) the failure by the Company, Holdings or any Significant Subsidiary to pay final judgments aggregating in excess of $40.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after the applicable judgment becomes final, and, with respect to any such judgments covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed; or

(7) the Guarantee of a Significant Subsidiary or any group of Subsidiaries that, taken together as of the date of the most recent audited financial statements of Holdings, would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms hereof) or any Guarantor denies or disaffirms its obligations under the Indenture or any Guarantee, other than by reason of the release of the Guarantee in accordance with the terms of the Indenture, and such Default continues for 10 days.

If an Event of Default (other than an Event of Default specified in clause (5) above with respect to the Company) shall occur and be continuing, the Trustee or the holders of at least 25% in principal amount of outstanding Notes under the Indenture may declare the principal of and accrued interest on such Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable upon the first to occur of an acceleration under the Credit Agreement and five business days after receipt by the Company and the Representative under the Credit Agreement of such Acceleration Notice but only if such Event of Default is then continuing.

If an Event of Default specified in clause (5) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of each Trustee or any holder of the Notes.

The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes as described in the two preceding paragraphs, the holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5) in the event of the cure or waiver of an Event of Default of the type described in clause (5) of the description above of Events of Default, the Trustee shall have received an Officers’ Certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The holders of a majority in principal amount of the Notes issued and then outstanding under the Indenture may waive any existing Default or Event of Default under such Indenture, and its consequences, except a default in the payment of the principal of or interest on such Notes.

In the event of any Event of Default specified in clause (4) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Notes, if within 20 days after such Event of Default arose the Company delivers an Officers’ Certificate to the Trustee stating that

(x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the Trust Indenture Act of 1939, as amended. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders of the Notes, unless such holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding Notes issued under such Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

Holdings is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, Holdings is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Holdings, any of its Subsidiaries or any of its direct or indirect parent corporations, as such, will have any liability for any obligations of the Company or any Guarantor under the Notes, the Indenture, the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such waiver is against public policy.

Governing Law

The Indenture and the Notes are governed by, and construed in accordance with, the laws of the State of New York.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes issued under the Indenture (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding Notes issued thereunder to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on such Notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the Notes issued thereunder concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes issued thereunder. In the event that a Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events of the

Company but including such events with respect to Holdings or any Significant Subsidiary other than the Company) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes issued under the Indenture.

In order to exercise either Legal Defeasance or Covenant Defeasance under the Indenture:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes issued thereunder, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination of cash in U.S. dollars and non-callable U.S. Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding Notes issued thereunder on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company has delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company has delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or insofar as Events of Default resulting from the borrowing of funds or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(6) the Company must deliver to the Trustee an opinion of counsel to the effect that: (a) the trust funds will not be subject to any rights of holders of Senior Debt or Guarantor Senior Debt, including, without limitation, those arising under the Indenture; and (b) the trust funds will not be subject to the effect of the preference provisions of Section 547 of the United States Federal Bankruptcy Code;

(7) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Notes over the other creditors of the Company or any Guarantor or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or any Guarantor or others; and

(8) the Company must deliver to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture or the Notes issued thereunder may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding issued thereunder (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes issued thereunder may be waived (except a default in respect of the payment of principal or interest on the Notes) with the consent of the holders of a majority in principal amount of the then outstanding Notes issued thereunder (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each holder affected, an amendment or waiver of the Indenture may not (with respect to any Notes held by a non-consenting holder):

(1) reduce the principal amount of Notes issued thereunder whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes issued thereunder (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders” except as set forth in item (10) below);

(3) reduce the rate of or change the time for payment of interest on any Note issued thereunder;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on the Notes issued thereunder (except a rescission of acceleration of the Notes issued thereunder by the holders of at least a majority in aggregate principal amount of the Notes issued thereunder with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on the Notes issued thereunder or impair the right of any holder of Notes to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(7) waive a redemption payment with respect to any Note issued thereunder (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders” except as set forth in item (10) below);

(8) make any change in the ranking or priority of any Note that would adversely affect the Noteholders;

(9) modify the Guarantees in any manner adverse to the holders of the Notes;

(10) amend, change or modify in any material respect the obligation of the Company or Holdings, as applicable, to make and consummate a Change of Control Offer in respect of a Change of Control that has occurred or make and consummate an Asset Sale Offer in respect of an Asset Sale that has been consummated after a requirement to make an Asset Sale Offer has arisen; or

(11) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of Notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture or the Notes issued thereunder:

(1) to cure any ambiguity, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption by a Successor Company or a successor company of a Guarantor, as applicable, of the Company’s or such Guarantor’s obligations under the Indenture;

(4) to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder;

(5) to secure the Notes;

(6) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939, as amended;

(7) to add a Guarantee of the Notes;

(8) to release a Guarantor upon its sale or designation as an Unrestricted Subsidiary or other permitted release from its Guarantee; provided that such sale, designation or release is in accordance with the applicable provisions of the Indenture.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable by reason of the mailing of a notice of redemption or otherwise within one year and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination thereof, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default resulting from borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Company is a party or by which the Company is bound;

(3) the Company has paid or caused to be paid all sums payable by it under the Indenture; and

(4) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes issued thereunder at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notices

All notices to the holders will be valid if published in a leading English language daily newspaper published in New York City or such other English language daily newspaper with general circulation in the United States. Any notice will be deemed to have been given on the date of publication or, if so published more than once on different dates, on the date of first publication. It is expected that publication will normally be made in The Wall Street Journal. If publication as provided above is not practicable, notice will be given in such other manner, and shall be deemed to have been given on such date, as the Trustee may approve.

Concerning the Trustee

If the Trustee becomes a creditor of the Company, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue to serve as trustee or resign.

The holders of a majority in principal amount of the then outstanding Notes issued under the Indenture have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a more detailed presentation of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by an existing Lien encumbering any asset acquired by such specified Person.

“Advisory Services and Monitoring Agreement” means the Advisory Services and Monitoring Agreement to be dated as of January 18, 2005, by and among Warner Chilcott Holdings Company III, Limited, Warner Chilcott Company, Inc., the Company and Affiliates of each of the Sponsors, as in effect on the Issue Date.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

(1) 1.0% of the then outstanding principal amount of the Note; and

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the Note at February 1, 2010 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the Note, through February 1, 2010 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then outstanding principal amount of the Note.

“Asset Sale” means (i) the sale, conveyance, transfer, lease or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a sale and leaseback) of Holdings or any Restricted Subsidiary (each referred to in this definition as a “disposition”) or (ii) the issuance or sale of Equity Interests of any Restricted Subsidiary (whether in a single transaction or a series of related transactions), in each case, other than:

(1) a disposition of Cash Equivalents or obsolete or worn out property or equipment in the ordinary course of business or inventory (or other assets) held for sale in the ordinary course of business and dispositions of property no longer used or useful in the conduct of the business of Holdings and its Restricted Subsidiaries;

(2) the disposition of all or substantially all of the assets of Holdings in a manner permitted pursuant to the covenant contained under the caption “Certain Covenants—Merger, Consolidation or Sale of Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(3) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, pursuant to the covenant contained under the caption “Certain Covenants—Restricted Payments” or the granting of a Lien permitted by the covenant contained under the caption “Certain Covenants—Liens”;

(4) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $10.0 million;

(5) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to Holdings or by Holdings or a Restricted Subsidiary to another Restricted Subsidiary;

(6) the lease, assignment, sublease, license or sublicense of any real or personal property in the ordinary course of business;

(7) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (with the exception of Investments in Unrestricted Subsidiaries made pursuant to clause (10) of the definition of “Permitted Investments”);

(8) foreclosures on assets;

(9) disposition of an account receivable in connection with the collection or compromise thereof;

(10) sales of Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” to a Securitization Subsidiary in connection with any Qualified Securitization Financing; and

(11) a transfer of Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” (or a fractional undivided interest therein) by a Securitization Subsidiary in a Qualified Securitization Financing.

“Bank Indebtedness” means all Obligations pursuant to the Credit Agreement.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns”, “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the board of directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Stock” means:

(1) in the case of a corporation, capital stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Company, Holdings or any other Guarantor described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1) U.S. dollars or, in the case of Holdings or any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully and unconditionally guaranteed or insured by the government or any agency or instrumentality of the United States, the United Kingdom or any member state of the European Union whose legal tender is the euro having maturities of not more than 12 months from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any commercial bank having capital and surplus in excess of $250 million;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper maturing within 12 months after the date of acquisition and having a rating of at least A-1 from Moody’s or P-1 from S&P;

(6) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 12 months or less from the date of acquisition;

(7) instruments equivalent to those referred to in clauses (1) to (6) above denominated in euro or pounds sterling or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction; and

(8) investment in funds which invest substantially all of their assets in Cash Equivalents of the kinds described in clauses (1) through (7) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, or Holdings and its Subsidiaries, taken as a whole, to any Person other than to a Permitted Holder;

(2) Holdings becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule

13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of Beneficial Ownership, directly or indirectly, of 50% or more of the total voting power of the Voting Stock of Holdings or any of its direct or indirect parent entities;

(3) the first day on which the majority of the Board of Directors of either of Holdings or the Company then in office shall cease to consist of individuals who (i) were members of such Board of Directors on the Issue Date or (ii) were either (x) nominated for election by such Board of Directors, a majority of whom were directors on the Issue Date or whose election or nomination for election was previously approved by a majority of such directors or who were designated or appointed pursuant to clause (y) below, or (y) designated or appointed by a Permitted Holder (each of the directors selected pursuant to clauses (i) and (ii), “Continuing Directors”); or

(4) the failure at any time by Holdings to Beneficially Own, directly or indirectly, 100% of the Voting Stock of the Company.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect on the Issue Date, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Commission” means the U.S. Securities and Exchange Commission.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, and other noncash charges (excluding any noncash item that represents an accrual or reserve for a cash expenditure for a future period) of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of: (a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period (including amortization of original issue discount, interest payable with respect to Non-Recourse Product Financing Indebtedness, noncash interest payments (other than imputed interest as a result of purchase accounting), commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, the interest component of Capitalized Lease Obligations, net payments (if any) pursuant to interest rate Hedging Obligations, but excluding amortization of deferred financing fees or expensing of any bridge or other financing fees, in each case, relating to the Specified Financings) and (b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, less (c) interest income actually received in cash for such period; provided, however, that Securitization Fees shall not be deemed to constitute Consolidated Interest Expense.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that

(1) any net after-tax extraordinary, unusual or nonrecurring gains or losses (including, without limitation, severance, relocation, transition and other restructuring costs and litigation settlements or losses) shall be excluded;

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principle(s) during such period;

(3) any net after-tax gains or losses attributable to asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of Holdings) and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person shall be excluded;

(4) the Net Income for such period of any Person that is not a Subsidiary of such Person, or that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded;

provided that, to the extent not already included, Consolidated Net Income of such Person shall be (A) increased by the amount of dividends or other distributions that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period (subject in the case of dividends paid or distributions made to a Restricted Subsidiary (other than a Guarantor) to the limitations contained in clause (5) below) and (B) decreased by the amount of any equity of Holdings in a net loss of any such Person for such period to the extent Holdings has funded such net loss;

(5) solely for the purpose of determining the amount available for Restricted Payments under clause (3) of the first paragraph of “Certain Covenants—Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than a Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not permitted at the date of determination without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that the Consolidated Net Income of such Person shall be, subject to the exclusion contained in clause (3) above, increased by the amount of dividends or similar distributions that are actually paid in cash (or to the extent converted into cash) to such Person or a Restricted Subsidiary thereof (subject to the provisions of this clause (5)) in respect of such period, to the extent not already included therein;

(6) non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity-incentive programs shall be excluded;

(7) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness shall be excluded; and

(8) the effect of any non-cash items resulting from any amortization, write-up, write-down or write-off of assets (including intangible assets, goodwill and deferred financing costs but excluding inventory) in connection with the Transactions or any future acquisition, merger, consolidation or similar transaction (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed) shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant contained under the caption “—Certain Covenants—Restricted Payments” only, there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by Holdings and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments made by Holdings and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments made by Holdings and any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under clause (3)(d) of the first paragraph of the covenant contained under the caption “—Certain Covenants—Restricted Payments.”

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Indebtedness” means Indebtedness of the Company or any Guarantor in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Company or such Guarantor after the Issue Date; provided that such Contribution Indebtedness:

(1) if the aggregate principal amount of such Contribution Indebtedness is greater than one times such cash contributions to the capital of the Company or such Guarantor, as applicable, the amount of such excess shall be (A)(x) Subordinated Indebtedness (other than Secured Indebtedness) or (y) Senior Subordinated Indebtedness (other than Secured Indebtedness) and (B) Indebtedness with a Stated Maturity later than the Stated Maturity of the Notes, and

(2) (a) is incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the date of the incurrence thereof.

“Credit Agreement” means that certain credit agreement, dated as of January 18, 2005, among Holdings, the Company, Warner Chilcott Company, Inc., Credit Suisse First Boston, as Administrative Agent, and the lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced from time to time in one or more agreements or indentures (in each case with the same or new lenders or institutional investors), including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof (provided that such increase in borrowings is permitted under the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”).

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Deferred Product Payments” means the deferred product payments in respect of the Dovonex and/or Dovobet acquisitions.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by Holdings or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Designated Preferred Stock” means Preferred Stock of Holdings or any direct or indirect parent corporation of Holdings (other than Disqualified Stock), that is issued for cash (other than to Holdings or any of its Subsidiaries or an employee stock ownership plan or trust established by Holdings or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of the covenant described under “—Certain Covenants—Restricted Payments.”

“Designated Senior Debt” means:

(1) any Bank Indebtedness that constitutes Senior Debt; and

(2) any other Senior Debt permitted under the Indenture the principal amount of which is $25.0 million or more and that has been designated by Holdings in the instrument evidencing that Senior Debt as “Designated Senior Debt.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of Holdings or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Holdings or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Restricted Subsidiary” means any direct or indirect Restricted Subsidiary of Holdings that was formed under the laws of the United States, any state of the United States or the District of Columbia and Warner Chilcott Company, Inc., a Puerto Rican corporation.

“Domestic Subsidiary” means any direct or indirect Subsidiary of Holdings that was formed under the laws of the United States, any state of the United States or the District of Columbia and Warner Chilcott Company, Inc., a Puerto Rican corporation.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication,

(1) the provision for taxes based on income or profits, plus franchise or similar taxes, of such Person for such period deducted in computing Consolidated Net Income, plus

(2) Consolidated Interest Expense of such Person for such period to the extent the same was deducted in calculating such Consolidated Net Income, plus

(3) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income, plus

(4) any reasonable expenses or charges incurred in connection with any Equity Offering, Permitted Investment, acquisition, recapitalization or Indebtedness permitted to be incurred under the Indenture (in each case whether or not consummated) or the Transactions (including, without limitation, the fees payable to the Sponsors pursuant to the Advisory Services and Monitoring Agreement in connection with the Transactions) and, in each case, deducted in such period in computing Consolidated Net Income, plus

(5) the amount of any restructuring charges or reserves (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost, excess pension charges, contract termination costs, including future lease commitments, and costs to consolidate facilities and relocate employees) deducted in such period in computing Consolidated Net Income, plus

(6) any other noncash charges (including any impairment charges and the impact of purchase accounting, including, but not limited to, the amortization of inventory step-up) reducing Consolidated Net Income for such period (excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period), plus

(7) any net gain or loss resulting from Hedging Obligations relating to currency exchange risk, plus

(8) the amount of management, monitoring, consulting, advisory fees, termination payments and related expenses paid to the Sponsors (or any accruals relating to such fees and related expenses) during such period pursuant to the Advisory Services and Monitoring Agreement, plus

(9) Securitization Fees to the extent deducted in calculating Consolidated Net Income for such period, plus

(10) any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations, less

(11) noncash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges made in any prior period).

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary (other than a Guarantor) shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to Holdings by such Restricted Subsidiary without any prior governmental approval (which has not been obtained) or would not be restricted from being so dividended, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of common stock or Preferred Stock of Holdings or any of its direct or indirect parent corporations (excluding Disqualified Stock of Holdings), other than (i) public offerings with respect to common stock of Holdings or of any of its direct or indirect parent corporations registered on Form S-4 or Form S-8, (ii) any such public or private sale that constitutes an Excluded Contribution or (iii) an issuance to any Subsidiary of Holdings.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds, in each case received by Holdings and its Restricted Subsidiaries from:

(1) contributions to its common equity capital; and

(2) the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Holdings or any Subsidiary) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock), in each case designated as Excluded Contributions pursuant to an Officers’ Certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph of the covenant contained under the caption “—Certain Covenants—Restricted Payments.”

“Existing Indebtedness” means Indebtedness of Holdings and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period consisting of such Person and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that Holdings or any Restricted Subsidiary incurs, assumes, guarantees or repays any Indebtedness or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or repayment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period and as if Holdings or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of such cash used to repay, repurchase, defease or otherwise discharge such Indebtedness.

If Investments, acquisitions, dispositions, mergers or consolidations (as determined in accordance with GAAP) have been made by Holdings or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date, then the Fixed Charge Coverage Ratio shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers or consolidations (and the change in any associated Fixed Charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period.

If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Holdings or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger or consolidation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation (including, without limitation, the Transactions) and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of Holdings and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the Commission, except that such pro forma calculations may include operating expense reductions for such period resulting from the transaction which is being given pro forma effect that (A) have been realized or (B) for which the steps necessary for realization have been taken (or are taken concurrently with such transaction) or (C) for which the steps necessary for realization are reasonably expected to be taken within the six month period following such transaction and, in each case, including, but not limited to, (a) reduction in personnel expenses, (b) reduction of costs related to administrative functions, (c) reduction of costs related to leased or owned properties and (d) reductions from the consolidation of operations and streamlining of corporate overhead, provided that, in each case, such adjustments are set forth in an Officers’ Certificate signed by Holdings’ chief financial officer and another Officer which states (i) the amount of such adjustment or adjustments, (ii) in the case of items (B) or (C) above, that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such Officers’ Certificate at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to the Indenture. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if the related hedge has a remaining term in excess of twelve months).

Interest on a Capitalized Lease Obligation shall be deemed to accrue at the interest rate reasonably determined by a responsible financial or accounting officer of Holdings to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Holdings may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, (a) Consolidated Interest Expense (excluding all noncash interest expense and amortization/accretion of original issue discount, in each case, in connection with the Specified Financings (including any original issue discount created by fair value adjustments to Existing Indebtedness as a result of purchase accounting)) of such Person for such period, (b) all cash dividends paid, accrued and/or scheduled to be paid or accrued during such period (excluding items eliminated in consolidation) on any series of Preferred Stock of such Person and its Subsidiaries and (c) all cash dividends paid, accrued and/or scheduled to be paid or accrued during such period (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person and its Subsidiaries.

“Foreign Subsidiary” means any Subsidiary of Holdings that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States in effect on the date of the Indenture. For purposes of this description of the Notes, the term “consolidated” with respect to any Person means such Person consolidated with its Restricted Subsidiaries and does not include any Unrestricted Subsidiary.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or other obligations. When used as a verb, “guarantee” shall have a corresponding meaning.

“Guarantee” means any guarantee of the obligations of the Company under the Indenture and the Notes by a Guarantor in accordance with the provisions of the Indenture. When used as a verb, “Guarantee” shall have a corresponding meaning.

“Guarantor” means any Person that incurs a Guarantee of the Notes; provided that upon the release and discharge of such Person from its Guarantee in accordance with the Indenture, such Person shall cease to be a Guarantor. On the Issue Date the Guarantors will be Holdings, Luxco, Warner Chilcott Company, Inc., a Puerto Rican corporation, and Warner Chilcott (US), Inc., a Delaware corporation.

“Guarantor Senior Debt” means, with respect to any Guarantor, the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed or allowable claim under applicable law) on any Indebtedness and any Securitization Repurchase Obligation of such Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular obligation, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such obligation shall be subordinate or pari passu in right of payment to the Guarantee of such Guarantor. Without limiting the generality of the foregoing, “Guarantor Senior Debt” shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed or allowable claim under applicable law) on, and all other amounts owing in respect of (including guarantees of the foregoing obligations):

(1) all monetary obligations of every nature of such Guarantor under, or with respect to, the Credit Agreement, including, without limitation, obligations to pay principal, premium and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof); and

(2) all Hedging Obligations (and guarantees thereof),

in each case whether outstanding on the Issue Date or thereafter incurred.

Notwithstanding the foregoing, “Guarantor Senior Debt” shall not include:

(1) any Indebtedness of such Guarantor to a Subsidiary of such Guarantor (other than any Securitization Repurchase Obligation);

(2) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of such Guarantor or any Subsidiary of such Guarantor (including, without limitation, amounts owed for compensation), other than Indebtedness under the Credit Agreement;

(3) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services (including guarantees thereof or instruments evidencing such liabilities);

(4) Indebtedness represented by Capital Stock;

(5) any liability for federal, foreign, state, local or other taxes owed or owing by such Guarantor;

(6) that portion of any Indebtedness incurred in violation of any of the covenants contained under the captions “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” or “—Certain Covenants—Limitations on Layering”;

(7) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to such Guarantor; and

(8) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of such Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Holdings” means Warner Chilcott Holdings Company III, Limited.

“Implementation Agreement” means the Implementation Agreement, dated October 27, 2004, as amended and restated on November 9, 2004 and November 16, 2004, among Bain Capital Partners LLC, DLJMB Overseas Partners III, C.V., J.P. Morgan Partners (BHCA), L.P., Thomas H. Lee (Alternative) Fund V, L.P., Waren Acquisition Limited and Warner Chilcott PLC.

“Indebtedness” means, with respect to any Person,

(a) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(i) in respect of borrowed money,

(ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or, without duplication, reimbursement agreements in respect thereof),

(iii) representing the deferred and unpaid balance of the purchase price of any property (including Capitalized Lease Obligations), except any such balance that constitutes a trade payable or similar obligation to a trade creditor in each case accrued in the ordinary course of business or

(iv) representing any Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

(b) Disqualified Stock of such Person,

(c) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business), and

(d) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person);

provided, however, that Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money shall be deemed not to constitute Indebtedness.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Permitted Business of nationally recognized standing that is, in the good faith judgment of the Board of Directors of Holdings, qualified to perform the task for which it has been engaged.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (including by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, but excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If Holdings or any Subsidiary of Holdings sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Holdings such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Holdings, Holdings will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the last paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

For purposes of the definition of “Unrestricted Subsidiary” and the covenant described above under the caption “—Certain Covenants—Restricted Payments,” (i) “Investments” shall include the portion (proportionate to Holdings’ equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of Holdings at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Holdings shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) Holdings’ “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to Holdings’ equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of Holdings and (iii) any transfer of Capital Stock that results in an entity which became a Restricted Subsidiary after the Issue Date ceasing to be a Restricted Subsidiary shall be deemed to be an Investment in an amount equal to the fair market value (as determined by the Board of Directors of Holdings in good faith as of the date of initial acquisition) of the Capital Stock of such entity owned by Holdings and the Restricted Subsidiaries immediately after such transfer.

“Issue Date” means January 18, 2005.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Luxco” means Warner Chilcott Intermediate (Luxembourg) S.à r.l., a company organized under the laws of the Grand Duchy of Luxembourg.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends or accretion of any Preferred Stock.

“Net Indebtedness to EBITDA Ratio” means, with respect to Holdings, the ratio of: (a) the Indebtedness (which, for purposes of any calculations of the Net Indebtedness to EBITDA Ratio shall include, without duplication, any Qualified Securitization Financing) of Holdings and its Restricted Subsidiaries, as of the end of the most recently ended fiscal quarter, plus the amount of any Indebtedness incurred subsequent to the end of such fiscal quarter, less the amount of cash and Cash Equivalents that would be stated on the balance sheet of Holdings and held by Holdings as of such date of determination, as determined in accordance with GAAP to (b) Holdings’ EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which the event for which such calculation is being made shall occur (the “Measurement Period”); provided, however, that: (i) in making such computation, Indebtedness shall include the greater of (x) the average daily balance outstanding under any revolving credit facility during the most recently ended fiscal quarter and (y) the actual amount of Indebtedness outstanding under any revolving credit facility as of the date for which such calculation is being made; and (ii) if Holdings or any of its Restricted Subsidiaries consummates a material acquisition or an Asset Sale or other disposition of assets subsequent to the commencement of the Measurement Period but prior to the event for which the calculation of the Net Indebtedness to EBITDA Ratio is made, then the Net Indebtedness to EBITDA Ratio shall be calculated giving pro forma effect to such material acquisition or Asset Sale or other disposition of assets, as if the same had occurred at the beginning of the applicable period. Any pro forma calculations necessary pursuant to this “Net Indebtedness to EBITDA Ratio” shall be made in accordance with the provisions relating to pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio.”

“Net Proceeds” means the aggregate cash proceeds received by Holdings or any Restricted Subsidiary in respect of any Asset Sale, in each case net of legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale and any deduction of appropriate amounts to be provided by Holdings as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Holdings after such sale or other disposition thereof, including, without limitation, pension and other post employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Non-Guarantor Restricted Subsidiary” means any Restricted Subsidiary that is not a Guarantor.

“Non-Recourse Product Financing Indebtedness” means any Indebtedness incurred by Holdings or any Restricted Subsidiary solely for the purpose of financing (whether directly or through a partially-owned joint venture) the production, acquisition or development of Products produced, acquired or developed after the Issue Date (including any Indebtedness assumed in connection with the production, acquisition or development of any such Product or secured by a Lien on any such Product prior to the production, acquisition or development thereof) where the recourse of the creditor in respect of that Indebtedness is limited to Product revenues generated by such Product or any rights pertaining thereto and where the Indebtedness is unsecured, except for Liens over such Product or revenues and such rights, and any extension, renewal, replacement or refinancing of such Indebtedness. “Non-Recourse Product Financing Indebtedness” excludes, for the avoidance of doubt, any Indebtedness raised or secured against Products where the proceeds are used for any other purposes.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company, or Holdings, as applicable.

“Officers’ Certificate” means a certificate signed on behalf of the Company, or Holdings, as applicable, by two Officers of the Company, or Holdings, as applicable, one of whom is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, or Holdings, as applicable, that meets the requirements set forth in the Indenture.

“Permitted Asset Swap” means any transfer of property or assets by Holdings or any of its Restricted Subsidiaries in which at least 90% of the consideration received by the transferor consists of properties or assets (other than cash) that will be used in a Permitted Business; provided that the aggregate fair market value of the property or assets being transferred by Holdings or such Restricted Subsidiary is not greater than the aggregate fair market value of the property or assets received by Holdings or such Restricted Subsidiary in such exchange (provided, however, that in the event such aggregate fair market value of the property or assets being transferred or received by Holdings or such Restricted Subsidiary is (x) less than $30.0 million, such determination shall be made in good faith by the Board of Directors of Holdings and (y) greater than or equal to $30.0 million, such determination shall be made by an Independent Financial Advisor).

“Permitted Business” means the business and any services, activities or businesses incidental, or directly related or similar to, any line of business engaged in by Holdings and its Subsidiaries as of the Issue Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Permitted Debt” is defined under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

“Permitted Holders” means (i) each of the Sponsors and their respective Affiliates, but not including, however, any portfolio companies of any of the Sponsors, (ii) Officers, provided that if such Officers beneficially own more shares of Voting Stock of Holdings or any of its direct or indirect parent entities than the number of such shares beneficially owned by all the Officers as of the Issue Date or acquired by Officers within 90 days immediately following the Issue Date, such excess shall be deemed not to be beneficially owned by Permitted Holders, and (iii) any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members, provided that in the case of such “group” and without giving effect to the existence of such “group” or any other “group,” such Sponsors, Affiliates and Officers (subject, in the case of Officers, to the foregoing limitation), collectively, have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of Holdings or any of its direct or indirect parent entities held by such “group”.

“Permitted Investments” means

(1) any Investment by Holdings in any Restricted Subsidiary or by a Restricted Subsidiary in another Restricted Subsidiary;

(2) any Investment in cash and Cash Equivalents;

(3) any Investment by Holdings or any Restricted Subsidiary in a Person that is engaged in a Permitted Business if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Holdings or a Restricted Subsidiary;

(4) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions described above under the caption “—Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date and any modification, replacement, renewal or extension thereof; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Issue Date or (y) as otherwise permitted under the Indenture;

(6) loans and advances to employees and any guarantees made in the ordinary course of business, but in any event not in excess of $10.0 million in the aggregate outstanding at any one time;

(7) any Investment acquired by Holdings or any Restricted Subsidiary (A) in exchange for any other Investment or accounts receivable held by Holdings or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by Holdings or such Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under clause (9) of the definition of “Permitted Debt;”

(9) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business;

(10) any Investment by Holdings or a Restricted Subsidiary in a Permitted Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities), not to exceed the greater of (x) $100.0 million and (y) $100.0 million plus or minus, as applicable, an amount equal to 7% of Consolidated Net Income of Holdings for the period (taken as one accounting period) from January 1, 2005 to the end of Holdings’ fiscal quarter most recently ended prior to the date on which such Investment is made (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(11) Investments the payment for which consists of Equity Interests of Holdings or any of its direct or indirect parent corporations (exclusive of Disqualified Stock);

(12) guarantees (including Guarantees) of Indebtedness permitted under the covenant contained under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and performance guarantees consistent with past practice;

(13) Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons; and

(14) any Investment in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing, including, without limitation, Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization Financing or any related Indebtedness; provided, however, that any Investment in a Securitization Subsidiary is in the form of a Purchase Money Note, contribution of additional Securitization Assets or an equity interest.

“Permitted Junior Securities” means

(1) Equity Interests in the Company, Holdings, any other Guarantor or any direct or indirect parent of Holdings issued pursuant to a plan of reorganization or readjustment; or

(2) unsecured debt securities of the Company or Holdings issued pursuant to a plan of reorganization or readjustment that are subordinated to all Senior Debt or, as applicable, Guarantor Senior Debt of Holdings (and any debt securities issued in exchange for Senior Debt or such Guarantor Senior Debt) to substantially the same extent as, or to a greater extent than, the Notes are subordinated to Senior Debt under the Indenture;

provided that to the extent that any Senior Debt or Guarantor Senior Debt, as the case may be, outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash on such date, the holders of any such Senior Debt or Guarantor Senior Debt not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment.

“Permitted Liens” means the following types of Liens:

(1) deposits of cash or government bonds made in the ordinary course of business to secure surety or appeal bonds to which such Person is a party;

(2) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptance issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice;

(3) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by Holdings or any Restricted Subsidiary;

(4) Liens on property at the time Holdings or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into Holdings or any Restricted Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized for, such acquisition; provided, further, however, that such Liens may not extend to any other property owned by Holdings or any Restricted Subsidiary;

(5) Liens securing Hedging Obligations so long as the related Indebtedness is permitted to be incurred under the Indenture and is secured by a Lien on the same property securing such Hedging Obligation;

(6) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(7) Liens in favor of Holdings or any Restricted Subsidiary;

(8) Liens to secure any Indebtedness that is incurred to refinance any Indebtedness that has been secured by a Lien existing on the Issue Date or referred to in clauses (3), (4) and (19)(B) of this definition; provided, however, that such Liens (x) are no less favorable to the holders of the Notes, taken as a whole, and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced; and (y) do not extend to or cover any property or assets of Holdings or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced;

(9) Liens on Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” incurred in connection with any Qualified Securitization Financing;

(10) Liens for taxes, assessments or other governmental charges or levies not yet delinquent, or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted or for property taxes on property that Holdings or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(11) judgment liens in respect of judgments that do not constitute an Event of Default so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(12) pledges, deposits or security under workmen’s compensation, unemployment insurance and other social security laws or regulations, or deposits to secure the performance of tenders, contracts (other than for the payment of Indebtedness) or leases, or deposits to secure public or statutory obligations, or deposits as security for contested taxes or import or customs duties or for the payment of rent, or deposits or other security securing liabilities to insurance carriers under insurance or self-insurance arrangements, in each case incurred in the ordinary course of business or consistent with past practice;

(13) Liens imposed by law, including carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ Liens, in each case for sums not overdue by more than 30 days or if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Lien or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

(14) encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of business or to the ownership of properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business;

(15) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not (x) interfere in any material respect with the business of Holdings or any of its material Restricted Subsidiaries (including the Company) or (y) secure any Indebtedness;

(16) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by Holdings or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(17) banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution, provided that (a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Holdings or any of its Subsidiaries in excess of those set forth by regulations promulgated by the Federal Reserve Board or other applicable law and (b) such deposit account is not intended by Holdings or any Restricted Subsidiary to provide collateral to the depositary institution;

(18) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by Holdings and its Restricted Subsidiaries in the ordinary course of business;

(19) (A) other Liens securing Indebtedness for borrowed money with respect to property or assets with an aggregate fair market value (valued at the time of creation thereof) of not more than $10.0 million at any time and (B) Liens securing Indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person; provided, however, that (x) the Lien may not extend to any other property (except for accessions to such property) owned by such Person or any of its Restricted Subsidiaries at the time the Lien is incurred, (y) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens and (z) with respect to Capitalized Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to such Capitalized Lease Obligations; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(20) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(21) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(22) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Holdings or any Restricted Subsidiary in the ordinary course of business;

(23) Liens solely on any cash earnest money deposits made by Holdings or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under the Indenture;

(24) Liens with respect to the assets of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of such Restricted Subsidiary incurred in accordance with the covenant contained under the caption “ —Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(25) Liens to secure Non-Recourse Product Financing Indebtedness permitted to be incurred pursuant to clause (22) of Permitted Debt, which Liens may not secure Indebtedness other than Non-Recourse Product Financing Indebtedness and which Liens may not attach to assets other than the items of Product produced, acquired or developed with the proceeds of such Indebtedness.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends upon liquidation, dissolution or winding up.

“Product” means any product developed, acquired, produced, marketed or promoted by Holdings or any of its Subsidiaries in connection with the conduct of a Permitted Business.

“Purchase Money Note” means a promissory note of a Securitization Subsidiary evidencing a line of credit, which may be irrevocable, issued by Holdings or any Subsidiary of Holdings to such Securitization Subsidiary in connection with a Qualified Securitization Financing, which note is intended to finance that portion of the purchase price that is not paid in cash or a contribution of equity and which (a) shall be repaid from cash available to the Securitization Subsidiary, other than (i) amounts required to be established as reserves, (ii) amounts paid to investors in respect of interest, (iii) principal and other amounts owing to such investors and (iv) amounts paid in connection with the purchase of newly generated receivables and (b) may be subordinated to the payments described in clause (a).

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Permitted Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Board of Directors of Holdings in good faith, except that in the event the value of any such assets or Capital Stock exceeds $25.0 million, the fair market value thereof shall be determined by an Independent Financial Advisor.

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (i) the Board of Directors of Holdings shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to Holdings and the Securitization Subsidiary, (ii) all sales of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value (as determined in good faith by Holdings) and (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by Holdings) and may include Standard Securitization Undertakings. The grant of a security interest in any Securitization Assets of Holdings or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under the Credit Agreement and any Refinancing Indebtedness with respect thereto shall not be deemed a Qualified Securitization Financing.

“Representative” means the trustee, agent or representative (if any) for an issue of Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of Holdings (including the Company and any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of Restricted Subsidiary.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating business.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Securitization Assets” means any accounts receivable or other revenue streams from Products subject to a Qualified Securitization Financing.

“Securitization Fees” means reasonable distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with any Qualified Securitization Financing.

“Securitization Financing” means any transaction or series of transactions that may be entered into by Holdings or any of its Subsidiaries pursuant to which Holdings or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by Holdings or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets (whether now existing or arising in the future) of Holdings or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets and any Hedging Obligations entered into by Holdings or any such Subsidiary in connection with such Securitization Assets.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including, without limitation, as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a Wholly Owned Subsidiary of Holdings (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which Holdings or any Subsidiary of Holdings makes an Investment and to which Holdings or any Subsidiary of Holdings transfers Securitization Assets and related assets) which engages in no activities other than in connection with the financing of Securitization Assets of Holdings or its Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of Holdings or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Holdings or any other Subsidiary of Holdings (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Holdings or any other Subsidiary of Holdings in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of Holdings or any other Subsidiary of Holdings, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither Holdings nor any other Subsidiary of Holdings has any material contract, agreement, arrangement or understanding other than on terms which Holdings reasonably believes to be no less favorable to Holdings or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Holdings and (e) to which neither Holdings nor any other Subsidiary of Holdings has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of Holdings or such other Person shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of Holdings or such other Person giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Senior Debt” means the principal of, premium, if any, and interest (including any interest accruing after the commencement of any bankruptcy proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed or allowable claim under applicable law) on any Indebtedness and any Securitization Repurchase Obligation of the Company, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular obligation, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such obligation shall be subordinate or pari passu in right of payment to the Notes. Without limiting the generality of the foregoing, “Senior Debt” shall also include the principal of, premium, if any, interest (including any interest accruing after the commencement of any bankruptcy proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed or allowable claim under applicable law) on, and all other amounts owing in respect of (including guarantees of the foregoing obligations):

(1) all monetary obligations of every nature of the Company under, or with respect to, the Credit Agreement, including, without limitation, obligations to pay principal, premium and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof); and

(2) all Hedging Obligations (and guarantees thereof),

in each case whether outstanding on the Issue Date or thereafter incurred.

Notwithstanding the foregoing, “Senior Debt” shall not include:

(1) any Indebtedness of the Company to a Subsidiary of the Company (other than any Securitization Repurchase Obligation);

(2) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of the Company or any Subsidiary of the Company (including, without limitation, amounts owed for compensation), other than Indebtedness under the Credit Agreement;

(3) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services (including guarantees thereof or instruments evidencing such liabilities);

(4) Indebtedness represented by Capital Stock;

(5) any liability for federal, foreign, state, local or other taxes owed or owing by the Company;

(6) that portion of any Indebtedness incurred in violation of the covenant contained under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” or “—Certain Covenants—Limitations on Layering;”

(7) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company; and

(8) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Company.

“Senior Subordinated Indebtedness” means the Notes (in the case of the Company), a Guarantee (in the case of a Guarantor) and any other Indebtedness of the Company or a Guarantor that specifically provides that such Indebtedness is to rank pari passu with the Notes or such Guarantee, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company or such Guarantor which is not Senior Debt (in the case of the Company) or Guarantor Senior Debt (in the case of a Guarantor).

“Shareholders Agreement” means the Shareholders Agreement to be dated as of January 18, 2005, by and among Warner Chilcott Holdings Company, Limited, Warner Chilcott Holdings Company II, Limited, Warner Chilcott Holdings Company III, Limited and the investment funds affiliated with the Sponsors and certain of their limited partners that are signatories thereto.

“Significant Subsidiary” means any Restricted Subsidiary that would be “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Specified Financings” means the financings included in the Transactions and this offering of the Notes.

“Sponsors” means Bain Capital Partners LLC, DLJ Merchant Banking III, Inc., J.P. Morgan Partners LLC, and Thomas H. Lee Partners, L.P.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by Holdings or any Subsidiary of Holdings which Holdings has determined in good faith to be customary in a Securitization Financing, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means (a) with respect to the Company, any Indebtedness of the Company that is by its terms subordinated in right of payment to the Notes and (b) with respect to any Guarantor of the Notes, any Indebtedness of such Guarantor that is by its terms subordinated in right of payment to its Guarantee of the Notes.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity, of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (y) such Person or any Wholly Owned Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Transactions” means the transactions contemplated by (i) the Implementation Agreement, (ii) the Credit Agreement and (iii) this offering of the Notes and any bridge facility entered into in lieu of such offering prior to the Issue Date.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to February 1, 2010; provided, however, that if the period from such redemption date to February 1, 2010 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means (i) any Subsidiary of Holdings (other than the Company) that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of Holdings, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of Holdings may designate any Subsidiary of Holdings (including any existing Subsidiary and any newly acquired or newly formed Subsidiary, but excluding the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, Holdings or any Subsidiary of Holdings (other than any Subsidiary of the Subsidiary to be so designated); provided that (a) any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by Holdings, (b) such designation complies with the covenant contained under the caption “—Certain Covenants—Restricted Payments” and (c) each of (I) the Subsidiary to be so designated and (II) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Holdings or any Restricted Subsidiary. The Board of Directors of Holdings may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default or Event of Default shall have occurred and Holdings could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under the first paragraph of “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” Any such designation by the Board of Directors of Holdings shall be notified by Holdings to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two business days prior to such determination.

Except as described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”, whenever it is necessary to determine whether Holdings has complied with any covenant in the Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“U.S. Government Securities” means securities that are

(a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or

(b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Securities or a specific payment of principal of or interest on any such U.S. Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Securities or the specific payment of principal of or interest on the U.S. Government Securities evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares and shares issued to foreign nationals under applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain material U.S. federal income tax consequences relating to the exchange of old notes for registered notes in the exchange offer. This discussion is a general summary only and does not address all tax aspects of the exchange that may be relevant to a prospective investor’s particular circumstances. This discussion deals only with the U.S. federal income tax consequences to persons who are beneficial owners of notes and who hold such notes as capital assets within the meaning of Section 1221 of the Code, as defined below, and does not deal with the consequences to special classes of holders of the notes, such as dealers in securities or currencies, brokers, traders that mark-to-market their securities, insurance companies, tax-exempt entities, financial institutions or “financial services entities,” persons with a functional currency other than the U.S. dollar, regulated investment companies, real estate investment trusts, retirement plans, expatriates or former long-term residents of the United States, persons who hold their notes as part of a straddle, hedge, “conversion transaction,” “constructive sale,” or other integrated investment, persons subject to the alternative minimum tax, partnerships or other pass-through entities or investors in partnerships or other pass-through entities that hold the notes. This summary also does not address any tax consequences arising under the tax laws of any U.S. state, local, foreign or other taxing jurisdiction or any possible applicability of the U.S. federal estate or gift tax law. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder, and rulings and judicial interpretations thereof, all as in effect on the date of this prospectus, any of which may be repealed or subject to change, possibly with retroactive effect.

Consequences of Tendering Old Notes

The exchange of your old notes for registered notes (with substantially identical terms) in the exchange offer will not be a taxable event for U.S. federal income tax purposes, and a holder will have the same adjusted tax basis and holding period in such registered notes that the holder had in the old notes immediately before the exchange. The U.S. federal income tax consequences of holding and disposing of such notes will be the same as those applicable to your old notes.

THE PRECEDING DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OF OLD NOTES FOR REGISTERED NOTES IS GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR IS URGED TO CONSULT THAT INVESTOR’S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO THAT INVESTOR RELATING TO THE EXCHANGE, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

PLAN OF DISTRIBUTION

Any broker-dealer who holds old notes that were acquired for its own account as a result of market making activities or other trading activities (other than old notes acquired directly from the issuer), may exchange such old notes pursuant to the exchange offer; however, such broker-dealer may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the registered notes received by such broker-dealer in the exchange offer, which prospectus delivery requirement may be satisfied by the delivery of such broker-dealer of the prospectus contained in this registration statement. We have agreed that, for a period ending on the earlier of (a) 180 days after the registration statement containing this prospectus is declared effective and (b) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until             , 2005, all dealers effecting transactions in the registered notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of registered notes by broker-dealers. Registered notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over the counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such registered notes. Any broker-dealer that resells registered notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such registered notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of registered notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Weil, Gotshal & Manges LLP, New York, New York will pass upon the validity of the registered notes on our behalf. Weil, Gotshal & Manges LLP has from time to time represented, and may continue to represent, Warner Chilcott Corporation and its predecessors and affiliates in connection with various legal matters.

EXPERTS

The financial statements of Warner Chilcott PLC as of December 31, 2004, September 30, 2004 and 2003, for the three months ended December 31, 2004 and for each of the three years in the period ended September 30, 2004 are included in this prospectus in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The Special Purpose Statements of Product Contribution for the Sarafem product line for the period from January 1, 2003 through January 22, 2003 and the year ended December 31, 2002, appearing in this prospectus and Registration Statement have been audited by Ernst & Young LLP, an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

The Combined Statements of Net Revenues of Pfizer Inc.’s Women’s Healthcare Portfolio covering the year ended December 31, 2002 and the periods from January 1, 2003 through March 27, 2003 for the products Estrostep and Loestrin, and January 1, 2003 through April 17, 2003 for the product femhrt, are included in this prospectus in reliance on the report of KPMG LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act with respect to the registered notes. This prospectus, which is a part of the registration statement, omits certain information included in the registration statement and the exhibits thereto. For further information with respect to us and the securities, we refer you to the registration statement and its exhibits. You may read and copy any document we file or furnish with the SEC at the SEC’s public reference facilities at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. You may also obtain information about us from the following regional offices of the SEC: 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials can also be obtained from the Public Reference Section of the SEC at prescribed rates. Our filings with the SEC are also available to the public on the SEC’s home page on the Internet at www.sec.gov.

Upon completion of the exchange offer, we will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, will file reports with the SEC. You may inspect and copy these reports and other information at the address set forth above. You may request copies of these documents, at no cost, by telephone at (973) 442-3200 or by mail from Warner Chilcott Corporation, 100 Enterprise Drive, Rockaway, New Jersey 07866, Attention: Investor Relations.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES

Page
Report of Independent Registered Public Accounting Firm (PricewaterhouseCoopers LLP)	F-2
Consolidated Balance Sheets as of September 30, 2004 and 2003	F-3
Consolidated Statements of Operations for the Three Years Ended September 30, 2004	F-4
Consolidated Statements of Shareholders’ Equity for the Three Years Ended September 30, 2004	F-5
Consolidated Statements of Comprehensive Income for the Three Years Ended September 30, 2004	F-6
Consolidated Statements of Cash Flows for the Three Years Ended September 30, 2004	F-7
Notes to the Consolidated Financial Statements	F-8

Report of Independent Registered Public Accounting Firm (PricewaterhouseCoopers LLP)	F-46
Consolidated Balance Sheets as of December 31, 2004 and September 30, 2004	F-47
Consolidated Statements of Operations for the Quarter Ended December 31, 2004 and the Unaudited Quarter Ended December 31, 2003	F-48
Consolidated Statements of Changes in Shareholders’ Equity and Other Comprehensive Income for the Quarter Ended December 31, 2004 and the Unaudited Quarter Ended December 31, 2003	F-49
Consolidated Statements of Comprehensive Income for the Quarter Ended December 31, 2004 and the Unaudited Quarter Ended December 31, 2003	F-50
Consolidated Statements of Cash Flows for the Quarter Ended December 31, 2004 and the Unaudited Quarter Ended December 31, 2003	F-51
Notes to the Consolidated Financial Statements	F-52

Condensed Consolidated Balance Sheet as of March 31, 2005 and December 31, 2004	F-82
Condensed Consolidated Statements of Operations for the Quarters Ended March 31, 2005 and 2004	F-83
Condensed Consolidated Statements of Cash Flows for the Quarters Ended March 31, 2005 and 2004	F-84
Notes to Condensed Consolidated Financial Statements—Unaudited	F-85

Report of Independent Registered Public Accounting Firm (Ernst & Young LLP)	F-116
Sarafem® Product Line of Eli Lilly and Company Special Purpose Statements of Product Contribution for the Period January 1, 2003 through January 22, 2003 and for the Year Ended December 31, 2002	F-117

Sarafem® Product Line of Eli Lilly and Company Notes to Special Purpose Statements of Product Contribution for the Period January 1, 2003 through January 22, 2003 and for the Year Ended December 31, 2002

F-118

Report of Independent Registered Public Accounting Firm (KPMG LLP)	F-121

Women’s Healthcare Portfolio (Three Product Lines Within Pfizer Inc.’s Global Pharmaceutical Group) Combined Statements of Net Revenues for the First Quarter of 2003 and the Year Ended December 31, 2002

F-122

Women’s Healthcare Portfolio (Three Product Lines Within Pfizer Inc.’s Global Pharmaceutical Group) Notes to Combined Statements of Net Revenues for the First Quarter of 2003 and the Year Ended December 31, 2002

F-123

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Warner Chilcott PLC:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows present fairly, in all material respects, the financial position of Warner Chilcott PLC and its subsidiaries at September 30, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/    PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Belfast

Northern Ireland

January 5, 2005 (except for Note 25, as to which the date is July 15, 2005)

WARNER CHILCOTT PLC

CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars, except per share data)

	September 30,
	2004	2003
ASSETS
Current Assets:
Cash and cash equivalents	$186,251	$88,571
Accounts receivable, net	39,706	30,249
Inventories	27,046	21,497
Deferred tax asset	3,370	5,631
Prepaid expense and other current assets	18,984	6,394
Current assets—discontinued operations	—	20,020

Total current assets	275,357	172,362

Property, plant and equipment, net	30,582	23,767
Property, plant and equipment, net—discontinued operations	—	40,827
Intangible assets, net	919,243	991,503
Intangible assets, net—discontinued operations	—	3,026
Goodwill	194,113	196,568
Goodwill—discontinued operations	—	28,366

Total assets	$1,419,295	$1,456,419

LIABILITIES
Current Liabilities:
Accounts payable	$15,580	$13,874
Accrued and other current liabilities	62,596	67,320
Current installments of long-term debt	101,585	102,480
Income taxes	20,233	15,854
Current liabilities—discontinued operations	—	11,675

Total current liabilities	199,994	211,203

Other Liabilities:
Long-term debt, excluding current installments	90,116	238,598
Other non-current liabilities	2,545	846
Other liabilities—discontinued operations	—	8,647

Total liabilities	292,655	459,294

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Ordinary shares, par value £0.10 per share; 250,000,000 (2003: 250,000,000) shares authorized, 187,299,703 shares issued and outstanding at September 30, 2004 and 188,209,895 shares issued and outstanding at September 30, 2003	30,403	30,046
Additional paid-in capital	692,875	676,528
Retained earnings	417,324	278,720
Treasury stock	(54,603)	(23,638)
Accumulated other comprehensive income	40,641	35,469

Total shareholder’s equity	1,126,640	997,125

Total liabilities and shareholder’s equity	$1,419,295	$1,456,419

See accompanying notes to consolidated financial statements.

WARNER CHILCOTT PLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of U.S. dollars, except per share data)

	Year Ended September 30,
	2004	2003	2002
REVENUE:
Net sales	$482,395	$364,640	$169,304
Other revenue	7,853	524	2,927

Total revenue	490,248	365,164	172,231
COSTS, EXPENSES AND OTHER:
Cost of sales	53,488	42,042	19,366
Selling, general and administrative	146,205	124,786	47,174
Research and development	26,558	24,874	16,000
Amortization of intangible assets	52,374	38,106	18,252
Interest income	(1,772)	(3,140)	(10,816)
Interest expense	11,028	10,826	29,732

INCOME BEFORE TAXES	202,367	127,670	52,523
Provision for income taxes	59,390	41,380	18,858

INCOME FROM CONTINUING OPERATIONS	142,977	86,290	33,665

DISCONTINUED OPERATIONS
Income from discontinued operations (net of tax charge of $1,426, 2003 $4,228, 2002 $3,002)	3,333	9,865	10,420
Gain on disposal of discontinued operations (net of tax charge of $11,806, 2002 $3,893)	5,378	—	101,091

NET INCOME	$151,688	$96,155	$145,176

BASIC NET INCOME PER ORDINARY SHARE:
—continuing operations	$0.77	$0.47	$0.18
—earnings and gain on disposal of discontinued operations	0.05	0.05	0.60

Basic net income per ordinary share	$0.82	$0.52	$0.78

DILUTED NET INCOME PER ORDINARY SHARE:
—continuing operations	$0.76	$0.47	$0.18
—earnings and gain on disposal of discontinued operations	0.05	0.05	0.60

Diluted net income per ordinary share	$0.81	$0.52	$0.78

BASIC NET INCOME PER ADS:
—continuing operations	$3.10	$1.88	$0.72
—earnings and gain on disposal of discontinued operations	0.19	0.22	2.41

Basic net income per ADS	$3.29	$2.10	$3.13

DILUTED NET INCOME PER ADS:
—continuing operations	$3.07	$1.87	$0.72
—earnings and gain on disposal of discontinued operations	0.19	0.21	2.40

Diluted net income per ADS	$3.26	$2.08	$3.12

WEIGHTED AVERAGE ORDINARY SHARES OUTSTANDING
Basic	184,362,320	183,574,057	185,244,963

Diluted	186,418,675	184,504,240	186,330,634

WEIGHTED AVERAGE ADS EQUIVALENTS OUTSTANDING:
Basic	46,090,580	45,893,514	46,311,241

Diluted	46,604,669	46,126,060	46,582,659

See accompanying notes to consolidated financial statements.

WARNER CHILCOTT PLC

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(In thousands of U.S. dollars, except per share data)

	Number of Ordinary Shares	Number of Equivalent ADSs (Representing Four Ordinary Shares)	Share Capital	Additional Paid-in Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total
Balance at September 30, 2001	189,311,298	47,327,825	29,902	673,144	53,982	(11,444)	(7,401)	738,183
Net income	—	—	—	—	145,176	—	—	145,176
Dividends declared $0.16 per ADS	—	—	—	—	(7,352)	—	—	(7,352)
Shares issued net of costs	543,965	135,991	79	3,973	—	—	—	4,052
Shares repurchased	(2,050,000)	(512,500)	—	—	—	(12,478)	—	(12,478)
Cumulative translation adjustments	—	—	—	—	—	—	41,097	41,097
Treasury stock disposals	—	—	—	(29)	—	29	—	—
Stock compensation	—	—	—	329	—	—	—	329

Balance at September 30, 2002	187,805,263	46,951,316	29,981	677,417	191,806	(23,893)	33,696	909,007
Net income	—	—	—	—	96,155	—	—	96,155
Dividends declared $0.21 per ADS	—	—	—	—	(9,241)	—	—	(9,241)
Shares issued net of costs	404,632	101,158	65	470	—	—	—	535
Cumulative translation adjustments	—	—	—	—	—	—	1,773	1,773
Treasury stock disposals	—	—	—	(255)	—	255	—	—
Stock compensation	—	—	—	(1,301)	—	—	—	(1,301)
Stock option tax benefit	—	—	—	197	—	—	—	197

Balance at September 30, 2003	188,209,895	47,052,474	30,046	676,528	278,720	(23,638)	35,469	997,125
Net income	—	—	—	—	151,688	—	—	151,688
Dividends declared $0.28 per ADS	—	—	—	—	(13,084)	—	—	(13,084)
Shares issued net of costs	1,879,808	469,952	357	12,591	—	—	—	12,948
Shares repurchased	(2,790,000)	(697,500)	—	—	—	(31,720)	—	(31,720)
Cumulative translation adjustments	—	—	—	—	—	—	5,172	5,172
Treasury stock disposals	—	—	—	(755)	—	755	—	—
Stock compensation	—	—	—	2,220	—	—	—	2,220
Stock option tax benefit	—	—	—	2,291	—	—	—	2,291

Balance at September 30, 2004	187,299,703	46,824,926	30,403	692,875	417,324	(54,603)	40,641	1,126,640

See accompanying notes to consolidated financial statements.

WARNER CHILCOTT PLC

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands of U.S. dollars, except per share data)

	Years Ended September 30,
	2004	2003	2002
NET INCOME	151,688	96,155	145,176
Other comprehensive income:
Cumulative translation adjustment	5,172	1,773	41,097
Other comprehensive income	5,172	1,773	41,097
COMPREHENSIVE INCOME	156,860	97,928	186,273

See accompanying notes to consolidated financial statements.

WARNER CHILCOTT PLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of U.S. dollars)

	Years Ended September 30,
	2004	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$151,688	$96,155	$145,176
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,566	6,844	8,751
Amortization of intangibles	52,551	38,375	18,504
Gain on sale of businesses	(17,184)	—	(104,984)
(Gain)/loss on sale of assets	(427)	240	—
Amortization of government grants	(684)	(1,135)	(1,576)
Loan notes premium and debt finance costs amortization	334	151	(3,723)
Stock compensation expense/(benefit)	2,220	(1,301)	323
Minority interest	—	—	47
Changes in assets and liabilities:
Increase in accounts receivable, prepaid expense and other assets	(19,315)	(7,584)	(12,859)
Increase in inventories	(1,648)	(5,906)	(3,005)
(Decrease)/increase in accounts payable, accrued liabilities and other liabilities	(5,245)	24,851	4,535
Income taxes	9,101	14,476	20,350

Net cash provided by operating activities	174,957	165,166	71,539

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of intangible assets	(45,868)	(664,229)	(42,037)
Purchase of fixed assets	(10,079)	(6,164)	(17,301)
Proceeds from sale of businesses (net of costs)	114,436	(324)	228,574
Deferred consideration and acquisition costs	—	—	(8,772)
Proceeds from sale of fixed assets	—	40	—
Proceeds from sale of intangible fixed assets	45,000	—	—

Net cash provided by/(used in) investing activities	103,489	(670,677)	160,464

CASH FLOWS FROM FINANCING ACTIVITIES:
Loan notes repaid	(46,377)	(2,925)	(111,300)
Long-term debt obtained	—	293,669	—
Long-term debt repaid	(104,523)	—	(138,010)
Payments under capital leases	(236)	(414)	(557)
Purchase of treasury shares	(31,720)	—	(12,478)
Proceeds from share capital issue, net of expenses	12,948	535	156
Cash dividends paid	(13,084)	(9,241)	(7,352)
Government grants received	398	530	2,241

Net cash (used in)/provided by financing activities	(182,594)	282,154	(267,300)

Net increase/(decrease) in cash and cash equivalents	95,852	(223,357)	(35,297)
Cash and cash equivalents, beginning of year	89,073	313,012	326,076
Foreign exchange adjustment on cash and cash equivalents	1,326	(582)	22,233

Cash and cash equivalents, end of year	$186,251	$89,073	$313,012

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$9,134	$11,502	$35,187
Income taxes paid	$66,222	$31,243	$6,636
Non-cash investing and financing activities
Common stock issued for acquisitions	$—	$—	$956
Acquisition of fixed assets through accrued liabilities	$—	$8,436	$—

See accompanying notes to consolidated financial statements.

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

In thousands of U.S. dollars, unless otherwise noted (except per share data)

1.	Summary of Significant Accounting Policies

Description of Operations and Principles of Consolidation

Warner Chilcott PLC (“Warner Chilcott” or the “Company”) is a Northern Ireland public limited company based in Craigavon, Northern Ireland and Rockaway, New Jersey. The Company was founded in 1968 and listed its ordinary shares on the London and Irish stock exchanges in 1997 and its American Depositary Receipt form on NASDAQ in September 2000. Warner Chilcott is an international pharmaceutical company focused principally on the therapeutic areas of women’s healthcare and dermatology. Warner Chilcott’s pharmaceutical products are promoted by the Company’s sales and marketing organizations in the United States, United Kingdom and Republic of Ireland.

The consolidated financial statements include the financial statements of Warner Chilcott and all of its majority-owned subsidiaries. Warner Chilcott does not presently hold investments in any entities that are not majority-owned, nor does it have any majority-owned subsidiary in which it does not have a controlling financial interest. All intercompany transactions and account balances have been eliminated on consolidation. During the years 2000 through 2003, the Company completed several acquisitions, which were accounted for under the purchase method of accounting. The consolidated financial statements include the results of operations from each of these acquisitions as of the respective dates of acquisition. Additional disclosure related to the Company’s acquisitions is provided in Note 2.

Use of Estimates in Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basis of Presentation

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

Foreign Currency

The Company has operations in the United States, United Kingdom, the Republic of Ireland and Puerto Rico. Generally, the Company generates revenues and incurs expenses as follows: U.S. dollars in the United States, the Republic of Ireland and Puerto Rico, and pounds sterling in the United Kingdom. The Company has determined that the functional currency of each operation is the respective local currency, with the exception of the parent Company and Galen (Chemicals), a Republic of Ireland subsidiary whose functional currency is the U.S. dollar. The results of our overseas operations, whose functional currencies are not the U.S. dollar, are translated at the average rate of exchange during the period. Assets and liabilities are translated at the rate of exchange prevailing on the balance sheet date. Translation adjustments are reflected in shareholders’ equity and are included as a component of comprehensive income.

Revenue Recognition

Revenue from product sales is recognized when title to the product transfers to the customers, generally free on board (“FOB”), destination. The Company warrants products against defects and for specific quality standards, permitting the return of products under certain circumstances. Product sales are recorded net of trade discounts, sales returns, rebates, value-added tax and similar taxes, and intercompany transactions.

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

1.	Summary of Significant Accounting Policies (Continued)

We establish accruals for rebates and returns in the same period that we recognize the related sales. The accruals reduce revenues and are included in accrued expenses. Accrued rebates include amounts due under Medicaid, managed care rebates and other commercial contractual rebates. We estimate accrued rebates based on a percentage of selling price determined from historical experience. Returns are accrued based on historical experience. In all cases, judgment is required in estimating these reserves, and actual claims for rebates and returns could be different from the estimates. Revenues associated with co-promotion agreements are recognized based on a percentage of sales reported by third parties.

Shipping and Handling Fees and Costs

All amounts billed to customers for shipping and handling are included in revenues. Shipping and handling costs incurred by the company of $1,248, $1,274 and $1,036 in the years ended September 30, 2004, 2003 and 2002, respectively, are included in selling, general and administrative expenses.

Advertising Costs

Costs associated with advertising and promotion are expensed as incurred and are included in selling, general and administrative expenses. Advertising and promotion expenses totaled $48,967, $42,448, $14,569 for the years ending September 30, 2004, 2003 and 2002, respectively.

Research and Development

Research and development costs, which consist of product development costs and in particular line extensions of our existing branded products, are expensed as incurred.

Pensions and 401(k) Plan

Retirement benefits are provided for U.K. employees through a defined contribution pension scheme whereby the assets of the scheme are held separately from those of the Company in an independently administered scheme. Contributions are charged to the income statement as they become payable. The Company also makes contributions to a 401(k) savings plan for its U.S. employees (see Note 21).

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

1.	Summary of Significant Accounting Policies (Continued)

Stock Based Compensation

The Company applies the intrinsic value method, described in APB Opinion No. 25, in accounting for option grants under its share option schemes for employees. Accordingly, the Company recorded compensation expense related to the performance provisions of certain share options. Had the Company determined compensation expense based on the fair value of options and warrants issued at the grant date under SFAS 123, the Company’s net income and net income per ADS would have differed from the reported amounts as indicated below.

	For the Years Ended September 30,
	2004	2003	2002
Net Income as reported	$151,688	$96,155	$145,176
Add back: Stock-based employee compensation expense/(benefit) recognized during the year, net of tax effect	$1,165	$(671)	$210
Pro forma stock-based employee compensation expense, net of tax effect	$(5,441)	$(4,314)	$(3,918)

Pro forma net income	$147,412	$91,170	$141,468

Pro forma net income per ADS:
Basic	$3.20	$1.99	$3.06

Diluted	$3.16	$1.98	$3.04

Weighted average ADS equivalents outstanding:
Basic	46,090,580	45,893,514	46,311,241

Diluted	46,604,669	46,126,060	46,582,659

SFAS 123 compensation cost was determined using the Black-Scholes option-pricing model. Following are the weighted average per share fair values for long term incentive plan (“LTIP”) options and all other options issued during the periods indicated and the related assumptions used in the calculation of compensation cost under SFAS 123:

LTIP options:

For the Year Ended September 30, 2004
Weighted average grant date fair value of options	$14.57
Option life	4.55 years
Risk-free interest rate	2.7%
Volatility	42.0%
Dividend yield	0.56%

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

1.	Summary of Significant Accounting Policies (Continued)

All other options:

	For the Years Ended September 30,
	2004	2003	2002
Weighted average grant date fair value of options	$6.54	$10.93	$15.65
Option life	4.65 years	4.65 years	4.65 years
Risk-free interest rate	2.7%	3.1%	3.2%
Volatility	42.0%	40.9%	41.0%
Dividend yield	0.56%	0.46%	0.46%

Further information on the Company’s stock compensation plans is provided in Note 14.

Treasury Stock

The Company records treasury stock purchases under the cost method whereby the entire cost of the acquired stock is recorded as treasury stock. The first in, first out (“FIFO”) method is used on the subsequent reissuance of shares and any resulting gains or losses are credited or charged to additional paid in capital.

Revenue Grants

Revenue grants relating to research and development expenditures are credited in the statement of operations as a reduction of operating expenses in the period in which the related expenditure is incurred.

Capital Grants

Capital grants are recorded as deferred revenue and are amortized in the income statement over the expected useful lives of the related assets.

Income Taxes

The Company provides for income taxes in accordance with SFAS 109, “Accounting for Income Taxes.” Deferred tax assets and liabilities account for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts. The deferred tax assets and liabilities are measured using the enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Income tax expense is computed as the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Litigation and Contingencies

The Company is subject to litigation and contingencies in the ordinary course of business. Legal fees and other expenses related to litigation and contingencies are expensed as incurred. Additionally, the Company, in consultation with its counsel, assesses the need to record a liability for litigation and contingencies on a case-by-case basis. Accruals are recorded when the Company determines that a loss related to a matter is both probable and reasonably estimable, based on existing information. These accruals are adjusted periodically as assessment efforts progress or as additional information becomes available. The Company self-insures for liability not covered by product liability insurance based on an estimate of potential product liability claims. The Company develops such estimates in conjunction with its insurance consultants and outside counsel.

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

1.	Summary of Significant Accounting Policies (Continued)

Financial Instruments

The Company did not have derivative financial instruments at any time during the fiscal year; disclosure is therefore limited to primary financial instruments. Cash and cash equivalents consist of cash on deposit and money market accounts with original maturities of three months or less. Investments with maturities between ninety days and one year are considered short-term investments. Cash, cash equivalents and short-term investments are stated at cost plus accrued interest, which approximates market value. Long-term debt consists of variable rate loans and is recorded at the principal amount outstanding.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined based on FIFO and includes transportation and handling costs. In the case of manufactured products, cost includes material, labor and applicable manufacturing overhead. Provisions are made for obsolete, slow-moving or defective items, where appropriate.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on deposit and money market accounts with original maturities of three months or less.

Property, Plant and Equipment

The cost of fixed assets is the cost of purchasing these assets together with any incidental expenses of acquisition. Plant, property and equipment are depreciated over their estimated useful lives. Interest incurred as part of the cost of constructing fixed assets is capitalized and amortized over the life of the asset. No depreciation is charged on land. The estimated useful lives used by the Company to calculate depreciation are:

Life in Years
Buildings	50
Plant and machinery	10
Motor vehicles	4
Fixtures and fittings	5 to 10

Intangible Assets and Goodwill

Intangible assets include trademarks, patents and other intellectual property acquired by the Company, and are amortized on a straight-line basis over estimated useful lives of 5 to 20 years. Where events or circumstances are present which indicate that the carrying amount of the intangible asset associated with a product may not be recoverable, the Company estimates the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. To the extent that this estimation indicates that undiscounted cash flows are not expected to be adequate to recover the carrying amounts, the assets are written down to fair value. Otherwise, no loss is recognized. Goodwill represents costs in excess of the fair value of net assets of businesses acquired by the Company.

Effective October 1, 2001 the Company adopted the provisions of Statement of Financial Accounting Standards 142, “Goodwill and Other Intangible Assets.” SFAS 142 provides that goodwill no longer be amortized and the value of identifiable intangible assets be amortized over their useful life, unless the asset is determined to have an indefinite useful life. The Company has determined that none of its intangible assets are deemed to have an indefinite life. In accordance with SFAS 142, and upon adoption, the Company reclassified a

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

1.	Summary of Significant Accounting Policies (Continued)

total of $2,914 to goodwill from intangible assets (net), representing the assembled workforce associated with the Company’s acquisition of Warner Chilcott. Pursuant to SFAS 142, the Company’s goodwill is no longer amortized effective October 1, 2001, and the Company is required to perform a periodic impairment test for goodwill. Goodwill is tested for impairment at a level of reporting referred to as a reporting unit. To identify potential impairment, the fair value of each reporting unit is compared with its carrying amount including goodwill. If the fair value of the reporting unit is less than its carrying value, goodwill is deemed to be potentially impaired. The Company has completed this impairment test as of June 30, 2004 and has determined that goodwill has not been impaired.

New Accounting Pronouncements

In July 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS 146, “Accounting for Exit or Disposal Activities” (“SFAS 146”). SFAS 146 addresses the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including costs related to terminating a contract that is not a capital lease and termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. SFAS 146 supersedes Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS 146 is effective for exit or disposal activities of the Company that are initiated after December 31, 2002. No such activities have occurred since that date.

In December 2002, the FASB issued SFAS 148, “Accounting for Stock-Based Compensation—Transition and Disclosure,” an amendment of SFAS 123 (“SFAS 148”). SFAS 148 provides alternative methods of transition for voluntary change to the fair value method of accounting for stock-based employee compensation. Such methods for transition can be voluntarily implemented in a fiscal year ending after December 15, 2002. In addition, SFAS 148 amends SFAS 123 to require certain disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The effective date for the disclosure requirement is interim periods beginning after December 15, 2002. Early adoption is encouraged. Warner Chilcott has adopted the disclosure requirement effective October 1, 2002.

In November 2002, the FASB issued Interpretation 45 “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires the guarantor to recognize, at the inception of the guarantee, a liability for the fair value of obligation undertaken in issuing the guarantee. The disclosure requirements are effective for quarters ending after December 15, 2002 and the liability recognition is in effect for guarantees initiated after December 31, 2002. The Company adopted FIN 45 effective October 1, 2002, and has determined that FIN 45 does not have a material impact on its reported results of operations, financial positions or cash flows.

In January 2003, the FASB issued Interpretation 46, “Consolidation of Variable Interest Entities” (“FIN 46”). FIN 46 clarifies the application of Accounting Research Bulletin 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. FIN 46 requires the consolidation of these entities, known as variable interest entities, by the primary beneficiary of the entity. The primary beneficiary is the entity, if any, that will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both.

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

1.	Summary of Significant Accounting Policies (Continued)

In December 2003, the FASB issued a revision to FIN 46 (“FIN 46R”). Among other changes, the revisions of FIN 46R (a) clarified some requirements of the original FIN 46, which had been issued in January 2003, (b) eased some implementation problems and (c) added new scope exceptions. FIN 46R deferred the effective date of FIN 46 for public companies, to the end of the first reporting period ending after 15 March 2004, except that all public companies must at a minimum apply the provisions of FIN 46 to entities that were previously considered “special-purpose entities” under FASB literature prior to the issuance of FIN 46R by the end of the first reporting period ending after December 15, 2003. The Company does not have any variable interest entities or special purpose entities.

In January 2003, the EITF issued EITF 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” EITF 00-21 addresses the issues of how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting and how arrangement consideration should be measured and allocated to the separate units of accounting in the arrangement. EITF 00-21 does not change otherwise applicable revenue recognition criteria. EITF 00-21 is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The Company has adopted EITF 00-21 in the financial statements and the adoption did not have a material effect on the statement of financial position or the statement of operations.

In April 2003, the FASB issued SFAS 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS 149”). SFAS 149 is generally effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. SFAS 149 clarifies the circumstances under which a contract with an initial net investment meets the characteristic of a derivative as discussed in SFAS 133, clarifies when a derivative contains a financing component, amends the definition of “underlying” to conform it to the language used in FIN 45, “Guarantor Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” and amends certain other existing pronouncements. We currently have no involvement with derivative financial instruments and therefore, the adoption of SFAS 149 did not have a material impact on our consolidated financial statements.

In May 2003, the FASB issued SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liability and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 has no material impact on the results of operations and financial position of the Company.

In November 2004, the EITF reached a consensus on EITF 03-13, “Applying the Conditions in Paragraph 42 of FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, in Determining Whether to Report Discontinued Operations” (“EITF 03-13”). The Task Force reached a consensus in this issue on an approach for evaluating whether the criteria in SFAS 144 have been met for purposes of classifying the results of operations of a component of an entity that either has been disposed of or is classified as held for sale as discontinued operations. The approach includes an evaluation of whether the operations and cash flows of a disposed component have been or will be eliminated from the ongoing operations of the entity. Such evaluation depends on whether continuing cash flows have been or are expected to be generated and, if so, whether those continuing cash flows are direct or indirect. The consensus also requires financial statement disclosure of certain information for each discontinued operation that generates continuing cash flows. EITF 03-13 is effective for components of an enterprise that are either disposed of or classified as held for sale in fiscal periods beginning after December 15, 2004. The Company does not believe that the application of EITF 03-13 will have a material effect on the results and financial position of the Company.

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

1.	Summary of Significant Accounting Policies (Continued)

In November 2004, the FASB issued SFAS 151, “Inventory Costs—an amendment of ARB No. 43, Chapter 4.” SFAS 151 seeks to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) in the determination of inventory carrying costs. SFAS 151 requires such costs to be treated as a current period expense. SFAS 151 is effective for fiscal years beginning after July 15, 2005. The Company does not believe the adoption of SFAS 151 will have a material effect on the Company’s consolidated financial statements.

In December 2004, the FASB issued SFAS 153, “Exchanges for Nonmonetary Assets—an amendment of APB Opinion No. 29.” The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions” (“Opinion 29”) is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS 153 amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The Company does not anticipate that SFAS 153 will have a material impact on the results and financial position of the Company.

In December 2004, the FASB issued SFAS 123R, “Share-Based Payment” (“SFAS 123R”). SFAS 123R is a revision of SFAS 123, “Accounting for Stock-Based Compensation”, which addresses financial accounting and reporting for costs associated with stock-based compensation. SFAS 123R addresses all forms of share-based payment awards, including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. SFAS 123R requires stockbased compensation to employees to be recognized as a cost in the financial statements and that such cost be measured according to the fair value of the stock options. In the absence of an observable market price for the stock awards, the fair value of the stock options would be based upon a valuation methodology that takes into consideration various factors, including the exercise price of the option, the expected term of the option, the current price of the underlying shares, the expected volatility of the underlying share price, the expected dividends on the underlying shares and the risk-free interest rate. The requirements are effective for interim or annual periods beginning after June 15, 2005. The Company is currently evaluating the impact of SFAS 123R on the results and financial position of the Company.

2.	Acquisitions

Year Ended September 30, 2004

Pursuant to an option and license agreement dated March 24, 2004 between Barr Laboratories, Inc. (“Barr”) and Galen Chemicals Limited (“Galen Chemicals”), Barr granted Galen Chemicals an option to acquire a license to sell the products in the United States under Barr’s abbreviated new drug application (“ANDA”) referencing Ovcon. The License Agreement provided that if Galen Chemicals exercised the option, it would make a $19,000 payment to Barr. Galen Chemicals exercised the option on May 7, 2004. The license is fully paid and exclusive for the first five years. At the end of the five year term, the license may be extended on a non-exclusive basis for an additional five year period. The $19,000 purchase price is being amortized over 5 years, the term of the exclusive license. Pursuant to a finished product supply agreement dated March 24, 2004, Barr agreed to provide all of Galen Chemicals’ requirements for finished product throughout the term of the License Agreement. No value was assigned to the finished product supply agreement since the supply price under the agreement approximates the price Warner Chilcott would expect to pay third party contract manufacturers.

On May 3, 2004, Warner Chilcott Company, Inc (“WCCI”) entered into a purchase and sale agreement with Pfizer, Inc. (“Pfizer”) for the purchase of certain assets and the assumption of certain liabilities of the Pfizer

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

2.	Acquisitions (Continued)

manufacturing plant located in Fajardo, Puerto Rico (the “Facility”) for a cash consideration of $4,000. The purchased assets consisted of, among other things, the manufacturing plant and all other assets owned by Pfizer used solely in connection with the Facility. The $4,000 purchase price is being assigned as follows: $4,000 to the fixed assets related to the plant which are being amortized over periods ranging from 10 to 20 years, $2,000 to inventory and $2,000 to payroll related liabilities. Pursuant to a transitional services agreement, Pfizer agreed to provide services to WCCI at agreed prices and for a certain period of time to assist in an orderly transfer of the Facility. In addition, under a transitional supply agreement, WCCI agreed to manufacture certain products for Pfizer for approximately two years at an agreed manufacturing cost. No value was assigned to the transitional supply agreement as the supply price under the agreement approximates the price Warner Chilcott would expect to receive from a third party.

Year Ended September 30, 2003

In January 2003, the Company acquired the U.S. sales and marketing rights to Sarafem from Eli Lilly and Company (“Lilly”) for a cash consideration of approximately $295,000. Sarafem is a treatment for premenstrual dysphoric disorder (“PMDD”), a severe form of premenstrual syndrome. Warner Chilcott entered into a three-year supply agreement with Lilly in relation to this product with no option to renew. The purchase price is being amortized over the estimated useful life of 20 years. No value was assigned to the supply agreement for the acquired sales and marketing rights as the supply price under the agreement approximates the price Warner Chilcott would expect to pay third party contract manufacturers. In January 2004, the Company paid an additional $10,000 to Lilly, to exercise an option to make the license of the U.S. rights exclusive. This amount has been capitalized and is being amortized over the remaining useful life of the product.

In March 2003, the Company acquired two oral contraceptives, Estrostep and Loestrin, from Pfizer for an initial cash consideration of approximately $197,000. Further contingent cash consideration of up to a maximum of $55,400 will become payable by Warner Chilcott to Pfizer in the event that Estrostep retains market exclusivity during the life of its patent. The products were manufactured at Pfizer’s manufacturing facility in Fajardo, Puerto Rico. Warner Chilcott’s purchase agreement included a right of first negotiation for a period of 90 days following an offer by Pfizer to sell the Fajardo facility within five years of the closing of the transaction. Warner Chilcott also entered into a transitional supply agreement with Pfizer in relation to these products, which would terminate upon the earlier of five years following the date of the agreement and four years from the expiration of a 90-day exclusive negotiation period following Pfizer’s offer to sell the Fajardo facility to Warner Chilcott. Pfizer completed the sale of the Fajardo facility to Warner Chilcott in May 2004 and the transitional supply agreement terminated upon the completion of the sale. The Company acquired all of the intangible assets associated with the products including the patents, trademarks, regulatory files, manufacturing know-how and other intellectual property. The purchase price is being amortized over 20 years, the products’ estimated useful lives.

In April 2003, the Company entered into a major strategic alliance in dermatology, including a co-promotion agreement for Dovonex, with Bristol-Myers and a development agreement for Dovobet with Leo Pharma A/S (“Leo Pharma”). Dovonex is a leading non-steroidal product for the treatment of psoriasis. Under the co-promotion agreement, we have agreed to promote Dovonex for Bristol-Myers Squibb Company (“Bristol-Myers”), the current exclusive licensee of Dovonex, in the United States. The term of the co-promotion agreement ends December 31, 2007. The Company will be compensated by Bristol-Myers for achieving sales of Dovonex above agreed levels. In the early years of the co-promotion, we do not anticipate significant revenues from this product. The Company has an option to purchase Bristol-Myers’ U.S. rights to Dovonex® under pre-negotiated terms in January 2005 or January 2006 for a purchase price of $250,000 or $200,000, respectively,

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

2.	Acquisitions (Continued)

plus a royalty on net sales of Dovonex until the end of 2007, of 10% or 5%, respectively; however, Bristol-Myers can refuse to consummate the sales of its rights to Dovonex prior to January 2006. On August 1, 2004, Galen Chemicals notified Bristol-Myers that it wished to exercise the option but Bristol-Myers exercised its right under the Option Agreement not to sell at that time. If the Company exercises its option on or prior to August 1, 2005, Bristol-Myers is obliged to conclude the purchase transaction in January 2006.

Pursuant to a license and supply agreement (the “Dovonex Supply Agreement”) dated April 1, 2003 between Galen Chemicals and LEO Pharma, which will become effective upon the closing of the purchase of Dovonex by Galen Chemicals, LEO Pharma granted to Galen Chemicals a license to distribute and sell Dovonex products in the United States. The Dovonex Supply Agreement contains terms and conditions which are not unusual for an agreement of this nature.

Pursuant to a development agreement (the “Development Agreement”) dated April 1, 2003 between Galen Chemicals and LEO Pharma, the parties have agreed to cooperate in the development and marketing of the Dovobet products in the United States. The Development Agreement may be terminated by LEO Pharma if Galen Chemicals does not exercise its option to purchase Dovonex under the Option Agreement.

The Master Agreement (the “Master Agreement”) dated April 1, 2004 between Galen Chemicals and LEO Pharma provides for the payment of $40,000 upon approval of a New Drug Application (“NDA”) for Dovobet by the FDA. Upon the approval of the NDA for Dovobet and the fulfilment of certain other conditions, the licence and supply agreement for Dovobet (the “Dovobet Supply Agreement”) dated April 1, 2003 between LEO Pharma and Galen Chemicals, will become effective.

In April 2003, the Company acquired the continuous estrogen-progestogen therapy product, femhrt, from Pfizer for an initial cash consideration of approximately $162,000. Further contingent cash consideration of up to a maximum of $69,600 will become payable by Warner Chilcott to Pfizer in the event that femhrt retains market exclusivity during the life of its patent. Duramed Pharmaceutical, Inc. (“Duramed”), a wholly-owned subsidiary of Barr manufactures and packages femhrt under a supply agreement with Pfizer which has been assigned to Warner Chilcott. This agreement continues until September 24, 2007 and provides for two additional one-year renewal terms. Warner Chilcott acquired all of the intangible assets associated with the product including the patents, trademarks, regulatory files, manufacturing know-how and other intellectual property. The purchase price is being amortized over 20 years, the product’s estimated useful life.

Year Ended September 30, 2002

In March 2002, Warner Chilcott purchased Duricef, an antibiotic, and Moisturel, a skin moisturizing cream, from Bristol-Myers for approximately $40,440. The purchase price is being amortized over 20 years, the products’ estimated useful life.

3.	Divestitures

The following divestiture has not been presented as a discontinued operation in the financial statements since the cash flows related to Loestrin will not be eliminated from ongoing operations due to the obligation of the Company to supply the product to Barr as described below.

Pursuant to an assignment and license agreement (the “License Agreement”) dated March 24, 2004 between Galen Chemicals and Duramed Pharmaceuticals, Inc., a wholly-owned subsidiary of Barr, Galen Chemicals

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

3.	Divestitures (Continued)

granted Barr an exclusive license to market and sell the Loestrin products commercially available at that time in the United States and Canada for an upfront payment of $45,000. The license has an initial term of 15 years and is automatically renewable for successive periods of five years, unless terminated sooner pursuant to the terms of the License Agreement. Under a finished product supply agreement dated March 24, 2004 between the same parties, Galen Chemicals agreed to provide Barr, either directly or through a third party supplier, with Loestrin products until April 1, 2008. No gain or loss was recorded on the sale of the Loestrin rights since the $45,000 purchase price was equivalent to the carrying value of the Loestrin rights. Loestrin generated revenues of $38,600 in the year ended September 30, 2003.

The following divestitures are presented and treated as discontinued operations in the financial statements.

On May 10, 2004, the Company disposed of its U.K based sterile solutions business, (the “IVEX Business”), for a total cash consideration of $4,500 (£2,500) plus working capital, to Gambro BCT, a company headquartered in Lakewood, Colorado. Gambro BCT (“Gambro”) is a world leader in blood bank technologies, automated blood collection and processing, pathogen reduction techniques and value-added blood and cell based therapeutic services. Gambro is a wholly-owned subsidiary of Gambro AB of Sweden. The IVEX Business had revenue of $12,200 in the year ended September 30, 2003.

In December 2003, the Company sold the manufacturing facility of its Pharmaceutical Development and Manufacturing Services (“PDMS”) business, which formed part of Warner Chilcott’s contract manufacturing business, to a company controlled by Dr. Allen McClay, the founder, former President and Director of Warner Chilcott. As part of the agreement, the acquiring company entered into a supply agreement with Warner Chilcott to manufacture, supply and distribute a number of Warner Chilcott products for the U.K. and Irish markets. Warner Chilcott received a cash consideration of $36,000 (£20,000) for the sale of this facility.

On April 28, 2004, the Company sold to Nelag Limited, a company controlled by Dr. McClay, the companies, businesses and assets that constituted the Company’s U.K. pharmaceutical product sales and marketing business. Consideration for the sale was $71,800 (£40,400). The Company’s U.K. pharmaceutical product sales and marketing business had revenue of $54,900 in the year ended September 30, 2003.

During the year ended September 30, 2002, the Company disposed of its Pharmaceutical Services business segment, which consisted of Chemical Synthesis Services (“CSS”), Clinical Trial Services (“CTS”) and Interactive Clinical Technologies, Inc. (“ICTI”). These businesses provided technologybased research and development services to the pharmaceutical industry. Companies controlled by Dr. McClay acquired CSS, CTS and ICTI. As part of this transaction Mr. Alan Armstrong, President of Warner Chilcott’s Pharmaceutical Services division, resigned from his position as an executive, as well as his Warner Chilcott directorship. The Company received net proceeds of approximately $229,000 from the sales of CSS, CTS and ICTI. The Company used the proceeds from these transactions in 2003 to pursue selected product acquisitions and strategic opportunities, and for general corporate purposes. The Company reported a net pre-tax gain of $104,984 from the disposal of this business segment, which is included in the Company’s Statement of Operations for year ended September 30, 2002. Also included in the Company’s results for the year ended September 30, 2002 are related taxes amounting to $3,893.

Chemical Synthesis Services (“CSS”)

CSS consisted of SynGal (a division of Warner Chilcott) and QuChem Limited (a Warner Chilcott subsidiary), and provided integrated services from basic research and development and small-scale synthesis to kilogram-scale synthesis to customers requiring custom chemical syntheses. CSS is based in Northern Ireland

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

3.	Divestitures (Continued)

and had revenues of $7,500 in the year ended September 30, 2001. In anticipation of the Transaction, Warner Chilcott purchased the 24% minority interest in QuChem Limited that it did not already own for consideration of approximately $960.

Clinical Trial Services (“CTS”)

CTS consisted of Gaelta Research and Development Limited and Galen, Inc., both of which were Warner Chilcott subsidiaries. Based in Northern Ireland, CTS provided clinical packaging services to pharmaceutical companies that chose to outsource their manufacturing, packaging and distribution of both active drugs and placebos to targeted clinical trial patients and analytical services. CTS also operated facilities in Audubon, Pennsylvania and in Durham, North Carolina, where it offered specialized clinical packaging services to pharmaceutical companies. CTS had a revenue of $58,700 in the year ended September 30, 2001.

Interactive Clinical Technologies, Inc. (“ICTI”)

ICTI provided interactive voice response systems for clinical trial management from its bases in Yardley, Pennsylvania, San Francisco, California, and Maidenhead in the U.K. ICTI had a revenue of $13,521 in the year ended September 30, 2001.

Divestitures summary

Following are the assets and liabilities of the discontinued operations as of their respective disposal dates:

	CSS	CTS	ICTI	PDMS	UK Pharmaceutical Products Business	IVEX
Disposal date	December 31, 2001	May 31, 2002	August 23, 2002	December 02, 2003	April 28, 2004	May 10, 2004
Fixed assets	$25,685	$53,068	$3,056	$37,600	$2,759	$4,531
Intangible assets	—	—	—	—	17,277
Goodwill	580	14,276	19,179	—	24,218	—
Current assets	2,201	23,500	5,273	—	12,958
Current liabilities	(2,324)	(17,312)	(6,124)	—	(7,604)
Deferred income	(1,290)	(1,914)	(1,472)	(3,586)	—	—

Net assets of discontinued operations	$24,852	$71,618	$19,912	$34,014	$49,608	$4,531

4.	Cash and Cash Equivalents

	As of September 30,
	2004	2003
Cash at bank and in hand	$11,640	$—
Money market accounts	174,611	88,571

Cash and cash equivalents	$186,251	$88,571

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

5.	Accounts Receivable

	As of September 30,
	2004	2003
Trade receivables	$40,371	$30,773
Less allowance for doubtful accounts	665	524

Trade receivables, net	$39,706	$30,249

6.	Inventory

	As of September 30,
	2004	2003
Finished goods	$21,240	$14,891
Raw materials	5,806	6,606

Inventories	$27,046	$21,497

7.	Prepaid Expense and Other Current Assets

	As of September 30,
	2004	2003
Prepaid expense	$16,078	$6,373
Other current assets	2,906	21

Prepaid expense and other current assets	$18,984	$6,394

8.	Property, Plant and Equipment, Net

	As of September 30,
	2004	2003
Land and buildings	$20,234	$16,513
Plant and machinery	11,719	8,690
Fixtures and fittings	7,354	5,276
Motor vehicles	478	408

	39,785	30,887
Less accumulated depreciation	9,203	7,120

Property, plant and equipment, net	$30,582	$23,767

Depreciation expense of continuing operations for the years ended September 30, 2004, 2003 and 2002 was $2,083, $1,491, and $1,034, respectively. Included in the above table are the following amounts in relation to capital leases:

	As of September 30,
	2004	2003
Plant and machinery	$—	$2,656
Less accumulated depreciation	—	1,159

	$—	$1,497

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

9.	Intangible Assets

Amortizable intangible assets were as follows:

	Product Specific Assets	Trademarks	Total Intangible Assets
September 30, 2004:
Net book value	$897,543	$21,700	$919,243

Accumulated amortization	$116,313	$5,424	$121,737

September 30, 2003:
Net book value	$968,447	$23,056	$991,503

Accumulated amortization	$65,295	$4,068	$69,363

These intangible assets are being amortized on a straight-line basis over 5 to 20 years, their estimated useful lives. Intangible asset amortization expense for the years ended September 30, 2004 and 2003 amounted to $52,374 and $38,106, respectively. Following is the estimated aggregate amortization expense for the Company’s next five fiscal years:

Year Ending September 30,
2005	$54,050
2006	$53,425
2007	$53,300
2008	$53,300
2009	$53,300
Thereafter	$651,868

Following are the changes in goodwill:

Balance as of September 30, 2002	$213,842
Less reduction of valuation allowance for net operating loss carry forwards	(17,274)

Balance as of September 30, 2003	$196,568
Less stock option tax benefit	(2,455)

Balance as of September 30, 2004	$194,113

10.	Accrued and Other Liabilities

	As of September 30,
	2004	2003
Accrued transaction costs	$3,000	$—
Legal cost accruals	4,493	8,436
Payroll related accruals	6,119	7,790
Professional fee accruals	2,780	1,732
Healthcare reimbursement accrual	8,053	7,266
Other accrued expenses	38,151	42,096

Accrued and other current liabilities	$62,596	$67,320

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

11.	Long-Term Debt

	As of September 30,
	2004	2003
Long-term debt	$191,701	$341,078
Less: current installments	101,585	102,480

Long-term debt, excluding current installments	$90,116	$238,598

Long-term debt consists of:

	As of September 30,
	2004	2003
Term loans—at variable interest rates	$191,701	$294,493
Warner Chilcott senior notes due 2008—$Nil principal amount (2003: $45,475), 12.625%	—	46,585

	$191,701	$341,078

The weighted average interest rate at September 30, 2004 was 2.3% for variable-rate term loans (2003: 2.5%). The term loans are subject to cross guarantees and indemnities by the parent company and all material subsidiaries.

Principal payments in each of the next five years and thereafter on long-term debt outstanding at September 30, 2004 amount to:

	Variable Rate Bank Debt	As of September 30, 2004
2005	$101,585	$101,585
2006	60,623	60,623
2007	19,662	19,662
2008	9,831	9,831
2009	—	—
Thereafter	—	—

	$191,701	$191,701

On March 5, 2003, we entered into a $450,000 credit facility with ABN AMRO Bank N.V, Barclays Bank PLC and Bank of Ireland. This senior debt facility provides for a $100,000 multicurrency revolving facility, a $250,000 three-year term loan facility and a $100,000 five-year term loan facility. The term loan facilities were made available to us in connection with our acquisitions of Sarafem, Estrostep, Loestrin and femhrt, and were drawn down in the second and third quarters of fiscal year 2003 as we completed these purchase transactions. This credit agreement places certain restrictive covenants on the Company and requires us to comply with certain financial covenants. Interest is payable at a rate representing a margin of 1.25 percent per annum (also being the maximum rate and which shall be adjusted from time to time according to compliance by the Company with certain financial covenants) above the London (or European in the case of an advance denominated in Euro) interbank offered rate plus mandatory costs. As at September 30, 2004, we had $100,000 available for use under the revolving facility.

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

11.	Long-Term Debt (Continued)

Warner Chilcott Senior Notes Due 2008

Warner Chilcott, Inc. (“WCI”) at the time of its acquisition by Warner Chilcott on September 29, 2000 had $200,000 principal amount of 12 5/8% senior notes outstanding. The senior notes were issued by WCI in February 2000 and are unconditionally guaranteed by Warner Chilcott, WCI’s direct parent. In March 2001, Warner Chilcott unconditionally guaranteed the notes.

Interest payments on the notes were due semi-annually in arrears, on February 15 and August 15. The senior notes were due in February 2008 and were redeemable prior to maturity at the option of WCI, in whole or in part, beginning in February 15, 2004 at redemption prices that decrease annually and range from 106.3125% to 100% of the principal amount of the senior notes plus accrued interest. The indenture governing the senior notes limited Warner Chilcott and its subsidiaries’ ability to incur or guarantee additional debt, as well as to pay dividends or distributions on, or redeem or repurchase, capital stock.

The indenture governing the senior notes provides that upon a change of control, each note holder had the right to require WCI to repurchase their notes at a price equal to 101% of the principal amount plus accrued interest. Warner Chilcott’s acquisition of Warner Chilcott triggered the right of holders to require WCI to repurchase the senior notes. Approximately 20% of the note holders elected to tender their notes under this provision and, on December 13, 2000, Warner Chilcott purchased $40,300 principal amount of the notes. During the two years ended September 30, 2003 and 2002, Warner Chilcott and its affiliates purchased a total of $114,225 of principal amount of the senior notes in privately negotiated transactions for $131,328 plus accrued interest. On February 17, 2004 the principal amount of outstanding senior notes, $45,475, was redeemed for $48,346 (106.3125%).

12.	Financial Instruments

The following methods and assumptions were used to estimate the fair value of each material class of financial instrument:

Cash and Cash Equivalents—carrying amount approximates fair value due to the short-term nature of these items.

Accounts Receivable—carrying amount approximates fair value due to the short-term nature of these instruments.

Accounts and Notes Payable—carrying amount approximates fair value due to the short-term nature of these instruments.

Long Term Debt—the fair value of long-term debt is estimated, based on discounted future cash flows using currently available interest rates.

Senior Notes—the fair value of the Warner Chilcott senior notes is based on their redemption price in 2004.

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

12.	Financial Instruments (Continued)

Set out below is a comparison by category of book values and fair values of the Company’s financial assets and liabilities as of September 30, 2004 and 2003:

September 30, 2004	Book Value	Fair Value
Financial assets	$186,251	$186,251
Short-term borrowings	$101,585	$101,585
Long-term borrowings	$90,116	$90,116

September 30, 2003	Book Value	Fair Value
Financial assets	$88,571	$88,571
Short-term borrowings	$102,480	$102,480
Long-term borrowings	$238,598	$240,357

The fair values shown above have been assessed by calculating discounted cash flows that would arise if the commitments at September 30, 2004 and 2003 had been entered into at market rates at that time.

13.	Share Capital and Retained Earnings

The Company has 250,000,000 ordinary shares, par value 10 pence, authorized, of which 187,299,703 were issued and outstanding as of September 30, 2004. Warner Chilcott shares trade in the United States in American Depositary Share (“ADS”) form with each comprising four ordinary shares. On an ADS equivalent basis, the Company would have 62,500,000 equivalent ADSs authorized, of which 46,824,926 would have been issued and outstanding as of September 30, 2004. During the year ended September 30, 2004, in order to create a more efficient capital structure and enhance earnings per share, 2,790,000 ordinary shares were repurchased for a total of $31,720. No shares were repurchased in the year ended September 30, 2003.

In November 1999, Warner Chilcott placed 6,000,000 ordinary shares (the equivalent of 1,500,000 ADSs) and received net proceeds of $56,800. On September 29, 2000 Warner Chilcott issued 31,698,554 ordinary shares (the equivalent of 7,924,639 ADSs) in exchange for all of the outstanding shares of Warner Chilcott. In July 2001, Warner Chilcott completed an International Offer in which 26,490,011 ordinary shares were placed (the equivalent of 6,622,503 ADSs) and received approximately $268,250 net of fees.

As part of the Warner Chilcott acquisition, Warner Chilcott also issued options and warrants to purchase Warner Chilcott ordinary shares and ADSs to former holders of options and warrants to purchase Warner Chilcott shares. In the aggregate, Warner Chilcott issued options and warrants over 10,254,040 Warner Chilcott ordinary shares (the equivalent of 2,563,510 ADSs). Most of the options and warrants issued in exchange for Warner Chilcott options and warrants had been issued by Warner Chilcott to officers, employees and consultants, details of which are contained in Footnote 14 “Stock Compensation Plans.” As of September 30, 2002, all Warner Chilcott warrants issued to former Warner Chilcott investors were either exercised or cancelled.

Unrestricted retained earnings available for payment of dividends as determined under U.K. GAAP at September 30, 2004 were $119,984.

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

14.	Stock Compensation Plans

Share Option Schemes

The following share option schemes were established in 1996:

—Warner Chilcott Approved Executive Share Option Scheme

—Warner Chilcott Unapproved Executive Share Option Scheme

—Warner Chilcott Savings Related Share Option Scheme (the “SAYE Scheme”)

The Warner Chilcott 2000 U.S. Option Scheme was established in 2000. The Warner Chilcott Inc Employee Stock Purchase Plan, established in 1998, was terminated upon disposal of our Clinical Trial Services business in May 2002.

The Warner Chilcott 2004 LTIP was established in 2004. The above employee share Schemes, other than the Warner Chilcott Savings Related Share Option Scheme, were discontinued following shareholders approval of the LTIP.

A summary of the main terms of the Schemes is set out below.

The Warner Chilcott Approved Executive Share Option Scheme and the Warner Chilcott Unapproved Executive Share Scheme (the “Executive Schemes”)

These are discretionary share schemes, one of which has been approved by the U.K. Inland Revenue Service. The terms of these schemes are similar unless indicated to the contrary. Both schemes provide for options to be granted over unissued shares or shares held in a trust. Options are granted at the discretion of the Remuneration Committee of the Company to any full-time employee of Warner Chilcott or any of its subsidiaries.

Options may be exercised between the third and tenth anniversaries of their date of grant. The exercise price is not less than the higher of the nominal value of the share and the middle market quotation for the last dealing day before the date of grant.

The number of options that may be issued is subject to overall scheme limits and individual limits. No further options may be granted if, as a result:

(i)	the aggregate number of shares issued, or remaining issuable, pursuant to options granted during the previous 10 years under the Executive Schemes, the SAYE Scheme, the Warner Chilcott 2000 U.S. Option Scheme (the “U.S. Share Scheme”) and all other employees’ share schemes established by the Company would exceed 10% of the Company’s issued share capital on the day preceding the proposed grant date; or

(ii)	the aggregate number of shares issued, or remaining issuable, pursuant to options granted during the previous 10 years under the Executive Schemes, the U.S. Share Scheme and all other discretionary share option schemes (other than a savings related share option scheme) established by the Company would exceed 5% of the Company’s issued share capital on the day preceding the proposed grant date; or

(iii)	the aggregate number of shares issued, or remaining issuable, pursuant to options granted during the previous 3 years under the Executive Schemes, the SAYE Scheme, the U.S. Share Scheme and all other employees’ share schemes established by the Company would exceed 3% of the Company’s issued share capital at that time.

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

14.	Stock Compensation Plans (Continued)

No further options may be granted to an individual if as a result the aggregate market value of shares which have been issued to him or for which he may subscribe under any Company share option scheme (other than the Savings Related Scheme) pursuant to options granted to him during the previous 10 years would exceed 4 times his annual earnings, or, in the case of the Approved Scheme, the aggregate market value of shares which he may acquire under this scheme would exceed £30,000. Share options granted under this scheme are accounted for as fixed awards under APB Opinion No. 25.

The Warner Chilcott Savings Related Share Option Scheme (the “SAYE Scheme”)

The SAYE Scheme permits the grant of options over unissued shares or shares held in a trust. All eligible employees are invited to apply for options and it is a condition to application that employees enter into a savings contract with an approved savings institution. The number of shares over which an option can be granted will be determined by the level of contributions which an employee commits to under the savings contract. This scheme is made available for U.K and Republic of Ireland employees of the Company and its subsidiaries with more than 1 year’s continuous employment. The exercise price is not less than the higher of the nominal value of the share and 80% of the middle market quotation on the day immediately preceding the date on which the Company issues invitations to eligible employees to participate in the SAYE Scheme. An option may be exercised 3 or 5 years after the date of grant depending on the type of savings contract taken out.

No further options may be granted if, as a result:

(i)	the aggregate number of shares issued, or remaining issuable, pursuant to options granted during the previous ten years under the Executive Schemes, the SAYE Scheme, the U.S. Share Scheme and all other employees’ share schemes established by the Company would exceed 10% of the Company’s issued share capital; or

(ii)	the aggregate number of shares issued, or remaining issuable, pursuant to options granted in the previous 5 years under the Executive Schemes, the SAYE Scheme, the U.S. Share Scheme and all other employees’ share schemes established by the Company would exceed 5% of the Company’s issued share capital.

Share options granted under the SAYE scheme are accounted for as variable awards under APB Opinion No. 25 to the extent that the exercise price per share is not known at the grant date.

The Warner Chilcott 2000 U.S. Option Scheme (the “U.S. Share Scheme”)

Pursuant to the terms of the U.S. Share Scheme, both incentive stock options and non-qualified stock options may be granted to any eligible employee of or consultant to the Company’s U.S. subsidiaries.

On any date, no option may be granted under the U.S. Share Scheme if, as a result, any of the following limits would be exceeded:

(i)	the aggregate number of ordinary shares issued, or remaining issuable, pursuant to options granted during the previous 10 years under this scheme, the Executive Schemes, the SAYE Scheme and all other employees’ share schemes established by the Company would exceed 10% of the issued ordinary share capital of the Company on the day preceding that date;

(ii)	the aggregate number of ordinary shares issued, or remaining issuable, pursuant to options granted during the previous 10 years under this scheme, the Executive Schemes and all other discretionary share option schemes (other than a savings related share option scheme) established by the Company would exceed 5% of the issued ordinary share capital of the Company on the day preceding that date; or

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

14.	Stock Compensation Plans (Continued)

(iii)	the aggregate number of ordinary shares issued, or remaining issuable, pursuant to options granted in the previous three years under this scheme, the Executive Schemes, the SAYE Scheme and all other employees’ share schemes established by the Company would exceed 3% of the issued ordinary share capital of the Company on the day preceding that date.

The maximum number of Ordinary Shares that may be granted in ADS form as incentive stock options under the U.S. Share Scheme is 6,363,332 Ordinary Shares.

There are no limits on the maximum number of ADSs which may be the subject of an option granted under the U.S. Share Scheme to an eligible employee. The exercise price of an option shall not be less than 100% of the fair market value of an ADS on the date the option is granted. The period during which options may become exercisable shall be set by the Remuneration Committee. All options shall cease to be exercisable on the earliest of the tenth anniversary of the date of grant or after a specified period following the participant’s separation from the Company. Share options granted under this scheme are accounted for as fixed awards under APB Opinion No. 25.

Warner Chilcott 2004 Long Term Incentive Plan (“LTIP”)

As part of the process of keeping the Company’s remuneration policy under review, shareholder approval was sought for the adoption of a new LTIP at the Company’s 2004 Annual General Meeting. The above employee share Schemes, other than the SAYE Scheme, were discontinued following shareholder approval of the LTIP Under the LTIP, a wide variety of equity-based incentives can be granted. The initial awards granted were in the form of share options or performance share units. Eligible employees of the company and its U.K. and U.S. subsidiaries may be awarded options to acquire ordinary shares at an exercise price equal to the market value of a share in the Company at the date of grant (“Share Options”) and/or performance share units (“Performance Shares Awards”) which comprise a right to acquire ordinary shares in the Company at a nominal cost. Eligible executives may be awarded a combination of Share Options and Performance Share Awards. In accordance with current market best practice, and U.K. institutional investor guidelines, all awards under the LTIP will be subject to the achievement of performance conditions which will determine how many, if any, of the shares under the award a participant is entitled to acquire after the end of the related performance period. The maximum combined value (at the time of grant) of Share Options and Performance Share Awards, which can be awarded in any financial year to a participant will not exceed twice his or her annual earnings (comprising annual salary and bonus awarded for the immediately preceding financial year). The maximum bonus amount which can be taken into account for the purpose of determining annual earnings is one times an eligible employee’s annual salary.

The performance condition to apply to initial awards of Share Options and of Performance Shares Awards will be based on compound growth in the Company’s earnings per share (“EPS”) over the annual compound growth rate in the U.S. Consumer Price Index (“CPI”) in respect of the relevant performance period. The performance condition will be measured over a period of three financial years for U.K. participants and over four financial years for the U.S. participants.

In relation to Share Options granted to U.K. participants, the Company’s EPS annual growth rate over the three financial years beginning with the financial year in which the grant is made must exceed the annual compound growth rate in CPI by at least three per cent over the same period. At that point, there will be 50% vesting. Full vesting of Share Options will require the Company’s EPS annual compound growth to exceed the annual compound growth rate in CPI by at least seven per cent over the same period. For performance between these two points, vesting will be based on a straight line sliding scale.

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

14.	Stock Compensation Plans (Continued)

In relation to Performance Shares Awards granted to U.K. participants, none will vest unless the Company’s EPS annual compound growth rate over the three financial years beginning with the financial year in which the grant is made exceeds the annual compound growth rate in CPI by at least 5% over the same period. Performance Share Awards will vest in full if the Company’s EPS annual compound growth exceeds the annual compound growth rate in CPI by at least 17% over the same period. For performance between these two points, vesting will be based on a straight line sliding scale.

The same performance conditions applied to UK participants will be applied to US participants. Awards will, however, vest as to 25% of the total number of shares under the award each year over a four-year period, and the performance conditions will be measured on an annualised basis from the commencement of the related performance period up to the respective dates(s) of vesting. For each 25% tranche of the share options to vest in full, the Company’s EPS annual growth rate measured from the commencement of the performance period must exceed the annual compound growth rate in CPI by at least seven percent over the relevant performance period. For each 25% tranche of Performance Share Awards to vest in full, the Company’s EPS annual compound growth rate must exceed the annual compound growth rate in CPI by at least 17% over the relevant performance period.

Additionally, for any awards to vest, the remuneration committee must be satisfied at the time that there has been a sustained improvement in the Company’s underlying financial performance. Share options and Performance Share Awards granted under this scheme are variable awards since vesting is contingent on the achievement of performance targets.

Warner Chilcott 2004 Restricted Share Unit (“RSU”) Agreement

Mr. Roger M. Boissonneault, Warner Chilcott’s Chief Executive Officer, was granted an award of over 70,000 RSUs on August 26, 2004. Each RSU gives an entitlement to a payment in cash equal to the market value of one Warner Chilcott ADS. The RSUs vest, subject to the satisfaction of a target concerning “adjusted diluted earnings per share,” as to 25% on August 26, 2007, as to a further 25% on August 26, 2008 and as to the remaining 50% on August 26, 2009. On a change of control of WCI, Mr. Boissonneault is entitled (whether or not he is still employed by WCI at that point) to up to 100% of the RSUs, but only to the extent that the EPS Target up to the date of the change of control is met. The Company has recorded an expense of $60 in fiscal year 2004 related to the RSU agreement.

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

14.	Stock Compensation Plans (Continued)

Schedule of Compensatory Share Options and Warrants (in terms of equivalent ADSs)

		Exercise Price per ADS
	ADSs Subject to Option	Range	Weighted Average
Balance at September 30, 2000	1,644,137	$1.60 – 49.35	$24.30
Granted	583,923	$38.20 – 48.39	$45.63
Exercised	(441,497)	$9.60 – 49.35	$16.82
Cancelled	(14,792)	$10.80 – 49.35	$37.35

Balance at September 30, 2001	1,771,771	$1.60 – 49.35	$32.87
Granted	662,859	$27.99 – 45.27	$43.18
Exercised	(92,494)	$10.80 – 32.00	$22.80
Cancelled	(237,432)	$11.20 – 51.53	$43.24

Balance at September 30, 2002	2,104,704	$1.60 – 51.53	$34.55
Granted	935,270	$22.89 – 35.00	$28.80
Exercised	(202,007)	$10.80 – 41.20	$16.65
Cancelled	(291,201)	$17.02 – 54.68	$43.79

Balance at September 30, 2003	2,546,766	$1.60 – 54.68	$33.18
Granted	517,705	$44.50 – 61.54	$58.57
Exercised	(571,516)	$1.60 – 59.54	$30.98
Cancelled	(95,270)	$11.20 – 59.54	$31.36

Balance at September 30, 2004	2,397,685	$1.60 – 61.54	$37.65

Exercisable at September 30, 2004	1,146,821	$1.60 – 59.54	$35.35

Included in the balance of options outstanding at September 30, 2004 are 470,268 performance options issued under the LTIP which were unexercisable at September 30, 2004.

LTIP Restricted Stock Grants:

ADSs Subject to Award
Balance at September 30, 2003	—
Granted	105,612
Exercised	—
Cancelled	—

Balance at September 30, 2004	105,612

No restricted stock grants are exercisable at September 30, 2004.

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

14.	Stock Compensation Plans (Continued)

Warner Chilcott Restricted Share Units:

ADSs Subject to Award
Balance at September 30, 2003	—
Granted	70,000
Exercised	—
Cancelled	—

Balance at September 30, 2004	70,000

No restricted share units are exercisable at September 30, 2004.

Schedule of Compensatory Share Option and Warrants Grouped by Exercise Price Range (in terms of equivalent ADSs)

	Range of Exercise Price
	$1.60 to $15.99	$16.00 to $29.99	$30.00 to $41.99	$42.00 to $59.99	$60.00 to $62.50	Total
Number of ADSs subject to options/warrants	121,595	663,604	714,351	553,809	344,326	2,397,685
Weighted average exercise price	$13.32	$28.50	$34.40	$43.31	$61.50	$37.65
Weighted average remaining contractual life (years)	4.3	7.0	6.4	7.1	9.4	7.1
Number of exercisable options/warrants	121,595	285,596	462,521	277,109	—	1,146,821
Weighted average exercise price for exercisable options and warrants	$13.32	$28.28	$36.94	$49.25	—	$35.35

Options issued over ordinary shares have been converted to an equivalent number of options over ADSs by dividing the number of ordinary shares subject to such options by four and multiplying the option exercise price by four. Exercise prices of options denominated in pounds have been converted to a U.S. dollar equivalent in the above tables using the pound / U.S. dollar exchange rate as of September 30, 2004.

15.	Treasury Stock

Treasury stock reflects shares held by the Warner Chilcott PLC Employee Benefit Trust (the “Trust”), which was established by the Company’s founder, Dr. McClay, immediately prior to flotation in 1997. This is a discretionary trust for the benefit of employees and former employees of the Company, including Directors, and may be used to meet obligations under the Company’s share schemes under the direction of the current Trustees. Dividends have not been waived by the Trust. Dr. McClay, who cannot be a beneficiary of the Trust, gifted 5,000,262 ordinary shares (1,250,065 ADS equivalents) to the Trust on its establishment. Treasury stock is included on the balance sheet at the value of the shares on the date of the gift, $2.43 per ordinary share ($9.72 per ADS). At September 30, 2004 there were 4,281,967 (2003: 4,592,720) ordinary shares, or 1,070,492 (2003: 1,148,180), ADS equivalents, held by the Trust.

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

16.	Leases

The Company leases land and buildings and motor vehicles under operating leases. The Company’s commitments under the non-cancelable portion of all operating leases for the next five years as of September 30, 2004 are:

2005	$3,385
2006	3,510
2007	3,317
2008	972
2009	594

$11,778

Lease and rental expenses included in selling, general and administrative expenses in the accompanying statements of operations totaled $1,077, $1,032, and $961 for the years ended September 30, 2004, 2003 and 2002, respectively.

17.	Income Taxes

Warner Chilcott operates in four primary tax jurisdictions, the United Kingdom, the United States, the Republic of Ireland and Puerto Rico. The majority of Warner Chilcott’s taxable income for the periods presented are derived from the United States, the United Kingdom and the Republic of Ireland. The following table shows the principal reasons for the difference between the effective tax rate and the U.K. statutory income tax rate.

	For the Years Ended September 30,
	2004	2003	2002
U.K. statutory income tax rate	30.0%	30.0%	30.0%

Income before taxes	$202,367	$127,670	$52,523

Income tax at U.K. statutory rate	60,710	38,301	15,757
Non-deductible expense:
Non-cash compensation expense	162	149	97
Legal, entertainment and other	4,541	4,532	369
Change in valuation allowance	4,827	3,385	865
Effect of foreign tax rates (net)	(8,087)	(4,042)	1,827
Non-taxable U.K. grant income	(140)	(100)	(10)
Prior year true-ups	(2,106)	(903)	11
Other differences (net)	(517)	58	(58)

Provision for income taxes	$59,390	$41,380	$18,858

Effective income tax rate	29.35%	32.41%	35.90%

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

17.	Income Taxes (Continued)

The U.K., the Republic of Ireland, Puerto Rico and U.S. components of income before taxes and the provisions for income taxes are presented in the table below:

	For the Years Ended September 30,
	2004	2003	2002
Income (loss) before taxes:
United Kingdom	$738	$(4,961)	$3,790
Republic of Ireland	87,114	69,337	18,896
United States	101,181	63,294	29,837
Puerto Rico	13,334	—	—

Total	$202,367	$127,670	$52,523

Provision for current income taxes:
United Kingdom	$(2,597)	$(972)	$3,137
Republic of Ireland	19,496	21,941	3,459
United States federal tax	28,223	5,866	74
United States state and local taxes	11,707	195	42
Puerto Rico	300	—	—

Total	$57,129	$27,030	$6,712

Provision for deferred income taxes:
United Kingdom	$(319)	$1,970	$4,032
Republic of Ireland	(1,060)	(6,684)	8
United States federal tax	6,442	15,468	6,986
United States state and local taxes	(2,802)	3,596	1,120

Total	$2,261	$14,350	$12,146

Total provision for income taxes	$59,390	$41,380	$18,858

Deferred income tax liabilities are taxes the Company expects to pay in future periods. Similarly, deferred tax assets are recorded to reflect expected reductions in taxes payable in future periods. Deferred income tax items arise because of differences in the book and tax treatment of certain assets and liabilities.

The items giving rise to deferred tax liabilities and assets are summarized in the following table:

	2004	2003
Deferred Tax Assets:
Capital loss carryforwards	$9,078	$4,251
Valuation allowance for capital loss carryforwards	(9,078)	(4,251)
Reserves	20,455	22,931
Other	1,500	—

Deferred tax assets	$21,955	$22,931

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

17.	Income Taxes (Continued)

	2004	2003
Deferred Tax Liabilities:
Property, plant and equipment allowances	$(4,071)	$(3,286)
Intangibles	(14,514)	(14,014)

Deferred tax liabilities	$(18,585)	$(17,300)

Net deferred tax assets	$3,370	$5,631

The valuation allowance of $9,078 (2003: $4,251) relates to foreign deferred tax assets recorded for capital loss carryforwards that the Company currently believes are more likely than not to remain unrealized in the future.

In August 2004, following the acquisition of manufacturing facilities in Puerto Rico, the company undertook a reorganisation which involved the transfer of the ownership of the rights to certain pharmaceutical products from Warner Chilcott Inc. in the United States and Galen (Chemicals) in the Republic of Ireland to Warner Chilcott Company Inc., its Puerto Rico subsidiary. The pharmaceutical product rights were transferred at values confirmed by independent professional valuers, and in these circumstances the company does not consider that any tax liability arises in relation to the transfers.

18.	Commitments and Contingencies

The Company has outstanding commitments for raw materials with 6 suppliers which aggregate $23,000.

The Company has commitments under minimum purchase requirements with 2 suppliers which aggregate $36,000 for the periods 2005 through 2009. Purchases under these agreements are expected to be $18,000, $5,000, $5,000, $4,000 and $4,000 in 2005, 2006, 2007, 2008 and 2009, respectively.

19.	Concentration of Credit Risk, Reliance on Significant Suppliers and Reliance on Major Products

The Company distributes its pharmaceutical products through wholesalers, distributors and directly to certain retailers. The following table shows significant customer sales as a percentage of revenue from continuing operations. Amounts receivable from Customer A as of September 30, 2004 and 2003 totaled $10,639 and $7,122, respectively. As of September 30, 2004 and 2003, amounts receivable from Customer B totaled $7,607 and $3,077, respectively.

	For the Years Ended September 30,
	2004	2003	2002
Customer A	31%	32%	24%
Customer B	17%	20%	16%

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

The following table shows revenue generated from product provided by significant suppliers as a percentage of revenues from continuing operations. In the event that a supplier suffers an event that causes it to be unable to manufacture the Company’s product requirements for a sustained period, the resulting shortages of inventory could have a material adverse effect on the business of the Company.

	For the Years Ended September 30,
	2004	2003	2002
Supplier A	34%	40%	64%
Supplier B	14%	15%	25%
Supplier C	14%	7%	—
Supplier D	12%	16%	—

Net sales of the following pharmaceutical products accounted for more than 10% of revenue from continuing operations:

	For the Years Ended September 30,
	2004	2003	2002
Sarafem(1)	12%	16%	—
Ovcon 35 and 50	14%	16%	26%
Doryx	14%	15%	25%
Estrace cream	12%	13%	21%
Femhrt	14%	6%	—
Estrostep	12%	7%	—

(1)	Acquired by Warner Chilcott during fiscal 2003. Accordingly, only a partial year of revenue for this product is included in the Company’s consolidated results for the year ended September 30, 2003, and no corresponding revenue was included in the Company’s results for the year ended September 30, 2002 and 2001.

20.	Segment Information

The Company’s business consists of one operating segment for internal financial reporting purposes. Following is selected information in relation to continuing operations for the periods indicated:

a.	Revenue by country of origin

	For the Years Ended September 30,
	2004	2003	2002
Revenues
United States	$484,410	$357,662	$172,231
All other	5,838	7,502	—

	$490,248	$365,164	$172,231

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

20.	Segment Information (Continued)

b.	Product revenue

	For the Years Ended September 30,
	2004	2003	2002
Doryx	$69,486	$54,134	$42,439
Duricef and Moisturel	24,432	23,035	8,531
Estrace cream	58,125	44,796	36,484
Estrace tablets	14,698	22,507	20,383
Estrostep	61,702	26,494	—
femhrt	70,536	22,577	—
Loestrin	26,256	38,563	—
Femring	8,345	2,294	—
Ovcon	71,518	58,573	45,257
Sarafem	59,520	59,907	—
Other:
Other U.S.	21,994	8,458	19,137
International	3,636	3,826	—

	$490,248	$365,164	$172,231

c.	Fixed assets

	As of September 30,
	2004	2003
United States	$3,094	$2,866
Puerto Rico	4,056	—
United Kingdom/Republic of Ireland	23,432	20,901

	$30,582	$23,767

21.	Pension and 401(k) Savings Plan Contributions

Contributions by the Company to defined contribution pension plans during the years ended September 30, 2004, 2003 and 2002 were $92, $362, and $1,055, respectively.

The Company also makes matching contributions to a 401(k) savings plan. This plan provides eligible employees with the option to defer amounts not in excess of 15% of his or her compensation. The Company makes matching contributions to the plan on behalf of all participants who make elective deferrals. As of January 1, 2003, the Company contributes and allocates to each participant’s account matching contributions equal to 75% of up to 6% of the participant’s contributions. Prior to January 1, 2003, the Company’s matching contribution was 50% of up to 6% of the participant’s contributions. The Company’s contributions vest at 25% per year up to 100% at the participant’s completion of four years of employment. The Company’s contributions for the years ended September 30, 2004, 2003, and 2002 amounted to $1,413, $846, and $529 respectively.

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

22.	Net Income Per Ordinary Share and ADS

Basic net income per ordinary share and ADS is based on the income available to ordinary shareholders divided by the weighted average number of ordinary shares and equivalent ADSs outstanding during the period. Diluted income per share is computed by adjusting the weighted average number of ordinary shares and equivalent ADSs outstanding during the period for potentially dilutive rights to acquire ordinary shares or ADSs that were outstanding during the period. The dilution attributable to rights to acquire shares is computed using the treasury stock method and depends upon the market price of the Company’s shares during the period.

The following table sets forth the computation for basic and diluted net income per ordinary share and ADS:

	For the Years Ended September 30,
	2004	2003	2002
Numerator for basic and diluted net income per ordinary share and ADS	$151,688	$96,155	$145,176

Weighted average number of ordinary shares (basic)	184,362,320	183,574,057	185,244,963
Effect of dilutive stock options	2,056,355	930,183	1,085,671

Weighted average number of ordinary shares (diluted)	186,418,675	184,504,240	186,330,634

Basic net income per ordinary share	$0.82	$0.52	$0.78

Diluted net income per ordinary share	$0.81	$0.52	$0.78

Weighted average number of equivalent ADSs (basic)	46,090,580	45,893,514	46,311,241
Effect of dilutive stock options	514,089	232,546	271,418

Weighted average number of equivalent ADSs (diluted)	46,604,669	46,126,060	46,582,659

Basic net income per ADS	$3.29	$2.10	$3.13

Diluted net income per ADS	$3.26	$2.08	$3.12

23.	Related Parties

As of December 2001, the Company sold its CSS business to Dr. Allen McClay, the founder, former President, former executive director of Warner Chilcott and a significant shareholder. As part of the transaction, Mr. Alan Armstrong, President of Warner Chilcott’s Pharmaceutical Services division, resigned from both his position as an executive and as an executive director of Warner Chilcott. In May 2002, the Company sold its CTS business to companies controlled by Dr. McClay. In August 2002, the Company sold its ICTI business to a company controlled by Dr. McClay. The Company received a total of $235,000 in consideration for the sale of these businesses. In December 2003, the Company sold the manufacturing facility of its Pharmaceutical Development and Manufacturing Services (“PDMS”) business, which formed part of Warner Chilcott’s contract manufacturing business, to a company controlled by Dr. McClay. As part of the agreement, the acquiring company entered into a supply agreement with Warner Chilcott to manufacture, supply and distribute a number of Warner Chilcott products for the U.K. and Irish markets. Warner Chilcott received a cash consideration of $36,000 (£20,000) for the sale of this facility. On April 28, 2004, the Company sold to Nelag Limited, a company controlled by Dr. McClay, the companies, businesses and assets that comprised the Company’s U.K. pharmaceutical product sales and marketing business. Consideration for the sale was $71,800 (£40,400). Dr. McClay continues in his role as an administrator to the Warner Chilcott PLC Employee Benefit Trust with the power to remove or appoint new or additional Trustees of the Trust.

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

23.	Related Parties (Continued)

As of September 30, 2003, Elan Corporation plc (“Elan”) and its subsidiaries held 3.8% of Warner Chilcott’s share capital. Mr. Thomas G. Lynch, then Executive Vice Chairman of the Board of Directors of Elan, served on Warner Chilcott’s Board as a non-executive director during the period of November 27, 2000 through February 13, 2002. In March 1999, Warner Chilcott reached a binding agreement with Elan under which Elan agreed to acquire Warner Chilcott’s marketing rights to an extended-release nifedipine product. Royalty payments received from Elan during the years ended September 30, 2002 and 2001 amounted to $2,664 and $2,486, respectively. The agreement was terminated in September 2002 by mutual agreement. Under the terms of the termination, Elan agreed to pay $1,500 to Warner Chilcott.

Boron-LePore Group, Inc. (“Boron-LePore”) has provided a range of services to Warner Chilcott, including the provision of contract sales personnel, recruitment of sales representatives and certain sample data record keeping. Mr. Roger M. Boissonneault, Warner Chilcott’s Chief Executive Officer, served on the Board of Boron-LePore until June 24, 2002. During the years ended September 30, 2002 and 2001, Boron-LePore provided meeting and planning services to Warner Chilcott for fees of $1,916 and $591, respectively.

24.	Subsequent Event

On the October 27, 2004 Waren Acquisition Limited (“Waren”) and the Company announced that they had reached agreement on the terms of a recommended acquisition of the entire issued and to be issued share capital of the Company (the “Acquisition”). It is intended that the Acquisition be implemented by way of a scheme of arrangement under Article 418 of The Companies (Northern Ireland) Order 1986. Waren is a new company controlled by funds managed or advised by Bain Capital Partners, LLC, DLJ Merchant Banking III, Inc, J.P Morgan Partners, LLC and Thomas H. Lee Partners, L.P and established to implement the Acquisition. The price agreed was £8.62 per share.

25.    Consolidating Financial Statements

On January 5, 2005 Warner Chilcott PLC was acquired by an indirectly controlled, newly formed subsidiary of funds managed or advised by Bain Capital Partners LLC, DLJ Merchant Banking III, Inc., J.P. Morgan Partners, LLC and Thomas H. Lee Partners, L.P., (the “Acquisition”). As part of the financing for the Acquisition, on January 18, 2005, Warner Chilcott Corporation, a newly formed Company issued $600,000,000, 8.75% Senior Subordinated Notes due 2015 (the “Notes”). Following completion of a series of internal restructuring transactions after the completion of the Acquisition, Warner Chilcott PLC and its subsidiaries, and Warner Chilcott Corporation, are held by Warner Chilcott Holdings Company III, Limited, also a newly formed holding Company. Warner Chilcott Holdings Company III, Limited, together with its subsidiaries is herein referred to as the “Group.”

The following Group companies have issued full and unconditional guarantees of the Notes:

Company	Description
Warner Chilcott Holdings Company III, Limited	Newly formed parent holding company
Warner Chilcott Intermediate (Luxembourg) S.a.r.l	Wholly owned, newly formed holding company
Warner Chilcott Company Inc.	Wholly owned operating company
Warner Chilcott (US) Inc.	Wholly owned operating company

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

25.    Consolidating Financial Statements (Continued)

Warner Chilcott Holdings Company III, Limited, and Warner Chilcott Intermediate (Luxembourg) S.a.r.l, are holding companies that were newly formed in connection with the Acquisition. Prior to the Acquisition, neither company had any assets, liabilities or operations. Warner Chilcott Company Inc., and Warner Chilcott (US) Inc., are both pre-existing operating subsidiaries of Warner Chilcott PLC. Warner Chilcott PLC is not a guarantor of the Notes.

The information presented below is consolidating information for Warner Chilcott PLC, (parent company prior to the Acquisition), Warner Chilcott Company Inc., Warner Chilcott (US) Inc. and the remaining non-guarantor subsidiaries of Warner Chilcott PLC on a combined basis, as of September 30, 2004 and 2003 and for each of the three years ended September 30, 2004.

Consolidating information for Warner Chilcott Holdings Company III, Limited, Warner Chilcott Corporation and Warner Chilcott Intermediate (Luxembourg) S.a.r.l, is not presented since the Acquisition did not occur until after the periods presented below. Additionally, these companies did not have any assets, liabilities or operations prior to the Acquisition. For periods subsequent to the Acquisition on January 5, 2005, the consolidating information will include these companies.

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

25.    Consolidating Financial Statements (Continued)

Condensed Combined Balance Sheets as of September 30, 2004

	Warner Chilcott PLC Non-guarantor parent	Guarantor subsidiaries	Non-Guarantor subsidiaries	Eliminations /adjustments	Total
Assets
Current assets:
Cash and cash equivalents	148,318	40,476	(2,543)	—	186,251
Accounts receivable, net	—	35,734	3,972	—	39,706
Inventories	—	22,008	5,038	—	27,046
Deferred income taxes	—	4,410	—	(1,040)	3,370
Prepaid expenses and other assets	—	24,325	(5,341)	—	18,984
Intercompany receivables	385,329	126,293	316,476	(828,098)	—

Total current assets	533,647	253,246	317,602	(829,138)	275,357

Property, plant and equipment, net	267	7,150	23,165	—	30,582
Intangible assets, net	—	906,640	12,603	—	919,243
Goodwill	—	194,113	—	—	194,113
Investment in subsidiaries	609,545	—	246,483	(856,028)	—

Total assets	1,143,459	1,361,149	599,853	(1,685,166)	1,419,295

Liabilities
Current liabilities:
Accounts payable	—	12,009	3,571	—	15,580
Intercompany payables	—	771,607	56,491	(828,098)	—
Accrued and other liabilities	10,244	41,971	10,381	—	62,596
Long-term debt, current portion	—	101,585	—	—	101,585
Accrued income taxes	6,575	8,638	5,020	—	20,233

Total current liabilities	16,819	935,810	75,463	(828,098)	199,994

Other liabilities:
Long-term debt, excluding current portion	—	90,116	—	—	90,116
Deferred income taxes	—	—	1,040	(1,040)	—
Other non-current liabilities	—	—	2,545	—	2,545

Total liabilities	16,819	1,025,926	79,048	(829,138)	292,655

Shareholders’ equity	1,126,640	335,223	520,805	(856,028)	1,126,640

Total liabilities and shareholders’ equity	1,143,459	1,361,149	599,853	(1,685,166)	1,419,295

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

25.    Consolidating Financial Statements (Continued)

Condensed Combined Balance Sheets as of September 30, 2003

	Warner Chilcott PLC Non-guarantor parent	Guarantor subsidiaries	Non-Guarantor subsidiaries	Eliminations /adjustments	Total
Assets
Current assets:
Cash and cash equivalents	30,395	63,235	(5,059)	—	88,571
Accounts receivable, net	—	24,076	6,173	—	30,249
Inventories	—	13,862	7,635	—	21,497
Deferred income taxes	—	4,024	1,607	—	5,631
Prepaid expenses and other assets	—	5,144	1,250	—	6,394
Intercompany receivables	479,423	16,225	(495,648)	—
Current assets – discontinued operations	—	—	20,020	—	20,020

Total current assets	509,818	126,566	(464,022)	—	172,362

Property, plant and equipment, net	—	2,866	20,901	—	23,767
Property, plant and equipment, net – discontinued operations	—	—	40,827	—	40,827
Intangible assets, net	—	178,110	813,393	—	991,503
Intangible assets, net – discontinued operations	—	—	3,026	—	3,026
Goodwill	—	196,568	—	—	196,568
Goodwill – discontinued operations	—	—	28,366	—	28,366
Investment in subsidiaries	492,734	—	211,029	(703,763)	—

Total assets	1,002,552	504,110	653,520	(703,763)	1,456,419

Liabilities
Current liabilities:
Accounts payable	—	9,874	4,000	—	13,874
Intercompany payables	—	108,622	(108,622)	—	—
Accrued and other liabilities	4,637	36,800	25,883	—	67,320
Long-term debt, current portion	—	—	102,480	—	102,480
Accrued income taxes	790	(6,916)	21,980	—	15,854
Current liabilities – discontinued operations	—	—	11,675	—	11,675

Total current liabilities	5,427	148,380	57,396	—	211,203

Other liabilities:
Long-term debt, excluding current portion	—	46,585	192,013	—	238,598
Other non-current liabilities	—	—	846	—	846
Other non-current liabilities – discontinued operations	—	—	8,647	—	8,647

Total liabilities	5,427	194,965	258,902	—	459,294

Shareholders’ equity	997,125	309,145	394,618	(703,763)	997,125

Total liabilities and shareholders’ equity	1,002,552	504,110	653,520	(703,763)	1,456,419

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

25.    Consolidating Financial Statements (Continued)

Condensed Combined Statements of Operations for the year ended September 30, 2004

	Warner Chilcott PLC non-guarantor parent	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations /adjustments	Total
Total revenue	—	487,831	213,308	(210,891)	490,248
Costs, expenses and other:
Cost of sales	29	221,412	42,938	(210,891)	53,488
Selling, general and administrative	9,201	119,105	17,899	—	146,205
Research and development	—	5,389	21,169	—	26,558
Amortization of intangibles	—	17,672	34,702	—	52,374
Interest income	(6,680)	—	4,908	—	(1,772)
Interest expense	—	4,121	6,907	—	11,028

Income (loss) before taxes	(2,550)	120,132	84,785	—	202,367
Income tax provision	1,298	43,725	14,367	—	59,390
Equity in earnings of subsidiaries	182,279	—	61,029	(243,308)	—

Income from continuing operations	178,431	76,407	131,447	(243,308)	142,977
Discontinued operations	(26,743)	—	35,454	—	8,711

Net income	151,688	76,407	166,901	(243,308)	151,688

Condensed Combined Statements of Operations for the year ended September 30, 2003

	Warner Chilcott PLC non-guarantor parent	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations /adjustments	Total
Total revenue	—	358,730	263,742	(257,308)	365,164
Costs, expenses and other:
Cost of sales	—	255,281	44,069	(257,308)	42,042
Selling, general and administrative	13,992	72,367	38,427	—	124,786
Research and development	—	1,612	23,262	—	24,874
Amortization of intangibles	—	10,569	27,537	—	38,106
Interest income	(9,031)	(472)	6,363	—	(3,140)
Interest expense	—	6,139	4,687	—	10,826

Income (loss) before taxes	(4,961)	13,234	119,397	—	127,670
Income tax provision (benefit)	(173)	18,224	23,329	—	41,380
Equity in earnings (losses) of subsidiaries	100,943	—	(4,990)	(95,953)	—

Income (loss) from continuing operations	96,155	(4,990)	91,078	(95,953)	86,290
Discontinued operations	—	—	9,865	—	9,865

Net income (loss)	96,155	(4,990)	100,943	(95,953)	96,155

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

25.    Consolidating Financial Statements (Continued)

Condensed Combined Statements of Operations for the year ended September 30, 2002

	Warner Chilcott PLC non-guarantor parent	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations/ adjustments	Total
Total revenue	—	171,867	38,711	(38,347)	172,231
Costs, expenses and other:
Cost of sales	—	53,085	4,628	(38,347)	19,366
Selling, general and administrative	(4,771)	53,894	(1,949)	—	47,174
Research and development	—	1,755	14,245	—	16,000
Amortization of intangibles	—	10,731	7,521	—	18,252
Interest income	(12,476)	(351)	2,011	—	(10,816)
Interest expense	498	28,660	574	—	29,732

Income before taxes	16,749	24,093	11,681	—	52,523
Income tax provision (benefit)	4,766	13,298	794	—	18,858
Equity in earnings (losses) of subsidiaries	33,199	—	10,795	(43,994)	—

Income from continuing operations	45,182	10,795	21,682	(43,994)	33,665
Discontinued operations	—	—	10,420	—	10,420
Profit on disposal on discontinued operations	99,994	—	1,097	—	101,091

Net income	145,176	10,795	33,199	(43,994)	145,176

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

25.    Consolidating Financial Statements (Continued)

Condensed Combined Statements of Cash Flows for the year ended September 30, 2004

	Warner Chilcott PLC non-guarantor parent	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations/ adjustments	Total
Cash flows from operating activities:
Net income	151,688	76,407	166,901	(243,308)	151,688
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation	29	1,023	2,514	—	3,566
Equity earnings (losses) in subsidiaries	(182,279)	—	(61,029)	243,308	—
(Gain )loss on sale of business	14,937	—	(32,121)	—	(17,184)
Gain on sale of fixed assets	—	—	(427)	—	(427)
Amortization of intangibles	—	17,618	34,933	—	52,551
Amortisation of government grants	—	—	(684)	—	(684)
Amortization of debt financing costs	—	—	334	—	334
Stock compensation expense	1,896	324	—	—	2,220
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	—	(30,839)	11,524	—	(19,315)
(Increase) decrease in intercompany receivables	94,516	(105,824)	11,308	—	—
Increase (decrease) in inventories	—	(14,024)	12,376	—	(1,648)
Increase (decrease) in accounts payable	5,607	7,306	(18,158)	—	(5,245)
Increase (decrease) in intercompany payables	—	662,985	(662,985)	—	—
Increase (decrease) in income taxes and other, net	5,785	22,410	(19,094)	—	9,101

Net cash provided by (used in) operating activities	92,179	637,386	(554,608)	—	174,957

Cash flows from investing activities:
Purchase of intangible assets	—	(811,954)	766,086	—	(45,868)
Proceeds from sale of business	16,821	—	97,615	—	114,436
Capital expenditures	(296)	(5,307)	(4,476)	—	(10,079)
Proceeds from sale of intangible assets	—	—	45,000	—	45,000
Investments in subsidiaries	(25,785)	12,000	13,785	—	—

Net cash provided by (used in) investing activities	(9,260)	(805,261)	918,010	—	103,489

Cash flows from financing activities:
Long-term notes repaid	—	(46,377)	—	—	(46,377)
Repayments on long-term debt	—	191,493	(296,016)	—	(104,523)
Repayments under capital leases	—	—	(236)	—	(236)
Purchase of treasury shares	(31,720)	—	—	—	(31,720)
Government grants received	—	—	398	—	398
Dividends from subsidiary	64,388	—	(64,388)	—	—
Cash dividends paid	(13,084)	—	—	—	(13,084)
Proceeds from share capital issue	12,948	—	—	—	12,948

Net cash provided by (used in) financing activities	32,532	145,116	(360,242)	—	(182,594)

Net increase in cash and cash equivalents	115,451	(22,759)	3,160	—	95,852

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

25.    Consolidating Financial Statements (Continued)

Condensed Combined Statements of Cash Flows for the year ended September 30, 2003

	Warner Chilcott PLC non-guarantor parent	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations/ adjustments	Total
Cash flows from operating activities:
Net income (loss)	96,155	(4,990)	100,943	(95,953)	96,155
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation	—	733	6,111	—	6,844
Equity earnings (losses) in subsidiaries	(100,943)	—	4,990	95,953
Amortization of intangibles	—	10,569	27,806	—	38,375
Gain on sale of fixed assets	—	—	240	—	240
Government grants	—	—	(1,135)	—	(1,135)
Amortization of debt financing costs	—	—	151	—	151
Stock compensation expense	—	—	(1,301)	—	(1,301)
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	902	(5,713)	(2,773)	—	(7,584)
(Increase) decrease in intercompany receivables	(225,960)	8,233	217,727	—	—
(Increase) decrease in inventories	—	4,074	(9,980)	—	(5,906)
Increase (decrease) in accounts payable	(1,001)	27,567	(1,715)	—	24,851
Increase (decrease) in intercompany payables	—	2,527	(2,527)	—	—
Increase (decrease) in income taxes and other, net	(2,207)	(1,735)	18,418	—	14,476

Net cash provided by (used in) operating activities	(233,054)	41,265	356,955	—	165,166

Cash flows from investing activities:
Purchase of intangible assets	—	—	(664,229)	—	(664,229)
Purchase of business, net of cash acquired	—	—	(324)	—	(324)
Proceeds from sale of fixed assets	—	—	40	—	40
Capital expenditures	—	(446)	(5,718)	—	(6,164)

Net cash provided by (used in) investing activities	—	(446)	(670,231)	—	(670,677)

Cash flows from financing activities:
Long-term notes repaid	—	(2,925)		—	(2,925)
Long-term debt obtained	—	—	293,669	—	293,669
Payments under capital leases	—	—	(414)	—	(414)
Government grants received	—	—	530	—	530
Cash dividend paid	(9,241)	—	—	—	(9,241)
Proceeds from share capital issue	535	—	—	—	535

Net cash provided by (used in) financing activities	(8,706)	(2,925)	293,785	—	282,154

Net (decrease) increase in cash and cash equivalents	(241,760)	37,894	(19,491)	—	(223,357)

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

25.    Consolidating Financial Statements (Continued)

Condensed Combined Statements of Cash Flows for the year ended September 30, 2002

	Warner Chilcott PLC non-guarantor parent	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations/ adjustments	Total
Cash flows from operating activities:
Net income	145,176	10,795	33,199	(43,994)	145,176
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation	—	695	8,056	—	8,751
Equity earnings in subsidiaries	(33,199)	—	(10,795)	43,994
Gain on sale of business	(99,994)	—	(4,990)	—	(104,984)
Amortization of intangibles	—	10,731	7,773	—	18,504
Amortisation of government grants	—	—	(1,576)	—	(1,576)
Amortization of debt financing costs	—	(3,723)	—	—	(3,723)
Stock compensation expense	—	323	—	—	323
Minority interest	—	—	47	—	47
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(58)	(8,030)	(4,771)	—	(12,859)
(Increase) decrease in intercompany receivables	(116,647)	(18,925)	135,572	—	—
(Increase) decrease in inventories		(1,339)	(1,666)	—	(3,005)
Increase (decrease) in accounts payable	(1,210)	(2,396)	8,141	—	4,535
Increase (decrease) in intercompany payables	—	111,666	(111,666)	—	—
Increase (decrease) in income taxes and other, net	2,899	13,256	4,195	—	20,350

Net cash provided by (used in) operating activities	(103,033)	113,053	61,519	—	71,539

Cash flows from investing activities:
Purchase of intangible assets	—	—	(42,037)	—	(42,037)
Sale of business, net of cash acquired	48,804	—	179,770	—	228,574
Capital expenditures	—	(1,350)	(15,951)	—	(17,301)
Deferred consideration and acquisition	—	—	(8,772)	—	(8,772)

Net cash provided by (used in) investing activities	48,804	(1,350)	113,010	—	160,464

Cash flows from financing activities:
Long-term notes repaid	—	(111,300)	—	—	(111,300)
Repayments on long-term debt	—	—	(138,010)	—	(138,010)
Purchase of treasury shares	(12,478)	—	—	—	(12,478)
Payments under capital leases	—	—	(557)	—	(557)
Government grants received	—	—	2,241	—	2,241
Proceeds from share capital issue	156	—	—	—	156
Dividends	85,907	—	(93,259)	—	(7,352)

Net cash provided by (used in) financing activities	73,585	(111,300)	(229,585)	—	(267,300)

Net increase in cash and cash equivalents	19,356	403	(55,056)	—	(35,297)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Warner Chilcott PLC:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows present fairly, in all material respects, the financial position of Warner Chilcott PLC and its subsidiaries at December 31, 2004, and the results of their operations and their cash flows for the three month period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/    PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Belfast

Northern Ireland

July 15, 2005

WARNER CHILCOTT PLC

CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars, except per share data)

	December 31, 2004	September 30, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$229,565	$186,251
Accounts receivable, net	37,351	39,706
Inventories	26,620	27,046
Deferred tax asset	—	3,370
Prepaid expense and other current assets	12,964	18,984

Total current assets	306,500	275,357

Property, plant and equipment, net	33,822	30,582
Intangible assets, net	904,808	919,243
Goodwill	194,113	194,113

Total assets	$1,439,243	$1,419,295

LIABILITIES
Current Liabilities:
Accounts payable	$20,630	$15,580
Accrued and other current liabilities	115,686	62,596
Current installments of long-term debt	101,849	101,585
Income taxes	18,106	20,233

Total current liabilities	256,271	199,994

Other Liabilities:
Long-term debt, excluding current installments	90,350	90,116
Deferred income taxes	791	—
Other non-current liabilities	2,744	2,545

Total liabilities	350,156	292,655

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Ordinary shares, par value £0.10 per share; 250,000,000 shares authorized, 187,502,161 shares issued and outstanding at December 31, 2004 and 187,299,703 shares issued and outstanding at September 30, 2004	30,441	30,403
Additional paid-in capital	697,944	692,875
Retained earnings	373,236	417,324
Treasury stock	(54,603)	(54,603)
Accumulated other comprehensive income	42,069	40,641

Total shareholders’ equity	1,089,087	1,126,640

Total liabilities and shareholders’ equity	$1,439,243	$1,419,295

See accompanying notes to consolidated financial statements.

WARNER CHILCOTT PLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of U.S. dollars, except per share data)

	Quarter ended December 31, 2004	Unaudited Quarter ended December 31, 2003
REVENUE
Net sales	$130,713	$124,129
Other revenue	6,180	660

Total revenue	$136,893	$124,789

COSTS, EXPENSES AND OTHER
Cost of sales	34,529	11,408
Selling, general and administrative	41,463	37,745
Research and development	4,608	6,692
Amortization of intangible assets	21,636	13,185
Transaction costs	50,973	—
Interest income	(650)	(269)
Interest expense	1,864	3,421

(LOSS) / INCOME BEFORE TAXES	(17,530)	52,607
Provision for income taxes	26,558	12,312

(LOSS) INCOME FROM CONTINUING OPERATIONS	(44,088)	40,295

DISCONTINUED OPERATIONS
Income from discontinued operations, net of tax charge of $1,031 in 2003	—	2,405

NET (LOSS)/INCOME	$(44,088)	$42,700

BASIC AND DILUTED NET (LOSS)/INCOME PER ORDINARY SHARE:
—continuing operations	$(0.24)	$0.22
—earnings from discontinued operations	—	0.01

Basic net (loss)/income per ordinary share	$(0.24)	$0.23

BASIC NET (LOSS)/INCOME PER ADS:
—continuing operations	$(0.96)	$0.88
—earnings from discontinued operations	—	0.05

Basic net (loss)/income per ADS	$(0.96)	$0.93

DILUTED NET (LOSS)/INCOME PER ADS:
—continuing operations	$(0.96)	$0.87
—earnings from discontinued operations	—	0.05

Diluted net (loss)/income per ADS	$(0.96)	$0.92

WEIGHTED AVERAGE ORDINARY SHARES OUTSTANDING:
Basic	183,152,930	183,849,142

Diluted	183,152,930	186,086,722

WEIGHTED AVERAGE ADS EQUIVALENTS OUTSTANDING:
Basic	45,788,232	45,962,286

Diluted	45,788,232	46,521,680

See accompanying notes to consolidated financial statements.

WARNER CHILCOTT PLC

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY AND OTHER COMPREHENSIVE INCOME

(In thousands of U.S. dollars, except per share data)

	Number of Ordinary Shares	Number of Equivalent ADSs (Representing Four Ordinary Shares)	Share Capital	Additional Paid-in Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income	Total
Balance at October 1, 2004	187,299,703	46,824,926	30,403	692,875	417,324	(54,603)	40,641	1,126,640
Net loss	—	—	—	—	(44,088)	—	—	(44,088)
Shares issued net of costs	202,458	50,614	38	2,414	—	—	—	2,452
Other comprehensive income	—	—	—	—	—	—	1,428	1,428
Stock compensation	—	—	—	2,655	—	—	—	2,655
Balance at December 31, 2004	187,502,161	46,875,540	30,441	697,944	373,236	(54,603)	42,069	1,089,087

See accompanying notes to consolidated financial statements.

WARNER CHILCOTT PLC

UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY AND OTHER COMPREHENSIVE INCOME

(In thousands of U.S. dollars, except per share data)

	Number of Ordinary Shares	Number of Equivalent ADSs (Representing Four Ordinary Shares)	Share Capital	Additional Paid-in Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income	Total
Balance at October 1, 2003	188,209,895	47,052,474	30,046	676,528	278,720	(23,638)	35,469	997,125
Net income	—	—	—	—	42,700	—	—	42,700
Shares issued net of costs	881,636	220,409	153	7,025	—	—	—	7,178
Other comprehensive income	—	—	—	—	—	—	4,403	4,403
Stock compensation	—	—	—	295	—	—	—	295
Balance at December 31, 2003	189,091,531	47,272,883	30,199	683,848	321,420	(23,638)	39,872	1,051,701

See accompanying notes to consolidated financial statements.

WARNER CHILCOTT PLC

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands of U.S. dollars, except per share data)

	Quarter ended December 31,
	2004	2003
		Unaudited
NET (LOSS)/INCOME	(44,088)	42,700
Other comprehensive income:
Cumulative translation adjustment	1,428	4,403
Other comprehensive income	1,428	4,403
COMPREHENSIVE INCOME	(42,660)	47,103

See accompanying notes to consolidated financial statements.

WARNER CHILCOTT PLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of U.S. dollars)

	Quarter ended December 31, 2004	Unaudited Quarter ended December 31, 2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)/income	$(44,088)	$42,700
Adjustments to reconcile net (loss)/income to net cash provided by operating activities:
Depreciation	1,019	1,313
Amortization of intangibles	21,636	14,752
Gain on sale of fixed assets	—	(427)
Amortization of government grants	(82)	(272)
Long term debt finance costs	498	57
Stock compensation expense	2,655	295
Changes in assets and liabilities (net of effect of acquisitions and disposals):
Decrease/(increase) in accounts receivable, prepaid expense and other assets	8,375	(17,699)
Decrease/(increase) in inventories	4,701	(439)
Increase /(decrease) in accounts payable, accrued liabilities and other liabilities	51,135	(7,033)
Income taxes and other	1,841	6,063

Net cash provided by operating activities	47,690	39,310

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of intangible assets	(7,200)	(2,308)
Purchase of fixed assets	(650)	(1,806)
Proceeds from sale of businesses (net of costs)	—	35,783

Net cash (used in)/provided by investing activities	(7,850)	31,669

CASH FLOWS FROM FINANCING ACTIVITIES:
Long-term debt repaid	—	(710)
Payments under capital leases	—	(236)
Proceeds from share capital issue, net of expenses	2,452	7,176
Government grants received	151	383

Net cash provided by financing activities	2,603	6,613

NET INCREASE IN CASH AND CASH EQUIVALENTS	42,443	77,592
Cash and cash equivalents, beginning of period	186,251	89,073
Foreign exchange adjustment on cash and cash equivalents	871	835

CASH AND CASH EQUIVALENTS, END OF PERIOD	$229,565	$167,500

See accompanying notes to consolidated financial statements.

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

In thousands of U.S. dollars, unless otherwise noted (except per share data)

1.	Summary of Significant Accounting Policies (Continued)

Description of Operations and Principles of Consolidation

Warner Chilcott PLC (“Warner Chilcott” or the “Company”) is a Northern Ireland public limited company based in Craigavon, Northern Ireland and Rockaway, New Jersey. The Company was founded in 1968, listed its ordinary shares on the London and Irish stock exchanges in 1997 and listed its American Depositary Receipt form, on NASDAQ® in September 2000. Warner Chilcott is an international pharmaceutical company focused principally on the therapeutic areas of women’s healthcare and dermatology. Warner Chilcott’s pharmaceutical products are promoted by the Company’s sales and marketing organizations in the United States, United Kingdom and Republic of Ireland.

The consolidated financial statements include the financial statements of Warner Chilcott and all of its majority owned subsidiaries. Warner Chilcott does not presently hold investments in any entities that are not majority owned, nor does it have any majority owned subsidiary in which it does not have a controlling financial interest. All intercompany transactions and account balances have been eliminated on consolidation. During the years 2000 through 2003 the Company completed several acquisitions, which were accounted for under the purchase method of accounting. The consolidated financial statements include the results of operations from each of these acquisitions as of the date of acquisition.

Use of Estimates in Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basis of Presentation

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

Foreign Currency

The Company has operations in the United States, United Kingdom, the Republic of Ireland and Puerto Rico. Generally, the Company generates revenues and incurs expenses as follows: U.S. dollars in the United States, the Republic of Ireland and Puerto Rico, and pounds sterling in the United Kingdom. The Company has determined that the functional currency of each operation is the respective local currency, with the exception of the parent Company and Galen (Chemicals), a Republic of Ireland subsidiary whose functional currency is the U.S. dollar. The results of our overseas operations, whose functional currencies are not the U.S. dollar, are translated at the average rate of exchange during the period. Assets and liabilities are translated at the rate of exchange prevailing on the balance sheet date. Translation adjustments are reflected in shareholders’ equity and are included as a component of other comprehensive income.

Revenue Recognition

Revenue from product sales is recognized when title to the product transfers to the customer, generally free on board (“FOB”), destination. The Company warrants products against defects and for specific quality standards, permitting the return of products under certain circumstances. Product sales are recorded net of trade discounts, sales returns, rebates, value-added tax and similar taxes, and intercompany transactions.

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

1.	Summary of Significant Accounting Policies (Continued)

We establish accruals for rebates and returns in the same period we recognize the related sales. The accruals reduce revenues and are included in accrued expenses. Accrued rebates include amounts due under Medicaid, managed care rebates and other commercial contractual rebates. We estimate accrued rebates based on a percentage of selling price determined from historical experience. Returns are accrued based on historical experience. In all cases, judgment is required in estimating these reserves, and actual claims for rebates and returns could be different from the estimates. Revenues associated with co-promotion agreements are recognized based on a percentage of sales reported by third parties.

Shipping and Handling Fees and Costs

All amounts billed to a customer in a sales transaction related to shipping and handling represent revenues earned and are reported as revenue. Shipping and handling costs incurred by the company of $354 and $325 in the three months ended December 31, 2004 and 2003 respectively are included in selling general and administrative expenses.

Advertising and Promotional Costs

Costs associated with advertising and promotion are expensed as incurred and are included in selling, general and administrative expenses. Advertising and promotion expenses totaled $8,710 and $13,597 for the three months ending December 31, 2004 and 2003.

Research and Development

Research and development costs, which consist of product development costs and in particular line extensions of our existing branded products, are expensed as incurred.

Pensions and 401(k) Plan

Retirement benefits are provided for U.K. employees through a defined contribution pension scheme whereby the assets of the scheme are held separately from those of the Company in an independently administered scheme. Contributions are charged to the income statement as they become payable. The Company also makes contributions to a 401(k) savings plan for its U.S. employees (see Note 20).

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

1.	Summary of Significant Accounting Policies (Continued)

Stock Based Compensation

The Company applies the intrinsic value method, described in APB Opinion No. 25, in accounting for option grants under its share option schemes for employees. Accordingly, the Company recorded compensation expense related to the performance provisions of certain share options. Had the Company determined compensation expense based on the fair value of options and warrants issued at the grant date under SFAS No. 123, the Company’s net income and net income per ADS would have differed from the reported amounts as indicated below.

	Three Months Ended December 31,
	2004	2003
		Unaudited
Net (loss) income as reported	$(44,088)	$42,700
Add back: Stock-based employee compensation expense recognized during the period, net of tax effect	$1,970	$295
Proforma stock-based employee compensation expense, net of tax effect	$(1,032)	$(1,640)

Proforma net (loss) income	$(43,150)	$41,355

Proforma net income per ADS:
Basic	$(0.94)	$0.90

Diluted	$(0.94)	$0.89

Weighted average ADS equivalents outstanding:
Basic	45,788,232	45,962,286

Diluted	45,788,232	46,521,680

SFAS 123 compensation cost was determined using the Black-Scholes option-pricing model. Following are the weighted average per share fair values for options issued during the periods indicated and the related assumptions used in the calculation of compensation cost under SFAS 123:

	Three Months Ended December 31,
	2004	2003
		Unaudited
Weighted average grant date fair value of options	$6.54	$15.94
Option life	4.65 years	4 years
Risk free interest rate	2.7%	2.6%
Volatility	42.0%	43.0%

Further information on the Company’s stock compensation plans is provided in Note 12.

Treasury Stock

The Company records treasury stock purchases under the cost method whereby the entire cost of the acquired stock is recorded as treasury stock. The FIFO method is used on the subsequent reissuance of shares and any resulting gains or losses are credited or charged to additional paid in capital.

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

1.	Summary of Significant Accounting Policies (Continued)

Revenue Grants

Revenue grants relating to research and development expenditures are credited in the statement of operations as a reduction of operating expenses in the period in which the related expenditure is incurred.

Capital Grants

Capital grants are recorded as deferred revenue and are amortized to the income statement over the expected useful lives of the related assets.

Income Taxes

The Company provides for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” Deferred tax assets and liabilities are provided for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts. The deferred tax assets and liabilities are measured using the enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Income tax expense is computed as the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Litigation and Contingencies

The Company is subject to litigation and contingencies in the ordinary course of business. Legal fees and other expenses related to litigation and contingencies are expensed as incurred. Additionally, the Company, in consultation with its counsel, assesses the need to record a liability for litigation and contingencies on a case-by-case basis. Accruals are recorded when the Company determines that a loss related to a matter is both probable and reasonably estimable, based on existing information. These accruals are adjusted periodically as assessment efforts progress or as additional information becomes available. The Company self insures for liability not covered by product liability insurance based on an estimate of potential product liability claims. The Company develops such estimates in conjunction with their insurance consultants and outside counsel.

Financial Instruments

The Company did not have derivative financial instruments at any time during the fiscal year; disclosure is therefore limited to primary financial instruments. Cash and cash equivalents consist of cash on deposit and money market accounts with original maturities of three months or less. Investments with maturities between ninety days and one year are considered short-term investments. Cash, cash equivalents and short-term investments are stated at cost plus accrued interest, which approximates market value.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined on a first in, first out basis and includes transportation and handling costs. In the case of manufactured products, cost includes material, labor and applicable manufacturing overhead. Provisions are made for obsolete, slow moving or defective items where appropriate.

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

1.	Summary of Significant Accounting Policies (Continued)

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on deposit and money market accounts with original maturities of three months or less.

Property, Plant and Equipment

The cost of fixed assets is their purchase cost together with any incidental expenses of acquisition. Plant, property and equipment are depreciated over their estimated useful lives. Interest incurred as part of the cost of constructing fixed assets is capitalized and amortized over the life of the asset. No depreciation is charged on land. The estimated useful lives used by the Company to calculate depreciation are:

Life in Years
Buildings	50
Plant and machinery	10
Motor vehicles	4
Fixtures and fittings	5 to 10

Intangible Assets and Goodwill

Intangible assets include trademarks, patents and other intellectual property acquired by the Company, and are being amortized on a straight-line basis over estimated useful lives of 5-20 years. Where events or circumstances are present which indicate that the carrying amount of the intangible asset associated with a product may not be recoverable, the Company estimates the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. To the extent that this estimation indicates that undiscounted cash flows are not expected to be adequate to recover the carrying amounts, the assets are written down to fair value. Otherwise, no loss is recognized. Goodwill represents costs in excess of the fair value of net assets of businesses acquired by the Company.

Effective October 1, 2001 the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). SFAS 142 provides that goodwill no longer be amortized and the value of identifiable intangible assets be amortized over their useful life, unless the asset is determined to have an indefinite useful life. The Company has determined that none of its intangible assets are deemed to have an indefinite life. In accordance with SFAS 142, and upon adoption, the Company reclassified a total of $2,914 to goodwill from intangible assets (net), representing the assembled workforce associated with the Company’s acquisition of Warner Chilcott. Pursuant to SFAS 142, the Company’s goodwill is no longer amortized effective October 1, 2001 and the Company is required to perform a periodic impairment test for goodwill. Goodwill is tested for impairment at a level of reporting referred to as a reporting unit. To identify potential impairment, the fair value of each reporting unit is compared with its carrying amount including goodwill. If the fair value of the reporting unit is less than its carrying value, goodwill is deemed to be potentially impaired. The Company has completed this impairment test as of June 30, 2004 and has determined that goodwill has not been impaired.

New Accounting Pronouncements

In November 2004, the FASB Emerging Issues Task Force (EITF), reached a consensus on EITF 03-13, “Applying the Conditions in Paragraph 42 of FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, in Determining Whether to Report Discontinued Operations.” The Task Force

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

1.	Summary of Significant Accounting Policies (Continued)

reached a consensus in this Issue on an approach for evaluating whether the criteria in Statement No. 144 have been met for purposes of classifying the results of operations of a component of an entity that either has been disposed of or is classified as held for sale as discontinued operations. The approach includes an evaluation of whether the operations and cash flows of a disposed component have been or will be eliminated from the ongoing operations of the entity. Such evaluation depends on whether continuing cash flows have been or are expected to be generated and, if so, whether those continuing cash flows are direct or indirect. The consensus also requires financial statement disclosure of certain information for each discontinued operation that generates continuing cash flows. EITF 03-13 is effective for components of an enterprise that are either disposed of or classified as held for sale in fiscal periods beginning after December 15, 2004. The company does not believe that the application of EITF 03-13 will have a significant effect on the results and financial position of the Company.

In November 2004, the FASB issued Statement of Financial Accounting Standards No. 151, Inventory Costs—an amendment of ARB No. 43, chapter 4 (FAS 151). FAS 151 seeks to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) in the determination of inventory carrying costs. The statement requires such costs to be treated as a current period expense. This statement is effective for fiscal years beginning after July 15, 2005. The Company does not believe the adoption of FAS 151 will have a significant impact on the Company’s consolidated financial statements.

In December 2004, the FASB issued Statement of Financial Accounting Standard No. 153, Exchanges of Nonmonetary Assets—an amendment of APB No. 29. The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The Company does not anticipate that FAS 153 will have a material impact on the results and financial position of the Company.

In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123R, “Share-Based Payment” (SFAS 123R), a revision of SFAS No. 123, “Accounting for Stock-Based Compensation”, which addresses financial accounting and reporting for costs associated with stock-based compensation. SFAS 123R addresses all forms of share-based payment awards, including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. SFAS 123R requires stock-based compensation to employees to be recognized as a cost in the financial statements and that such cost be measured according to the fair value of the stock options. In the absence of an observable market price for the stock awards, the fair value of the stock options would be based upon a valuation methodology that takes into consideration various factors, including the exercise price of the option, the expected term of the option, the current price of the underlying shares, the expected volatility of the underlying share price, the expected dividends on the underlying shares and the risk-free interest rate. The requirements are effective for fiscal years beginning after June 15, 2005 based on the SEC’s deferral of the effective date of SFAS 123R.

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

2.	Cash and Cash Equivalents

	As of
	December 31, 2004	September 30, 2004
Cash at bank and in hand	$84,337	$11,640
Money market accounts	145,228	174,611

Cash and cash equivalents	$229,565	$186,251

3.	Accounts Receivable

	As of
	December 31, 2004	September 30, 2004
Trade receivables	$38,003	$40,371
Less allowance for doubtful accounts	652	665

Trade receivables, net	$37,351	$39,706

4.	Inventory

	As of
	December 31, 2004	September 30, 2004
Finished goods	$8,410	$21,240
Raw materials	18,210	5,806

Inventories	$26,620	$27,046

5.	Prepaid Expense and Other Current Assets

	As of
	December 31, 2004	September 30, 2004
Prepaid expense	$10,677	$16,078
Other current assets	2,287	2,906

Prepaid expense and other current assets	$12,964	$18,984

6.	Property, Plant and Equipment, Net

	As of
	December 31, 2004	September 30, 2004
Land and buildings	$22,727	$20,234
Plant and machinery	13,253	11,719
Fixtures and fittings	7,583	7,354
Motor vehicles	478	478

	44,041	39,785
Less accumulated depreciation	10,219	9,203

Property, plant and equipment, net	$33,822	$30,582

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

Depreciation expense of continuing operations for the quarters ended December 31, 2004 and 2003 was $1,019 and $348 (unaudited) respectively.

7.	Intangible Assets

Amortizable intangible assets as of December 31, 2004 were as follows:

	Product Specific Assets	Trademarks	Total Intangible Assets
Net book value	$883,447	$21,361	$904,808

Accumulated amortization	$137,610	$5,763	$143,373

These intangible assets are being amortized on a straight-line basis over 5 to 20 years, their estimated useful lives. Intangible asset amortization expense for the three months ended December 31, 2004 and 2003 amounted to $21,636 and $13,185 (unaudited) respectively. Following is the estimated aggregate amortization expense for the Company’s next five fiscal years:

Year Ending December 31,
2005	$82,850
2006	$82,225
2007	$69,200
2008	$64,900
2009	$62,000

8.	Accrued and Other Liabilities

	As of
	December 31, 2004	September 30, 2004
Accrued transaction costs	$36,257	$3,000
Payroll related accruals	17,013	6,119
Healthcare reimbursement accrual	7,079	8,053
Legal and claims accruals	7,602	9,002
Other accrued expenses	47,735	36,422

Accrued and other current liabilities	$115,686	$62,596

9.	Long-Term Debt

	As of
	December 31,	September 30,
	2004	2004
Long-term debt	$192,199	$191,701
Less: current installments	101,849	101,585

Long-term debt, excluding current installments	$90,350	$90,116

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

9.	Long-Term Debt (Continued)

Long-term debt consists of:

	As of
	December 31,	September 30,
	2004	2004
Term loans—at variable interest rates	$192,199	$191,701

	$192,199	$191,701

The weighted average interest rate at December 31, 2004 was 2.81% for variable-rate term loans (September 2004: 2.3%). The term loans are subject to circular and cross guarantees and indemnities.

Principal payments in each of the next five years and thereafter on long-term debt outstanding at December 31, 2004 amount to:

As of December 31, 2004
2005	$101,849
2006	60,781
2007	19,713
2008	9,856
2009	—
Thereafter	$192,199

On March 5, 2003, we entered into a $450 million credit facility with ABN AMRO Bank N.V., Barclays Bank PLC and Bank of Ireland. This senior debt facility provides for a $100 million multi-currency revolving facility, a $250 million three-year term loan facility and a $100 million five-year term loan facility. The term loan facilities were made available to us in connection with our acquisitions of Sarafem®, Estrostep ®, Loestrin® and femhrt®, and were drawn down in the second and third quarters of our fiscal year 2003 as we completed these purchase transactions. This credit agreement places certain restrictive covenants on the Company and requires us to comply with certain financial covenants. Interest is payable at a rate representing a margin of 1.25 percent per annum (also being the maximum rate and which shall be adjusted from time to time according to compliance by the Company with certain financial covenants) above the London (or European in the case of an advance denominated in Euro) interbank offered rate plus mandatory costs. As at December 31, 2004, we had $100 million available for use under the revolving facility.

In January 2005 this loan was fully repaid.

Warner Chilcott Senior Notes Due 2008

Warner Chilcott, Inc. (“WCI”) at the time of its acquisition by Warner Chilcott on September 29, 2000 had $200,000 principal amount of 12 5/8% senior notes outstanding. The senior notes were issued by WCI in February 2000 and are unconditionally guaranteed by Warner Chilcott, plc (“Warner Chilcott”), WCI’s direct parent. In March 2001, Warner Chilcott unconditionally guaranteed the notes.

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

9.	Long-Term Debt (Continued)

Interest payments on the notes were due semi-annually in arrears on February 15 and August 15. The senior notes were due in February 2008 and were redeemable prior to maturity at the option of WCI, in whole or part, beginning in February 15, 2004 at redemption prices that decrease annually and range from 106.3125% to 100% of the principal amount of the senior notes plus accrued interest. The indenture governing the senior notes limited Warner Chilcott and its subsidiaries’ ability to incur or guarantee additional debt, as well as to pay dividends or distributions on, or redeem or repurchase, capital stock.

The indenture governing the senior notes provides that upon a change of control, each note holder had the right to require WCI to repurchase their notes at a price equal to 101% of the principal amount plus accrued interest. Warner Chilcott’s acquisition of Warner Chilcott triggered the right of holders to require WCI to repurchase the senior notes. Approximately 20% of the note holders elected to tender their notes under this provision and, on December 13, 2000, Warner Chilcott purchased $40,300 principal amount of the notes. During the two years ended September 30, 2003 and 2002, Warner Chilcott and its affiliates purchased a total of $114,225 of principal amount of the senior notes in privately negotiated transactions for $131,328 plus accrued interest. On February 17, 2004 the principal amount of outstanding senior notes, $45,475, was redeemed for $48,346 (106.3125%).

10.	Financial Instruments

The following methods and assumptions were used to estimate the fair value of each material class of financial instrument:

Cash and Cash Equivalents—carrying amount approximates fair value due to the short-term nature of these items.

Accounts Receivable—carrying amount approximates fair value due to the short-term nature of these instruments.

Accounts and Notes Payable—carrying amount approximates fair value due to the short-term nature of these instruments.

Long Term Debt—the fair value of long-term debt is estimated, based on discounted future cash flows using currently available interest rates.

Senior Notes—the fair value of the Warner Chilcott senior notes is based on their redemption price in 2004.

Set out below is a comparison by category of book values and fair values of the Company’s financial assets and liabilities as of December 31, 2004 and September 30, 2004:

December 31, 2004	Book Value	Fair Value
Financial assets	$229,565	$229,565
Short-term borrowings	$101,849	$101,849
Long-term borrowings	$90,350	$90,350

September 30, 2004	Book Value	Fair Value
Financial assets	$186,251	$186,251
Short-term borrowings	$101,585	$101,585
Long-term borrowings	$90,116	$90,116

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

10.	Financial Instruments (Continued)

The fair values shown above have been assessed by calculating discounted cash flows that would arise if the commitments at December 31, 2004 and September 30, 2004 had been entered into at market rates at that time.

11.	Share Capital and Retained Earnings

The Company has 250,000,000 ordinary shares, par value 10 pence, authorized of which 187,502,161 were issued and outstanding as of December 31, 2004. Warner Chilcott shares trade in the United States in American Depositary Share (“ADS”) form with each comprised of four ordinary shares. On an ADS equivalent basis, the Company would have 62,500,000 equivalent ADSs authorized of which 46,875,540 would have been issued and outstanding as of December 31, 2004. During the year ended September 30, 2004, in order to create a more efficient capital structure and enhance earnings per share, 2,790,000 ordinary shares were repurchased for a total of $31,720.

Unrestricted retained earnings available for payment of dividends as determined under U.K. GAAP at December 31, 2004 were $63,916.

12.	Stock Compensation Plans

The following share option schemes were established in 1996:

—Warner Chilcott Approved Executive Share Option Scheme

—Warner Chilcott Unapproved Executive Share Option Scheme

—Warner Chilcott Savings Related Share Option Scheme

The Warner Chilcott 2000 U.S. Option Scheme was established in 2000. The Warner Chilcott Inc. Employee Stock Purchase Plan, established in 1998, was terminated upon disposal of our Clinical Trial Services business in May 2002.

The Warner Chilcott 2004 LTIP was established in 2004. The above employee share schemes, other than the Warner Chilcott Savings Related Share Option Scheme, were discontinued following shareholders’ approval of the LTIP.

A summary of the main terms of the schemes is set out below.

The Warner Chilcott Approved Executive Share Option Scheme and the Warner Chilcott Unapproved Executive Share Scheme (“the Executive Schemes”)

These are discretionary share schemes, one of which has been approved by the U.K. Inland Revenue. The terms of these schemes are similar unless indicated to the contrary. Both schemes provide for options to be granted over unissued shares or shares held in a trust. Options are granted at the discretion of the Remuneration Committee of the Company to any full time employee of Warner Chilcott or any of its subsidiaries.

Options may be exercised between the third and tenth anniversaries of their date of grant. The exercise price is not less than the higher of the nominal value of the share and the middle market quotation for the last dealing day before the date of grant.

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

12.	Stock Compensation Plans (Continued)

The number of options that may be issued is subject to overall scheme limits and individual limits. No further options may be granted if, as a result:

(i)	the aggregate number of shares issued, or remaining issuable, pursuant to options granted during the previous 10 years under the Executive Schemes, the SAYE Scheme, the U.S. Share Scheme and all other employees’ share schemes established by the Company would exceed 10% of the Company’s issued share capital on the day preceding the proposed grant date; or

(ii)	the aggregate number of shares issued, or remaining issuable, pursuant to options granted during the previous 10 years under the Executive Schemes, the U.S. Share Scheme and all other discretionary share option schemes (other than a savings related share option scheme) established by the Company would exceed 5% of the Company’s issued share capital on the day preceding the proposed grant date; or

(iii)	the aggregate number of shares issued, or remaining issuable, pursuant to options granted during the previous 3 years under the Executive Schemes, the SAYE Scheme, the U.S. Share Scheme and all other employees’ share schemes established by the Company would exceed 3% of the Company’s issued share capital at that time.

No further options may be granted to an individual if as a result the aggregate market value of shares which have been issued to him or for which he may subscribe under any Company share option scheme (other than the Savings Related Scheme) pursuant to options granted to him during the previous 10 years would exceed 4 times his annual earnings, or, in the case of the Approved Scheme, the aggregate market value of shares which he may acquire under this scheme would exceed £30,000. Share options granted under this scheme are accounted for as fixed awards under APB Opinion No. 25.

The Warner Chilcott Savings Related Share Option Scheme (“the SAYE Scheme”)

The SAYE Scheme permits the grant of options over unissued shares or shares held in a trust. All eligible employees are invited to apply for options and it is a condition of application that employees enter into a savings contract with an approved savings institution. The number of shares over which an option can be granted will be determined by the level of contributions which an employee commits to under the savings contract. This scheme is made available for U.K and Republic of Ireland employees of the Company and its subsidiaries with more than 1 year continuous employment. The exercise price is not less than the higher of the nominal value of the share and 80% of the middle market quotation on the day immediately preceding the date on which the Company issues invitations to eligible employees to participate in the SAYE Scheme. An option may be exercised 3 or 5 years after the date of grant depending on the type of savings contract taken out.

No further options may be granted if, as a result:

(i)	the aggregate number of shares issued, or remaining issuable, pursuant to options granted during the previous ten years under the Executive Schemes, the SAYE Scheme, the U.S. Share Scheme and all other employees’ share schemes established by the Company would exceed 10% of the Company’s issued share capital; or

(ii)	the aggregate number of shares issued, or remaining issuable, pursuant to options granted in the previous 5 years under the Executive Schemes, the SAYE Scheme, the U.S. Share Scheme and all other employees’ share schemes established by the Company would exceed 5% of the Company’s issued share capital.

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

12.	Stock Compensation Plans (Continued)

Share options granted under the SAYE scheme are accounted for as variable awards under APB Opinion No. 25 to the extent that the exercise price per share is not known at the grant date.

The Warner Chilcott 2000 U.S. Option Scheme (“the U.S. Share Scheme”)

Pursuant to the terms of the U.S. Share Scheme, both incentive stock options and non-qualified stock options may be granted to any eligible employee of or consultant to the Company’s U.S. subsidiaries.

On any date, no option may be granted under the U.S. Share Scheme if, as a result, any of the following limits would be exceeded:

(i)	the aggregate number of ordinary shares issued, or remaining issuable, pursuant to options granted during the previous 10 years under this scheme, the Executive Schemes, the SAYE Scheme and all other employees’ share schemes established by the Company would exceed 10 % of the issued ordinary share capital of the Company on the day preceding that date;

(ii)	the aggregate number of ordinary shares issued, or remaining issuable, pursuant to options granted during the previous 10 years under this scheme, the Executive Schemes and all other discretionary share option schemes (other than a savings related share option scheme) established by the Company would exceed 5% of the issued ordinary share capital of the Company on the day preceding that date;

(iii)	the aggregate number of ordinary shares issued, or remaining issuable, pursuant to options granted in the previous three years under this scheme, the Executive Schemes, the SAYE Scheme and all other employees’ share schemes established by the Company would exceed 3% of the issued ordinary share capital of the Company on the day preceding that date.

The maximum number of Ordinary Shares that may be granted in ADS form as incentive stock options under the U.S. Share Scheme is 6,363,332 Ordinary Shares.

There are no limits on the maximum number of ADSs which may be the subject of an option granted under the U.S. Share Scheme to an eligible employee. The exercise price of an option shall not be less than 100% of the fair market value of an ADS on the date the option is granted. The period during which options may become exercisable shall be set by the Remuneration Committee. All options shall cease to be exercisable on the earliest of the tenth anniversary of the date of grant or after a specified period following the participant’s separation from the Company. Share options granted under this scheme are accounted for as fixed awards under APB Opinion No. 25.

Warner Chilcott 2004 Long Term Incentive Plan (“LTIP”)

As part of the process of keeping the Company’s remuneration policy under review, shareholder approval was sought for the adoption of a new Long Term Incentive Plan at the Company’s 2003 Annual General Meeting. The above employee share Schemes, other than the Warner Chilcott Savings Related Share Option Scheme, were discontinued following shareholder approval of the LTIP. Under the LTIP, a wide variety of equity-based incentives can be granted. The initial awards granted were in the form of share options or performance share units. Eligible employees of the company and its UK and US subsidiaries may be awarded options to acquire ordinary shares at an exercise price equal to the market value of a share in the Company at the date of grant (“Share Options”) and/or performance share units (“Performance Shares Awards”) which comprise a right to acquire ordinary shares in the Company at a nominal cost. Eligible executives may be awarded a combination of Share Options and Performance Share Awards. In accordance with current market best practice,

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

12.	Stock Compensation Plans (Continued)

and UK institutional investor guidelines, all awards under the LTIP will be subject to the achievement of performance conditions which will determine how many, if any, of the shares under the award a participant is entitled to acquire after the end of the related performance period. The maximum combined value (at the time of grant) of Share Options and Performance Share Awards, which can be awarded in any financial year to a participant will not exceed twice his annual earnings (comprising annual salary and bonus awarded for the immediately preceding financial year). The maximum bonus amount which can be taken into account for the purpose of determining annual earnings is one times an eligible employee’s annual salary.

The performance condition to apply to initial awards of Share Options and of Performance Shares Awards will be based on compound growth in the Company’s earnings per share (“EPS”) over the annual compound growth rate in the US Consumer Price Index (“CPI”) in respect of the relevant performance period. The performance condition will be measured over a period of three financial years for UK participants and over four financial years for the US participants.

In relation to Share Options granted to UK participants, the Company’s EPS annual growth rate over the three financial years beginning with the financial year in which the grant is made must exceed the annual compound growth rate in CPI by at least three per cent over the same period. At that point, there will be 50 per cent vesting. Full vesting of Share Options will require the Company’s EPS annual compound growth to exceed the annual compound growth rate in CPI by at least seven per cent over the same period. For performance between these two points, vesting will be based on a straight line sliding scale.

In relation to Performance Shares Awards granted to UK participates, none will vest unless the Company’s EPS annual compound growth rate over the three financial years beginning with the financial year in which the grant is made exceeds the annual compound growth rate in CPI by at least five per cent over the same period. Performance Share Awards will vest in full if the Company’s EPS annual compound growth exceeds the annual compound growth rate in CPI by at least 17 percent over the same period. For performance between these two points, vesting will be based on a straight line sliding scale.

The same performance conditions applied to UK participants will be applied to US participants. Awards will, however, vest as to 25 percent of the total number of shares under the award each year over a four-year period, and the performance conditions will be measured on an annualised basis from the commencement of the related performance period up to the respective dates(s) of vesting. For each 25 percent tranche of the share options to vest in full, the Company’s EPS annual growth rate measured from the commencement of the performance period must exceed the annual compound growth rate in CPI by at least seven percent over the relevant performance period. For each 25 percent tranche of Performance Share Awards to vest in full, the Company’s EPS annual compound growth rate must exceed the annual compound growth rate in CPI by at least 17 percent over the relevant performance period.

Additionally, for any awards to vest, the remuneration committee must be satisfied at the time that there has been a sustained improvement in the Company’s underlying financial performance. Share options and Performance Share Awards granted under this scheme are variable awards since vesting is contingent on the achievement of performance targets.

Warner Chilcott 2004 Restricted Share Unit (RSU) Agreement

Mr Roger M Boissonneault, Warner Chilcott’s Chief Executive Officer, was granted an award over 70,000 RSUs on August 26, 2004. Each RSU gives an entitlement to a payment in cash equal to the market value of one Warner Chilcott ADS. The RSUs vest, subject to the satisfaction of a target concerning “adjusted diluted

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

12.	Stock Compensation Plans (Continued)

earnings per share”, as to 25 percent on August 26, 2007, as to a further 25 percent on August 26, 2008 and as to the remaining 50 percent on August 26, 2009. On a change of control of WCI, Mr Boissonneault is entitled (whether or not he is still employed by WCI at that point) to up to 100 per cent of the RSUs, but only to the extent that the EPS Target up to the date of the change of control is met.

Schedule of Compensatory Share Options and Warrants (in terms of equivalent ADSs)

		Exercise Price per ADS
	ADSs Subject to Option	Range	Weighted Average
Balance at September 30, 2004	2,397,685	$1.60 – $61.54	$37.65
Granted	31,200	$55.57	$55.57
Exercised	(42,608)	$15.8 – $61.9	$49.93
Cancelled	(34,092)	$25.83 – $61.9	$53.18

Balance at December 31, 2004	2,352,185	$10.80 –$61.85	$40.17

Included in the balance of options outstanding at December 31, 2004 are 442,602 performance options issued under the LTIP which were unexercisable at December 31, 2004.

LTIP Restricted Stock Grants:

Balance at September 30, 2004	124,612
Granted	3,000
Exercised	—
Cancelled	—

Balance at December 31, 2004	127,612

No restricted stock grants are exercisable at December 31, 2004.

Warner Chilcott Restricted Share Units:

Balance at September 30, 2004	70,000
Granted	0
Exercised	—
Cancelled	—

Balance at December 31, 2004	70,000

No restricted share units are exercisable at December 31, 2004.

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

12.	Stock Compensation Plans (Continued)

Schedule of Compensatory Share Option and Warrants Grouped by Exercise Price Range (in terms of equivalent ADSs)

	Range of Exercise Price
	$1.60 to $15.99	$16.00 to $29.99	$30.00 to $41.99	$42.00 to $59.99	$60.00 to $61.85	Total
Number of ADSs subject to options/ warrants	121,126	661,454	697,981	491,268	380,356	2,352,185
Weighted average exercise price	$13.32	$28.51	$36.88	$50.60	$61.54	$40.17
Weighted average remaining contractual life (years)	3.9	7.5	13.9	20.2	61.5	20.6
Number of exercisable options/ warrants	121,126	363,818	482,217	318,368	72,263	1,357,792
Weighted average exercise price for exercisable options and warrants	$13.32	$28.40	$37.34	$48.59	$61.69	$36.74

Options issued over ordinary shares have been converted to an equivalent number of options over ADSs by dividing the number of ordinary shares subject to such options by four and multiplying the option exercise price by four. Exercise prices of options denominated in pounds have been converted to a U.S. dollar equivalent in the above tables using the pound / U.S. dollar exchange rate as of December 31, 2004.

13.	Treasury Stock

Treasury stock reflects shares held by the Warner Chilcott PLC Employee Benefit Trust (the “Trust”), which was established by the Company’s founder, Dr. McClay, immediately prior to flotation in 1997. This is a discretionary trust for the benefit of employees and former employees of the Company, including Directors, and may be used to meet obligations under the Company’s share schemes under the direction of the current Trustees. Dividends have not been waived by the Trust. Dr. McClay, who cannot be a beneficiary of the Trust, gifted 5,000,262 ordinary shares (1,250,065 ADS equivalents) to the Trust on its establishment. Treasury stock is included on the balance sheet at the value of the shares on the date of the gift, $2.43 per ordinary share ($9.72 per ADS). At December 31, 2004 there were 4,261,417 (September 2004: 4,281,967) ordinary shares, or 1,065,354 (September 2004: 1,070,492), ADS equivalents, held by the Trust.

14.	Leases

The Company leases land and buildings and motor vehicles under operating leases. The Company’s commitments under the non-cancelable portion of all operating leases for the next five years as of December 31, 2004 are:

2005	$3,725
2006	3,733
2007	3,132
2008	1,030
2009	320

$11,940

Lease and rental expenses included in selling, general and administrative expenses in the accompanying statements of operations totaled $895, and $634 (unaudited) for the three months ended December 31, 2004 and 2003, respectively.

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

15. Income Taxes

Warner Chilcott operates in four primary tax jurisdictions, the United Kingdom, the United States, the Republic of Ireland and Puerto Rico. The majority of Warner Chilcott’s taxable income for the periods presented are derived from the United States, the United Kingdom and the Republic of Ireland. The following table shows the principal reasons for the difference between the effective tax rate and the U.K. statutory income tax rate.

	For the Three Months ended December 31,
	2004	2003
		Unaudited
UK statutory income tax rate	30.0%	30.0%
Income before taxes	(17,530)	52,607

Income tax at UK statutory rate	(5,259)	15,782
Non-deductible expense;
Legal, entertainment and other	15,556	242
Change in valuation allowance	—	1,304
Effect of foreign tax rates (net)	892	(4,039)
Tax reserves	15,000	—
Non-taxable UK grant income	(24)	(1,062)
Prior year true-ups	390	87
Other differences (net)	3	(2)

Provision for income taxes	26,558	12,312

Effective income tax rate	(151.50)%	23.40%

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

15.	Income Taxes (Continued)

The U.K., the Republic of Ireland, Puerto Rico and U.S. components of income before taxes and the provisions for income taxes are presented in the table below:

	For the Three Months Ended
	December 31, 2004	December 31, 2003
		Unaudited
Income (loss) before taxes:
United Kingdom	$(50,724)	$(1,286)
Republic of Ireland	20,920	33,344
United States	15,709	20,549
Puerto Rico	(3,435)	—

Total	$(17,530)	$52,607

Provision for current income taxes:
United Kingdom	$(741)	$1,948
Republic of Ireland	15,075	5,870
United States federal tax	6,479	7,114
United States state and local taxes	1,648	1,016
Puerto Rico	(37)	—

Total	$22,424	$15,948

Provision for deferred income taxes:
United Kingdom	$(930)	$(3,145)
Republic of Ireland	7,143	(381)
United States federal tax	(2,958)	(96)
United States state and local taxes	879	(14)

Total	$4,134	$(3,636)

Total provision for income taxes	$26,558	$12,312

Deferred income tax liabilities are taxes the Company expects to pay in future periods. Similarly, deferred tax assets are recorded to reflect expected reductions in taxes payable in future periods. Deferred income tax items arise because of differences in the book and tax treatment of certain assets and liabilities.

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

15. Income Taxes (Continued)

The items giving rise to deferred tax liabilities and assets are summarized in the following table:

	As of
	December 31, 2004	September 30, 2004
Deferred Tax Assets:
Capital loss carryforwards	$9,078	$9,078
Valuation allowance for capital loss carryforwards	(9,078)	(9,078)
Reserves	13,806	20,455
Other	900	1,500

Deferred tax assets	$14,706	$21,955

Deferred Tax Liabilities:
Property, plant and equipment allowances	$(4,195)	$(4,071)
Intangibles	(11,302)	(14,514)

Deferred tax liabilities	$(15,497)	$(18,585)

Net deferred tax (liabilities)/assets	$(791)	$3,370

The valuation allowance of $9,078 (September 2004: $9,078) relates to foreign deferred tax assets recorded for capital loss carryforwards that the Company currently believes are more likely than not to remain unrealized in the future.

In 2004 the company transferred certain intangible assets between entities in different tax jurisdictions. The potential tax impacts of these transfers were recorded in the company’s income tax provisions and associated balance sheet accounts based on assumptions regarding the values of the transferred assets, including consideration of third party valuation reports. The tax year in which the transfers occurred has not yet been subject to audit by taxing authorities. Although the outcome of possible future challenges of the value at which the transfers took place cannot be predicted with certainty, the Company believes that any possible liability in connection with the transfers would not have a material adverse effect on its operating results or financial position but could be material to the Company’s cash flows in any one accounting period.

16.	Commitments and Contingencies

The Company has outstanding commitments for raw materials with 7 suppliers which aggregate $46.5 for the periods 2005 through 2007. Purchases under these agreements are expected to be $36.3, $5.1 and $5.1 in 2005, 2006 and 2007 respectively.

The Company has commitments under minimum purchase requirements with 1 supplier which aggregate $12 for the periods 2005 through 2007. Purchases under these agreements are expected to be $4, $4 and $4 in 2005, 2006 and 2007 respectively.

17.	Consolidating Financial Statements

On January 5, 2005, Warner Chilcott Plc was acquired by an indirectly controlled, newly formed subsidiary of funds managed or advised by Bain Capital Partners LLC, DLJ Merchant Banking III, Inc., J.P. Morgan Partners, LLC and Thomas H. Lee Partners, L.P., (the “Acquisition”). As part of the financing for the Acquisition, on January 18, 2005, Warner Chilcott Corporation, a newly formed Company issued $600,000,000,

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

17.	Consolidating Financial Statements (Continued)

8.75% Senior Subordinated Notes due 2015 (the “Notes”). Following completion of a series of internal restructuring transactions after the completion of the Acquisition, Warner Chilcott PLC and its subsidiaries, and Warner Chilcott Corporation, are held by Warner Chilcott Holdings Company III, Limited, also a newly formed holding Company. Warner Chilcott Holdings Company III, Limited, together with its subsidiaries is herein referred to as the “Group.”

The following Group companies have issued full and unconditional guarantees of the Notes:

Company	Description
Warner Chilcott Holdings Company III, Limited	Newly formed parent holding company
Warner Chilcott Intermediate (Luxembourg) S.à.r.l	Wholly owned, newly formed holding company
Warner Chilcott Company, Inc.	Wholly owned operating company
Warner Chilcott (US), Inc.	Wholly owned operating company

Warner Chilcott Holdings Company III, Limited, and Warner Chilcott Intermediate (Luxembourg) S.à.r.l, are holding companies that were newly formed in connection with the Acquisition. Prior to the Acquisition, neither company had any assets, liabilities or operations. Warner Chilcott Company, Inc., and Warner Chilcott (US), Inc., are both pre-existing operating subsidiaries of Warner Chilcott PLC. Warner Chilcott PLC, is not a guarantor of the Notes.

The information presented below is consolidating information for Warner Chilcott PLC, (parent company prior to the Acquisition), Warner Chilcott Company, Inc., Warner Chilcott (US), Inc. and the remaining non-guarantor subsidiaries of Warner Chilcott PLC on a combined basis, as of December 31, 2004 and September 30, 2004 and for each of the three month periods ended December 31, 2004 and December 31, 2003.

Consolidating information for Warner Chilcott Holdings Company III, Limited, Warner Chilcott Corporation and Warner Chilcott Intermediate (Luxembourg) S.à.r.l, is not presented since the Acquisition did not occur until after the periods presented below. Additionally, these companies did not have any assets, liabilities or operations prior to the Acquisition. For periods subsequent to the Acquisition on January 5, 2005, the consolidating information will include these companies.

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

17.	Consolidating Financial Statements (Continued)

Condensed Combined Balance Sheets as of December 31, 2004

	Warner Chilcott PLC Non-guarantor parent	Guarantor subsidiaries	Non-Guarantor subsidiaries	Eliminations/ adjustments	Total
Assets
Current assets:
Cash and cash equivalents	$127,416	$107,779	$—	$(5,630)	$229,565
Accounts receivable, net	(24)	34,339	3,036	—	37,351
Inventories	—	19,973	6,647	—	26,620
Deferred income taxes	900	1,991	—	(2,891)	—
Prepaid expenses and other assets	55	10,555	2,354	—	12,964
Intercompany receivables	387,299	33,865	306,595	(727,759)	—

Total current assets	515,646	208,502	318,632	(736,280)	306,500

Property, plant and equipment, net	247	9,658	23,917	—	33,822
Intangible assets, net	—	892,221	12,587	—	904,808
Goodwill	—	194,113	—	—	194,113
Investment in subsidiaries	616,294	—	257,281	(873,575)	—

Total assets	$1,132,187	$1,304,494	$612,417	$(1,609,855)	$1,439,243

Liabilities
Current liabilities:
Accounts payable	$—	$18,095	$8,165	$(5,630)	$20,630
Intercompany payables	—	674,656	53,102	(727,758)	—
Accrued and other liabilities	41,231	51,208	23,247	—	115,686
Long-term debt, current portion	—	101,849	—	—	101,849
Accrued income taxes	1,869	10,980	5,257	—	18,106

Total current liabilities	43,100	856,788	89,771	(733,388)	256,271

Long-term debt, excluding current portion	—	90,350	—	—	90,350
Deferred income taxes	—	—	3,682	(2,891)	791
Other non-current liabilities	—	—	2,744	—	2,744

Total liabilities	43,100	947,138	96,197	(736,279)	350,156

Total shareholders’ equity	1,089,087	357,356	516,220	(873,576)	1,089,087

Total liabilities and shareholders’ equity	$1,132,187	$1,304,494	$612,417	$(1,609,855)	$1,439,243

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

17.	Consolidating Financial Statements (Continued)

Condensed Combined Statements of Operations for the quarter ended December 31, 2004

	Warner Chilcott PLC Non-guarantor parent	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations/ adjustments	Total
Total revenue	$—	$135,783	$7,130	$(6,020)	$136,893
Costs, expenses and other:
Cost of sales	—	30,023	4,506	—	34,529
Selling, general and administrative	3,684	41,356	2,443	(6,020)	41,463
Research and development	—	3,359	1,249	—	4,608
Amortization of intangibles	—	21,636	—	—	21,636
Transaction costs	50,634	—	339	—	50,973
Interest income	(3,750)	(100)	(1,660)	4,860	(650)
Interest expense	—	6,724	—	(4,860)	1,864

(Loss)/income before taxes	(50,568)	32,785	253	—	(17,530)
Provision (benefit) for income taxes	(1,887)	10,653	17,792	—	26,558
Equity in earnings (losses) of subsidiaries	4,593	—	10,798	(15,391)	—

Net (loss)/income	$(44,088)	$22,132	$(6,741)	$(15,391)	$(44,088)

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

17.	Consolidating Financial Statements (Continued)

Condensed Combined Statements of Cash Flows for the quarter ended December 31, 2004

	Warner Chilcott PLC Non-guarantor parent	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations/ adjustments	Total
Cash flows from operating activities:
Net (loss)/income	$(44,088)	$22,132	$(6,741)	$(15,391)	$(44,088)
Adjustment to reconcile net loss to net cash provided by operating activities:
Depreciation	20	589	410	—	1,019
Equity earnings (losses) in subsidiaries	(4,593)	—	(10,798)	15,391	—
Amortization of intangibles	—	21,636	—	—	21,636
Amortization of debt financing costs	—	498	—	—	498
Amortization of government grants	—	—	(82)	—	(82)
Stock compensation expense	—	81	2,574	—	2,655
Changes in assets and liabilities:
(Increase)/decrease in accounts receivable, prepaid expenses and other assets	(55)	15,173	(6,743)	—	8,375
(Increase)/decrease in intercompany receivables	(1,947)	24,878	(22,931)	—	—
Decrease in inventories	—	6,312	(1,611)	—	4,701
Increase in accounts payable, accrued liabilities and other liabilities	30,987	12,363	7,785	—	51,135
(Decrease)/increase in intercompany payable	—	(33,436)	33,436	—	—
(Decrease)/increase in income taxes and other	(5,606)	4,756	2,691	—	1,841

Net cash (used in)/provided by operating activities	(25,282)	74,982	(2,010)	—	47,690

Cash flows from investing activities:
Purchase of intangible assets	—	(7,200)	—	—	(7,200)
Capital expenditures	—	(479)	(171)	—	(650)

Net cash used in investing activities	—	(7,679)	(171)	—	(7,850)

Cash flows from financing activities:
Proceeds from share capital issue, net of expenses	2,452	—	—	—	2,452
Government grants received	—	—	151	—	151

Net cash provided by financing activities	2,452	—	151	—	2,603

Net (decrease)/increase in cash and cash equivalents	$(22,830)	$67,303	$(2,030)	$—	$42,443

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

17.	Consolidating Financial Statements (Continued)

Condensed Combined Balance Sheets as of September 30, 2004

	Warner Chilcott PLC Non-guarantor parent	Guarantor subsidiaries	Non-Guarantor subsidiaries	Eliminations/ adjustments	Total
Assets
Current assets:
Cash and cash equivalents	$148,318	$40,476	$(2,543)	$—	$186,251
Accounts receivable, net	—	35,734	3,972	—	39,706
Inventories	—	22,008	5,038	—	27,046
Deferred income taxes	—	4,410	—	(1,040)	3,370
Prepaid expenses and other assets	—	24,325	(5,341)	—	18,984
Intercompany receivables	385,329	126,293	316,476	(828,098)	—

Total current assets	533,647	253,246	317,602	(829,138)	275,357

Property, plant and equipment, net	267	7,150	23,165	—	30,582
Intangible assets, net	—	906,640	12,603	—	919,243
Goodwill	—	194,113	—	—	194,113
Investment in subsidiaries	609,545	—	246,483	(856,028)	—

Total assets	$1,143,459	$1,361,149	$599,853	$(1,685,166)	$1,419,295

Liabilities
Current liabilities:
Accounts payable	$—	$12,009	$3,571	$—	$15,580
Intercompany payables	—	771,607	56,491	(828,098)	—
Accrued and other liabilities	10,244	41,971	10,381	—	62,596
Long-term debt, current portion	—	101,585	—	—	101,585
Accrued income taxes	6,575	8,638	5,020	—	20,233

Total current liabilities	16,819	935,810	75,463	(828,098)	199,994

Long-term debt, excluding current portion	—	90,116	—	—	90,116
Deferred income taxes	—	—	1,040	(1,040)	—
Other non-current liabilities	—	—	2,545	—	2,545

Total liabilities	16,819	1,025,926	79,048	(829,138)	292,655

Total shareholders’ equity	1,126,640	335,223	520,805	(856,028)	1,126,640

Total liabilities and shareholders’ equity	$1,143,459	$1,361,149	$599,853	$(1,685,166)	$1,419,295

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

17.	Consolidating Financial Statements (Continued)

Condensed Combined Statements of Operations for the quarter ended December 31, 2003

	Warner Chilcott PLC non-guarantor parent	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations /adjustments	Total
Total revenue	$—	$121,289	$65,813	$(62,313)	$124,789
Costs, expenses and other:
Cost of sales	—	66,851	6,870	(62,313)	11,408
Selling, general and administrative	2,621	28,329	6,795	—	37,745
Research and development	—	1,423	5,269	—	6,692
Amortization of intangibles	—	2,642	10,543	—	13,185
Interest income	(1,731)	(169)	—	1,631	(269)
Interest expense	—	1,385	3,667	(1,631)	3,421

(Loss) income before taxes	(890)	20,828	32,669	—	52,607
Provision (benefit) for income taxes	(392)	7,997	4,707	—	12,312
Equity in earnings (losses) of subsidiaries	43,198	—	12,831	(56,029)	—

Income (loss) from continuing operations	42,700	12,831	40,793	(56,029)	40,295
Discontinued operations	—	—	2,405	—	2,405

Net income (loss)	$42,700	$12,831	$43,198	$(56,029)	$42,700

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

17.	Consolidating Financial Statements (Continued)

Condensed Combined Statements of Cash Flows for the quarter ended December 31, 2003

	Warner Chilcott PLC non-guarantor parent	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations /adjustments	Total
Cash flows from operating activities:
Net income	$42,700	$12,831	$43,198	$(56,029)	$42,700
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation	—	172	1,141	—	1,313
Equity earnings (losses) in subsidiaries	(43,198)	—	(12,831)	56,029	—
Gain on sale of fixed assets	—	—	(427)	—	(427)
Amortization of intangibles	—	2,642	12,110	—	14,752
Stock compensation expense	—	81	214	—	295
Amortization of debt financing costs	—	50	7	—	57
Amortization of government grants	—	—	(272)	—	(272)
Changes in assets and liabilities:
(Increase)/decrease in accounts receivable, prepaid expenses and other assets	(129)	(25,432)	7,862	—	(17,699)
(Increase)/decrease in intercompany receivables	(4,610)	16,225	(11,615)	—	—
(Increase)/decrease in inventories	—	(4,110)	3,671	—	(439)
Decrease in accounts payable, accrued liabilities and other liabilities	(2,445)	(2,218)	(2,370)	—	(7,033)
Increase/(decrease) in intercompany payables	—	29,297	(29,297)	—	—
(Decrease)/increase in income taxes and other	(1,324)	5,430	1,957	—	6,063

Net cash (used in)/provided by operating activities	$(9,006)	34,968	13,348	—	39,310

Cash flows from investing activities:
Purchase of intangible assets	—	—	(2,308)	—	(2,308)
Capital expenditures	—	(204)	(1,602)	—	(1,806)
Proceeds from businesses, net of cash acquired	—	—	35,783	—	35,783

Net cash (used in)/provided by investing activities	—	(204)	31,873	—	31,669

Cash flows from financing activities:
Repayments on long-term debt	—	—	(710)	—	(710)
Proceeds from share capital issue, net of expenses	7,176	—	—	—	7,176
Repayments under capital leases	—	—	(236)	—	(236)
Government grants received	—	—	383	—	383

Net cash provided by/(used in) financing activities	7,176	—	(563)	—	6,613

Net (decrease)/increase in cash and cash equivalents	$(1,830)	$34,764	$44,658	$—	$77,592

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

18.	Concentration of Credit Risk, Reliance on Significant Suppliers and Reliance on Major Products

The Company distributes its pharmaceutical products through wholesalers, distributors and direct to certain retailers. The following table shows significant customer sales as a percentage of revenue from continuing operations.

	For the Three Months Ended December 31,
		Unaudited
	2004	2003
Customer A	22%	27%
Customer B	20%	16%
Customer C	16%	20%

Accounts receivable from Customer A as of December 31, 2004 and September 30, 2004 totaled $10,200 and $10,600, respectively. As of December 31, 2004 and September 30, 2004, accounts receivable from Customer B totaled $6,400 and $7,607, respectively. As of December 31, 2004 and September 30, 2004, accounts receivable from Customer C totaled $6,100 and $7,900, respectively

The following table shows revenue generated from product provided by significant suppliers as a percentage of revenues from continuing operations.

	For the Three Months Ended December 31,
		Unaudited
	2004	2003
Supplier A	14%	13%
Supplier B	30%	23%
Supplier C	12%	14%
Supplier D	9%	20%

Net sales of the following pharmaceutical products accounted for more than 10% of revenue from continuing operations:

	For the Three Months Ended December 31,
		Unaudited
	2004	2003
Sarafem®	10%	20%
Ovcon® 35 and 50	16%	13%
Doryx®	14%	13%
Estrace® cream	12%	10%
femhrt	12%	14%
Estrostep	13%	10%

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

19.	Segment Information

The Company’s business consists of one operating segment for internal financial reporting purposes. Following is selected information in relation to continuing operations for the periods indicated:

a.	Revenue by country of origin

	For the three months ended December 31,
	2004	2003
		Unaudited
Revenues
United States	$118,059	$121,949
All other	18,834	2,840

	$136,893	$124,789

b.	Product revenue

	For the three months ended December 31,
	2004	2003
		Unaudited
Doryx®	$18,843	$15,690
Duricef® and Moisturel®	5,242	6,494
Estrace® cream	16,100	12,967
Estrace® tablets	3,551	2,047
Estrostep®	17,745	12,902
femhrt®	16,290	17,155
Loestrin®	—	12,493
Femring®	3,742	816
Ovcon®	22,295	16,233
Sarafem®	13,011	24,552
Other products	2,525	2,780
Contract manufacturing product sales	11,369	—

Total Net Sales	130,713	124,129
Other revenue:
Co-promotion revenue	6,180	660

	$136,893	$124,789

c.	Fixed assets

	As of
	December 31, 2004	September 30, 2004
Fixed assets:
United States	$2,931	$3,094
Puerto Rico	6,726	4,056
United Kingdom/Rep. of Ireland	24,165	23,432

	$33,822	$30,582

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

20.	Pension and 401(k) Savings Plan Contributions

Contributions by the Company to defined contribution pension plans during the three months ended December 31, 2004 and 2003 were $85 and $37 respectively.

The Company also makes matching contributions to a 401(k) savings plan. This plan provides eligible employees with the option to defer amounts not in excess of 15% of his or her compensation. The Company makes matching contributions to the plan on behalf of all participants who make elective deferrals. As of January 1, 2003, the Company contributes and allocates to each participant’s account matching contributions equal to 75% of up to 6% of the participant’s contributions. Prior to January 1, 2003, the Company’s matching contribution was 50% of up to 6% of the participant’s contributions. The Company’s contributions vest at 25% per year up to 100% at the participant’s completion of four years of employment. The Company’s contributions for the three months ended December 31, 2004 and 2003 amounted to $261 and $306 respectively.

21.	Earnings Per Share

Basic net income per ordinary share (and ADS) is based on the income available to ordinary shareholders divided by the weighted average number of ordinary shares (and equivalent ADSs) outstanding during the period. Diluted income per share is computed by adjusting the weighted average number of ordinary shares (and equivalent ADSs) outstanding during the period for potentially dilutive rights to acquire ordinary shares or ADSs that were outstanding during the period. The dilution attributable to rights to acquire shares is computed using the treasury stock method and depends upon the market price of the Company’s shares during the period. Shares held in the Employee Share Trust are excluded from these calculations. The following table sets forth the computation for each of these calculations:

	Three months ended December 31,
	2004	2003
		Unaudited
Numerator for basic and diluted net (loss)/income per ordinary share and ADS	$(44,088)	$42,700

Weighted average number of ordinary shares (basic)	183,152,930	183,849,142
Effect of dilutive stock options	—	2,237,580

Weighted average number of ordinary shares (diluted)	183,152,930	186,086,722

Basic and diluted net (loss)/income per ordinary share	$(0.24)	$0.23

Weighted average number of equivalent ADSs (basic)	45,788,232	45,962,286
Effect of dilutive stock options	—	559,394

Weighted average number of equivalent ADSs (diluted)	45,788,232	46,521,680

Basic net (loss)/income per ADS	$(0.96)	$0.93

Diluted net (loss)/income per ADS	$(0.96)	$0.92

For the three months ended December 31, 2004, stock options over 10,158,656 were not included in the computation of diluted earnings per share because to do so would be anti-dilutive.

WARNER CHILCOTT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands of U.S. dollars, unless otherwise noted (except per share data)

22.	Subsequent Event

On October 27, 2004, Warner Chilcott Acquisition Limited and Warner Chilcott PLC reached an agreement on the terms of a recommended acquisition of the entire issued and to-be-issued share capital of Warner Chilcott PLC. The acquisition was implemented by way of a scheme of arrangement under Article 418 of The Companies (Northern Ireland) Order 1986 (the “Scheme”). Warner Chilcott Acquisition Limited is a new company indirectly controlled by funds managed or advised by Bain Capital Partners LLC, DLJ Merchant Banking III, Inc., J.P. Morgan Partners, LLC and Thomas H. Lee Partners, L.P. (we sometimes refer to these funds in this Registration Statement collectively as the “Sponsors”), and was established to implement the acquisition.

Under the terms of the Scheme, all Warner Chilcott PLC’s shareholders received 862 pence sterling in cash per ordinary share, valuing its entire share capital at approximately £1,653 million ($3,108 million). Warner Chilcott PLC’s board of directors (other than Roger Boissonneault, the chief executive officer who, in view of the nature of the acquisition, did not participate in the board’s deliberations) determined that the terms of the acquisition were fair and reasonable and unanimously recommended that Warner Chilcott PLC shareholders vote in favor of the Scheme. On December 10, 2004, the requisite majority of Warner Chilcott PLC shareholders voted to approve the Scheme. The Scheme was filed with the High Court of Justice in Northern Ireland, Chancery Division, and became effective on January 5, 2005, whereupon the Sponsors, through Warner Chilcott Acquisition Limited, became the beneficial owners of 100% of Warner Chilcott PLC. Effective January 2005 Warner Chilcott changed its name to Chilcott UK Limited.

WARNER CHILCOTT HOLDINGS COMPANY III, LIMITED

CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands except share amounts)

(Unaudited)

	Successor	Predecessor
	March 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$53,163	$229,565
Accounts receivable, net	40,341	37,351
Inventories	23,699	26,620
Deferred income taxes	20,505	—
Prepaid expense and other current assets	16,829	12,964

Total current assets	154,537	306,500

Property, plant and equipment, (net of $633 and $10,219 in accumulated depreciation)	30,951	33,822
Intangible assets, net	1,799,300	904,808
Goodwill	1,163,690	194,113
Other non-current assets	80,488	—

Total assets	$3,228,966	$1,439,243

LIABILITIES
Current liabilities:
Accounts payable	$16,096	$20,630
Accrued expenses and other current liabilities	101,305	115,686
Current portion of long-term debt	14,000	101,849
Accrued income taxes	5,882	18,106

Total current liabilities	137,283	256,271

Other liabilities:
Long-term debt, excluding current portion	2,006,000	90,350
Deferred income taxes	162,298	791
Other non-current liabilities	2,620	2,744

Total liabilities	2,308,201	350,156

Commitments and contingencies (see Note 11)

SHAREHOLDERS’ EQUITY
Ordinary shares, par value $0.01 per share; 16,000,000 shares authorized 13,939,011 shares issued and outstanding at March 31, 2005	139	—
Ordinary shares, par value 0.10 British pounds per share; 250,000,000 authorized, 187,502,161 issued and outstanding at December 31, 2004	—	30,441
Additional paid-in capital	1,282,221	697,944
Retained earnings (deficit)	(361,639)	373,236
Treasury stock	—	(54,603)
Accumulated other comprehensive income	44	42,069

Total shareholders’ equity	920,765	1,089,087

Total liabilities and shareholders’ equity	$3,228,966	$1,439,243

See accompanying notes to unaudited condensed consolidated financial statements.

WARNER CHILCOTT HOLDINGS COMPANY III, LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	Successor	Predecessor
	Quarter Ended March 31, 2005	Quarter Ended March 31, 2004
REVENUE
Net sales	$128,392	$125,355
Other revenue	5,350	754

Total revenue	133,742	126,109

COSTS, EXPENSES AND OTHER
Cost of sales	41,531	14,480
Selling, general and administrative	46,640	35,170
Research and development	4,943	5,537
Amortization of intangible assets	61,300	13,034
Acquired in-process research and development	280,700	—
Transaction costs	35,975	—
Interest income	(298)	(244)
Interest expense	28,946	4,482

INCOME/(LOSS) BEFORE TAXES	(365,995)	53,650
Provision (benefit) for income taxes	(4,356)	16,942

INCOME/(LOSS) FROM CONTINUING OPERATIONS	(361,639)	36,708

DISCONTINUED OPERATIONS
Income from discontinued operations, net of tax charge	—	1,156

NET INCOME/(LOSS)	$(361,639)	$37,864

See accompanying notes to unaudited condensed consolidated financial statements.

WARNER CHILCOTT HOLDINGS COMPANY III, LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Successor	Predecessor
	Quarter Ended March 31, 2005	Quarter Ended March 31, 2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income/(loss)	$(361,639)	$37,864
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Depreciation	633	792
Amortization of intangibles	61,300	14,605
Acquired in-process research & development	280,700	—
Deferred income taxes	(3,301)	—
Amortization of debt finance costs	2,174	—
Stock compensation expense	191	81
Changes in assets and liabilities:
(Increase) in accounts receivable, prepaid and other assets	(11,055)	(4,308)
Decrease in inventories	21,426	1,999
(Decrease) in accounts payable, accrued expenses and other liabilities	(24,215)	(6,965)
Increase/(decrease) in income taxes and other, net	(7,271)	(3,042)

Net cash provided by/(used in) operating activities	(41,057)	41,026

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of intangible assets	(7,200)	(11,615)
Purchase of business, net of cash acquired	(2,922,555)	—
Proceeds from sale of intangible assets	—	45,000
Proceeds from sale of fixed assets	48	—
Capital Expenditures	(578)	(3,478)
Proceeds from sale of business (net of costs)	—	(267)

Net cash provided by/(used in) investing activities	(2,930,285)	29,640

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under bank senior secured credit facility	1,420,000	—
Proceeds from issuance of senior subordinated notes	600,000	—
Repayments on predecessor long-term debt	(195,000)	(98,155)
Proceeds from share capital issue, net of expenses	1,282,166	4,951
Payments for debt finance costs	(82,662)	—
Cash dividends paid	—	(8,509)
Other	1	15

Net cash provided by/(used in) financing activities	3,024,505	(101,698)

Net increase/(decrease) in cash and cash equivalents	53,163	(31,032)
Cash and cash equivalents, beginning of period	—	167,500
Foreign exchange adjustment on cash and cash equivalents	—	1,080

Cash and cash equivalents, end of period	$53,163	$137,548

See accompanying notes to unaudited condensed consolidated financial statements.

WARNER CHILCOTT HOLDINGS COMPANY III, LIMITED

Notes to Condensed Consolidated Financial Statements—Unaudited

(All amounts in the thousands except share amounts, per share amounts or unless otherwise noted)

1.	The Company

Warner Chilcott Holdings Company III, Limited is a Bermuda company which together with its wholly-owned subsidiaries (collectively, “Warner Chilcott,” the “Company” or the “Successor”) has operations in Rockaway, New Jersey, Fajardo, Puerto Rico, the Republic of Ireland and Larne, Northern Ireland, United Kingdom (“U.K”). These condensed consolidated financial statements include the accounts of Warner Chilcott and all of its wholly-owned subsidiaries and have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The Company’s fiscal year ends on December 31.

The Company began commercial operations on January 5, 2005 (the “Acquisition Date”) when it acquired Warner Chilcott PLC (the “Acquisition”). These financial statements reflect the Acquisition as if the closing took place on January 1, 2005 and the results of operations during the period January 1, through January 4, 2005 were those of the Successor. The period included only two business days and the impact on the results of operations during the period was not material.

The Company is a specialty pharmaceutical company that develops, manufactures, markets and sells branded prescription pharmaceutical products focused principally on two therapeutic categories: women’s healthcare and dermatology. Warner Chilcott’s pharmaceutical products are promoted by the Company’s sales and marketing organization in the United States (“U.S.”). The Company also distributes a product in Canada.

2.	Summary of Significant Accounting Policies

Basis of Presentation and Fiscal Reporting Period

The consolidated financial statements presented for periods ended on or before December 31, 2004 include the accounts of Warner Chilcott PLC (the “Predecessor”) and all of its wholly-owned subsidiaries. The Predecessor operated with a September 30 fiscal year end. These statements should be read in conjunction with the Predecessor’s audited consolidated financial statements and related notes for the year ended September 30, 2004.

Principles of Consolidation

The interim condensed consolidated financial information for both the Company and the Predecessor presented herein are unaudited and reflect all normal adjustments that are, in the opinion of management, necessary for a fair statement of the financial position, results of operations and cash flows for the periods presented. All intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Foreign Currency

The Company has operations in the U.S., Puerto Rico, U.K and the Republic of Ireland. The results of our foreign operations are translated at the average exchange rate during the period. Assets and liabilities are translated at the rate of exchange prevailing on the balance sheet date. Translation adjustments are reflected in shareholders’ equity and are included as a component of accumulated other comprehensive income (loss).

WARNER CHILCOTT HOLDINGS COMPANY III, LIMITED

Notes to Condensed Consolidated Financial Statements—Unaudited (Continued)

(All amounts in the thousands except share amounts, per share amounts or unless otherwise noted)

2.	Summary of Significant Accounting Policies (Continued)

Derivative Financial Instruments

The Company manages its exposure to certain market risks, including foreign exchange and interest rate risks, through the use of derivative financial instruments and accounts for them in accordance with SFAS Nos. 133, Accounting for Derivative Instruments and Hedging Activities, 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, and 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities.

On the date on which the Company enters into a derivative contract, it designates the derivative as: (1) a hedge of the fair value of a recognized asset or liability (fair value hedge), (2) a hedge of a forecasted transaction or the variability of cash flows that are to be received or paid in connection with a recognized asset or liability (cash flow hedge), (3) a foreign currency fair value or cash flow hedge (foreign currency hedge) or (4) a derivative instrument that is not designated for hedge accounting treatment. For derivative contracts that are designated and qualify as hedges, the gains and losses on these contracts are reported as a component of accumulated other comprehensive income (loss).

Revenue Recognition

Revenue from product sales is recognized when title to the product transfers to the customer, generally free on board (“FOB”), destination. The Company warrants products against defects and for specific quality standards, permitting the return of products under certain circumstances. Product sales are recorded net of trade discounts, sales returns, rebates, value-added tax and similar taxes and fee for service arrangements with certain distributors. Included in net sales are amounts earned under contract manufacturing agreements. Under these agreements, we agreed to manufacture certain products for third parties for specified periods. Contract manufacturing sales were $6,638 and $0 in the quarters ended March 31, 2005 and 2004, respectively.

Revenue under co-promotion agreements from the sale of products developed or owned by other companies, such as the Company’s arrangement with Bristol-Myers Squibb to co-promote Dovonex, is recorded as “Other revenue”, which is included in “Total revenue.” Co-promotion revenue is based on a percentage of the co-promotion party’s net sales (as defined in the agreements) of the promoted product. There is no cost of goods sold associated with co-promotion revenue, and the selling and marketing expenses related to co-promotion revenue are included in selling, general and administrative expenses. Co-promotion revenue was approximately $5,350 and $754 in the quarters ended March 31, 2005 and 2004, respectively.

The Company establishes accruals for rebates, trade discounts, returns and fee for service arrangements with distributors in the same period that it recognizes the related sales. Accrued rebates include amounts due under Medicaid, managed care rebates and other commercial contractual rebates. We estimate accrued rebates based on a percentage of selling price determined from historical experience. Returns are accrued based on historical experience. These accruals reduce revenues and are included as a reduction of accounts receivable or accrued expenses. In all cases, judgment is required in estimating these reserves, and actual claims for rebates and returns could be different from the estimates.

Advertising and Promotional Costs

Costs associated with advertising and promotion of the Company’s products are expensed as incurred and are included in selling, general and administrative expenses. Advertising and promotion expenses totaled $12,500 and $12,210 for the quarters ended March 31, 2005 and 2004, respectively.

WARNER CHILCOTT HOLDINGS COMPANY III, LIMITED

Notes to Condensed Consolidated Financial Statements—Unaudited (Continued)

(All amounts in the thousands except share amounts, per share amounts or unless otherwise noted)

2.	Summary of Significant Accounting Policies (Continued)

Research and Development

Research and development costs are expensed as incurred. Upfront and milestone payments made to third parties in connection with research and development collaborations are expensed as incurred up to the point of regulatory approval. Payments made to third parties subsequent to regulatory approval are capitalized and amortized over the remaining useful life of the respective intangible asset. Amounts capitalized for such payments are included in intangible assets, net of accumulated amortization.

Income Taxes

The Company provides for income taxes in accordance with SFAS 109, “Accounting for Income Taxes.” Deferred tax assets and liabilities account for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts. The deferred tax assets and liabilities are measured using the enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Income tax expense is computed as the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Litigation and Contingencies

The Company is subject to litigation and contingencies in the ordinary course of business. Legal fees and other expenses related to litigation and contingencies are accrued when they are deemed probable of being incurred and the amounts are reasonably estimable. Additionally, the Company, in consultation with its counsel, assesses the need to record a liability for litigation and contingencies on a case-by-case basis. Accruals are recorded when the Company determines that a loss related to a matter is both probable and reasonably estimable, based on existing information. These accruals are adjusted periodically as assessment efforts progress or as additional information becomes available. The Company self-insures for liability not covered by product liability insurance based on an estimate of potential product liability claims. The Company develops such estimates in conjunction with its insurance consultants and outside counsel.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on deposit and money market accounts with original maturities of three months or less. Investments with maturities between 90 days and one year are considered short-term investments. Cash, cash equivalents and short-term investments are stated at cost plus accrued interest, which approximates market value.

Inventories

Inventories are stated at the lower of cost of goods or market cost. Cost is determined based on a first-in, first-out basis and includes transportation and handling costs. In the case of manufactured products, cost includes material, labor and applicable manufacturing overhead. Provisions are made for obsolete, slow-moving or defective items, where appropriate.

Product samples are stated at cost and are included in prepaid expense and other current assets.

Property, Plant and Equipment

Fixed assets are valued at acquisition cost plus any direct expenses of acquisition. Property, plant and equipment acquired in the Acquisition were recorded at their estimated fair values as of the Acquisition Date.

WARNER CHILCOTT HOLDINGS COMPANY III, LIMITED

Notes to Condensed Consolidated Financial Statements—Unaudited (Continued)

(All amounts in the thousands except share amounts, per share amounts or unless otherwise noted)

2.	Summary of Significant Accounting Policies (Continued)

Property, plant and equipment are depreciated over their estimated useful lives, principally using the straight-line method. Interest incurred as part of the cost of constructing fixed assets is capitalized and amortized over the life of the asset. No depreciation is charged on land. The estimated useful lives used by the Company to calculate depreciation are (in years):

Life in Years
Buildings	20
Plant and machinery	10
Motor vehicles	4
Computer equipment and software	3
Furniture and fixtures	10

Intangible Assets and Goodwill

Net assets of companies acquired in purchase transactions are recorded at their fair value on the date of acquisition. As such, the historical cost basis of individual acquired assets and liabilities are adjusted to reflect their fair value. Identified intangibles, other than indefinite-lived intangible assets, are amortized on an accelerated or straight-line basis over the estimated useful life. This determination is made based on the specific asset and the timing of recoverability from future expected cash flows.

Goodwill is not amortized and is reviewed for potential impairment on an annual basis, or if events or circumstances indicate a potential impairment, at the reporting unit level. The fair value of each reporting unit is compared with its carrying value, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered impaired. If the carrying value of the reporting unit exceeds its fair value, then the implied fair value of the reporting unit’s goodwill as defined in SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS 142) is compared with the carrying amount of that goodwill. An impairment loss would be recorded if the carrying value of the reporting unit’s goodwill exceeds its implied fair value. The Company has one reporting unit and will complete its next annual test during the fourth quarter of 2005.

Intangible assets subject to amortization are evaluated for impairment in accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS 144). An impairment loss would be recognized if the carrying value of the intangible asset is not recoverable and exceeds fair value. The carrying amount of the intangible is considered not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use of the asset. At March 31, 2005, intangible assets consist of trademarks, patents and other intellectual property acquired by the Company, and are amortized on either a straight-line or accelerated basis over estimated useful lives not to exceed 15 years. In addition, the Company has valued a trademark with an indefinite life which is not amortized; however, the carrying value would be adjusted if it is determined that the fair value has declined. The carrying value of intangible assets will be reviewed on an annual basis or if events or circumstances indicate a potential impairment.

Stock Based Compensation

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123R. This Statement replaces SFAS No. 123, “Accounting for Stock Compensation,” and supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.” In the first quarter of 2005, the Company adopted SFAS No. 123R which requires that new, modified and unvested share-based compensation arrangements with employees, such as stock options and restricted stock grants, be measured at fair value and recognized as compensation expense over the vesting period. All options under the Predecessor’s plans were

WARNER CHILCOTT HOLDINGS COMPANY III, LIMITED

Notes to Condensed Consolidated Financial Statements—Unaudited (Continued)

(All amounts in the thousands except share amounts, per share amounts or unless otherwise noted)

2.	Summary of Significant Accounting Policies (Continued)

settled in cash (approximately $70,000) effective on the Acquisition Date. The new options issued and restricted shares granted are accounted for under SFAS 123R. The Company adopted SFAS 123R, effective January 1, 2005 using the modified prospective method of transition. As of the adoption date, the Company had no unvested awards. The expense recognized under SFAS 123R was $191 for the quarter ended March 31, 2005 and had no effect on cash flows for the period.

The Predecessor accounted for employee stock options under the intrinsic value method in accordance with Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related interpretations. All outstanding options under the Predecessor’s plans were settled in cash effective on the Acquisition Date. Compensation costs were not recorded in the Predecessor’s net earnings for fixed award stock options as all options granted had an exercise price equal to the market value of the underlying shares on the date of grant. Had compensation expense been determined and recorded based on the fair-value recognition provisions of SFAS No. 123, net income of the Predecessor for the quarter ended March 31, 2004 would have been reduced to pro forma amounts shown below:

Predecessor
Pro Forma for the Quarter Ended March 31, 2004
Net income, as reported	$37,864
Add:
Stock-based compensation expense recognized in period, net of tax	81
Subtract:
Pro forma stock-based compensation expense, net of tax	(1,475)

Pro forma net income	$36,470

The Predecessor determined SFAS 123 compensation cost by using the Black-Scholes option-pricing model. Following are the weighted average per share fair values for options issued during the fiscal year ended September 30, 2004 (Predecessor) and the related assumptions used in the calculation of compensation cost under SFAS 123:

Fiscal Year Ended September 30, 2004
Weighted average fair value per share on grant date	$6.54
Dividend yield	0.56%
Expected volatility	42.0%
Risk-free interest rate	2.70%
Expected term	4.65 years

Recent Accounting Pronouncements

SFAS No. 151, Inventory Costs—an amendment of ARB No. 43, Chapter 4 (SFAS No. 151), amends and clarifies the accounting guidance for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage). This Statement requires that these items be recognized as current period charges regardless of whether they meet the criterion of “abnormal” as mentioned in ARB No. 43, Chapter 4, Inventory Pricing. In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory

WARNER CHILCOTT HOLDINGS COMPANY III, LIMITED

Notes to Condensed Consolidated Financial Statements—Unaudited (Continued)

(All amounts in the thousands except share amounts, per share amounts or unless otherwise noted)

2.	Summary of Significant Accounting Policies (Continued)

costs incurred during fiscal years beginning after June 15, 2005. The Company does not anticipate the adoption of this Statement will have a material impact on its financial position or results of operations.

In December 2004, the FASB issued SFAS 153, “Exchanges of Nonmonetary Assets-an amendment of APB Opinion No. 29.” The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions” (“Opinion 29”) is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS 153 amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The Company does not anticipate that SFAS 153 will have a material impact on the results and financial position of the Company.

3.	Acquisitions and Divestitures

The Acquisition

On October 27, 2004, a company formed by affiliates of Bain Capital Partners LLC, DLJ Merchant Banking III, Inc., J.P. Morgan Partners, LLC and Thomas H. Lee Partners, L.P. (collectively the “Sponsors”) reached an agreement on the terms of a recommended acquisition of Warner Chilcott PLC. The Acquisition became effective on January 5, 2005 and, following a series of transactions, the Company acquired 100% of the share capital of Warner Chilcott PLC. Warner Chilcott PLC’s shareholders received 862 pence sterling (USD$16.17) in cash for each ordinary share, valuing the aggregate share capital at $3,014.4 million at the settlement date exchange rate of 1.8763 USD/GBP.

To complete the Acquisition, the Sponsors, indirectly, funded equity contributions to the Company’s corporate parent, Warner Chilcott Holdings Company II, Limited, the proceeds of which were used to purchase 13,939,011 Ordinary Shares from the Company representing 100% of the Company’s share capital for $1,282.4 million. In addition the Company and its subsidiaries borrowed an aggregate $2,020.0 million to fund the Acquisition. See Note 8 for a description of the Company’s indebtedness.

WARNER CHILCOTT HOLDINGS COMPANY III, LIMITED

Notes to Condensed Consolidated Financial Statements—Unaudited (Continued)

(All amounts in the thousands except share amounts, per share amounts or unless otherwise noted)

3.	Acquisitions and Divestitures (Continued)

The Acquisition was accounted for as a purchase in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations.” The total purchase price, including direct costs of acquisition of approximately $3,152.1 million, was allocated to the acquired assets and liabilities based on their estimated fair values at the Acquisition Date. These allocations were determined by management taking into consideration valuation reports prepared for the Company by an independent third party appraisal firm as well as management’s assumptions related to the future cash flows expected to be generated from the assets. The excess of the purchase price over the underlying assets acquired and liabilities assumed was allocated to goodwill, which is not deductible for tax purposes. The following table summarizes the estimated values of the assets acquired and liabilities assumed on January 5, 2005.

Cash	$229,565
Accounts receivable, net	37,351
Inventory, net	45,125
Prepaid expense and other current assets	8,764
Purchased in-process research and development	280,700
Property, plant and equipment	31,053
Intangible assets, definite-lived	1,823,400
Intangible assets, indefinite-lived	30,000

Total assets acquired	$2,485,958

Accounts payable and accrued expenses	$141,556
Income taxes payable	14,730
Long-term debt	195,000
Other non-current liabilities	2,744
Deferred income taxes	143,498

Total liabilities assumed	$497,528

Fair value of net assets acquired	$1,988,430

Goodwill resulting from acquisition	$1,163,690

Approximately $280,700 of the purchase price represents the estimated fair value of product development projects that, as of the acquisition date, were not approved by the U.S. Food and Drug Administration (“FDA”) for promotion and sale in the U.S. and had no alternative future use (in-process research and development or “IPR&D”). Accordingly, this amount was immediately expensed and is included in the Company’s condensed consolidated statement of operations for the quarter ended March 31, 2005. The estimated fair value of the acquired IPR&D is comprised of the following projects:

Value of Acquired IPR&D
Estrostep® (oral contraceptive)	$182,700
Loestrin® 24 (oral contraceptive)	30,000
Dovobet® (combination product for psoriasis)	68,000

Total	$280,700

WARNER CHILCOTT HOLDINGS COMPANY III, LIMITED

Notes to Condensed Consolidated Financial Statements—Unaudited (Continued)

(All amounts in the thousands except share amounts, per share amounts or unless otherwise noted)

3.	Acquisitions and Divestitures (Continued)

The estimated fair value of these projects was determined based on the use of a discounted cash flow model using a discount rate of 13.0%. For each project, the estimated after-tax cash flows were probability weighted to take into account the stage of completion and the risks surrounding the successful development, obtaining FDA approval and commercialization.

The product development projects, which were in various stages of development, are expected to reach completion at various dates ranging from 2006 through 2008. The major risks and uncertainties associated with the timely and successful completion of these projects consists of the ability to confirm the safety and efficacy of the products based on data from clinical trials and obtaining necessary regulatory approvals. In addition, no assurance can be given that the underlying assumptions used to forecast the cash flows or the timely and successful completion of such projects will materialize, as estimated. For these reasons, among others, actual results may vary significantly from the estimates used to value the IPR&D.

The following unaudited pro forma operating data presents the results of operations for the Predecessor for the quarter ended March 31, 2004 as if the Acquisition had occurred on January 1, 2004, assuming that the financing described above was used to complete the Acquisition and was outstanding throughout the period, and assuming that there were no other changes in our operations. The pro forma results are not necessarily indicative of the financial results that would have occurred had the transaction actually taken place on January 1, 2004, or of future results of operations:

Predecessor
Pro Forma for the Quarter Ended March 31, 2004
Revenue	$126,109
Interest expense, net	$(31,794)
Net loss from continuing operations	$(335,886)
Net loss	$(334,730)

Included in the pro forma operating income (loss) for the quarter ended March 31, 2004 shown above are (i) the net interest expense that would have been incurred based on the debt incurred to complete the Acquisition, including amortization of deferred financing fees, (ii) increased amortization of intangible assets based on the increased carrying value of the Company’s assets following the application of purchase accounting, (iii) lower operating income due to the $22,381 write-up of acquired inventory to fair value being recognized in cost of sales in the period, (iv) a write-off of $280,700 of purchased in-process research and development recognized in the period, (v) $30,282 of foreign exchange costs incurred to hedge the Acquisition price and recognized as expense in the period of the Acquisition, (vi) $11,504 of incremental expenses directly related to the closing of the transaction, and (vii) management fees of $1,250 per quarter reflecting management fees payable to the Sponsors under a management agreement entered into in connection with the Acquisition.

Divestitures—included as continuing operations

The following divestiture is not presented as a discontinued operation in the financial statements of the Predecessor since the Company continued to derive revenue and cash flows related to Loestrin® under the agreement to supply the product to Duramed Pharmaceuticals, Inc. (“Duramed”) as described below.

On March 24, 2004 the Company granted an exclusive license to Duramed, a wholly-owned subsidiary of Barr Pharmaceuticals, Inc., to market and sell specific Loestrin® products in the United States and Canada. The Company received a license fee of $45,000. The license has an initial term of 15 years and is automatically renewable for successive periods of five years, unless terminated sooner pursuant to the terms of the agreement.

WARNER CHILCOTT HOLDINGS COMPANY III, LIMITED

Notes to Condensed Consolidated Financial Statements—Unaudited (Continued)

(All amounts in the thousands except share amounts, per share amounts or unless otherwise noted)

3.	Acquisitions and Divestitures (Continued)

Under a finished product supply agreement dated March 24, 2004, the Company agreed to supply Duramed with Loestrin® products until April 1, 2008. No gain or loss was recorded on the sale of the Loestrin rights since the $45,000 was equivalent to the Company’s carrying value. Loestrin® generated revenues of approximately $13,500 in the quarter ended March 31, 2004 and the Company recognized revenue of approximately $3,000 in the quarter ended March 31, 2005 from sales of Loestrin® finished product under the supply agreement with Duramed.

Divestitures—included as discontinued operations

On April 28, 2004, the Company sold the companies, businesses and assets that formerly constituted the Company’s U.K. pharmaceutical product sales and marketing business to Nelag Limited. Consideration received from the sale was $71,800 (£40,400). The Company’s U.K. pharmaceutical product sales and marketing business-generated revenue of approximately $8,700 in the quarter ended March 31, 2004.

On May 10, 2004, the Company disposed of its U.K based sterile solutions business, (the “IVEX Business”), for a total cash consideration of $4,500 (£2,500) plus working capital, to Gambro BCT. The IVEX Business had revenue of approximately $3,400 in the quarter ended March 31, 2004.

4.	Derivatives and Fair Value of Financial Instruments

Derivative Financial Instruments

The only derivative financial instrument entered into during the quarter ended March 31, 2005 was a foreign currency hedge that was utilized for the payments due in British pounds to the selling stockholders to complete the Acquisition. These derivative transactions were settled on the Acquisition closing date and the resulting loss of $30,282 is included in ‘Transaction costs’ in the condensed consolidated statement of operations for the quarter ended March 31, 2005. Also see Note 20.

Other Financial Instruments

The carrying amounts reported in the condensed consolidated balance sheets for cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of the immediate or short-term maturity of these financial instruments. The carrying amount reported for long-term debt, other than the senior subordinated notes, approximates fair value because a significant portion of the underlying debt is at variable rates and reprices frequently. The fair value of the senior subordinated notes ($601,500), which are not yet publicly traded, has been calculated based on comparable market yields on March 31, 2005.

5.	Inventories

Inventories consists of the following:

	Successor	Predecessor
	As of March 31, 2005	As of December 31, 2004
Finished goods	$7,682	$8,410
Raw materials	16,017	18,210

	$23,699	$26,620

Product samples are stated at cost ($4,255 and $5,613 at March 31, 2005 and December 31, 2004, respectively) and are included in prepaid expense and other current assets.

WARNER CHILCOTT HOLDINGS COMPANY III, LIMITED

Notes to Condensed Consolidated Financial Statements—Unaudited (Continued)

(All amounts in the thousands except share amounts, per share amounts or unless otherwise noted)

6.	Goodwill and Intangible Assets

In connection with the Acquisition, the Company recognized the excess cost of the acquired entity over the net amounts assigned for all assets, including intangible assets, and liabilities assumed, as goodwill. The Company’s goodwill and a trademark have been deemed to have indefinite lives and are not amortizable. Our licensing agreements and certain trademarks that do not have indefinite lives are being amortized on either a straight-line or accelerated basis over their useful lives not to exceed 15 years.

Components of the Company’s (Successor) intangible assets at March 31,2005 consist of the following:

	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Definite-lived intangible assets: Product specific assets	$1,830,600	$61,300	$1,769,300
Indefinite-lived intangible assets: Trademark	$30,000	$—	$30,000

Total intangible assets	$1,860,600	$61,300	$1,799,300

Our indefinite-lived intangible asset is the Warner Chilcott trademark, which is expected to contribute to cash flows indefinitely. The trademark has been in existence for many years and there is no foreseeable limit on the period of time over which it is expected to contribute cash flows. Aggregate amortization expense related to intangible assets was $61,300 for the period January 1, 2005 through March 31, 2005. Estimated amortization expense for the next five fiscal years beginning with calendar year 2005 follows:

Amortization
2005	$237,500
2006	227,300
2007	213,000
2008	182,400
2009	161,200

Components of our goodwill (Successor) at March 31,2005 consist of the following:

Balance at March 31, 2005
Goodwill from the Acquisition	$1,163,690

7.	Accrued Expenses

Accrued expenses consist of the following:

	Successor	Predecessor
	As of March 31, 2005	As of December 31, 2004
Transaction related costs	$9,698	$39,952
Payroll, commissions, and employee costs	10,891	15,244
Medicaid rebate accrual	9,440	7,079
Interest payable	13,106	464
Contingent liabilities	27,095	27,095
Provision for loss contracts	8,115	4,315
Advertising and promotion	7,583	5,548
Other	15,377	15,989

	$101,305	$115,686

WARNER CHILCOTT HOLDINGS COMPANY III, LIMITED

Notes to Condensed Consolidated Financial Statements—Unaudited (Continued)

(All amounts in the thousands except share amounts, per share amounts or unless otherwise noted)

8.	Indebtedness

Predecessor Indebtedness

All indebtedness of the Predecessor outstanding on the Acquisition Date was repaid and retired on January 18, 2005 from the net proceeds of the Acquisition financings. No gain or loss was recognized on the extinguishment of the $195,000 of Predecessor indebtedness.

Senior Secured Credit Facility

On January 18, 2005 the Company entered into a $1,790,000 senior secured credit facility with Credit Suisse First Boston as administrative agent and other lenders. The facility consists of a $150,000 revolving credit facility, a $1,400,000 single-draw term loan and a $240,000 deferred draw term loan. The Company borrowed an aggregate $1,420,000 with the proceeds, net of issuance expenses of approximately $55,430, used to fund a portion of the Acquisition of Warner Chilcott PLC by the Company (see Note 3). The $240,000 delayed draw facility is available to fund the Company’s intended January 2006 exercise of its right to acquire U.S. rights to the prescription pharmaceutical product Dovonex® from Bristol-Myers Squibb for $200,000 and a $40,000 milestone payment due to LEO Pharma upon FDA approval of the prescription pharmaceutical product Dovobet®. As of March 31, 2005, there was $20,000 outstanding under the revolving credit facility.

Borrowers under the senior secured credit facility include the Company (Warner Chilcott Holdings Company III, Limited), Warner Chilcott Corporation, and the Company’s Puerto Rico operating subsidiary (Warner Chilcott Company, Inc.). The facilities are guaranteed and cross-guaranteed by the Company’s significant subsidiaries.

The senior secured credit agreement contains a financial covenant that requires that the Company’s ratio of total indebtedness to EBITDA (both as defined in the agreement) not to exceed certain levels. The senior secured credit agreement also contains a financial covenant that requires the Company to maintain a minimum ratio of EBITDA to interest expense (as defined in the agreement) and other covenants that, among other things, limit the Company’s ability to incur additional indebtedness, pay dividends, incur liens, prepay subordinated debt, make loans and investments, merge or consolidate, sell assets, change its business or amend the terms of the Company’s subordinated debt.

The term facilities mature on January 18, 2012, with scheduled quarterly prepayments beginning June 30, 2005 (totaling $14,000 annually). The revolving credit facility matures January 18, 2011. The Company is also required to make mandatory prepayments of term loans in amounts equal to 100% of net asset sale proceeds, 100% of net proceeds from issuance of debt and 50% (with reductions based on leverage) of excess cash flow. Optional prepayments may be made at any time without premium or penalty.

The interest rates on borrowings under the revolving credit facility accrue, at the Company’s option, at LIBOR plus 2.50% or Adjusted Base Rate (“ABR”) plus 1.50%. The Company also pays a commitment fee initially set at 0.5% of the unused portion of the revolving credit facility ($130,000 unused as of March 31, 2005). The interest rate spreads for revolving credit loans and the revolving credit commitment fee are subject to downward adjustment conditioned upon reductions in the Company’s leverage ratio.

Interest on term borrowings, including any future borrowings under the delayed-draw facility, accrue at the Company’s option, at LIBOR plus 2.75% or ABR plus 1.75%. The Company also pays a commitment fee of 1.375% of the unused portion of the delayed draw facility ($240,000 unused as of March 31, 2005).

Senior Subordinated Notes

On January 18, 2005, Warner Chilcott Corporation, the Company’s wholly-owned U.S. subsidiary, issued $600,000 principal amount of 8 3/4% senior subordinated notes due 2015 (the “Notes”). The Notes are guaranteed

WARNER CHILCOTT HOLDINGS COMPANY III, LIMITED

Notes to Condensed Consolidated Financial Statements—Unaudited (Continued)

(All amounts in the thousands except share amounts, per share amounts or unless otherwise noted)

8.	Indebtedness (Continued)

on a senior subordinated basis by Warner Chilcott Holdings Company III, Limited (the Company), Warner Chilcott Intermediate (Luxembourg) S.a.r.l., the U.S. operating subsidiary (Warner Chilcott (US), Inc.) and the Puerto Rican operating subsidiary (Warner Chilcott Company, Inc.). Interest payments on the Notes are due semi-annually in arrears on each February 1 and August 1 beginning August 1, 2005. Proceeds from the issuance of the Notes, net of issuance expenses, were $572,768 and were used to fund a portion of the Acquisition of Warner Chilcott PLC by the Company (see Note 3). The note issuance costs are being amortized to interest expense over the ten-year term of the Notes on a straight-line basis. The Notes are unsecured senior subordinated obligations and rank junior to all existing and future senior indebtedness, including indebtedness under the Company’s senior secured credit facility.

All or some of the Notes may be redeemed at any time prior to February 1, 2010 at a redemption price equal to par plus a “make-whole” premium. On or after February 1, 2010, the Company may redeem all or some of the Notes at redemption prices declining from 104.375% of the principal amount to 100.0% on or after February 1, 2013. In addition, the Company may at any time prior to February 1, 2008 redeem up to 35% of the aggregate principal amount of the Notes with the net cash proceeds of one or more equity offerings at the Company’s option at a redemption price of 108.75% of the principal amount. If the Company were to undergo a change of control, each Note holder would have to right to require the Company to repurchase the Notes at a purchase price equal to 101% of the principal amount. The Note indenture contains restrictive covenants that will, among other things, limit the Company’s ability to incur or guarantee additional debt, as well as pay dividends or distributions on, or redeem or repurchase, capital stock. In addition the Company may have to pay additional interest on the Notes (up to a total incremental 1% annually) if it fails to meet certain obligations regarding the filing of a registration statement with the Commission.

As of March 31, 2005, the Company’s funded debt included the following:

	Current Portion March 31, 2005	Long-Term Portion March 31, 2005	Total Outstanding March 31, 2005
Revolving credit loan	$—	$20,000	$20,000
Term loans	14,000	1,386,000	1,400,000
Deferred draw term loans	—	—	—
Senior Subordinated Notes	—	600,000	600,000

Total	$14,000	$2,006,000	$2,020,000

Aggregate mandatory prepayments of long-term debt in each of the five years ended December 31, 2005 through 2009 are as follows:

Year Ending December 31,	Aggregate Maturities
2005	$10,500
2006	14,000
2007	14,000
2008	14,000
2009	14,000
Thereafter	1,953,500

Total long-term debt	$2,020,000

WARNER CHILCOTT HOLDINGS COMPANY III, LIMITED

Notes to Condensed Consolidated Financial Statements—Unaudited (Continued)

(All amounts in the thousands except share amounts, per share amounts or unless otherwise noted)

9.	Stock Based Compensation Plans

The Company adopted the provisions of SFAS No. 123R effective with the commencement of operations on the Acquisition Date. All share-based payments to employees, including grants of employee stock options and restricted shares are measured at fair value on the date of grant and recognized in the statement of operations as compensation expense over their vesting periods. For purposes of computing the amounts of share-based compensation expensed in any period, the Company treats option or share grants that time-vest as serial grants with separate vesting dates. This treatment results in accelerated recognition of share-based compensation expense.

Certain members of the Company’s management team participate in the 2005 Equity Incentive Plans of Warner Chilcott Holdings Company II, Limited, a Bermuda company (the Company’s “immediate parent”) and Warner Chilcott Holdings Company, Limited, a Bermuda company (the Company’s “ultimate parent”). Under these Plans, participants are granted equity interests in the Company’s immediate parent and ultimate parent. The Company records compensation expense in respect of these Plans in amounts equal to the amounts computed by the parent companies under SFAS 123R. The Plans have three components: (A) Equity Strip Grants, (B) Restricted Class A Common Share Grants and (C) Non-Qualified Stock Options.

(A) Equity Strip Grants

On March 28, 2005, Plan participants were granted strips of equity securities including Class L Common Shares of the Company’s ultimate parent, Class A Common Shares of the Company’s ultimate parent and Preferred Shares of the Company’s immediate parent. The Strip Grants vest on the one-year anniversary of the date of grant (on March 28, 2006). The aggregate fair value of the Strip Grants ($5,206) was determined by reference to the value paid by other investors for strips of identical equity interests in the immediate and ultimate parent companies. Vesting of the Strip Grants is probable based on the strong economic incentives for the grantees to remain with the Company through the vesting date. The fair value of the Strip Grants will be amortized to expense ratably over the four quarters ending March 31, 2006.

	Class A Common		Class L Common		Preferred Stock		Strip
(in thousands except per share amounts)	Shares Granted	Fair Value on Grant Date	Shares Granted	Fair Value on Grant Date	Shares Granted	Fair Value on Grant Date	Aggregate Fair Value on Grant Date
Balance January 1, 2005	—	—	—	—	—	—	—
Granted shares	357.1	$1.00	43.1	$74.52	1.6	$1,000.00	$5,206
Forfeited shares	—	—	—	—	—	—	—

Balance March 31, 2005	357.1	$1.00	43.1	$74.52	1.6	$1,000.00	$5,206

Vested at March 31, 2005	—	—	—	—	—	—	$—

(B) Restricted Class A Common Share Grants

On March 28, 2005 and April 1, 2005 Plan participants were granted 4,794 Restricted Class A Common Shares of the Company’s ultimate parent. The fair value of these shares on the grant date determined by the Company taking into consideration an independent valuation report was $1.00 per share. The restricted shares vest based on three criteria:

Time Vesting restricted shares. One-third of the restricted share grant (1,598 shares valued at $1,598) vest 25% per year for four years on the anniversary of the grant dates. If a grantee’s employment with the Company is

WARNER CHILCOTT HOLDINGS COMPANY III, LIMITED

Notes to Condensed Consolidated Financial Statements—Unaudited (Continued)

(All amounts in the thousands except share amounts, per share amounts or unless otherwise noted)

9.	Stock Based Compensation Plans (Continued)

terminated in the first year for cause or the grantee leaves other than for good reason, the shares are forfeited. Thereafter, if the grantee leaves the Company for any reason or is terminated, the Company has the right, but not the obligation, to purchase any unvested shares for the lower of $1.00 per share or then current fair market value. If the Company does not exercise this option the unvested shares become vested. The fair value of the time vesting restricted share grants is recognized as expense on an accelerated basis.

Performance Vesting restricted shares. One-third of the restricted share grant (1,598 shares valued at $1,598) vest up to 25% per year for each of calendar 2005 through 2008 based on the Company’s reported operating profit (as defined) in relation to targets and floors specified in the Plan. The Company has the option to purchase shares that remain unvested after 2008 at the lower of $1.00 per share or then current fair market value. If the Company does not exercise this option the unvested shares become vested. The fair value of the shares is recognized as expense on an accelerated basis based on the expected vesting amounts and dates. Compensation expense for the performance vesting restricted shares in the quarter ended March 31, 2005 was $191.

Return of Capital (“ROC”) Vesting restricted shares. One-third of the restricted share grant (1,598 shares valued at $1,598) vest based upon certain investors in the Company’s immediate and ultimate parent receiving consideration in respect of their investments in those entities aggregating more than 250% of their investment amounts. The Company believes it is probable that the all of the return of capital thresholds will be reached by March 31, 2012 (seven years from the grant date). Accordingly, the fair value of the ROC shares will be amortized to expense over the seven years beginning March 28, 2005.

	Class A Common
(in thousands except per share amounts)	Shares Granted	Fair Value on Grant Date	Aggregate Grant Date Fair Value
Balance January 1, 2005	—	—	—
Granted shares	4,107.8	$1.00	$4,108
Forfeited shares	—	—	—

Balance March 31, 2005	4,107.8	$1.00	$4,108

Vested at March 31, 2005	—	—	—

(C) Non-Qualified Stock Options

On March 28, 2005 and April 1, 2005, the Company’s ultimate parent granted options to purchase an aggregate 1,917,720 of its Class A Common Shares at an exercise price of $22.98 per share (as compared with the $1.00 per share FMV on the grant date). The options vest 25% on each of the first four anniversaries of the grant date. The options have a term of 10 years from the date of grant.

WARNER CHILCOTT HOLDINGS COMPANY III, LIMITED

Notes to Condensed Consolidated Financial Statements—Unaudited (Continued)

(All amounts in the thousands except share amounts, per share amounts or unless otherwise noted)

9.	Stock Based Compensation Plans (Continued)

In establishing the value of the options on the grant date the Company assumed that the ultimate parent company’s shares, although not publicly traded, share the same volatility as a defined group of comparable companies. The expected holding period for these options is longer than would be expected for options with exercise prices equal to the fair market value per share on the date of grant. The Company assumed that the options will be exercised, on average, in six years. Using the Black-Scholes valuation model, the fair value of the options on the vesting date was $0.0098 per share or $14 in the aggregate using the assumptions shown below:

Quarter Ended March 31, 2005
Dividend yield	None
Expected volatility	48.0%
Risk-free interest rate	4.10%
Expected term (years)	6.00

The fair value of the options is recognized as expense over the four-year vesting period on an accelerated basis.

A summary of stock option activity is presented below:

(in thousands except per share amounts)	Class A Shares Subject to Options	Range of Exercise Price Per Share	Weighted Average Price Per Share
Balance January 1, 2005	—	—	—
Granted shares	1,438	$22.98	$22.98
Forfeited shares	—	—	—
Expired	—	—	—
Exercise	—	—	—

Balance March 31, 2005	1,438	$22.98	$22.98

Exercisable at March 31, 2005	—	—	—

10.	Share Capital and Shareholders’ Equity

The Company has one class of shares, Ordinary Shares, par value $0.01 per share, with 16,000,000 shares authorized and 13,939,011 shares issued and outstanding as of March 31, 2005. The Company is a wholly-owned subsidiary of Warner Chilcott Holdings Company II, Limited, which, in turn, is a subsidiary of Warner Chilcott Holdings Company, Limited.

The components of shareholders’ equity as of March 31, 2005 (Successor) are as follows:

		Shareholders’ equity classification
Initial capital contribution	$1,282,169	Ordinary Shares par value $139 and Additional paid-in capital $1,282,030
Net loss for the period	(361,639)	Accumulated deficit
Stock-based compensation expense	191	Additional paid-in capital
Foreign currency translation	44	Accumulated other comprehensive income

Balance March 31, 2005	$920,765

WARNER CHILCOTT HOLDINGS COMPANY III, LIMITED

Notes to Condensed Consolidated Financial Statements—Unaudited (Continued)

(All amounts in the thousands except share amounts, per share amounts or unless otherwise noted)

11.	Commitments, Contingencies and Litigation

The Company has outstanding non-cancelable purchase commitments for raw materials with six suppliers, which aggregate approximately $24,800.

The Company has contingent purchase price obligations in connection with two product acquisitions, which are contingent on the products maintaining market exclusivity through the expiration dates of certain patents. Assuming that the products maintain market exclusivity for the remaining duration of the patents, the Company would make payments of $28,800 in the next twelve months, $48,500 in one to three years, and $23,200 in three to five years. Payments related to these two products totaled $7,200 in the quarter ended March 31, 2005.

The Company has non-cancelable commitments under minimum purchase requirements with a supplier which aggregate to approximately $21,200. The Company’s minimum purchase requirements for the next five years as of March 31, 2005 are approximately:

2005	$5,300
2006	5,300
2007	4,600
2008	4,000
2009	2,000

The Company is involved in various legal proceedings of a nature considered normal to its business, including product liability and other litigation and contingencies. The Company records reserves related to legal matters when losses related to such litigation or contingencies are both probable and reasonably estimable. The Company self-insures for liability not covered by product liability insurance based on estimates of potential claims developed in consultation with its insurance consultants and outside legal counsel.

The outcome of any legal proceedings cannot be predicted with certainty. However, it is the Company’s opinion that the ultimate liability in connection with legal proceedings existing as of the date of these financial statements will not have a material adverse effect on the Company’s financial position but could be material to future results of operations or cash flows in any one accounting period.

The Company’s most significant legal proceedings and contingencies are described below.

Sarafem®

Eli Lilly and Company (“Lilly”) initiated legal proceedings in 2002 against Teva Pharmaceuticals (“Teva”) for patent infringement in response to an abbreviated new drug application filed by Teva to market a generic version of Sarafem®. Since acquiring the U.S. sales and marketing rights to Sarafem® from Lilly in January 2003, the Company has continued to pursue these claims vigorously. In July 2004, the U.S. District Court for the District of Indiana ruled in the Company’s favor upholding the validity of its Sarafem® patent and holding that the patent-in-suit was both valid and infringed by Teva. As a result, injunctive relief is available until the expiration of the patent in May 2008.

In October 2004, the district court granted Teva the right to an immediate appeal. On June 6, 2005, arguments in the appeal were heard by the United States Court of Appeals for the Federal Circuit. There can be no assurance as to when the case will be decided or whether the decision on infringement or validity will be reversed on appeal. An adverse outcome in this proceeding would allow Teva’s FDA approval to become immediately effective on the date of the court’s decision and could have an adverse effect on the Company’s results of operations because the introduction of a generic competitor to Sarafem® would likely reduce sales of Sarafem®.

WARNER CHILCOTT HOLDINGS COMPANY III, LIMITED

Notes to Condensed Consolidated Financial Statements—Unaudited (Continued)

(All amounts in the thousands except share amounts, per share amounts or unless otherwise noted)

11.	Commitments, Contingencies and Litigation (Continued)

Hormone Therapy Product Liability Litigation

Approximately 360 product liability suits have been filed against the Company related to its hormone therapy (“HT”) products, femhrt® and Estrace®. The cases are in the early stages of litigation and the Company is in the process of analyzing and conducting investigations of the individual complaints.

The lawsuits were likely triggered by the July 2002 announcement by the National Institutes of Health (“NIH”) of the early termination of one of two large-scale randomized controlled clinical trials, which were part of the Women’s Health Initiative, examining the long-term effect of HT on the prevention of heart disease and osteoporosis, and any associated risk for breast cancer in postmenopausal women. In the terminated arm of the trial, which examined combined estrogen and progestogen therapy (the “E&P Arm of the WHI Study”), the safety monitoring board determined that the risks of long-term estrogen and progestogen therapy exceeded the benefits, when compared to a placebo. The estrogen used in this trial was conjugated equine estrogen and the progestin was medroxyprogesterone acetate, the compounds found in Prempro™, a Wyeth product used by more than six million women (at the inception of the trial) in the United States each day. According to the article summarizing the principal results from the E&P Arm of the WHI Study in the July 17, 2002 issue of the Journal of the American Medical Association, despite a decrease in the incidence of hip fracture and colorectal cancer, there was an increased risk of invasive breast cancer, coronary heart disease, stroke and blood clots in patients randomized to the estrogen and progestogen therapy. Numerous lawsuits were filed against Wyeth, as well as against other manufacturers of HT products, after the publication of the summary of the principal results of the E&P Arm of the WHI Study.

Approximately 66% of the complaints filed against the Company do not specify the HT drug alleged to have caused the plaintiff’s injuries. These complaints broadly allege that the plaintiff suffered injury as a result of an HT product. The Company has sought the dismissal of lawsuits that, after further investigation, do not involve any of the Company’s products. The Company has successfully reduced the number of HT suits it will have to defend. Of the approximately 360 suits that were filed, approximately 23 have been dismissed and approximately 37 involving Estrace® have been successfully tendered to Bristol-Myers Squibb’s defense counsel pursuant to an indemnification provision in the asset purchase agreement pursuant to which we acquired Estrace®. The purchase agreement included an indemnification agreement whereby Bristol-Myers indemnified us for product liability exposure associated with Estrace® products that were shipped prior to June 2001. We have forwarded agreed upon dismissal motions in another 126 cases to plaintiffs’ counsel.

The Company maintains product liability insurance coverage for claims in excess of $10 million and up to $30 million. The Company is self-insured for liability in excess of $30 million and up to $40 million, and has insurance coverage for liability from $40 million to $50 million, has coinsurance for amounts from $50 million to $100 million above which the Company is self-insured. The insurance may not apply to damages or defense costs related to any claim arising out of HT products with labeling that does not conform completely with FDA hormone replacement therapy communications to manufacturers of HT products. Labeling changes for Estrace® Tablets that conform to such communications are currently pending before the FDA. Although the Company cannot provide assurance regarding the outcome of the cases or the potential scope of the Company’s liability, based on the experience with these cases to date, which as noted above, are still in the preliminary stages, it is the Company’s opinion that the likelihood of any material liability arising is remote.

WARNER CHILCOTT HOLDINGS COMPANY III, LIMITED

Notes to Condensed Consolidated Financial Statements—Unaudited (Continued)

(All amounts in the thousands except share amounts, per share amounts or unless otherwise noted)

11.	Commitments, Contingencies and Litigation (Continued)

FTC Investigation Regarding Exercise of Option for a Five-Year Exclusive License to ANDA Referencing Ovcon® 35

In March 2004, the Company purchased an option to acquire a five-year exclusive license to an abbreviated new drug application (the “ANDA”) owned by a unit of Barr Pharmaceuticals, Inc. (“Barr”) for which our Ovcon® 35 oral contraceptive is the reference drug. In May 2004, the Company exercised this option. At that time, the Company entered into a finished product supply agreement under which Barr agreed to supply the Company with its requirements for finished Ovcon® products throughout the term of the license. Barr has begun supplying Ovcon® and will be the Company’s sole source of supply for this product.

The Company has received civil investigative demands and subpoenas from the FTC that, although not alleging any wrongdoing, seek documents and testimony relating to this transaction. The Company cannot provide assurance that the FTC will not bring an administrative proceeding against the Company or seek injunctive relief from the federal courts, or if brought, that the Company will prevail in any such proceedings, or that the remedy sought and imposed by the FTC will allow the Company to proceed with the terms of the option and related supply agreement. An unfavorable outcome of the FTC investigations could adversely affect the Company’s profits and cash flows by making future supply of Ovcon® and the nature of future competition more uncertain. It is the Company’s opinion that the FTC investigation will not have a material adverse effect on the Company’s financial position but could be material to future results of operations or cash flows in any one accounting period.

12.	Income Taxes

Warner Chilcott operates in five primary tax jurisdictions, the United Kingdom, the United States, the Republic of Ireland, Bermuda and Puerto Rico. The following table shows the principal reasons for the difference between the effective tax rate and the U.S. statutory income tax rate for the quarter ended March 31, 2005:

Successor
March 31, 2005
U.S. statutory rate	35%

Loss before taxes	$(365,995)

Income tax (benefit) at U.S. statutory rate	$(128,098)
Non-deductible expenses:
Officers’ compensation	1,272
In-process research and development	98,245
Meals and entertainment	956
Effect of foreign tax rates, net	13,489
U.S. state and local taxes	695
Valuation allowance	8,988
Other differences, net	97

Provision (benefit) for income taxes	$(4,356)

Effective income tax rate	(1.2)%

WARNER CHILCOTT HOLDINGS COMPANY III, LIMITED

Notes to Condensed Consolidated Financial Statements—Unaudited (Continued)

(All amounts in the thousands except share amounts, per share amounts or unless otherwise noted)

12.	Income Taxes (Continued)

The UK, the Republic of Ireland, Puerto Rico, Bermuda and U.S. components of income (loss) before taxes and the provision (benefit) for income taxes are presented in the table below:

Successor
March 31, 2005
Income (loss) before taxes:
United Kingdom	$(32,184)
Republic of Ireland	6,127
United States	(15,024)
Puerto Rico	(322,837)
Bermuda	(2,077)

Total	$(365,995)

Provision (benefit) for current taxes:
United Kingdom	$0
Republic of Ireland	1,049
US federal tax	(3,611)
US state and local taxes	(102)
Puerto Rico	1,609

Total	$(1,055)

Provision (benefit) for deferred taxes:
United Kingdom	$(1,951)
Republic of Ireland	(280)
US federal tax	205
US state and local taxes	1,171
Puerto Rico	(2,446)

Total	$(3,301)

Total provision (benefit) for income taxes	$(4,356)

WARNER CHILCOTT HOLDINGS COMPANY III, LIMITED

Notes to Condensed Consolidated Financial Statements—Unaudited (Continued)

(All amounts in the thousands except share amounts, per share amounts or unless otherwise noted)

12.	Income Taxes (Continued)

Deferred income tax items arise because of differences in the book and tax treatment of certain assets and liabilities. The items giving rise to deferred tax assets and liabilities are summarized in the following table:

Successor
March 31, 2005
Deferred tax assets:
Loss carryforwards	$11,755
Accrued expenses	11,442
Intangible assets	434
State income taxes	9,290
Other	552

Gross deferred tax assets	$33,473

Deferred tax liabilities:
Intangible assets	$(164,734)
Other	(2,828)

Gross deferred tax liabilities	$(167,562)

Valuation allowance	(7,704)

Net deferred tax liabilities	$(141,793)

There is a valuation allowance related to foreign deferred tax assets recorded for loss carryforwards in the current quarter since the Company currently believes it is more likely than not that these losses will not be realized in the future. The Company has gross net operating loss carryforwards (excluding state and local amounts) of $80,786, of which $32,520 has an unlimited carryover, $27,827 expires in 2012 and $20,439 expires in 2025. For state and local tax purposes the gross net operating loss carryforward is $44,100, which expires in 2005 through 2007.

In 2004 the Predecessor transferred certain intangible assets between entities in different tax jurisdictions. The potential tax impacts of these transfers were recorded in the Predecessor’s income tax provisions and associated balance sheet accounts based on assumptions regarding the values of the transferred assets, including consideration of third party valuation reports. The tax year in which the transfers occurred has not yet been subject to audit by taxing authorities. Although the outcome of possible future challenges of the value at which the transfers took place cannot be predicted with certainty, the Company believes that any possible liability in connection with the transfers would not have a material adverse effect on its operating results or financial position but could be material to the Company’s cash flows in any one accounting period.

WARNER CHILCOTT HOLDINGS COMPANY III, LIMITED

Notes to Condensed Consolidated Financial Statements—Unaudited (Continued)

(All amounts in the thousands except share amounts, per share amounts or unless otherwise noted)

13.	Segment Information

The Company’s business consists of one operating segment for internal financial reporting purposes. Following is selected information in relation to continuing operations for the quarters ended March 31, 2005 and 2004:

	Successor	Predecessor
	Quarter Ended March 31, 2005	Quarter Ended March 31, 2004
Revenue by country of origin:
United States	$121,204	$123,969
All other countries	12,538	2,140

Total revenue	$133,742	$126,109

Revenue breakdown:
Net sales:
Doryx®	$24,221	$18,918
Duricef® and Moisturel®	4,445	6,221
Estrace® cream	12,970	13,927
Estrace® tablets	3,907	2,964
Estrostep®	19,168	15,948
femhrt®	16,434	18,155
Loestrin®	—	13,467
Femring®	3,430	1,962
Ovcon®	22,780	17,420
Sarafem®	12,222	14,059
Other products	2,177	2,314
Contract manufacturing product sales	6,638	—

Total net sales	128,392	125,355

Other revenue:
Co-promotion revenue (Dovonex®)	5,350	754

Total revenue	$133,742	$126,109

	Successor	Predecessor
	As of March 31, 2005	As of December 31, 2004
Fixed assets:
United States	$2,782	$2,931
Puerto Rico	8,463	6,726
United Kingdom/Rep. of Ireland	19,706	24,165

Total	$30,951	$33,822

WARNER CHILCOTT HOLDINGS COMPANY III, LIMITED

Notes to Condensed Consolidated Financial Statements—Unaudited (Continued)

(All amounts in the thousands except share amounts, per share amounts or unless otherwise noted)

14.	Leases

The Company leases land, buildings and motor vehicles under operating leases. The Company’s commitments under the non-cancelable portion of all operating leases for the next five years as of March 31, 2005 (Successor) are approximately:

2005	$3,936
2006	$2,779
2007	$1,673
2008	$1,118
2009	$84

Lease and rental expenses included in selling, general and administrative expenses totaled $990 and $757 for the quarters ended March 31, 2005 and March 31, 2004, respectively.

15.	Concentration of Credit Risk, Reliance on Significant Suppliers and Reliance on Major Products

The Company distributes its pharmaceutical products through wholesalers, distributors and directly to certain retailers. The following table shows significant customer sales as a percentage of total revenue from continuing operations. Gross accounts receivable from Customer A as of March 31, 2005 and December 31, 2004 totaled $17,200 and $10,200, respectively. As of March 31, 2005 and December 31, 2004, gross accounts receivable from Customer B totaled $6,300 and $6,400, respectively. As of March 31, 2005 and December 31, 2004, gross accounts receivable from Customer C totaled $7,700 and $6,100, respectively.

	Successor	Predecessor
	Quarter Ended March 31, 2005	Quarter Ended March 31, 2004
Customer A	26%	31%
Customer B	20%	16%
Customer C	16%	11%

The following table shows revenue generated from product provided by significant suppliers as a percentage of total revenues from continuing operations. In the event that a supplier suffers an event that causes it to be unable to manufacture the Company’s product requirements for a sustained period, the resulting shortages of inventory could have a material adverse effect on the business of the Company.

	Successor	Predecessor
	Quarter Ended March 31, 2005	Quarter Ended March 31, 2004
Supplier A	30%	27%
Supplier B	18%	15%
Supplier C	12%	14%
Supplier D	9%	11%

WARNER CHILCOTT HOLDINGS COMPANY III, LIMITED

Notes to Condensed Consolidated Financial Statements—Unaudited (Continued)

(All amounts in the thousands except share amounts, per share amounts or unless otherwise noted)

15.	Concentration of Credit Risk, Reliance on Significant Suppliers and Reliance on Major Products (Continued)

Net sales of the following pharmaceutical products accounted for more than 10% of total revenue from continuing operations:

	Successor	Predecessor
	Quarter Ended March 31, 2005	Quarter Ended March 31, 2004
Doryx®	18%	15%
Ovcon® 35 and 50	17%	14%
Estrostep®	14%	13%
femhrt®	12%	14%
Estrace® Cream	10%	11%
Sarafem®	9%	11%

16.	Defined Contribution Plans

The Company makes matching contributions to a 401(k) savings plan in the U.S. Similar defined contribution plans are in place in Puerto Rico and the United Kingdom. The U.S. plan provides eligible employees with the option to defer amounts not in excess of 15% of his or her compensation. The Company makes matching contributions to the plan on behalf of all participants who make elective deferrals. The Company contributes and allocates to each participant’s account matching contributions equal to 75% of up to 6% of the participant’s contributions. The Company’s contributions vest at 25% per year up to 100% at the participant’s completion of four years of employment.

The Company’s total contributions to all plans for the quarters ended March 31, 2005 and 2004 amounted to $625 and $327, respectively.

17.	Related Parties

The Company’s ultimate parent company, Warner Chilcott Holdings Company, Limited, a Bermuda company, owns 100% of the common equity of the Company’s immediate parent company, which in turn owns 100% of the Company. The ultimate parent therefore controls the Company’s immediate parent company and the Company. The ultimate parent is a company formed and controlled by affiliates of Bain Capital Partners LLC, DLJ Merchant Banking III, Inc., J.P. Morgan Partners, LLC and Thomas H. Lee Partners, L.P. (collectively the “Sponsors”). The Company pays the Sponsors a fixed management fee of $5,000 per year. The Sponsors were also paid fees aggregating approximately $62,000 in consideration of services and commitments provided to enable the Company to complete the Acquisition.

Affiliates of two of our equity Sponsors provided services to the Company during the quarter ended March 31, 2005 and in connection with the closing of the Acquisition. Credit Suisse First Boston, an affiliate of DLJ Merchant Banking, acted as arranger, book runner, lender and administrative agent under our senior secured credit facility, was a joint book-running manager of our offering of senior subordinated notes, provided bridge commitment to support our offering of senior subordinated notes and provided merger and acquisitions advisory services to the Company in connection with the Acquisition. These fees were approximately $65,000. JPMorgan Chase Bank, an affiliate of J.P. Morgan Partners, was a joint book-running manager of our offering of senior subordinated notes and arranged foreign exchange transactions to hedge the Acquisition purchase price.

WARNER CHILCOTT HOLDINGS COMPANY III, LIMITED

Notes to Condensed Consolidated Financial Statements—Unaudited (Continued)

(All amounts in the thousands except share amounts, per share amounts or unless otherwise noted)

18.	Guarantor and Non-guarantor Condensed Consolidated Financial Information

The following financial information is presented to segregate the guarantor subsidiaries for the Senior Secured Notes due 2015 (the “Notes”) from the non-guarantor subsidiaries. The guarantors jointly and severally, and fully and unconditionally, guarantee the Company’s obligation under the Notes. Simultaneously with the private placement of the Notes, the Company entered into a registration rights agreement pursuant to which it will offer to exchange the Notes for substantially identical notes that will be registered under the Securities Act of 1933. The following financial information presents the combining balance sheets as of March 31, 2005 for the Successor and December 31, 2004 for the Predecessor and the related statements of operations and cash flows for the quarters ended March 31, 2005 (Successor) and 2004 (Predecessor). For the financial information relating to the Predecessor, the Successor’s Parent and Issuer entities did not exist. The parent company for the Predecessor was Warner Chilcott PLC.

The information includes elimination entries necessary to consolidate the guarantors and the non-guarantor subsidiaries. Investments in subsidiaries are accounted for using the equity method of accounting. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions.

The Successor’s parent guarantor (Warner Chilcott Holdings Company III, Limited) is a holding company with no operations of its own, and its only asset is the capital stock of the Company. Consequently, its ability to pay amounts under its guarantee depends on the earnings and cash flows of the Company and its subsidiaries and the ability of these entities to pay dividends or advance funds to the parent guarantor.

WARNER CHILCOTT HOLDINGS COMPANY III, LIMITED

Notes to Condensed Consolidated Financial Statements—Unaudited (Continued)

(All amounts in the thousands except share amounts, per share amounts or unless otherwise noted)

Financial information for the Predecessor and Successor entities reported in the financial statements is as follows:

Successor Condensed Combined Balance Sheets as of March 31, 2005

	Parent	Parent of Issuer	Issuer	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations/ Adjustments	Total
Assets
Current assets:
Cash and cash equivalents	$46	$—	$9,086	$43,489	$542	$—	$53,163
Accounts receivable, net	—	—	—	38,343	1,998	—	40,341
Intercompany	712,498	12	(1,528,972)	361,277	1,052,024	(596,839)	—
Inventories	—	—	—	17,172	6,527	—	23,699
Deferred income taxes	—	—	—	20,375	130	—	20,505
Prepaid expenses and other current assets	12	—	—	15,498	1,319	—	16,829

Total current assets	712,556	12	(1,519,886)	496,154	1,062,540	(596,839)	154,537

Property, plant and equipment, net	—	—	—	11,243	19,708	—	30,951
Intangible assets, net	—	—	—	1,416,400	382,900	—	1,799,300
Goodwill	—	—	—	1,163,690	—	—	1,163,690
Other noncurrent assets	5,428	—	40,499	34,561	—	—	80,488
Investments in subsidiaries	368,214	448,622	2,906,956	407,866	709,737	(4,841,395)	—

Total assets	$1,086,198	$448,634	$1,427,569	$3,529,914	$2,174,885	$(5,438,234)	$3,228,966

Liabilities
Current liabilities:
Accounts payable	$—	$—	$—	$14,606	$1,490	$—	$16,096
Intercompany	—	—	—	274,471	322,237	(596,708)	—
Accrued and other current liabilities	1,433	—	11,330	65,799	22,743	—	101,305
Long-term debt, current portion	1,640	—	3,550	8,810	—	—	14,000
Accrued income taxes	—	—	(7,382)	10,460	2,804	—	5,882

Total current liabilities	3,073	—	7,498	374,146	349,274	(596,708)	137,283

Other liabilities:
Long-term debt, excluding current portion	162,360	—	971,450	872,190	—	—	2,006,000
Deferred income taxes	—	—	—	148,251	14,047	—	162,298
Other non-current liabilities	—	—	—	—	2,620	—	2,620

Total liabilities	165,433	—	978,948	1,394,587	365,941	(596,708)	2,308,201

Shareholders’ equity	920,765	448,634	448,621	2,135,327	1,808,944	(4,841,526)	920,765

Total liabilities and shareholders’ equity	$1,086,198	$448,634	$1,427,569	$3,529,914	$2,174,885	$(5,438,234)	$3,228,966

WARNER CHILCOTT HOLDINGS COMPANY III, LIMITED

Notes to Condensed Consolidated Financial Statements—Unaudited (Continued)

(All amounts in the thousands except share amounts, per share amounts or unless otherwise noted)

Successor Condensed Combined Statements of Operations for the quarter ended March 31, 2005

	Parent	Parent of Issuer	Issuer	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations/ Adjustments	Total
Total revenue	$—	$—	$—	$127,964	$16,405	$(10,627)	$133,742
Cost, expenses and other:
Cost of sales	—	—	—	41,118	2,661	(2,248)	41,531
Selling, general and administrative	191	—	—	53,099	1,729	(8,379)	46,640
Research and development	—	—	—	4,042	901	—	4,943
Amortization of intangibles	—	—	—	52,900	8,400	—	61,300
Acquired in-process research and development	—	—	—	280,700	—	—	280,700
Transaction costs	—	—	5,625	29	30,321	—	35,975
Interest income	—	—	—	(196)	(102)	—	(298)
Interest expense	1,885	—	15,466	11,595	—	—	28,946

Income (loss) before taxes	(2,076)	—	(21,091)	(315,323)	(27,505)	—	(365,995)
Income tax provision (benefit)	—	—	(7,382)	4,237	(1,211)	—	(4,356)
Equity in earnings (losses) of subsidiaries	(359,563)	40,756	54,465	—	—	264,342	—

Income (loss) from continuing operations	(361,639)	40,756	40,756	(319,560)	(26,294)	264,342	(361,639)

Discontinued operations	—	—	—	—	—	—	—

Net income (loss)	$(361,639)	$40,756	$40,756	$(319,560)	$(26,294)	$264,342	$(361,639)

WARNER CHILCOTT HOLDINGS COMPANY III, LIMITED

Notes to Condensed Consolidated Financial Statements—Unaudited (Continued)

(All amounts in the thousands except share amounts, per share amounts or unless otherwise noted)

Successor Condensed Combined Statements of Cash Flows for the quarter ended March 31, 2005

	Parent	Parent of Issuer	Issuer	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations/ Adjustments	Total
Cash flows from operating activities:
Net income (loss)	$(361,639)	$40,756	$40,756	$(319,560)	$(26,294)	$264,342	$(361,639)
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	—	—	—	297	336	—	633
Equity earnings (losses) in subsidiaries	359,563	(40,756)	(54,465)	—	—	(264,342)	—
Amortization of intangibles	—	—	—	52,900	8,400	—	61,300
Acquired in-process research and development	—	—	—	280,700	—	—	280,700
Deferred income taxes	—	—	—	(887)	(2,414)	—	(3,301)
Amortization of debt financing costs	160	—	957	1,045	12	—	2,174
Stock compensation expense	191	—	—	—	—	—	191
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(12)	—	—	(13,405)	2,362	—	(11,055)
(Increase) decrease in intercompany receivables	(712,498)	(12)	1,528,972	(361,277)	(455,185)	—	—
(Increase) decrease in inventories	—	—	—	(1,075)	22,501	—	21,426
Increase (decrease) in accounts payables	1,434	—	11,330	5,803	(42,782)	—	(24,215)
Increase (decrease) in intercompany payables	—	—	—	274,471	(274,471)	—	—
Increase (decrease) in income taxes and other, net	45	—	(7,382)	(1,167)	1,233	—	(7,271)

Net cash provided by (used in) operating activities	(712,756)	(12)	1,520,168	(82,155)	(766,302)	—	(41,057)

Cash flows from investing activities:
Purchase of intangible assets	—	—	—	(7,200)	—	—	(7,200)
Purchase of business, net of cash acquired	—	—	—	(2,564,224)	(358,331)	—	(2,922,555)
Proceeds from sale of fixed assets	—	—	—	—	48	—	48
Capital expenditures	—	—	—	(334)	(244)	—	(578)
Investments in subsidiaries	(727,777)	(407,866)	(2,852,491)	(407,866)	(709,737)	5,105,737	—

Net cash provided by (used in) investing activities	(727,777)	(407,866)	(2,852,491)	(2,979,624)	(1,068,264)	5,105,737	(2,930,285)

Cash flows from financing activities:
Borrowings of long-term debt	164,000	—	975,000	881,000	—	—	2,020,000
Repayments on Predecessor long-term debt	—	—	—	(195,000)	—	—	(195,000)
Payments for debt finance costs	(5,588)	—	(41,456)	(35,618)	—	—	(82,662)
Proceeds from share capital issue	1,282,167	407,878	407,865	2,454,886	1,835,107	(5,105,737)	1,282,166
Other	—	—	—	—	1	—	1

Net cash provided by (used in) financing activities	1,440,579	407,878	1,341,409	3,105,268	1,835,108	(5,105,737)	3,024,505

Net increase in cash and cash equivalents	$46	$—	$9,086	$43,489	$542	$—	$53,163

WARNER CHILCOTT HOLDINGS COMPANY III, LIMITED

Notes to Condensed Consolidated Financial Statements—Unaudited (Continued)

(All amounts in the thousands except share amounts, per share amounts or unless otherwise noted)

Predecessor Condensed Combined Balance Sheets as of December 31, 2004

	Parent(1)	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations/ Adjustments(1)	Total
Assets
Current assets:
Cash and cash equivalents	$127,416	$107,779	$—	$(5,630)	$229,565
Accounts receivable, net	(24)	34,339	3,036	—	37,351
Inventories	—	19,973	6,647	—	26,620
Deferred income taxes	900	1,991	—	(2,891)	—
Prepaid expenses and other assets	55	10,555	2,354	—	12,964
Intercompany receivables	387,299	33,865	306,595	(727,759)	—

Total current assets	515,646	208,502	318,632	(736,280)	306,500

Property, plant and equipment, net	247	9,658	23,917	—	33,822
Intangible assets, net	—	892,221	12,587	—	904,808
Goodwill	—	194,113	—	—	194,113
Investment in subsidiaries	616,294	—	257,281	(873,575)	—

Total assets	$1,132,187	$1,304,494	$612,417	$(1,609,855)	$1,439,243

Liabilities
Current liabilities:
Accounts payable	$—	$18,095	$8,165	$(5,630)	$20,630
Intercompany payables	—	674,656	53,102	(727,758)	—
Accrued and other liabilities	41,231	51,208	23,247	—	115,686
Long-term debt, current portion	—	101,849	—	—	101,849
Accrued income taxes	1,869	10,980	5,257	—	18,106

Total current liabilities	43,100	856,788	89,771	(733,388)	256,271

Long-term debt, excluding current portion	—	90,350	—	—	90,350
Deferred income taxes	—	—	3,682	(2,891)	791
Other non-current liabilities	—	—	2,744	—	2,744

Total liabilities	43,100	947,138	96,197	(736,279)	350,156

Total shareholders’ equity	1,089,087	357,356	516,220	(873,576)	1,089,087

Total liabilities and shareholders’ equity	$1,132,187	$1,304,494	$612,417	$(1,609,855)	$1,439,243

(1)	These amounts reflect reclassifications from previously issued financial statements.

WARNER CHILCOTT HOLDINGS COMPANY III, LIMITED

Notes to Condensed Consolidated Financial Statements—Unaudited (Continued)

(All amounts in the thousands except share amounts, per share amounts or unless otherwise noted)

Predecessor Condensed Combined Statements of Operations for the quarter ended March 31, 2004

	Parent	Subsidiary Guarantors(1)	Subsidiary Non-Guarantors(1)	Eliminations/ Adjustments(1)	Total
Total revenue	$—	$123,969	$35,189	$(33,049)	$126,109

Costs, expenses and other:
Cost of sales	—	41,876	5,653	(33,049)	14,480
Selling, general and administrative	819	29,536	4,815	—	35,170
Research and development	—	193	5,344	—	5,537
Amortization of intangibles	—	2,642	10,392	—	13,034
Transaction costs	—	—	—	—	—
Interest income	(1,788)	(127)	(67)	1,738	(244)
Interest expense	—	2,599	3,621	(1,738)	4,482

Income before taxes	969	47,250	5,431	—	53,650
Provision (benefit) for income taxes	24	10,496	6,422	—	16,942
Equity in earnings (losses) of subsidiaries	36,919	—	36,754	(73,673)	—

Income (loss) from continuing operations	37,864	36,754	35,763	(73,673)	36,708
Discontinued operations	—	—	1,156	—	1,156

Net income (loss)	$37,864	$36,754	$36,919	$(73,673)	$37,864

(1)	These amounts reflect reclassifications from previously issued financial statements.

WARNER CHILCOTT HOLDINGS COMPANY III, LIMITED

Notes to Condensed Consolidated Financial Statements—Unaudited (Continued)

(All amounts in the thousands except share amounts, per share amounts or unless otherwise noted)

Predecessor Condensed Combined Statements of Cash Flows for the quarter ended March 31, 2004

	Parent	Subsidiary Guarantors(1)	Subsidiary Non-Guarantors(1)	Eliminations/ Adjustments(1)	Total
Cash flows from operating activities:
Net income	$37,864	$36,754	$36,919	$(73,673)	$37,864
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation	—	206	586	—	792
Equity earnings (losses) in subsidiaries	(36,919)	—	(36,754)	73,673	—
Amortization of intangibles	—	2,642	11,963	—	14,605
Stock compensation expense	—	81	—	—	81

Changes in assets and liabilities:
Decrease (increase) in accounts receivable, prepaid expenses and other assets	(28,774)	7,242	17,224	—	(4,308)
Decrease (increase) in inventories	—	4,835	(2,836)	—	1,999
Increase (decrease) in accounts payable, accrued liabilities and other liabilities	1,062	(46,192)	38,165	—	(6,965)
Increase (decrease) in income taxes and other	24	3,229	(6,295)	—	(3,042)

Net cash provided by (used in) operating activities	(26,743)	8,797	58,972	—	41,026

Cash flows from investing activities:
Purchase of intangible assets	—	—	(11,615)	—	(11,615)
Proceeds from sale of intangible assets	—	—	45,000	—	45,000
Capital expenditures	(70)	(645)	(2,763)	—	(3,478)
Proceeds from businesses, net of costs	—	—	(267)	—	(267)

Net cash provided by (used in) investing activities	(70)	(645)	30,355	—	29,640

Cash flows from financing activities:
Repayments on Predecessor long-term debt	—	(46,377)	(51,778)	—	(98,155)
Proceeds from share capital issue, net of expenses	4,952	—	(1)	—	4,951
Cash dividends paid	(8,509)	—	—	—	(8,509)
Other	—	—	15	—	15

Net cash provided by (used in) financing activities	(3,557)	(46,377)	(51,764)	—	(101,698)

Net increase (decrease) in cash and cash equivalents	(30,370)	(38,225)	37,563	—	(31,032)
Cash and cash equivalents, beginning of period	31,519	97,999	37,982	—	167,500
Foreign exchange adjustments on cash and cash equivalents	1,150	—	(70)	—	1,080

Cash and cash equivalents, end of period	$2,299	$59,774	$75,475	$—	$137,548

(1)	These amounts reflect reclassifications from previously issued financial statements.

WARNER CHILCOTT HOLDINGS COMPANY III, LIMITED

Notes to Condensed Consolidated Financial Statements—Unaudited (Continued)

(All amounts in the thousands except share amounts, per share amounts or unless otherwise noted)

19.	Comprehensive Income

SFAS 130, “Reporting Comprehensive Income”, requires foreign currency translation adjustments and certain other items, which were reported separately in stockholders’ equity to be included in other comprehensive income (loss). The only component of accumulated other comprehensive income for the Company consists of foreign currency translation adjustments. Comprehensive income (loss) for the quarters ended March 31, 2005 and March 31, 2004 were $(361,595) and $39,646 respectively.

20.	Subsequent events

Effective May 3, 2005 the Company entered into interest rate swap contracts covering $450 million notional principal amount of its variable rate debt. The Company was required under the terms of its credit agreement to fix or otherwise limit its interest costs on at least 50% of its funded indebtedness. By entering into these swap contracts the Company satisfied this requirement.

The Company entered into the interest rate swaps specifically to hedge a portion of the Company’s exposure to potentially adverse movements in variable interest rates. The swaps are accounted for in accordance with SFAS Nos. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133), 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities and 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities.

The terms of the swaps are shown in the following table:

Notional Principal Amount	Start Date	End Date	Term	Receive Variable Rate	Pay Fixed Rate
$50.0 million	May-03-05	Nov-03-06	18 months	90 day LIBOR	3.900%
$200.0 million	May-03-05	May-03-07	24 months	90 day LIBOR	3.965%
$200.0 million	May-03-05	May-03-08	36 months	90 day LIBOR	4.132%

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Mr. Arnold C. Hanish

Chief Accounting Officer

Eli Lilly and Company

Indianapolis, Indiana

We have audited the accompanying special purpose statements of product contribution for the Sarafem® Product Line of Eli Lilly and Company for the period January 1, 2003 through January 22, 2003 and for the year ended December 31, 2002. The special purpose statements of product contribution are the responsibility of the Company’s management. Our responsibility is to express an opinion on these special purpose statements of product contribution based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the special purpose statements of product contribution are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of product contribution, assessing the accounting principles used and significant estimates made by management, and evaluating the overall presentation of the statements of product contribution. We believe that our audits provide a reasonable basis for our opinion.

The operations covered by the special purpose statements of product contribution referred to above have no separate legal status or existence. The accompanying special purpose statements of product contribution were prepared as described in Note 1 to present the revenues and expenses, including certain allocated expenses, directly associated with the Sarafem® Product Line and are not intended to be a complete presentation of Sarafem® Product Line results. Furthermore, the amounts in the accompanying special purpose statements of product contribution are not necessarily indicative of the costs and expenses that would have resulted if the Sarafem® Product Line had been operated as a separate entity.

In our opinion, the special purpose statements of product contribution referred to above present fairly, in all material respects, the product contribution for the Sarafem® Product Line of Eli Lilly and Company for the period January 1, 2003 through January 22, 2003 and for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States and the basis of presentation described in Note 1.

/S/  ERNST & YOUNG LLP

April 27, 2005

Sarafem® Product Line of Eli Lilly and Company

Special Purpose Statements of Product Contribution

for the Period January 1, 2003 through January 22, 2003

and for the Year Ended December 31, 2002

(Dollars in thousands)

	Period ended January 22, 2003	Year ended December 31, 2002
Net Sales	$5,165	$82,614

Cost of Sales	303	2,343
Distribution costs	22	254
Advertising and sample expense	136	10,265
Selling expense (Note 2)	561	22,349

Total costs and expenses	1,022	35,211

Net Product Contribution	$4,143	$47,403

See accompanying notes to the special purpose statements of product contribution.

Sarafem® Product Line of Eli Lilly and Company

Notes to Special Purpose Statements of Product Contribution

for the Period January 1, 2003 through January 22, 2003

and for the Year Ended December 31, 2002

(Dollars in Thousands)

1.	Basis of Presentation

The Sarafem® Product Line (the “Product”) includes all formulations of Sarafem® that are sold under the Eli Lilly and Company (“the Company”) brand name. The special purpose financial statements include sales of the Product in the United States, including Puerto Rico and other US territories (“United States”).

On December 7, 2002, the Company entered into an agreement to sell the U.S. rights to Galen (Chemicals) Limited (“Galen”), which allowed Galen to sell, market, and distribute the Product in the United States. The sale closed on January 22, 2003.

Historically, financial statements were not prepared for the Product, as the Company did not maintain the Product as a separate business unit. Accordingly, it is impracticable to provide full audited financial statements for the Product, including balance sheets and statements of cash flows, or other information regarding operating, investing and financing cash flows. These statements have been developed from the historical accounting records of the Company and represent the revenues of the Product and the expenses, including certain allocated expenses, directly associated with producing those revenues. The statements do not purport to represent all the costs, expenses and results associated with a stand alone, separate entity. For example, corporate overhead, interest and taxes are not included, as they are not considered direct costs of the Product. No research and development costs were incurred that were directly related to Product revenues for the periods presented.

All of the estimates in the financial statements, as described in Note 2, are based on the assumptions that Company management believes are reasonable. However, these estimates are not necessarily indicative of the net sales and costs that would have resulted if the Product had been operated as a separate entity.

2.	Summary of Significant Accounting Policies

Revenue Recognition

Revenue from sales of products is recognized at the time the title of goods passes to the buyer and the buyer assumes the risks and rewards of ownership. This is generally at the time products are shipped to the customer. Provisions for discounts and rebates to customers are established in the same period the related sales are recorded.

Net Sales

Net sales include certain sales deductions. Sales deductions include deductions specifically attributable to the Product and deductions allocated to the Product by management. The types of deductions included in the calculation of net sales are as follows:

Sales Rebates—Wholesaler and hospital chargebacks, Managed care rebates, and Medicaid rebates are deducted from gross sales of the Product based on actual historical rebate rates.

Cash Discounts—Cash discounts are allocated to the Product based upon the percentage of actual Product gross sales less chargebacks and wholesaler returns to total Company gross sales less chargebacks and wholesaler returns.

Sales Returns—Sales returns are allocated to products based on actual sales returns.

Sarafem® Product Line of Eli Lilly and Company

Notes to Special Purpose Statements of Product Contribution (continued)

for the Period January 1, 2003 through January 22, 2003

and for the Year Ended December 31, 2002

(Dollars in Thousands)

2.	Summary of Significant Accounting Policies (continued)

Cost of Sales

Cost of sales includes raw materials, direct labor, plant overhead, royalties, and manufacturing variances. Certain overhead costs are specifically identifiable to the Product. The remaining costs are allocated based on the Product’s percentage of total production for the production facility. Management believes this method is a reasonable basis for allocating these costs.

Depreciation of plant facilities is computed using the straight-line method based on estimated useful lives of the assets. Generally, the lives of the buildings range from twelve to fifty years, and five to eighteen years for machinery and equipment.

The Company paid royalties to Indevus (formerly Interneuron) based upon net PMS sales through December 2001. During the time period January 1, 2002 through September 30, 2002, there were no royalties due or paid. The Company and Indevus re-negotiated the royalty provisions of the original 1997 License Agreement and additional royalty obligations under the re-negotiated agreement began as of October 1, 2002. Royalty to Indevus for the periods presented is reflected in these financial statements.

Distribution Costs

Distribution costs have been allocated to the Product based upon net sales of the Product as a percentage of the total net sales in the United States.

Advertising and Sample Expense

Advertising and sample costs include professional advertising costs, promotional tools, samples, and marketing and licensing fees. With the exception of some geographic marketing expenses, advertising and sample costs were based on direct costs. The geographic marketing expenses were allocated on the same basis as the selling costs. These allocations are estimates made for the purpose of preparing this report.

Selling Expense

Selling costs consist primarily of sales force employment costs (salaries and benefits). These costs are allocated based on the annual sales force plan which projects the extent of effort by salesmen related to various Company products. The Company does not track actual sales costs related to individual products. These allocations are estimates made for the purpose of preparing this report.

Use of Estimates

The preparation of the special purpose financial statements of Sarafem® Product Contribution in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts of net product contribution for the period January 1, 2003 through January 22, 2003 and the year ended December 31, 2002. Actual results could differ from those estimates.

Sarafem® Product Line of Eli Lilly and Company

Notes to Special Purpose Statements of Product Contribution (continued)

for the Period January 1, 2003 through January 22, 2003

and for the Year Ended December 31, 2002

(Dollars in Thousands)

3.	Significant Customers

The Product is distributed through wholesalers that serve physicians and other health care professionals, pharmacies and hospitals. The Company sold Product to three significant wholesalers in 2002 and 2003. Sales to these three wholesalers in the aggregate are estimated to have been 71% to 84% of total Product sales in the period January 1, 2003 through January 22, 2003, and the year ended December 31, 2002. These three wholesalers are estimated individually to have accounted for between 15% and 34% of total Product sales in each of these periods. Certain of these wholesalers have acquired some of their competitors during the periods presented. This sales data has been adjusted to include the pre-acquisition sales to any companies acquired by these three wholesalers during the periods presented.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Pfizer Inc.:

We have audited the accompanying Combined Statements of Net Revenues of Pfizer Inc.’s Women’s Healthcare Portfolio (Loestrin®, Estrostep®, and femhrt®) (the “Product Lines”) for the year ended December 31, 2002 and for the period from January 1, 2003 to March 27, 2003 for products Loestrin® and Estrostep® and the period from January 1, 2003 to April 17, 2003 for product femhrt® (collectively, “the Statements”). These Statements are the responsibility of Pfizer Inc.’s Women’s Healthcare Portfolio management. Our responsibility is to express an opinion on the Statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying Statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the registration statement on Form S-4 of Warner Chilcott Holdings Company III, Limited, as described in Note 1. The presentation is not intended to be a complete presentation of the Product Lines financial position, results of operations or cash flows.

In our opinion, the Statements referred to above present fairly, in all material respects, the Combined Statements of Net Revenues of the Product Lines for the year ended December 31, 2002 and for the period from January 1, 2003 to March 27, 2003 for products Loestrin® and Estrostep® and the period from January 1, 2003 to April 17, 2003 for product femhrt®, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

July 15, 2005

New York, New York

WOMEN’S HEALTHCARE PORTFOLIO

(Three Product Lines Within Pfizer Inc.’s Global Pharmaceutical Group)

COMBINED STATEMENTS OF NET REVENUES

(Dollars in Thousands)

	First Quarter of 2003 (Note 1)	Year Ended Dec. 31, 2002
Loestrin®	$17,348	$108,723
Estrostep®	8,710	47,266
femhrt®	19,365	66,102

Combined Net Revenues	$45,423	$222,091

See accompanying notes to combined statements of net revenues.

Women’s Healthcare Portfolio

(Three Product Lines Within Pfizer Inc.’s Global Pharmaceutical Group)

Notes to Combined Statements of Net Revenues

First Quarter of 2003 (Note 1) and December 31, 2002

(Dollars in Thousands)

1.	Business Description

Pfizer’s Women’s Healthcare Portfolio (the “Product Lines,”) is comprised of a group of products within Pfizer Inc.’s Global Pharmaceutical Group, a division of Pfizer Inc. (“Pfizer”). The Product Lines’ portfolio includes:

•	Loestrin®—an oral contraceptive

•	Estrostep®—an oral contraceptive

•	femhrt®—a hormone replacement therapy

The Product Lines operate primarily in the United States with additional sales in Canada, Mexico and several other international locations in Europe and Latin America. In 2003, all three product lines were sold to Galen Holdings PLC (which subsequently changed their name to Warner Chilcott Holdings Company III, Limited ). The Loestrin® and Estrostep® product lines were sold on March 27, 2003 and the femhrt® product line was sold on April 17, 2003. These financial statements have been prepared for inclusion in Warner Chilcott’s registration statement on Form S-4 to be filed under the Securities and Exchange Commission’s rules and regulations.

The accompanying combined statements of net revenues for the first quarter of 2003 and the year ended December 31, 2002 reflect the net revenues of the Product Lines when they were a part of Pfizer’s operations.

2.	Basis of Presentation

The accompanying combined statements present the net revenues of the Product Lines. These statements were derived by extracting net revenues attributable to the Product Lines from the consolidated financial statements of Pfizer that are in accordance with accounting principles generally accepted in the United States. Complete financial statements were not prepared for the Product Lines as Pfizer did not maintain the Product Lines as a separate reporting unit and the presentation is not intended to be a complete presentation of the Product Lines financial position, results of operations or cash flows.

The preparation of these combined statements of net revenues requires management to make estimates and assumptions that affect the amounts reported in the combined statements of net revenues and the accompanying notes. Actual results could differ from those estimates. Management believes that it has exercised reasonable judgment in deriving these amounts.

All significant intercompany transactions and balances have been eliminated from these combined statements of net revenues.

3.	Summary of Accounting Policies

Revenue recognition

Revenue from product sales are recorded when the goods are shipped and title to products and risk of loss passes to the customer. Revenue is comprised of the sale of goods during the period, net of sales discounts, product returns and rebates. Volume, promotional, price, cash and other discounts and customer incentives are accounted for as a reduction of revenue in accordance with Emerging Issues Task Force No. 01-09, Accounting for Consideration Given by a Vendor to a Customer.

Women’s Healthcare Portfolio

(Three Product Lines Within Pfizer Inc.’s Global Pharmaceutical Group)

Notes to Combined Statements of Net Revenues (continued)

First Quarter of 2003 (Note 1) and December 31, 2002

(Dollars in Thousands)

Concentration of credit risk

The sale of Women’s Healthcare Products are concentrated to three large pharmaceutical wholesalers and one additional customer. During the first quarter of 2003, sales to these customers represented 22%, 27%, 15%, and 11% of total revenues. In 2002 sales to these customers represented 27%, 22%, 15%, and 11% of total revenues. Periodically, Pfizer reviews the credit quality of its customers’ and their financial condition. In general, there is no requirement for collateral from customers.

4.	Geographic Information

The following table presents geographic net revenue information:

	First Quarter of 2003 (note 1)	Year Ended Dec. 31, 2002
Loestrin® United States	$14,347	$99,051
International	3,001	9,672
Estrostep® United States	8,710	47,266
International	—	—
femhrt® United States	16,853	60,149
International	2,512	5,953

Combined Net Revenues	$45,423	$222,091

5.	Litigation

Pfizer Inc. and its subsidiaries (collectively, “Pfizer”) is involved in various product liabilities claims relating to the Women’s Healthcare Products (comprised of the oral contraceptives Estrostep® and Loestrin® and the continuous combined hormone therapy femhrt®). With respect to all claims, including product liability claims, filed after March 27, 2003, with respect to Estrostep® and Loestrin® and after April 17, 2003, with respect to femhrt®, Warner Chilcott Holdings Company III, Limited is required to indemnify Pfizer for costs incurred by Pfizer, including attorneys fees, arising from such claims. Because many of such claims involve multiple plaintiffs and multiple pharmaceutical products, including one or more other products manufactured or sold by Pfizer, Warner Chilcott and Pfizer have reached an agreement that permits Pfizer to maintain control of the defense of such claims subject to Warner Chilcott’s agreement to indemnify Pfizer for a certain percentage of Pfizer’s costs in defending the claim.

6.	Subsequent Events

In 2003, all three product lines were sold to Galen Holdings PLC. The Loestrin® and Estrostep® product lines were sold on March 27, 2003 and the femhrt® product line was sold on April 17, 2003. In March 2004, Galen Holdings PLC licensed the exclusive rights to the then-marketed Loestrin® products to Duramed Pharmaceuticals, Inc., a subsidiary of Barr Pharmaceuticals, Inc. Galen Holdings PLC subsequently changed their name to Warner Chilcott Holdings Company III, Limited.

No person has been authorized to give any information or to make any representation other than those contained in this prospectus, and, if given or made, any information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy these securities in any circumstances in which this offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained in this prospectus is correct as of any time subsequent to its date.

Until             , 2005, broker-dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the broker-dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

[ALTERNATE COVER FOR MARKET MAKING PROSPECTUS]

Subject to Completion, Dated July 15, 2005

PROSPECTUS

$600,000,000

8¾% SENIOR SUBORDINATED NOTES DUE 2015

of

Warner Chilcott Corporation

The Company:

•	We are a U.S. specialty pharmaceutical company focused on marketing, developing and manufacturing branded prescription pharmaceutical products in two core therapeutic categories: women’s healthcare and dermatology.

The notes:

•	Maturity: February 1, 2015.

•	Interest Payment: Cash interest on the notes will accrue and be payable semiannually in arrears on February 1 and August 1, commencing on August 1, 2005, at a rate of 8¾% per annum.

•	Optional Redemption: We may redeem some or all of the notes at any time prior to February 1, 2010 at a redemption price equal to the make-whole amount set forth in this prospectus. We may also redeem some or all of the notes at any time on or after February 1, 2010 at the redemption prices set forth in this prospectus. In addition, we may redeem up to 35% of the aggregate principal amount of the notes using net proceeds from certain equity offerings completed on or prior to February 1, 2008. There is no sinking fund for the notes.

•	Ranking: The registered 2015 notes will rank junior to all our existing and future senior indebtedness, including indebtedness under our senior credit facility.

Consider carefully the “Risk Factors” beginning on page      of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus will be used by Credit Suisse First Boston LLC and J.P. Morgan Securities Inc. in connection with offers and sales related to market making transactions in the Notes. Credit Suisse First Boston LLC and J.P. Morgan Securities Inc. may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices.

Credit Suisse First Boston	JPMorgan

The date of this prospectus is                     , 2005

[ALTERNATE TABLE OF CONTENTS FOR MARKET MAKING PROSPECTUS]

Page
INDUSTRY AND MARKET DATA
TRADEMARKS
PROSPECTUS SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
THE TRANSACTIONS
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT

Page
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF OTHER INDEBTEDNESS
DESCRIPTION OF THE NOTES
CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES

[ALTERNATE SECTIONS FOR MARKET MAKING PROSPECTUS]

[Alternate Risk Factor]

You cannot be sure that an active trading market will develop for the exchange notes.

You cannot be sure that an active trading market will develop for the notes. We do not intend to apply for a listing of the exchange notes on a securities exchange or any automated dealer quotation system. We have been advised by Credit Suisse First Boston LLC and J.P. Morgan Securities Inc. that, as of the date of this prospectus, Credit Suisse First Boston LLC and J.P. Morgan Securities Inc. intend to make a market in the exchange notes. Credit Suisse First Boston LLC and J.P. Morgan Securities Inc. are not obligated to do so, however, and any market making activities with respect to the exchange notes may be discontinued at any time without notice. In addition, such market making activity will be subject to limits imposed by the Securities Act and the Exchange Act. Because Credit Suisse First Boston LLC and J.P. Morgan Securities Inc. are our affiliates, Credit Suisse First Boston LLC and J.P. Morgan Securities Inc. are required to deliver a current “market making” prospectus and otherwise comply with the registration requirements of the Securities Act in any secondary market sale of the exchange notes. Accordingly, the ability of Credit Suisse First Boston LLC and J.P. Morgan Securities Inc. to make a market in the exchange notes may, in part, depend on our ability to maintain a current market making prospectus.

In addition, the liquidity of the trading market in the exchange notes, and the market price quoted for the exchange notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally.

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USE OF PROCEEDS

This prospectus is delivered in connection with the sale of the exchange notes by Credit Suisse First Boston LLC and J.P. Morgan Securities Inc. in market making transactions. We will not receive any of the proceeds from these transactions.

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LEGAL MATTERS

Weil, Gotshal & Manges LLP, New York, New York has passed upon the validity of the notes offered hereby on behalf of the issuer.

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CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income, and to a limited extent under the caption “Non-U.S. Holders,” estate tax consequences of the purchase, ownership and disposition of the notes. This discussion is a general summary only and does not address all tax aspects of the purchase, ownership and disposition of the notes that may be relevant to a prospective investor’s particular circumstances. This discussion deals only with the U.S. federal income tax consequences to persons who are beneficial owners of notes and who hold such notes as capital assets within the meaning of Section 1221 of the Code, as defined below, and does not deal with the consequences to special classes of holders of the notes, such as dealers in securities or currencies, brokers, traders that mark-to-market their securities, insurance companies, tax-exempt entities, financial institutions or “financial services entities,” persons with a functional currency other than the U.S. dollar, regulated investment companies, real estate investment trusts, retirement plans, expatriates or former long-term residents of the United States, persons who hold their notes as part of a straddle, hedge, “conversion transaction,” “constructive sale,” or other integrated investment, persons subject to the alternative minimum tax, partnerships or other pass-through entities or investors in partnerships or other pass-through entities that hold the notes. This summary also does not address any tax consequences arising under the tax laws of any U.S. state, local, foreign or other taxing jurisdiction or, except to a limited extent under the caption “Non-U.S. Holders,” any possible applicability of the U.S. federal estate or gift tax law. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder, and rulings and judicial interpretations thereof, all as in effect on the date of this prospectus, any of which may be repealed or subject to change, possibly with retroactive effect. In addition, this discussion relies upon the description provided to us by DTC of its depositary procedures and the procedures of its participants and indirect participants in maintaining a book-entry system reflecting beneficial ownership of the notes.

For purposes of the following discussion, a “U.S. Holder” is a beneficial owner of a note that is for U.S. federal income tax purposes: (1) an individual who is a citizen or resident of the United States, (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized or created under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source or (4) a trust (i) if (x) a court within the United States can exercise primary supervision over its administration and (y) one or more U.S. persons have authority to control all of its substantial decisions or (ii) if it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. In addition, for purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of a note that is an individual, a corporation, an estate or a trust other than a U.S. Holder. Because U.S. federal tax law uses different tests to determine whether an individual is a non-resident alien for income tax and estate tax purposes, some individuals may be “Non-U.S. Holders” for purposes of the U.S. federal income tax discussion, but not for the purpose of the U.S. federal estate tax discussion and vice versa.

Purchasers of the notes should consult their own tax advisors concerning the U.S. federal income tax consequences resulting from their particular situations, and concerning any U.S. state, local, gift and estate tax consequences or other consequences under the laws of any other taxing jurisdiction.

For purposes of this discussion “we,” “us,” or “our” refer to Warner Chilcott Corporation.

U.S. Holders

Payment of Interest

Payment of stated interest on a note will be taxable as ordinary interest income at the time it is received or accrued, depending upon the method of accounting applicable to the U.S. Holder of the note.

Market Discount

If a note is acquired at a “market discount,” some or all of any gain realized upon a subsequent sale, other disposition, or full or partial principal payment, of such note may be treated as ordinary income, and not capital

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gain, as described below. For this purpose, “market discount” is the excess (if any) of the stated redemption price at maturity of a note over the basis of such note immediately after its acquisition by the taxpayer, subject to a statutory de minimis exception. Unless a U.S. Holder has elected to include the market discount in income as it accrues, gain, if any, realized on any subsequent disposition or full or partial principal payment of such note will be treated as ordinary income to the extent of the market discount that is treated as having accrued during the period such U.S. Holder held such note.

The amount of market discount treated as having accrued will be determined either (i) on a straight-line basis by multiplying the market discount times a fraction, the numerator of which is the number of days the note was held by the U.S. Holder and the denominator of which is the total number of days after the date such U.S. Holder acquired the note up to and including the date of its maturity or (ii) if the U.S. Holder so elects, on a constant interest rate method. A U.S. Holder may make that election with respect to any note but, once made, such election is irrevocable.

A U.S. Holder of a note acquired at a market discount may elect to include market discount in income currently, through the use of either the straight-line inclusion method or the elective constant interest method in lieu of recharacterizing gain upon disposition or principal repayment as ordinary income to the extent of accrued market discount at the time of such disposition or repayment. Once made, this election will apply to all notes and other obligations acquired by the electing U.S. Holder at a market discount during the taxable year for which the election is made, and all subsequent taxable years, unless the Internal Revenue Service (the “IRS”) consents to a revocation of the election. If an election is made to include market discount in income currently, the basis of the note in the hands of the U.S. Holder will be increased by the market discount thereon as it is included in income.

Unless a U.S. Holder who acquires a note at a market discount elects to include market discount in income currently, such U.S. Holder may be required to defer deductions for any interest paid on indebtedness allocable to such note in an amount not exceeding the deferred income, until such income is realized.

Bond Premium

If a U.S. Holder purchases a note and immediately after the purchase the adjusted basis of the note exceeds the amount payable on maturity, the note will be treated as having been acquired with “bond premium.” A U.S. Holder may elect to amortize such bond premium over the remaining term of such note (or, if it results in a smaller amount of amortizable bond premium, until an earlier call date).

If bond premium is amortized, the amount of interest that must be included in the U.S. Holder’s income for each period ending on an interest payment date or at the stated maturity, as the case may be, except as Treasury Regulations may otherwise provide, will be reduced by the portion of premium allocable to such period based on the note’s yield to maturity. If such an election to amortize bond premium is not made, a U.S. Holder must include the full amount of each interest payment in income in accordance with its regular method of accounting and will receive a tax benefit from the premium only in computing such U.S. Holder’s gain or loss upon the sale or other disposition of, or full or partial principal payment of, the note.

An election to amortize bond premium will apply to amortizable bond premium on all notes and other bonds, the interest on which is includible in the U.S. Holder’s gross income, held at the beginning of the U.S. Holder’s first taxable year to which the election applies or that are thereafter acquired, and may be revoked only with the consent of the IRS. A U.S. Holder who elects to amortize bond premium must reduce its adjusted basis in the notes by the amount of such allowable amortization.

Sale or Exchange of the Notes

Unless a non-recognition provision applies, upon a sale or exchange (including a redemption or a repurchase, for example in the event of a change in control) of a note, a U.S. Holder will recognize gain or loss equal to the difference between the sum of all cash plus the fair market value of all property received on such sale or exchange (less any portion allocable to accrued but unpaid interest, which will be treated as a payment of interest for U.S. federal income tax purposes) and the U.S. Holder’s adjusted tax basis in the note. A U.S.

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Holder’s adjusted tax basis in a note generally will be the U.S. Holder’s cost therefor, increased by any market discount included in income and reduced by any bond premium amortized by the U.S. Holder.

Except to the extent described under “Market Discount” above, gain or loss recognized by a U.S. Holder on the sale or exchange of a note will be capital gain or loss and will be long-term capital gain or loss if the note has been held by the U.S. Holder for more than one year at the time of the disposition. In the case of a non-corporate U.S. Holder, long-term capital gain is currently subject to a maximum U.S. federal tax rate of 15%. The deductibility of capital losses by U.S. Holders is subject to certain limitations.

Discharge

Were we to obtain a discharge of the indenture with respect to all of the notes then outstanding, as described above under “Description of the Notes—Satisfaction and Discharge,” such discharge would generally be deemed to constitute a taxable exchange of the outstanding notes for other property—namely, the funds deposited with the Trustee. In such case, a U.S. Holder generally would be required to recognize capital gain or loss in connection with such deemed exchange in a manner comparable to that discussed above under “—Sale or Exchange of the Notes.” In addition, after such deemed exchange, a U.S. Holder also may be required to recognize income from the property deemed to have been received in such exchange over the remaining life of the transaction in a manner or amount that is different than had the discharge not occurred. U.S. Holders should consult their tax advisors as to the specific consequences arising from a discharge in their particular situations.

Change of Control Repurchase

According to the applicable Treasury Regulations, repurchase of the notes by us in the event of a change in control will not affect the amount or timing of interest income recognized by a holder of a note if the likelihood of the repurchase, as of the date the notes are issued, is remote. We intend to take the position, which is not binding on the IRS that the likelihood of a repurchase of notes by us in the event of a change in control is remote under applicable Treasury Regulations and that we do not intend to treat that possibility as affecting the yield to maturity of the notes (for purposes of the original issue discount provisions of the Code).

We have the option to redeem a portion of the notes at any time on or before a certain date, and to redeem all or a portion of the notes on or after a certain date prior to the maturity date. Under applicable Treasury Regulations, we will be deemed to have exercised that option if the exercise of that option would lower the yield of the notes. We believe that we will not be treated as having exercised that option under these Treasury Regulations.

Backup Withholding and Information Reporting

In general, a U.S. Holder of a note will be subject to backup withholding (currently at the rate of 28%) with respect to interest, principal and premium, if any, paid on the note, payments received on the sale or exchange of the note (including a redemption or a repurchase, for example in the event of a change in control or a discharge (as described above under “Description of the Notes—Satisfaction and Discharge” and under “—Discharge”)), and any payments with respect to the property or rights to the property deemed to have been received as described above under “—Discharge,” unless the U.S. Holder (1) is an entity (including a corporation or a tax-exempt entity) that is exempt from withholding and, when required, demonstrates this fact or (2) provides us or our paying agent with its Taxpayer Identification Number (“TIN”) (which, for an individual, would be the U.S. Holder’s Social Security Number), certifies that (i) the TIN provided is correct, (ii) it is a U.S. person (including a U.S. resident alien) and (iii) it is exempt from backup withholding, it has not been notified by the IRS that it is subject to backup withholding due to underreporting of interest or dividends or it has been notified by the IRS that it is no longer subject to backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. In addition, such payments of interest, principal and premium, if any, such payments received on the sale or exchange of a note (including a redemption or a repurchase, for example in the event of a change in control or a discharge (as described above under “Description of the Notes—Satisfaction and

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Discharge” and under “—Discharge”)), and any payments with respect to the property or rights to the property deemed to have been received as described above under “—Discharge,” to U.S. Holders that are not corporations or tax-exempt organizations generally will be subject to information reporting requirements.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder’s federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Holders

For purposes of the discussion below, interest and any gain on the sale or exchange (including a redemption or a repurchase, for example in the event of a change in control or a discharge, as described above under “Description of the Notes—Satisfaction and Discharge”) of a note will be considered to be “U.S. trade or business income” if such income or gain is (1) effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business or (2) in the case of a treaty resident, described in clause (1) above, and attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the United States.

Payment of Interest

Subject to the discussion below concerning backup withholding, generally, interest paid on a note will not be subject to U.S. federal income or withholding tax if such interest is not U.S. trade or business income and is “portfolio interest.” Generally, interest on the notes will qualify as portfolio interest and will be eligible for the portfolio interest exemption if the Non-U.S. Holder (1) does not actually or constructively own 10% or more of the total combined voting power of all of our classes of stock entitled to vote, (2) is not a “controlled foreign corporation” with respect to which we are a “related person,” as such terms are defined in the Code, (3) is not a bank that receives such interest in a transaction described in Section 881(c)(3)(A) of the Code and (4) provides the required certifications, under penalties of perjury, that the beneficial owner of the notes is not a U.S. person on a properly completed and executed IRS Form W-8BEN prior to the payment.

The gross amount of payments of interest that does not qualify for the portfolio interest exemption and that is not U.S. trade or business income will be subject to U.S. withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed on a net basis at regular graduated U.S. federal income tax rates rather than the 30% gross rate. In the case of a Non-U.S. Holder that is a corporation, such U.S. trade or business income also may be subject to the branch profits tax. To claim an exemption from withholding in the case of U.S. trade or business income, or to claim the benefits of a treaty, a Non-U.S. Holder must provide a properly executed IRS Form W-8ECI (in the case of U.S. trade or business income) or IRS Form W-8BEN (in the case of a treaty), or any successor form as the IRS designates, as applicable, prior to the payment of interest. These forms must be periodically updated. If the notes are traded on an established financial market, a Non-U.S. Holder who is claiming the benefits of a treaty will not be required to obtain and to provide a U.S. TIN on the IRS Form W-8BEN. In certain circumstances, in lieu of providing an IRS Form W-8BEN, the Non-U.S. Holder may provide certain documentary evidence issued by foreign governmental authorities to prove residence in a foreign country in order to claim treaty benefits.

Special procedures relating to U.S. withholding taxes are provided under applicable Treasury Regulations for payments through qualified intermediaries or certain financial institutions that hold customers’ securities in the ordinary course of their trade or business.

Sales or Exchange of the Notes

Except as described below and subject to the discussion below on backup withholding, a gain realized by a Non-U.S. Holder on the sale or exchange (including a redemption or a repurchase, for example in the event of a change in control or a discharge, as described above under “Description of the Notes—Satisfaction and Discharge”) of a note generally will not be subject to U.S. federal income or withholding tax, unless (1) such gain constitutes U.S. trade or business income, which will be taxed as discussed above (including, if applicable,

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at tax rates for capital gain income), or (2) the Non-U.S. Holder is an individual who holds the note as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met. If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty, if any) on the amount by which such Non-U.S. Holder’s capital gain allocable to U.S. sources exceeds capital losses allocable to U.S. sources during the taxable year of depositors of the notes.

Discharge

As described above under “—U.S. Holders—Discharge,” a Non-U.S. Holder also may be required to recognize income with respect to the property or rights to the property deemed to have been received in such taxable exchange over the remaining life of the transaction in a manner or amount that is different than had the discharge not occurred, and such income may be subject to U.S. income and/or withholding taxes. Non-U.S. Holders should consult their tax advisors as to the specific consequences arising from a discharge in their particular situations.

Federal Estate Tax

Any notes held (or treated as held) by an individual who is a Non-U.S. Holder at the time of his or her death will not be subject to U.S. federal estate tax, provided that the individual does not actually or constructively own 10% or more of the total combined voting power of all of our classes of stock entitled to vote, and income on the notes was not U.S. trade or business income.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each Non-U.S. Holder any interest that is paid to a Non-U.S. Holder. Copies of these information returns may also be made available to the tax authorities of the country in which the Non-U.S. Holder resides under the provisions of various treaties or agreements for the exchange of information.

Non-U.S. Holders other than corporations may be subject to backup withholding and additional information reporting. Backup withholding will not apply to payments of interest on the notes to a Non-U.S. Holder if the Non-U.S. Holder properly certifies that it is not a U.S. person or otherwise establishes an exemption. However, such certification or exemption is not effective if we have, or our paying agent has, actual knowledge or reason to know that such holder is a U.S. person, or that the conditions of another exemption relied upon by the Non-U.S. Holder are not, in fact, satisfied.

The payment of the gross proceeds from the sale or exchange (including a redemption or a repurchase, for example in the event of a change in control or a discharge, as described under “Description of the Notes—Satisfaction and Discharge” and “—Discharge”) of the notes to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the Non-U.S. Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge, or reason to know, that the Non-U.S. Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the gross proceeds from the sale or exchange (including a redemption or a repurchase, for example in the event of a change in control or a discharge, as described under “Description of the Notes—Satisfaction and Discharge” and Discharge”) of the notes to or through a non-U.S. office or a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “U.S. related person”). In the case of the payment of the gross proceeds from the sale or exchange (including a redemption or a repurchase, for example in the event of a change in control or a discharge, as described under “Description of the Notes—Satisfaction and Discharge” and “—Discharge”) of the notes to or through a non-U.S. office or a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury Regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is not a U.S. person and the broker has no knowledge, or reason to know, to the contrary.

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In addition, in general, any payments with respect to the property or rights to the property deemed to have been received, as described above under “—Discharge,” may be subject to information reporting and possible backup withholding, unless the Non-U.S. Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the payor does not have actual knowledge, or reason to know, that the Non-U.S. Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or credit against such Non-U.S. Holder’s federal income tax liability, provided that the required information is provided to the IRS.

THE PRECEDING DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

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PLAN OF DISTRIBUTION

This prospectus may be used by Credit Suisse First Boston LLC and J.P. Morgan Securities Inc. in connection with offers and sales of the notes in market making transactions. Credit Suisse First Boston LLC and J.P. Morgan Securities Inc. may act as principal or agent in these transactions. Such sales will be made at prices relating to prevailing market prices at the time of the sale. We will not receive any of the proceeds of such sales. We have agreed to indemnify Credit Suisse First Boston LLC and J.P. Morgan Securities Inc. against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute payments which Credit Suisse First Boston LLC and J.P. Morgan Securities Inc. might be required to make in respect thereof.

As of July 15, 2005, DLJ Merchant Banking III, Inc., an affiliate of Credit Suisse First Boston LLC, beneficially owned approximately 22.06% of our outstanding capital stock (on a fully diluted basis) and one of our directors is designated to serve on our board of directors by an affiliate of Credit Suisse First Boston LLC. See “Management,” “Security Ownership of Certain Beneficial Owners and Management,” “Certain Relationships and Related Party Transactions” and “Description of Other Indebtedness—Senior Credit Facility” for a summary of certain relationships between us and Credit Suisse First Boston LLC.

As of July 15, 2005, J.P. Morgan Partners, LLC, an affiliate of J.P. Morgan Securities Inc., beneficially owned approximately 22.06% of our outstanding capital stock (on a fully diluted basis) and one of our directors is employed by an affiliate of J.P. Morgan Securities Inc. See “Management,” “Security Ownership of Certain Beneficial Owners and Management,” “Certain Relationships and Related Party Transactions” and “Description of Other Indebtedness—Senior Credit Facility” for a summary of certain relationships between us and J.P. Morgan Securities Inc.

We have been advised by Credit Suisse First Boston LLC and J.P. Morgan Securities Inc. that, subject to applicable laws and regulations, Credit Suisse First Boston LLC and J.P. Morgan Securities Inc. currently intend to make a market in the exchange notes following completion of the exchange offer. However, Credit Suisse First Boston LLC and J.P. Morgan Securities Inc. are not obligated to do so and Credit Suisse First Boston LLC and J.P. Morgan Securities Inc. may discontinue their market making activities at any time without notice. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will develop or be sustained. See “Risk Factors—You cannot be sure that an active trading market will develop for the exchange notes.”

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[ALTERNATE BACK COVER FOR MARKET MAKING PROSPECTUS]

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20: Indemnification of Directors and Officers.

The following is a summary of the statutes, charter and bylaw provisions or other arrangements under which the Registrants’ directors and officers are insured or indemnified against liability in their capacities as such. All of the directors and officers of the Registrants are covered by insurance policies maintained and held in effect by Warner Chilcott Corporation (“WCC”) against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Warner Chilcott Holdings Company III, Limited

Warner Chilcott Holdings Company III, Limited (“Holdings III”) is a Bermuda company. Section 98 of the Companies Act of 1981 of Bermuda (the “Act”) provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law otherwise would be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda in certain proceedings arising under Section 281 of the Act.

Holdings III has adopted provisions in its bye-laws that provide that it shall indemnify its directors and officers in respect of their actions and omissions, except in respect of their fraud, dishonesty or willful misconduct, and it maintains liability insurance covering its directors and officers and those of its subsidiaries.

Warner Chilcott Corporation and Warner Chilcott (US), Inc.

Warner Chilcott Corporation and Warner Chilcott (US), Inc. (“WCUS”) are incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware (the “Delaware Statute”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), other than an action by or in the right of such corporation, by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise (an “indemnified capacity”). The indemnity may include expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Similar provisions apply to actions brought by or in the right of the corporation, except that no indemnification shall be made without judicial approval if the officer or director is adjudged to be liable to the corporation. Section 145 of the Delaware Statute also provides that such indemnification, unless ordered by a court, must be authorized (i) by a majority vote of disinterested directors, even if less than a quorum, (ii) by a committee of such directors designated by majority vote of such directors, even if less than a quorum, (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders, upon a determination that indemnification of the director or officer has met the applicable standard of conduct.

Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred. Section 145 of the Delaware Statute further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against him and incurred by him in any indemnified capacity, or arising out of his status as such, regardless of whether the corporation would otherwise have the power to indemnify him under the Delaware Statute.

The Certificates of Incorporation of WCC and WCUS, as amended, provide that a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the Delaware Statute or any amendment or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit. The Certificate of Incorporation of WCC also provides that to the extent that a director or officer of the corporation has been successful on the merits or otherwise in defense of a proceeding or an issue or matter therein, such person shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by such person. Under the Certificate of Incorporation of WCUS, if the Delaware Statute is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the full extent permitted by the Delaware Statute, as so amended.

Warner Chilcott Intermediate (Luxembourg) S.à r.l.

Warner Chilcott Intermediate (Luxembourg) S.à r.l. (“Luxco”) is a limited liability corporation organized under Luxembourg law. Under Luxembourg law, civil liability of directors both to Luxco and to third parties is generally considered to be a matter of public policy. It is possible that Luxembourg courts would declare void an explicit or even implicit contractual limitation on directors’ liability to Luxco. Luxco, however, can validly agree to indemnify its directors against the consequences of liability actions brought by third parties (including shareholders if such shareholders have personally suffered a damage which is independent of and distinct from the damage caused to the company). Under Luxembourg law, an employee of Luxco can only be liable to Luxco for damages brought about by his or her willful acts or gross negligence. Any arrangement providing for the indemnification of officers against claims of Luxco would be contrary to public policy. Employees are liable to third parties under general tort law and may enter into arrangements with Luxco providing for indemnification against third party claims. Under Luxembourg law, an indemnification agreement can never cover a willful act or gross negligence.

Warner Chilcott Company Inc.

Warner Chilcott Company Inc. (“WCCI”) is a corporation organized under Puerto Rican law. In accordance with the GeneralCorporation Law of the Commonwealth of Puerto Rico, Article VI of the By-Laws of WCCI provides the following:

Section A. Indemnification. The Corporation may indemnify, to the fullest extent authorized by the General Corporation Law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the written request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts actually and reasonably incurred by him in connection with the defense or settlement of such action, suit, or proceeding if he acted in good faith and in a matter he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, provided that the Corporation shall not be liable for any amounts which may be due to any person in connection with a settlement of any action, suit, or proceeding effected without its prior written consent, or any action, suit, or proceeding initiated by any person seeking indemnification hereunder without its prior written consent. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, that such person had reasonable cause to believe that his conduct was unlawful.

Section B. Advancement of Expenses. Reasonable expenses (including attorneys’ fees) incurred in defending a civil or criminal action, suit, or proceeding described in Section A may be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding.

Section C. Other Rights and Remedies. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, by-law, agreement, vote of stockholders, or disinterested directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding such office, and shall continue as to a person who has ceased to be a director; officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

Section D. Insurance. By action. of its Board of Directors, notwithstanding any interest of the directors in the action, the Corporation may purchase and maintain insurance, in such amounts as the Board of Directors deems appropriate, on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the written request of the Corporation as a director, officer, employee, or agent of another corporations partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power or would be required to indemnify him against such liability under the provisions of this Article VI.

Item 21. Exhibits.

(a) The following exhibits are filed as part of this Registration Statement or incorporated by reference herein:

Exhibit No.		Description
2.1	*	Implementation Agreement, dated October 27, 2004, among the Consortium Members (as defined therein), Waren Acquisition Limited and Warner Chilcott PLC and Second Supplemental Agreement thereto, dated November 16, 2004.

3.1	*	Certificate of Incorporation of Warner Chilcott Holdings Company III, Limited.

3.2	*	Bye-Laws of Warner Chilcott Holdings Company III, Limited.

3.3	*	Amended and Restated Certificate of Incorporation of Warner Chilcott Corporation.

3.4	*	By-Laws of Warner Chilcott Corporation.

3.5	*	Articles of Association of Warner Chilcott Intermediate (Luxembourg) S.à r.l., as amended on January 10, 2005.

3.6	*	Certificate of Incorporation of Warner Chilcott Company, Inc.

3.7	*	By-Laws of Warner Chilcott Company, Inc.

3.8	*	Certificate of Incorporation of Warner Chilcott (US), Inc., as amended.

3.9	*	By-Laws of Warner Chilcott (US), Inc.

4.1	*	Indenture, dated January 18, 2005, among Warner Chilcott Corporation, Warner Chilcott Holdings Company III, Limited, Warner Chilcott Intermediate (Luxembourg) S.à r.l., Warner Chilcott Company, Inc., Warner Chilcott (US), Inc. and Wells Fargo Bank, National Association.

4.2	*	Registration Rights Agreement dated January 18, 2005 among Warner Chilcott Corporation, Credit Suisse First Boston LLC, Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. as Representatives of the Several Purchasers.

4.3	*	Amended and Restated Shareholders Agreement, dated as of March 31, 2005, among Warner Chilcott Holdings Company, Limited, Warner Chilcott Holdings Company II, Limited, Warner Chilcott Holdings Company III, Limited and the Shareholders party thereto (the “Amended and Restated Shareholders Agreement”).

4.4	*	First Amendment to the Amended and Restated Shareholders Agreement, dated April 19, 2005, among Warner Chilcott Holdings Company, Limited, Warner Chilcott Holdings Company II, Limited, Warner Chilcott Holdings Company III, Limited and the Shareholders party thereto.

4.5	*	Management Shareholders Agreement, dated as of March 28, 2005, among Warner Chilcott Holdings Company, Limited, Warner Chilcott Holdings Company II, Limited, Warner Chilcott Holdings Company III, Limited, the Management Shareholders party thereto and the Shareholders party thereto.

4.6	*	Joinder Agreement, dated as of April 1, 2005, among Warner Chilcott Holdings Company, Limited, Warner Chilcott Holdings Company II, Limited, Warner Chilcott Holdings Company III, Limited and Paul S. Herendeen.

5.1	**	Opinion of Weil, Gotshal & Manges LLP.

10.1	*	Credit Agreement, dated as of January 18, 2005 among Warner Chilcott Holdings Company III, Limited, Warner Chilcott Corporation, Warner Chilcott Company, Inc., Credit Suisse First Boston as Administrative Agent, Swing Line Lender and L/C Issuer, Deutsche Bank Securities Inc. and Credit Suisse First Boston as Joint Lead Arrangers, Deutsche Bank Securities Inc., Credit Suisse First Boston and J.P. Morgan Securities Inc. as Joint Bookrunners, Deutsche Bank Securities Inc. as Syndication Agent and JPMorgan Chase Bank, N.A. and Morgan Stanley Senior Funding, Inc. as Co-Documentation Agents.

Exhibit No.	Description
10.2*	Securities Purchase Agreement, dated January 18, 2005 by and among Warner Chilcott Holdings Company, Limited, Warner Chilcott Holdings Company II, Limited, Bain Capital Integral Investors II, L.P., BCIP Trust Associates III, and BCIP Trust Associates III-B, DLJMB Overseas Partners III, C.V., DLJ Offshore Partners III, C.V., DLJ Offshore Partners III-1, C.V., DLJ Offshore Partners III-2, C.V., DLJ MB Partners III GmbH & Co. KG, Millennium Partners II, L.P. and MBP III Plan Investors, L.P., J.P. Morgan Partners (BHCA), L.P., J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P., J.P. Morgan Partners Global Investors (Cayman II), L.P., J.P. Morgan Partners Global Investors A, L.P., Thomas H. Lee (Alternative) Fund V, L.P., Thomas H. Lee Parallel (Alternative) Fund V, L.P., Thomas H. Lee (Alternative) Cayman Fund V, L.P., Putnam Investments Employees’ Securities Company I LLC, Putnam Investments Employees Securities Company II LLC, Putnam Investments Holdings, LLC, Thomas H. Lee Investors Limited Partnership, OMERS Capital Partners, AlpInvest Partners, Inc., GIC Special Investment Pte Ltd and The Northwestern Mutual Life Insurance Company.

10.3*	Purchase and Sale Agreement, dated as of May 3, 2004, among Pfizer, Inc., Pfizer Pharmaceuticals LLC, Galen Holdings Public Limited Company and Warner Chilcott Company, Inc.

10.4*	Option and License Agreement, dated as of March 24, 2004, by and between Barr Laboratories, Inc. and Galen (Chemicals) Limited.

10.5*	Finished Product Supply Agreement, dated as of March 24, 2004, by and between Barr Laboratories, Inc. and Galen (Chemicals) Limited.

10.6	Transaction Agreement by and between Galen Holdings PLC and Warner Chilcott PLC, dated May 4, 2000 (incorporated by reference to Exhibit 2.1 to Warner Chilcott PLC’s Report on Form 8-K filed on May 15, 2000 (File No. 000-29364)).

10.7	Estrace Transitional Support and Supply Agreement between Westwood-Squibb Pharmaceuticals, Inc. and Warner Chilcott, Inc., dated as of January 26, 2000 (incorporated by reference to Exhibit 10.2 to Warner Chilcott PLC’s Report on Form 8-K filed on February 29, 2000 (File No. 000-29364) (the “Warner Chilcott PLC February 29, 2000 8-K”)).

10.8	Ovcon Transitional Support and Supply Agreement between Bristol-Myers Squibb Laboratories Company and Warner Chilcott, Inc., dated as of January 26, 2000 (incorporated by reference to Exhibit 10.3 to the Warner Chilcott PLC February 29, 2000 8-K).

10.9	License and Distribution Agreement, dated as of December 31, 1997, between F H Faulding & Co Limited, A.C.N. 007 870 984, and Warner Chilcott PLC (incorporated by reference to Exhibit 10.20 to Warner Chilcott PLC’s report on Form 10-K filed on March 30, 1999 for the year ended December 31, 1998 (File No. 000-29364)).

10.10	Asset Purchase Agreement between Bristol-Myers Squibb Company and Galen (Chemicals) Limited, dated as of June 29, 2001 (incorporated by reference to Exhibit 10.8 to Galen Holdings PLC’s Form F-1 filed on July 2, 2001 (File No. 333-64324) (the “Galen Holdings July 2, 2001 F-1”)).

10.11	Supply Agreement between Bristol-Myers Squibb Laboratories Company and Galen (Chemicals) Limited, dated as of June 29, 2001 (incorporated by reference to Exhibit 10.9 to the Galen Holdings July 2, 2001 F-1).

10.12	Assignment, Transfer and Assumption Agreement, dated as of December 7, 2002, by and between Galen (Chemicals) Limited and Eli Lilly and Company (incorporated by reference to Exhibit 4.28 to Galen Holdings PLC’s Annual Report on Form 20-F filed on January 2, 2003 for the year ended September 30, 2002 (File No. 333-12634)).

10.13	Manufacturing Agreement, dated as of December 7, 2002, by and between Galen (Chemicals) Limited and Eli Lilly and Company (incorporated by reference to Exhibit 4.30 to Galen Holdings PLC’s Annual Report on Form 20-F filed on December 31, 2003 for the year ended September 30, 2003 (File No. 333-12634) (the “Galen Holdings’ 2002-2003 20-F”)).

Exhibit No.		Description
10.14		Purchase and Sale Agreement (OCS) among Pfizer Inc., Galen (Chemicals) Limited and Galen Holdings PLC, dated as of March 5, 2003 (incorporated by reference to Exhibit 4.31 to the Galen Holdings’ 2002-2003 20-F).

10.15		Purchase and Sale Agreement (femhrt) among Pfizer Inc., Galen (Chemicals) Limited and Galen Holdings PLC, dated as of March 5, 2003 (incorporated by reference to Exhibit 4.32 to the Galen Holdings’ 2002-2003 20-F).

10.16		Transitional Supply Agreement, dated March 27, 2003, between Galen (Chemicals) Limited and Pfizer Inc. (incorporated by reference to Exhibit 4.33 to the Galen Holdings’ 2002-2003 20-F).

10.17		Co-promotion Agreement, effective May 1, 2003, by and between Bristol-Myers Squibb Company and Galen (Chemicals) Limited (incorporated by reference to Exhibit 4.34 to the Galen Holdings’ 2002-2003 20-F).

10.18		Option Agreement, dated as of April 1, 2003, by and between Bristol-Myers Squibb Company and Galen (Chemicals) Limited (incorporated by reference to Exhibit 4.35 to the Galen Holdings’ 2002-2003 20-F).

10.19		Development Agreement between Leo Pharma A/S and Galen (Chemicals) Limited, dated April 2, 2003 (incorporated by reference to Exhibit 4.36 to the Galen Holdings’ 2002-2003 20-F).

10.20		Manufacturing Agreement, dated as of September 24, 1997, by and between Duramed Pharmaceuticals, Inc. and Warner-Lambert Company (assigned to Galen (Chemicals) Limited pursuant to the Purchase and Sale Agreement (femhrt), among Pfizer Inc., Galen (Chemicals) Limited and Galen Holdings PLC, dated as of March 5, 2003) (incorporated by reference to Exhibit 4.40 to the Galen Holdings’ 2002-2003 20-F).

10.21		Master Agreement between Galen (Chemicals) Limited and Leo Pharma A/S, dated April 1, 2003 (incorporated by reference to Exhibit 4.41 to Amendment No. 1 to the Annual Report on Form 20-F of Galen Holdings PLC, filed on January 5, 2004 for the year ended September 30, 2003 (File No. 333-12634)).

10.22	*	Business Purchase Agreement for the Sale and Purchase of the Business and Assets of Ivex Pharmaceuticals Limited, among Ivex Pharmaceuticals Limited, Galen Holdings, PLC, Gambro Northern Ireland Limited and Gambro BCT, Inc, dated April 28, 2004.

10.23	*	Purchase and Sale Agreement among Galen Holdings PLC, Nelag Limited, Galen Limited and Galen (Chemicals) Limited, dated April 28, 2004.

10.24	*	Purchase and Sale Agreement among Galen Limited, Galen Holdings PLC, Galen (Chemicals) Limited and Nelag Limited, dated April 27, 2004.

10.25	*	Second Amended and Restated Employment Agreement, dated as of March 28, 2005, between Warner Chilcott (US), Inc. and Roger M. Boissonneault.

10.26	*	Amended and Restated Employment Agreement, dated as of March 28, 2005, between Warner Chilcott (US), Inc. and Carl Reichel.

10.27	*	Amended and Restated Employment Agreement, dated as of March 28, 2005, between Warner Chilcott (US), Inc. and Anthony Bruno.

10.28	*	Severance Agreement, dated as of March 28, 2005, between Warner Chilcott (US), Inc. and Leland H. Cross.

10.29	*	Severance Agreement, dated as of March 28, 2005, between Warner Chilcott (US), Inc. and Herman Ellman.

Exhibit No.	Description
10.30*	Employment Agreement, dated as of April 1, 2005, between Warner Chilcott (US), Inc. and Paul Herendeen.

12*	Computation of Ratio of Earnings to Fixed Charges.

21*	Subsidiaries of the Registrant.

23.1**	Consent of Independent Registered Public Accounting Firm (PricewaterhouseCoopers LLP).

23.2*	Consent of Independent Registered Public Accounting Firm (Ernst & Young LLP).

23.3*	Consent of Independent Registered Public Accounting Firm (KPMG LLP).

23.4**	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5).

24*	Power of Attorney (included in Part II of this registration statement).

25*	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939, as amended, of Wells Fargo Bank, National Association.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Notice of Guaranteed Delivery.

99.3*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.4*	Form of Letter to Beneficial Holders.

*	Filed herewith.
**	To be filed by amendment.

Item	22. Undertakings

The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the exchange offer.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Warner Chilcott Holdings Company III, Limited has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Rockaway, New Jersey, on the 15th day of July, 2005.

WARNER CHILCOTT HOLDINGS COMPANY III, LIMITED

By:	/S/ ROGER M. BOISSONNEAULT
Roger M. Boissonneault President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger M. Boissonneault, Paul Herendeen and Izumi Hara, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities indicated on the 15th day of July, 2005.

Signature	Title

/S/ ROGER M. BOISSONNEAULT Roger M. Boissonneault	President and Director (Principal Executive Officer)

/S/ TODD M. ABBRECHT Todd M. Abbrecht	Director

/S/ DAVID F. BURGSTAHLER David F. Burgstahler	Director

/S/ JOHN P. CONNAUGHTON John P. Connaughton	Director

/S/ STEPHEN P. MURRAY Stephen P. Murray	Director

/S/ PAUL HERENDEEN Paul Herendeen	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Warner Chilcott Corporation has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Rockaway, New Jersey, on the 15th day of July, 2005.

WARNER CHILCOTT CORPORATION

By:	/S/ ROGER M. BOISSONNEAULT
Roger M. Boissonneault Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger M. Boissonneault, Paul Herendeen and Izumi Hara, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities indicated on the 15th day of July, 2005.

Signature	Title

/S/ ROGER M. BOISSONNEAULT Roger M. Boissonneault	Chief Executive Officer and Director (Principal Executive Officer)

/S/ TODD M. ABBRECHT Todd M. Abbrecht	Director

/S/ DAVID F. BURGSTAHLER David F. Burgstahler	Director

/S/ JOHN P. CONNAUGHTON John P. Connaughton	Director

/S/ STEPHEN P. MURRAY Stephen P. Murray	Director

/S/ PAUL HERENDEEN Paul Herendeen	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Warner Chilcott Intermediate (Luxembourg) S.à r.l. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Rockaway, New Jersey, on the 15th day of July, 2005.

WARNER CHILCOTT INTERMEDIATE (LUXEMBOURG) S.A R.L.

By:	/S/ ROGER M. BOISSONNEAULT
Roger M. Boissonneault Authorized Signatory

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger M. Boissonneault, William J. Poll and Izumi Hara, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities indicated on the 15th day of July, 2005.

Signature	Title

/S/ ROGER M. BOISSONNEAULT Roger M. Boissonneault	Authorized Signatory (Principal Executive, Financial and Accounting Officer)

/S/ TODD M. ABBRECHT Todd M. Abbrecht	Director

/S/ DAVID F. BURGSTAHLER David F. Burgstahler	Director

/S/ JOHN P. CONNAUGHTON John P. Connaughton	Director

/S/ STEPHEN P. MURRAY Stephen P. Murray	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Warner Chilcott Company, Inc. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Rockaway, New Jersey, on the 15th day of July, 2005.

WARNER CHILCOTT COMPANY, INC.

By:	/S/ ROGER M. BOISSONNEAULT
Roger M. Boissonneault President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger M. Boissonneault, Anthony D. Bruno, Paul Herendeen and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities indicated on the 15th day of July, 2005.

Signature	Title

/S/ ROGER M. BOISSONNEAULT Roger M. Boissonneault	President and Director (Principal Executive Officer)

/S/ ANTHONY D. BRUNO Anthony D. Bruno	Executive Vice President, Secretary and Director

/S/ LELAND H. CROSS Leland H. Cross	Director

/S/ LUIS GANDARA Luis Gandara	Director

/S/ JOSE NEGRONI Jose Negroni	Director

/S/ PAUL HERENDEEN Paul Herendeen	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Warner Chilcott (US), Inc. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Rockaway, New Jersey, on the 15th day of July, 2005.

WARNER CHILCOTT (US), INC.

By:	/S/ ROGER M. BOISSONNEAULT
Roger M. Boissonneault President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger M. Boissonneault, Paul Herendeen, Izumi Hara and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities indicated on the 15th day of July, 2005.

Signature	Title

/S/ ROGER M. BOISSONNEAULT Roger M. Boissonneault	President and Director (Principal Executive Officer)

/S/ ANTHONY D. BRUNO Anthony D. Bruno	Executive Vice President, Secretary and Director

/S/ CARL REICHEL Carl Reichel	Vice President and Director

/S/ PAUL HERENDEEN Paul Herendeen	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.		Description

2.1	*	Implementation Agreement, dated October 27, 2004, among the Consortium Members (as defined therein), Waren Acquisition Limited and Warner Chilcott PLC and Second Supplemental Agreement thereto, dated November 16, 2004.

3.1	*	Certificate of Incorporation of Warner Chilcott Holdings Company III, Limited.

3.2	*	Bye-Laws of Warner Chilcott Holdings Company III, Limited.

3.3	*	Amended and Restated Certificate of Incorporation of Warner Chilcott Corporation.

3.4	*	By-Laws of Warner Chilcott Corporation.

3.5	*	Articles of Association of Warner Chilcott Intermediate (Luxembourg) S.à r.l., as amended on January 10, 2005.

3.6	*	Certificate of Incorporation of Warner Chilcott Company, Inc.

3.7	*	By-Laws of Warner Chilcott Company, Inc.

3.8	*	Certificate of Incorporation of Warner Chilcott (US), Inc., as amended.

3.9	*	By-Laws of Warner Chilcott (US), Inc.

4.1	*	Indenture, dated January 18, 2005, among Warner Chilcott Corporation, Warner Chilcott Holdings Company III, Limited, Warner Chilcott Intermediate (Luxembourg) S.à r.l., Warner Chilcott Company, Inc., Warner Chilcott (US), Inc. and Wells Fargo Bank, National Association.

4.2	*	Registration Rights Agreement dated January 18, 2005 among Warner Chilcott Corporation, Credit Suisse First Boston LLC, Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. as Representatives of the Several Purchasers.

4.3	*	Amended and Restated Shareholders Agreement, dated as of March 31, 2005, among Warner Chilcott Holdings Company, Limited, Warner Chilcott Holdings Company II, Limited, Warner Chilcott Holdings Company III, Limited and the Shareholders party thereto (the “Amended and Restated Shareholders Agreement”).

4.4	*	First Amendment to the Amended and Restated Shareholders Agreement, dated April 19, 2005, among Warner Chilcott Holdings Company, Limited, Warner Chilcott Holdings Company II, Limited, Warner Chilcott Holdings Company III, Limited and the Shareholders party thereto.

4.5	*	Management Shareholders Agreement, dated as of March 28, 2005, among Warner Chilcott Holdings Company, Limited, Warner Chilcott Holdings Company II, Limited, Warner Chilcott Holdings Company III, Limited, the Management Shareholders party thereto and the Shareholders party thereto.

4.6	*	Joinder Agreement, dated as of April 1, 2005, among Warner Chilcott Holdings Company, Limited, Warner Chilcott Holdings Company II, Limited, Warner Chilcott Holdings Company III, Limited and Paul S. Herendeen.

5.1	**	Opinion of Weil, Gotshal & Manges LLP.

10.1	*	Credit Agreement, dated as of January 18, 2005 among Warner Chilcott Holdings Company III, Limited, Warner Chilcott Corporation, Warner Chilcott Company, Inc., Credit Suisse First Boston as Administrative Agent, Swing Line Lender and L/C Issuer, Deutsche Bank Securities Inc. and Credit Suisse First Boston as Joint Lead Arrangers, Deutsche Bank Securities Inc., Credit Suisse First Boston and J.P. Morgan Securities Inc. as Joint Bookrunners, Deutsche Bank Securities Inc. as Syndication Agent and JPMorgan Chase Bank, N.A. and Morgan Stanley Senior Funding, Inc. as Co-Documentation Agents.

Exhibit No.	Description

10.2*

Securities Purchase Agreement, dated January 18, 2005 by and among Warner Chilcott Holdings Company, Limited, Warner Chilcott Holdings Company II, Limited, Bain Capital Integral Investors II, L.P., BCIP Trust Associates III, and BCIP Trust Associates III-B, DLJMB Overseas Partners III, C.V., DLJ Offshore Partners III, C.V., DLJ Offshore Partners III-1, C.V., DLJ Offshore Partners III-2, C.V., DLJ MB Partners III GmbH & Co. KG, Millennium Partners II, L.P. and MBP III Plan Investors, L.P., J.P. Morgan Partners (BHCA), L.P., J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P., J.P. Morgan Partners Global Investors (Cayman II), L.P., J.P. Morgan Partners Global Investors A, L.P., Thomas H. Lee (Alternative) Fund V, L.P., Thomas H. Lee Parallel (Alternative) Fund V, L.P., Thomas H. Lee (Alternative) Cayman Fund V,

L.P., Putnam Investments Employees’ Securities Company I LLC, Putnam Investments Employees Securities Company II LLC, Putnam Investments Holdings, LLC, Thomas H. Lee Investors Limited Partnership, OMERS Capital Partners, AlpInvest Partners, Inc., GIC Special Investment Pte Ltd and The Northwestern Mutual Life Insurance Company.

10.3*	Purchase and Sale Agreement, dated as of May 3, 2004, among Pfizer, Inc., Pfizer Pharmaceuticals LLC, Galen Holdings Public Limited Company and Warner Chilcott Company, Inc.

10.4*	Option and License Agreement, dated as of March 24, 2004, by and between Barr Laboratories, Inc. and Galen (Chemicals) Limited.

10.5*	Finished Product Supply Agreement, dated as of March 24, 2004, by and between Barr Laboratories, Inc. and Galen (Chemicals) Limited.

10.6	Transaction Agreement by and between Galen Holdings PLC and Warner Chilcott PLC, dated May 4, 2000 (incorporated by reference to Exhibit 2.1 to Warner Chilcott PLC’s Report on Form 8-K filed on May 15, 2000 (File No. 000-29364)).

10.7	Estrace Transitional Support and Supply Agreement between Westwood-Squibb Pharmaceuticals, Inc. and Warner Chilcott, Inc., dated as of January 26, 2000 (incorporated by reference to Exhibit 10.2 to Warner Chilcott PLC’s Report on Form 8-K filed on February 29, 2000 (File No. 000-29364) (the “Warner Chilcott PLC February 29, 2000 8-K”)).

10.8	Ovcon Transitional Support and Supply Agreement between Bristol-Myers Squibb Laboratories Company and Warner Chilcott, Inc., dated as of January 26, 2000 (incorporated by reference to Exhibit 10.3 to the Warner Chilcott PLC February 29, 2000 8-K).

10.9	License and Distribution Agreement, dated as of December 31, 1997, between F H Faulding & Co Limited, A.C.N. 007 870 984, and Warner Chilcott PLC (incorporated by reference to Exhibit 10.20 to Warner Chilcott PLC’s report on Form 10-K filed on March 30, 1999 for the year ended December 31, 1998 (File No. 000-29364)).

10.10	Asset Purchase Agreement between Bristol-Myers Squibb Company and Galen (Chemicals) Limited, dated as of June 29, 2001 (incorporated by reference to Exhibit 10.8 to Galen Holdings PLC’s Form F-1 filed on July 2, 2001 (File No. 333-64324) (the “Galen Holdings July 2, 2001 F-1”)).

10.11	Supply Agreement between Bristol-Myers Squibb Laboratories Company and Galen (Chemicals) Limited, dated as of June 29, 2001 (incorporated by reference to Exhibit 10.9 to the Galen Holdings July 2, 2001 F-1).

10.12	Assignment, Transfer and Assumption Agreement, dated as of December 7, 2002, by and between Galen (Chemicals) Limited and Eli Lilly and Company (incorporated by reference to Exhibit 4.28 to Galen Holdings PLC’s Annual Report on Form 20-F filed on January 2, 2003 for the year ended September 30, 2002 (File No. 333-12634)).

Exhibit No.		Description

10.13		Manufacturing Agreement, dated as of December 7, 2002, by and between Galen (Chemicals) Limited and Eli Lilly and Company (incorporated by reference to Exhibit 4.30 to Galen Holdings PLC’s Annual Report on Form 20-F filed on December 31, 2003 for the year ended September 30, 2003 (File No. 333-12634) (“Galen Holdings’ 2002-2003 20-F”)).

10.14		Purchase and Sale Agreement (OCS) among Pfizer Inc., Galen (Chemicals) Limited and Galen Holdings PLC, dated as of March 5, 2003 (incorporated by reference to Exhibit 4.31 to the Galen Holdings’ 2002-2003 20-F).

10.15		Purchase and Sale Agreement (femhrt) among Pfizer Inc., Galen (Chemicals) Limited and Galen Holdings PLC, dated as of March 5, 2003 (incorporated by reference to Exhibit 4.32 to the Galen Holdings’ 2002-2003 20-F).

10.16		Transitional Supply Agreement, dated March 27, 2003, between Galen (Chemicals) Limited and Pfizer Inc. (incorporated by reference to Exhibit 4.33 to the Galen Holdings’ 2002-2003 20-F).

10.17		Co-promotion Agreement, effective May 1, 2003, by and between Bristol-Myers Squibb Company and Galen (Chemicals) Limited (incorporated by reference to Exhibit 4.34 to the Galen Holdings’ 2002-2003 20-F).

10.18		Option Agreement, dated as of April 1, 2003, by and between Bristol-Myers Squibb Company and Galen (Chemicals) Limited (incorporated by reference to Exhibit 4.35 to the Galen Holdings’ 2002-2003 20-F).

10.19		Development Agreement between Leo Pharma A/S and Galen (Chemicals) Limited, dated April 2, 2003 (incorporated by reference to Exhibit 4.36 to the Galen Holdings’ 2002-2003 20-F).

10.20		Manufacturing Agreement, dated as of September 24, 1997, by and between Duramed Pharmaceuticals, Inc. and Warner-Lambert Company (assigned to Galen (Chemicals) Limited pursuant to the Purchase and Sale Agreement (femhrt), among Pfizer Inc., Galen (Chemicals) Limited and Galen Holdings PLC, dated as of March 5, 2003) (incorporated by reference to Exhibit 4.40 to the Galen Holdings’ 2002-2003 20-F).

10.21		Master Agreement between Galen (Chemicals) Limited and Leo Pharma A/S, dated April 1, 2003 (incorporated by reference to Exhibit 4.41 to Amendment No. 1 to the Annual Report on Form 20-F of Galen Holdings PLC, filed on January 5, 2004 for the year ended September 20, 2003 (File No. 333-12634)).

10.22	*	Business Purchase Agreement for the Sale and Purchase of the Business and Assets of Ivex Pharmaceuticals Limited, among Ivex Pharmaceuticals Limited, Galen Holdings, PLC, Gambro Northern Ireland Limited and Gambro BCT, Inc, dated April 28, 2004.

10.23	*	Purchase and Sale Agreement among Galen Holdings PLC, Nelag Limited, Galen Limited and Galen (Chemicals) Limited, dated April 28, 2004.

10.24	*	Purchase and Sale Agreement among Galen Limited, Galen Holdings PLC, Galen (Chemicals) Limited and Nelag Limited, dated April 27, 2004.

10.25	*	Amended and Restated Employment Agreement, dated as of March 28, 2005, between Warner Chilcott (US), Inc. and Roger M. Boissonneault.

10.26	*	Amended and Restated Employment Agreement, dated as of March 28, 2005, between Warner Chilcott (US), Inc. and W. Carl Reichel.

10.27	*	Employment Agreement, dated as of March 28, 2005, between Warner Chilcott (US), Inc. and Anthony Bruno.

Exhibit No.	Description

10.28*	Severance Agreement, dated as of March 28, 2005, between Warner Chilcott (US), Inc. and Leland H. Cross.

10.29*	Severance Agreement, dated as of March 28, 2005, between Warner Chilcott (US), Inc. and Herman Ellman.

10.30*	Employment Agreement, dated as of April 1, 2005, between Warner Chilcott (US), Inc. and Paul Herendeen.

12*	Computation of Ratio of Earnings to Fixed Charges.

21*	Subsidiaries of the Registrant.

23.1**	Consent of Independent Registered Public Accounting Firm (PricewaterhouseCoopers LLP).

23.2*	Consent of Independent Registered Public Accounting Firm (Ernst & Young LLP).

23.3*	Consent of Independent Registered Public Accounting Firm (KPMG LLP).

23.4**	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5).

24*	Power of Attorney (included in Part II of this registration statement).

25*	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939, as amended, of Wells Fargo Bank, National Association.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Notice of Guaranteed Delivery.

99.3*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.4*	Form of Letter to Beneficial Holders.

*	Filed herewith.
**	To be filed by amendment.